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As filed with the Securities and Exchange Commission on August 7, 2008

Registration No. 333-150854

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Open Link Financial, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7371 (Primary Standard Industrial Classification Code Number)	11-3125557 (IRS Employer Identification Number)
1502 Rexcorp Plaza 15th Floor-West Tower Uniondale, New York 11556 (516) 227-6600 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Kevin J. Hesselbirg
Chief Executive Officer
1502 Rexcorp Plaza
15th Floor-West Tower
Uniondale, New York 11556
(516) 227-6600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher T. Jensen, Esq. Finnbarr D. Murphy, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000 (telephone number) (212) 309-6001 (facsimile number)	Andrew J. Pitts, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000 (telephone number) (212) 474-3700 (facsimile number)

Approximate date of commencement of proposed sale of securities to the public:
As soon as practicable after the registration statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, par value $0.001 per share	$200,000,000	$7,860.00(3)

(1)
Includes shares to be sold upon exercise of the underwriters' over-allotment option.
(2)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o).
(3)
Previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell the securities described in this document until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 7, 2008

PROSPECTUS

              Shares

Open Link Financial, Inc.

Common Stock

        We are selling              shares of common stock and the selling stockholders are selling              shares of common stock. We will not receive any proceeds from the shares of common stock sold by the selling stockholders.

        Prior to this offering, there has been no public market for our common stock. We currently estimate that the initial public offering price will be between $             and $             per share. We are applying to list our common stock on the             under the symbol "             ."

        The underwriters have an option to purchase a maximum of             additional shares from us and the selling stockholders to cover over-allotments. The underwriters can exercise this right at any time within 30 days from the date of this prospectus.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 9.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Open Link Financial, Inc.	Proceeds to Selling Stockholders
Per Share	$	$	$	$
Total	$	$	$	$

        Delivery of the shares of common stock will be made on or about              , 2008.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Citi

Banc of America Securities LLC
Deutsche Bank Securities
Jefferies & Company

The date of this prospectus is                           , 2008.

        You should rely only on the information contained in this document or any free writing prospectus prepared by or on behalf of us to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Dealer Prospectus Delivery Obligation

        Until             , 2008 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully before making an investment decision, especially the risks of investing in our common stock discussed under "Risk Factors." On February 1, 2006, investment funds affiliated with TA Associates, Inc. acquired majority control of us in a recapitalization transaction which was accounted for under the purchase method of business combination (the "Recapitalization"). Although Open Link continued as the same legal entity after the Recapitalization, its consolidated financial statements are presented for two periods: "Predecessor" and "Successor," which relate to the periods before the Recapitalization and after the Recapitalization, respectively. In this prospectus, narrative discussions of our full year 2006 financial results, unless otherwise noted, reflect amounts derived by the mathematical combination, without making any pro forma adjustments, of the Successor and Predecessor periods in the year ended December 31, 2006. Although this presentation does not comply with generally accepted accounting principles in the United States, we believe that it provides the most meaningful information. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Unless the context otherwise requires, the terms "we," "us," "our," "our company" and "Open Link" refer to Open Link Financial, Inc. and its consolidated subsidiaries.

Our Business

        We are a leading provider of cross-asset trading, risk management and related operational and portfolio management software to participants in the global energy, commodities and financial services markets. These markets have experienced significant growth in transaction volumes and convergence in the trading of physical and financial asset classes, creating a need for integrated solutions to automate the end-to-end processes associated with executing trades on a real-time basis. Since our founding in 1992, our extensive team of industry experts has delivered a comprehensive suite of solutions to our customers based on a single core architecture. Our solutions automate the entire life cycle of the trading process, including front-office functions such as pretrade analytics and position keeping, middle-office functions such as value-at-risk computations and scenario analysis, back-office functions such as settlement and accounting, and logistics functions such as delivery and scheduling across a wide variety of asset classes.

        We have designed our solutions to enable customers to support the entire trade life cycle of highly complex financial and physical instruments, providing users with improved position monitoring as well as risk and credit management. Our solutions provide our customers with flexibility to configure trading workflows to address their specific business processes either through the use of our solutions as designed or through their integration with existing information technology infrastructure. Our customers can easily configure our core risk architecture to support new markets and asset classes as well as changing business practices without deterioration in performance. Our robust Application Programming Interfaces ("APIs") allow our customers to incorporate their proprietary intellectual capital, such as pricing models and trading algorithms, into our core architecture. Our solutions provide customers with the ability to improve operating efficiency and manage their trading operations and risk exposure with a high degree of accuracy and flexibility, which is critically important in the dynamic and volatile markets in which our software is used.

        We have designed our software solutions specifically to meet the needs of our various end-markets under the EndurR and Findur brands. We market our Endur suite to participants in the energy and commodities markets and our Findur suite to participants in the financial services markets. We also offer a full suite of logistic packages under our Motion product line, integrated with our Endur product suite. Our Motion products, which have traditionally complemented our trading offerings, are providing new opportunities among energy and commodities organizations focused on asset optimization and resources planning and control, particularly entities in the crude and carbon based exploration and production business. We have a large, diverse customer base of, as of June 30, 2008, over 125 customers. Our customers include 11 of the top 25 largest energy companies based on market capitalization, eight of the largest financial institutions and seven of the largest central banks, as well as major hedge funds and public utilities. We have established long-term strategic relationships with our customers by providing solutions for the highly complex problems they face.

        Our attractive business model is characterized by substantial revenue visibility and a diversified customer base, as well as strong operating margins and cash flows. We generate most of our revenues through the sale of perpetual licenses, annually renewable maintenance contracts and implementation and integration consulting services. We have experienced a significant level of repeat purchases from our existing customer base. For the year ended December 31, 2007, approximately 65% of our total revenues were derived from our installed base of customers and approximately 84% of our total revenues were derived from both our installed base and new customer contracts entered into prior to that period. For the same period, our maintenance revenues represented approximately 26% of our total revenues. In each of the last three years, we have achieved maintenance renewal rates in excess of 95% of the prior-year revenue. Our total revenues were $138.7 million for the year ended December 31, 2007 and $94.7 million for the year ended December 31, 2006, representing an increase of approximately 46%, and were $89.9 million for the six months ended June 30, 2008 and $68.9 million for the six months ended June 30, 2007, representing an increase of approximately 30%. Our income before provision for income taxes was $7.6 million for the year ended December 31, 2007 and $0.02 million for the year ended December 31, 2006 and was $10.7 million for the six months ended June 30, 2008 and $3.5 million for the six months ended June 30, 2007, an increase of approximately 207%.

Industry Overview

        We believe there is a large and broad spectrum of organizations that require energy, commodities and financial trading and risk management software solutions to operate and manage their business and that we estimate includes approximately 1,300 energy firms, 7,000 regional and commercial banks, 100 investment banks, 150 central banks or sovereign funds, 7,000 hedge funds, 1,800 asset managers, including pension and insurance funds, and thousands of commercial and industrial companies.

        We believe there are several key trends driving the demand for energy, commodities and financial trading and risk management software:

  •
  Increasing trading volume and complexity.  Energy, commodities and financial services markets are experiencing significant growth in trading volumes, increased volatility and the ongoing introduction of new complex cross-market instruments.

  •
  Legacy systems not designed for current market conditions.  Many legacy trading systems were not designed to address the logistical and settlement aspects of physical transactions. In addition, they do not provide the full range of functionality now considered essential to operating in volatile markets.

  •
  Evolving market correlations and expanding asset classes.  Converging asset classes and evolving market correlations are driving the need for sophisticated and integrated systems to automate functions such as trade modeling, real-time inventory management and risk management across multiple asset classes.

  •
  Increasing willingness to implement solutions from independent software vendors. Many market participants have historically relied on internally-developed systems or customized proprietary systems developed by third party providers to support their financial and commodity trading and risk management activities. As their business needs become more complex, these organizations require more advanced solutions to automate trading, risk management and operations processing.

  •
  Increased regulatory requirements.  New domestic and foreign regulation within the energy, commodities and financial services markets has introduced the need for more sophisticated compliance processes. As a result, market participants have increased the deployment of software solutions to manage regulatory compliance requirements in a cost-effective and timely manner.

  •
  Increased focus on risk management.  Increased market volatility has focused the attention of senior management at energy, commodity and financial institutions on the importance of maintaining sophisticated risk management solutions. These companies seek solutions that can be integrated into their trading and back-office systems to provide a holistic view of risk exposure across multiple asset classes, trading strategies and hybrid structures.

Our Software Solutions

        We have designed our software solutions to respond to these market trends and address the evolving needs of our customers. We believe that our solutions provide our customers with several key benefits, including:

  •
  Complete end-to-end solutions supporting multiple asset classes.  Our solutions link the front-, middle- and back-offices of our customers with functionality designed to support the entire trading life cycle, while providing a holistic view of a market position, including resource management control for all physical movements associated with traded asset classes.

  •
  Flexible and adaptable architecture.  Our open and adaptable architecture provides our customers with flexibility to configure trading workflows to address their specific business processes, either through the use of our solutions as designed or through integration with our customers' existing infrastructure.

  •
  Advanced risk analytics and reporting.  We offer advanced analytical technology to address a wide range of pricing, valuation and risk management requirements. Our risk management functionality provides our customers with the ability to view real-time reports on positions and exposures, conduct sensitivity and simulation analyses, and adjust pricing and other model assumptions.

  •
  Improved time-to-market.  We have designed our core architecture to allow our customers to add or modify instruments, trading or hedging strategies, transaction modeling facilities and pre- and post-trade processing requirements. Our solutions allow our customers to expand into new markets and pursue market opportunities as they arise, while avoiding time-consuming upgrades, or the development and implementation process and operational risk associated with deploying disparate trading systems.

  •
  Reduced cost of ownership.  We have developed our solutions using a single code base that we believe not only reduces cost at the time of initial installation by replacing multiple systems, but also enables our customers to add additional capabilities at a significantly lower cost compared to re-developing and re-implementing internally developed solutions.

Our Competitive Strengths

        We believe we benefit from the following key competitive strengths:

  •
  Comprehensive solutions to address multiple asset classes;

  •
  Highly configurable platform built on single code base;

  •
  Large, diverse installed customer base;

  •
  Superior global services with deep domain expertise; and

  •
  Strong brand recognition in energy risk management.

Our Growth Strategy

        We intend to strengthen our position as a leading global provider of trading and risk management software solutions to energy, commodities and financial services market participants by pursuing the following strategies:

  •
  Increase sales to existing customers;

  •
  Pursue opportunities in the crude oil segment;

  •
  Enhance our presence within the financial services market;

  •
  Enhance product offerings and introduce new products;

  •
  Expand international operations; and

  •
  Pursue strategic acquisitions and relationships.

Risks That We Face

        You should carefully consider the risks described under "Risk Factors" and elsewhere in this prospectus. These risks could materially and adversely impact our business, financial condition, operating results and cash flow, which could cause the trading price of our common stock to decline and could result in a partial or total loss of your investment.

Company Information

        We were incorporated in the state of Delaware in August 1992. Our principal executive office is located at 1502 Rexcorp Plaza, 15th Floor-West Tower, Uniondale, New York 11556, and our telephone number at that address is (516) 227-6600. Our website address is www.olf.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

        The names OpenLinkR, EndurR and Findur and our logo are trademarks, service marks or trade names owned by us. All other trademarks, service marks or trade names appearing in this prospectus are owned by their respective holders.

The Offering

Shares of common stock offered by us	shares
Shares of common stock offered by the selling stockholders	shares
Total shares of common stock offered	shares
Shares of common stock to be outstanding immediately after this offering	shares
Over-allotment option shares offered by us	shares
Over-allotment option shares offered by the selling stockholders	shares
Use of proceeds
We estimate that we will receive net proceeds from this offering of approximately $ million, based on an assumed public offering price of $ , the mid-point of the price range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and offering expenses payable by us. We intend to use the net proceeds we receive from this offering to repay indebtedness under our revolving credit and term loan agreement with Bank of America N.A., which was incurred in connection with the Recapitalization, and for working capital and general corporate purposes. We will not receive any proceeds from the sale of shares by the selling stockholders in this offering. See "Use of Proceeds."
Listing	We are applying to list our common stock on under the symbol " ."

        The number of shares of our common stock to be outstanding after this offering is based on 6,169,778 shares of our common stock outstanding as of June 30, 2008, and excludes:

  •
  2,823,500 shares of common stock issuable upon the exercise of options outstanding under our 2006 Stock Option and Grant Plan as of June 30, 2008, at a weighted average exercise price of $9.11 per share;

  •
  943,397 shares of restricted stock which could potentially vest over the next three years; and

  •
  661,500 shares of common stock reserved as of June 30, 2008 for future grant under our 2006 Stock Option and Grant Plan.

        Unless otherwise indicated, this prospectus reflects and assumes the following:

  •
  the expected conversion of all outstanding shares of our Series A redeemable convertible preferred stock at the election of the holders thereof into 16,248,136 shares of our common stock upon the closing of this offering;

  •
  the filing of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws immediately prior to the closing of this offering; and

  •
  no exercise by the underwriters of their option to purchase up to an additional            shares from us and an additional            shares from the selling stockholders to cover over-allotments.

        Although the outstanding shares of Series A redeemable convertible preferred stock will not by their terms automatically convert upon the completion of this offering, as a result of the expected elective conversion of these shares by the holders thereof, we expect that there will be no shares of Series A redeemable convertible preferred stock outstanding upon completion of this offering.

Summary Consolidated Financial Information and Other Data

        The summary consolidated statements of operations data presented for the year ended December 31, 2005, for the period January 1, 2006 to January 31, 2006, for the period February 1, 2006 to December 31, 2006 and for the year ended December 31, 2007 and the summary consolidated balance sheet data as of December 31, 2006 and as of December 31, 2007 were derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the years ended December 31, 2003 and 2004 and the summary consolidated balance sheet data as of December 31, 2003, 2004 and 2005 and as of January 31, 2006 were derived from our audited consolidated financial statements that are not included in this prospectus. The summary consolidated statements of operations data for the six months ended June 30, 2007 and 2008 and the summary consolidated balance sheet data as of June 30, 2008 were derived from our unaudited consolidated interim financial statements included elsewhere in this prospectus. The results of operations for the six months ended June 30, 2008 are not necessarily indicative of the results to be expected for the full year ending December 31, 2008 and our historical results are not necessarily indicative of the results to be expected for future periods.

        On February 1, 2006, investment funds affiliated with TA Associates, Inc. acquired majority control of us in the Recapitalization. Although Open Link continued as the same legal entity after the Recapitalization, its consolidated statements of operations, cash flows and stockholders' equity are presented for two periods: "Predecessor" and "Successor," which relate to the periods before the Recapitalization and after the Recapitalization, respectively.

        This information should be read together with, and is qualified in its entirety by, our consolidated financial statements and the notes thereto included in this prospectus. You should also read the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Predecessor				Successor
	Year Ended December 31,						Six Months Ended June 30,
			2005 (as restated(7))	Period from January 1, 2006 to January 31, 2006 (as restated(7))	Period from February 1, 2006 to December 31, 2006 (as restated(7))	Year Ended December 31, 2007
	2003	2004					2007	2008
	(In thousands, except per share data)
							(Unaudited)
STATEMENT OF OPERATIONS
Revenues:
License	$16,491	$17,355	$18,991	$6,652	$23,471	$39,985	$21,573	$27,032
Professional services	14,941	20,534	35,146	2,566	36,856	63,019	30,210	41,397
Maintenance	14,459	15,744	19,278	1,900	23,295	35,690	17,162	21,439

Total revenues	45,890	53,634	73,415	11,118	83,622	138,694	68,945	89,868

Cost of revenues:
Cost of license revenues	277	561	578	18	475	995	581	464
Cost of professional services(1)	13,510	13,817	18,227	1,720	23,835	38,704	18,715	24,719
Cost of maintenance(1)(2)	8,297	7,154	7,703	798	9,002	11,520	5,615	6,981
Amortization expense	—	—	—	—	5,640	6,753	3,401	3,351

Total cost of revenues	22,084	21,532	26,508	2,536	38,952	57,972	28,312	35,515

Gross profit	23,806	32,101	46,907	8,582	44,670	80,722	40,633	54,353

Operating expenses:
Research and development(1)(2)	$12,766	$13,314	$14,949	$1,361	$16,240	$26,273	$12,034	$18,776
Selling and marketing(1)(2)	5,365	6,845	8,990	663	9,903	17,349	8,115	12,074
General and administrative(1)(2)	6,959	7,807	8,547	720	8,636	14,754	6,699	10,690
Amortization expense	—	—	—	—	4,528	5,440	2,730	2,747
Other transaction related costs(3)	—	—	591	369	4,391	1,483	742	568

Total operating expenses	25,090	27,966	33,077	3,113	43,698	65,299	30,320	44,855

(Loss) income from operations	(1,284)	4,135	13,830	5,469	972	15,423	10,313	9,498

Other income (loss):
Interest income	220	160	454	43	518	718	370	471
Interest expense	—	(212)	(116)	—	(3,914)	(2,924)	(2,040)	(784)
Foreign exchange income (loss)	1,284	716	(1,015)	241	1,069	776	144	1,011
Loss on extinguishment of debt(4)	—	—	—	—	—	(2,188)	(2,188)	—
Change in fair value of warrants(5)	—	—	—	—	(4,674)	(5,190)	(3,593)	—
Other income (loss), net	83	(386)	(17)	28	267	965	491	549

Total other income (loss)	1,587	278	(694)	312	(6,734)	(7,843)	(6,816)	1,247

Income (loss) before (benefit) provision for income taxes	303	4,413	13,135	5,781	(5,761)	7,580	3,497	10,745
(Benefit) provision for income taxes	(413)	874	4,409	2,567	(387)	5,248	2,914	4,247

Net income (loss)	$716	$3,540	$8,726	$3,214	$(5,374)	$2,332	$583	$6,498

PER SHARE DATA
Basic net income (loss) per share of common stock	$0.03	$0.16	$0.38	$0.14	$(0.26)	$0.11	$0.03	$0.31
Basic net income (loss) per share of redeemable convertible preferred stock	$—	$—	$—	$—	$(0.26)	$0.11	$0.03	$0.31
Diluted net income (loss) per share of common stock	$0.03	$0.15	$0.35	$0.13	$(0.26)	$0.10	$0.03	$0.28
Diluted net income (loss) per share of redeemable convertible preferred stock	$—	$—	$—	$—	$(0.26)	$0.10	$0.03	$0.28
Basic weighted average number of shares of common stock outstanding	22,735	22,735	22,781	23,467	4,424	4,916	4,736	5,021
Basic weighted average number of shares of redeemable convertible preferred stock outstanding	—	—	—	—	16,248	16,248	16,248	16,248
Diluted weighted average number of shares of common stock outstanding	23,857	23,449	24,609	25,165	6,600	6,532	6,700	6,642
Diluted weighted average number of shares of redeemable convertible preferred stock outstanding	—	—	—	—	16,248	16,248	16,248	16,248

	Predecessor
					Successor
	As of December 31,
				As of January 31, 2006 (as restated(7))	As of December 31, 2006 (as restated(7))
	2003	2004	2005 (as restated(7))			As of December 31, 2007	As of June 30, 2008
	(In thousands)
							(unaudited)
BALANCE SHEET DATA
Cash and cash equivalents	$9,594	$12,818	$18,706	$32,419	$35,046	$27,577	$32,744
Working capital (deficit)(6)	8,278	11,281	18,035	30,988	13,379	(3,719)	22,004
Total assets	30,069	37,288	54,294	70,434	180,821	184,827	186,739
Deferred income	10,725	12,359	18,504	19,408	24,265	29,258	29,302
Total long-term debt, including current portion	3,644	2,186	—	4,128	36,457	22,470	20,523
Series A redeemable convertible preferred stock	—	—	—	—	45,000	45,000	45,000
Total stockholders' equity	$7,540	$11,784	$20,175	$28,582	$31,324	$36,115	$59,334

(1)
Includes stock-based compensation as follows:

	Predecessor				Successor
	Year Ended December 31,			Period from January 1, 2006 to January 31, 2006	Period from February 1, 2006 to December 31, 2006		Six Months Ended June 30,
						Year Ended December 31, 2007
	2003	2004	2005				2007	2008
	(In thousands)
Cost of professional services	$—	$—	$—	$—	$25	$233	$42	$475
Cost of maintenance	—	—	—	—	36	143	35	230
Research and development	—	—	—	—	329	428	227	500
Selling and marketing	—	—	—	—	100	150	60	150
General and administrative	—	—	—	—	194	265	113	212

Total	$—	$—	$—	$—	$684	$1,219	$477	$1,567

(2)
In connection with awards of restricted stock to certain of our employees on March 5, 2008 (see "Management—Compensation Discussion and Analysis—Long-Term Incentive Program") and awards of restricted stock that had vested as of September 28, 2007, we agreed to pay the applicable withholding tax, including an incremental payment to offset the tax associated with the payment of such withholding tax, for each recipient. This resulted in the recognition of a cash compensation expense of approximately $2.0 million in the three months ended December 31, 2007 ($0.1 million to cost of maintenance, $1.1 million to research and development, $0.3 million to selling and marketing and $0.5 million to general and administrative), and $8.1 million in the six months ended June 30, 2008 ($0.5 million to cost of maintenance, $4.4 million to research and development, $1.1 million to selling and marketing and $2.1 million to general and administrative).

(3)
Other transaction related costs consist of, for the year ended December 31, 2005 and the period from January 1, 2006 to January 31, 2006, legal and accounting costs and, for the period from February 1, 2006 to December 31, 2006, the year ended December 31, 2007 and the six months ended June 30, 2007 and 2008, long-term incentive arrangements associated with the Recapitalization, which were not capitalized. See Note 3 to our audited consolidated financial statements and Note 3 to our unaudited consolidated financial statements included elsewhere in this prospectus.

(4)
Represents a loss incurred on early payment of our senior subordinated notes on June 28, 2007, comprised of a premium payable to the noteholders for the prepayment of $0.8 million and the write-off of the unamortized debt discount of $1.4 million.

(5)
The warrant charges in the period from February 1, 2006 through December 31, 2006 and for the year ended December 31, 2007 were noncash charges reflecting increases during these periods in the fair value of our warrants to purchase our common stock. These warrant charges were recorded in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The warrants were exercised on January 31, 2008. We received proceeds of $9,557 from the exercise of the warrants and 955,773 shares of common stock were issued. We determined that there was no change in fair value of these warrants from December 31, 2007 to January 31, 2008. As a result of the warrants being exercised on January 31, 2008, the related warrant liability was extinguished and the fair value of the warrants was accounted for as an increase to additional paid in capital. As of June 30, 2008, we had no outstanding warrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Freestanding Common Stock Warrants" and Notes 9, 11 and 18 to our audited consolidated financial statements and Notes 8 and 9 to our unaudited consolidated financial statements included elsewhere in this prospectus.

(6)
Working capital (deficit) is calculated as total current assets minus total current liabilities.

(7)
As restated. See Note 17 to our audited consolidated financial statements included elsewhere in this prospectus.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in our common stock. If any of the events highlighted in the following risks actually occurs, our business, results of operations or financial condition would likely suffer. In such an event, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to our Business and Industry

Demand for our products and services depends on trading volume which depends largely on energy, commodity and securities prices and their volatility.

        Trading volume is driven largely by the degree of volatility, which is the magnitude and frequency of fluctuations in prices of energy, commodities and securities. Higher volatility typically increases hedging activity and creates opportunities for arbitrage trading. Energy and commodities markets historically have experienced significant price volatility, as have the financial services markets in recent years. For energy and commodities, in addition to price volatility, increases in prices typically lead to increased trading volume. As prices of energy and commodities have risen, new participants have entered the markets to seek to mitigate risk or take advantage of greater trading opportunities. Sustained periods of stability in the prices of energy, commodities or securities or generally lower prices of energy and commodities could result in lower trading volumes and, potentially, lower demand for our trading and risk management solutions.

        Factors that are particularly likely to affect price volatility and price levels of energy, commodities and securities include:

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  national and international economic and political conditions;

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  the perceived stability of energy, commodities and financial services markets;

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  fluctuations in currency exchange rates;

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  the level and volatility of interest rates and inflation; and

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  the financial strength of market participants.

        The volatility and price levels of energy and commodities are also affected by the supply and demand of commodities and weather conditions affecting certain commodities.

        Any one or more of these factors may reduce prices or price volatility in the energy, commodities or financial markets, which in turn could reduce trading activity in those markets. For instance, at various times in recent years, crude oil prices have reached historic highs and are currently near historically high levels from which they could decline substantially and, in turn, reduce trading volumes in crude oil and petroleum-related commodity products, which is one of our target markets. Moreover, any reduction in trading activity could reduce liquidity which, in turn, could further discourage existing and potential market participants, thereby accelerating any decline in the level of trading activity in these markets.

Our business is affected by changes in the state of the general economy and in the energy, commodities and financial services industries, and a slowdown or downturn in the general economy or these industries could disproportionately affect the demand for our products and services.

        Our customers include a range of organizations in the energy, commodities and financial services industries whose success is intrinsically linked to the health of the economy generally and of these industries specifically. As a result, fluctuations, disruptions, instability or downturns in the general economy or the energy, commodities and financial services industries could adversely affect the demand for our products and services. For example, such fluctuations, disruptions, instability or downturns may cause our customers to:

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  cancel or reduce planned expenditures for our products and services;

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  seek to lower their costs by renegotiating their contracts with us;

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  move their information technology solutions in-house;

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  switch to lower-priced solutions provided by our competitors; or

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  exit the industry.

        In particular, many of our current customers and much of our expected growth are in the energy and related commodities industries, which is currently in a period of rapid expansion that may not continue or that may result in reduced prices and profit in the industry. Energy prices and their volatility are affected by local, regional and global events and conditions that affect supply and demand for the relevant energy-related commodity. Adverse developments in the energy markets could adversely affect the operations and profitability of our customers in these industries, which could adversely affect demand for our commodity risk management solutions and our revenues may decline as a result. For example, after the Enron bankruptcy at the end of 2001, trading volumes in the energy market decreased and demand for our products and services declined.

        If any of the conditions described above occur and persist, our business and financial results could be materially adversely affected.

Many of our customers are concentrated in the energy and related commodities industries and are therefore particularly subject to government policies and regulations affecting those industries.

        A substantial number of our customers are companies in the energy and related commodities industries, which are subject to extensive government regulation. Accordingly, government policies and regulation affecting the energy industry, such as taxes, tariffs, duties, subsidies and import and export restrictions on energy and related commodity products, as well as restrictions on electricity generation, the usage of fuel stocks, emissions and trade flows, can influence industry profitability, generation capacity and usage and the location of new infrastructure, such as generation facilities, pipelines and storage facilities, thereby impacting the types and volume of products that are traded. A change in the mix of product types traded or a reduction in trade volume due to these policies and regulations could adversely affect the demand for our trading and risk management solutions.

We may be unable to expand our presence within the financial services market due to the intense competition from trading and risk management software vendors as well as in-house solutions.

        One of our growth strategies is to expand our presence within the financial services market, and grow our revenues, by providing trading and risk management software solutions to participants in the financial services industry. The market for trading and risk management software and services in the financial services industry is highly competitive and fragmented among many providers. In addition, financial services industry customers, especially among the largest financial services institutions, which have significant information technology resources, develop and maintain their own in-house solutions for many functions. Technological advances in recent years have significantly reduced the cost of developing in-house solutions and barriers to entry for potential third party competitors. If we are unable to enhance our presence within the financial services market, our growth strategy could be adversely affected.

Further or accelerated consolidation in the financial services and energy industries could result in a decline in demand for our products and services.

        If financial services firms and energy companies continue to consolidate, as they have over the past decade, there could be a decline in demand for our products and services. For example, if a customer merges with a firm using its own solution or another vendor's solution, it could decide to consolidate its trading and risk management processes on a non-Open Link system. Furthermore, we have invested substantial resources in establishing and maintaining our relationships with the financial services firms and energy companies in our installed base, and the loss of any one or more of these firms as customers as a result of consolidation or otherwise could adversely affect our revenues. The resulting decline in demand for our trading and risk management software and services from consolidation could have a material adverse effect on our revenues.

Our revenues, net income and other operating results may fluctuate over time.

        Our revenues, net income and other operating results historically have fluctuated from period to period and over time primarily due to the timing and size of our license and service transactions. We also experience quarterly fluctuations in the implementation rate of our software solutions and consequently in the recognition of related revenue, with more implementations completed in the first quarter and fewer in the fourth quarter of the year. Additional factors that may lead to such fluctuations include:

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  the timing of the introduction and the market acceptance of new products, product enhancements or services by us or our competitors;

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  returns and expenditures on product development, which may vary from period to period;

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  the lengthy and often unpredictable sales cycles of large customer engagements, including the length of the initial testing and acceptance process;

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  the amount of revenue from our software licenses that we defer until satisfactory completion of our customers' initial testing and acceptance process;

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  the amount and timing of our operating costs and other expenses;

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  the financial health of our customers;

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  changes in the trading volume or assets under management of our financial services customers;

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  cancellations of maintenance services arrangements by our customers;

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  changes in local, national and international regulatory requirements;

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  changes in our personnel;

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  changes in the customer acceptance process for our new licensing contracts;

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  changes in economic and financial market conditions; and

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  changes in the mix of the types of products and services we provide.

        For any of the above reasons, our operating results for a particular quarter or quarters could fluctuate substantially. If our results are below the expectations of securities analysts or investors, our stock price may decline.

We encounter long sales cycles, particularly for our larger customers, which could have an adverse effect on the size, timing and predictability of our revenues.

        Potential customers, particularly larger organizations, generally commit significant resources to an evaluation of available software and require us to expend substantial time, effort and money educating them about our products and services prior to their making a purchase decision. Sales of our core software products to these larger customers often require an extensive education and marketing effort. We expend significant funds and resources during a sales cycle with no assurances that we will ultimately close the sale. As a result of these significant expenditures as part of our sales efforts, and given the significant size and one-time nature of the license fees we recognize upon acceptance of our software products, our results of operations can be difficult to predict. Our sales cycle is subject to significant risks and delays over some of which we have little or no control, including:

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  a potential customer's budgetary constraints;

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  the timing of a potential customer's budget cycles and approval processes;

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  a potential customer's willingness to replace their current software solutions;

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  our need to educate a potential customer about the uses and benefits of our products and services;

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  our need to perform additional development to our existing solutions to meet a particular potential customer's unique business requirements; and

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  the timing of a potential customer's previous license or development of earlier, similar software products.

        If we are unsuccessful in closing sales, it could have a material adverse effect on the size, timing and predictability of our revenues.

Our software products require implementation projects that are long and complex and are generally subject to an agreed approval process with our customers, which can result in the failure to consummate contracted sales of our software solutions.

        After we enter into a licensing arrangement with a customer for our software solutions, we encounter a long implementation process generally ranging from six to nine months, which includes an initial testing and acceptance process. Implementation of our software products can be highly complex, requiring substantial support operations, significant resources and substantial efforts and cooperation on the part of our customers and us, and involving reliance on certain factors that may not be under our control. For example, the success of our implementation projects is heavily dependent on the availability and commitment of our customers' senior business and technical resources. If we are unable to successfully manage these challenges, our products may fail to meet customer needs or expectations and to secure our customers' approval. If our software solutions do not receive approval in this testing and approval process, our customers can terminate the licensing arrangement and have their license fee payments returned. Unlike many software licensing companies, we do not recognize revenue in respect of license fees paid upon entry into a license arrangement until our solutions satisfy the initial testing and agreed acceptance process with our customers. As a result, during the implementation process we will not recognize license fee revenues from contracted license arrangements, although we do recognize revenues from related implementation consulting services, which are not subject to refund. The length and uncertainty of the implementation process could contribute to fluctuations in our operating results and expenditures of significant resources for sales and customer relationships that are not ultimately consummated. In addition, if we are unable to successfully manage the implementation of our software products, such that those products do not meet customer needs or expectations, our business, reputation and financial performance may be significantly harmed.

We face significant competition with respect to our products and services, which may result in price reductions, reduced gross margins or loss of market share.

        The market for energy, commodities and financial trading and risk management software and services is competitive, rapidly evolving and highly sensitive to new product and service introductions and marketing efforts by industry participants. The market is also highly fragmented and served by numerous firms that target only local markets or specific customer types. We also compete with information systems developed and serviced internally by the information technology departments of energy, commodity and financial services companies. The market for financial trading risk management is particularly fragmented and served by many established vendors as well as well-funded and well-staffed in-house information technology departments.

        Some of our current and potential competitors have significantly greater financial, technical and marketing resources, generate higher revenues and have greater name recognition. Our current or potential competitors may develop products comparable or superior to those developed by us, or adapt more quickly to new technologies, evolving industry trends or changing customer or regulatory requirements. Accordingly, not only do we face competition in consummating initial license sales to our customers, but an installed customer may subsequently decide to replace our solutions with a solution developed internally or by our competitors which would eliminate future license, professional services and maintenance revenues from such customer. It is also possible that alliances or business combinations among competitors may emerge and change the competitive dynamic of our industry. Increased competition may result in price reductions, reduced gross margins and loss of market share. Accordingly, our business may not grow as expected and may decline.

If we are unable to retain our existing customers and attract new customers, our revenues and net income would decline.

        Our growth has been based on sales to new customers and increased sales to existing customers. Although no customer accounted for more than 10% of our revenue in the year ended December 31, 2007 or the six months ended June 30, 2008, one customer accounted for approximately 10.5% of our revenues in 2006 and we have a limited number of customers. A key part of our strategy is to increase sales to these customers. If we are unable to satisfy existing customers, sell additional products and services to existing customers or attract new customers, our revenues and net income would decline. Many factors affect our ability to successfully retain our existing customers, and attract new customers, including:

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  the level of demand for our products and services;

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  the level of customer spending for information technology;

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  the level of competition from internal customer solutions and from other vendors;

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  the quality and timeliness of our customer service and support;

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  our ability to update our products and services and develop new products and services needed by customers;

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  our ability to understand the organization and processes of our customers; and

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  our ability to integrate and manage acquired businesses.

        Our failure to maintain and expand our relationships with existing customers or to attract new customers could materially adversely affect our revenues, results of operations and financial condition.

If we fail to adapt to changing technological and market trends or changing customer requirements, our sales and profitability could decline.

        The energy, commodities and financial services markets are characterized by rapidly changing technologies, evolving industry standards and regulatory requirements, frequent new product introductions and short product life cycles. Our future success will depend in part upon our ability to enhance our existing products and services and to develop and introduce new products and services to keep pace with such changes and developments and to meet changing customer needs. The development of new technologically advanced software products is a complex and uncertain process requiring high levels of innovation, as well as accurate anticipation of technological and market trends. We expect this process to become increasingly complex and expensive due to the introduction of new platforms, operating systems and technologies. Our ability to respond to business, regulatory and technology changes is subject to a number of risks. For example, we may find it difficult or costly to:

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  update our products and services or develop new products and services quickly enough to meet our customers' needs on a timely basis;

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  update our products and services to keep pace with evolving industry standards and regulatory requirements;

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  manage the transition to new or enhanced products from, or the integration of new or enhanced products with, existing products cost-effectively and with minimal disruption in sales of existing products; and

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  make certain features of our software work effectively with new or modified operating systems.

        If we do not successfully anticipate changing technological and market trends or changing customer requirements and we fail to enhance or develop products on a timely basis, effectively and in a cost-effective manner, our sales and profitability could be materially adversely affected.

Our ability to sell our products is dependent on the quality of our support and professional services, and our failure to offer high-quality support and professional services could have a material adverse effect on our sales and results of operations.

        Once our products are integrated with our customers' existing hardware and software systems, our customers often depend on our support organization, pursuant to our maintenance contracts, to resolve any issues relating to our products and retain our consulting organization to develop further enhancements and customer-specific solutions. A high level of support and provision of quality professional services are critical for the successful marketing and sale of our products and development of customer relationships. If we do not effectively assist our customers in deploying our products through our professional services or resolving post-deployment issues or if we fail to provide effective ongoing support and consulting capabilities, our ability to sell additional products to existing customers would be adversely affected, and our reputation with potential customers could be harmed. If we continue to grow as anticipated, we may have difficulties finding appropriately skilled support and consulting personnel. In addition, as we continue to expand our operations internationally, our support and consulting organizations face additional challenges and costs, including those associated with delivering support, training and documentation in languages other than English. Any failure to maintain high-quality support and professional services could result in the loss of existing and potential customers.

We generate a significant portion of our revenues from our professional services, which our trading and risk management software customers are not obligated to use.

        During the year ended December 31, 2007 and the six months ended June 30, 2008, 45% and 46%, respectively, of our revenues were generated from our professional services, which include implementation and employee training services as well as specifically commissioned development and other projects. Although our customers typically use our professional services in connection with the implementation of our software solutions, the use of our professional services is not required and our customers may use implementation and integration services offered by various third parties or internal information technology personnel. Any decline in the rate of use of our professional services by our customers could result in reduced revenues from our professional services and could materially adversely affect our results of operations.

Our international sales and operations expose us to additional business risks, including fluctuations in currency exchange rates, and failure to manage these risks may adversely affect our overall operating results.

        We have significant operations outside the United States, particularly in Europe, and derive a substantial portion of our revenues from these operations. In the year ended December 31, 2007 and in the six months ended June 30, 2008, we derived approximately 50% and 57%, respectively, of our revenues from sales outside the United States. Moreover, we intend to continue to expand our international operations, primarily in the Middle East and Central and South America.

        Our license and maintenance agreements with customers outside the United States are generally denominated in the local currency, including Euros, Pounds Sterling, Reals and Australian dollars, as are many of our expenses associated with our international operations. Despite this relationship, fluctuations in currency exchange rates will impact our results of operations in accordance with the relative profitability of such international operations in any particular period. Our international operations are subject to a number of additional risks related to the differing legal, political, social and regulatory requirements and economic conditions of many countries, including:

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  difficulties and costs of staffing and managing our international operations and the increased travel, infrastructure and legal compliance costs associated with multiple international locations;

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  imposition by foreign countries of additional withholding taxes or other taxes on our local income or tariffs or the adoption of other restrictions on foreign trade or investment;

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  government currency control and restrictions on repatriation of earnings;

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  general economic conditions in the countries in which we operate, including seasonal reductions in business activity in the summer months in Europe and in other periods in other countries;

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  limited protection for intellectual property rights in some countries;

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  imposition of, or unexpected adverse changes in, laws or regulatory requirements in the countries in which we operate, including those pertaining to export duties and quotas and trade and employment restrictions;

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  changing regulatory requirements which could force us to modify our products and affect ongoing product development initiatives;

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  changes in U.S. export controls for our products, including products containing encryption technology, or the mix of countries to which we export such products, some of which may have restrictions on importing encrypted technology; and

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  political and economic instability, war or acts of terrorism.

        Our overall success in international markets also depends upon our ability to increase sales of our products and services by potential customers outside of the United States and to develop and implement policies and strategies that will be effective in each location where we do business. Our failure to manage additional business risks associated with international sales and operations may have a material adverse effect on our business and results of operations.

In the future, we may engage in hedging transactions which involve risks that could have a materially adverse effect on our financial condition or results of operations.

        Due to the significance of our international operations, from which we derived approximately 50% and 57% of our revenues in the year ended December 31, 2007 and in the six months ended June 30, 2008, respectively, we are exposed to foreign currency exchange rate fluctuations and, in the future, may enter into foreign currency hedging agreements intended to reduce the impact of fluctuations in these exchange rates. Developing an effective strategy for dealing with movements in foreign currencies is complex, and no strategy can completely insulate us from risks associated with such fluctuations. Further, we may have to repay certain costs, such as transaction fees or brokerage costs, if a derivative instrument is terminated by us. Any foreign currency exchange rate risk management activities we engage in could expose us to substantial losses if currency exchange rates move materially differently from our expectations. As a result, any hedging activities we engage in may not effectively manage our foreign currency exchange rate exposure or have the desired impact on our financial conditions or results of operations.

Incorrect or improper implementation or use of our software solutions could result in the actual or perceived failure of our software to provide expected results which may result in negative publicity, reduced profitability and loss of market share.

        Our software solutions are deployed in a wide variety of customer sites and trading environments. The proper use of our software requires training by the end user and, if our software products are not used correctly or as intended, they may not function as intended. In addition, implementation of our software products, which if done improperly could affect the performance of such products, can be highly complex and require substantial efforts and cooperation on the part of our customers and us. For instance, our customers may rely on unqualified or untrained internal personnel or third party vendors to implement our products, resulting in less than optimal performance of our products. The incorrect or improper implementation or use of our software solutions could result in the actual or perceived failure of our software to provide expected results which may result in negative publicity, reduced profitability and loss of market share.

Any failure to ensure and protect the confidentiality of customer data could adversely affect our reputation and have a material adverse effect on our business, financial condition or results of operations.

        Many of our products and services involve the exchange of information with our customers through a variety of media, including the Internet. We rely on a complex network of process and software controls to protect the confidentiality of customer data, such as customer portfolio data that may be provided to us or hosted on our systems. If we fail to maintain the integrity of our systems, including any failure to successfully implement required new or improved controls or security protections, customer data could be misappropriated. Any failure to protect the confidentiality of customer data could damage our reputation, result in cancellation or non-renewal of our maintenance contracts, expose us to litigation and have a material adverse effect on our business, financial condition or results of operations.

If we cannot attract, train and retain qualified managerial, technical and sales personnel, we may not be able to develop competitive new products or provide adequate technical expertise or customer service to our customers or maintain focus on our business strategy.

        We believe that our success is due in part to our experienced management team. We depend in large part upon the continued contribution of our senior management. In particular, our executive chairman, Coleman Fung, has been instrumental in developing our business strategy and our business relationships since he founded the company in 1992. In addition, losing the services of Kevin J. Hesselbirg, our chief executive officer, or one or more of the other members of our senior management team could significantly delay or prevent the achievement of our business objectives. We maintain no key man life insurance policies, other than for Mr. Fung.

        Our success is also dependent upon our ability to attract, train and retain highly skilled technical and sales personnel. Our employees participate in the implementation process for nearly all of our software product sales. Accordingly, the loss of current employees or the failure to attract additional employees could limit our ability to maintain or increase sales of our software products. Competition for qualified technical and business personnel in the energy, commodities and financial trading and risk management areas is intense, and we have, at times, found it difficult to attract skilled personnel.

        Identifying candidates with the appropriate qualifications, particularly in the desired geographic location and with the necessary subject matter expertise, is difficult. Our failure to attract and retain a sufficient number of highly skilled employees could prevent us from developing, selling and servicing our products at the same levels as our competitors and we may, therefore, lose potential customers and experience a decline in revenues.

If we are unable to protect our proprietary technology, our ability to compete will be harmed.

        Our success depends in part upon our ability to protect our proprietary technology. We currently rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual nondisclosure agreements to protect our proprietary technology. We have registered trademarks for many of our products, as well as trade names and logos, and will continue to evaluate the registration of additional trademarks as appropriate. We generally enter into confidentiality agreements, which include provisions giving us ownership of any technology developed, with our employees, and confidentiality and/or license agreements with our customers and potential customers to protect our proprietary technology and, in most cases, give us ownership over any technology enhancements which we develop in connection with our provision of services to them. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. These efforts may be insufficient to prevent third parties from asserting intellectual property rights to our technology. Furthermore, it may be possible for unauthorized third parties to copy portions of our products or to reverse engineer or otherwise obtain and use our proprietary technology.

        In addition, competitors or new entrants may develop substantially equivalent or superseding proprietary technology that falls outside the protections we rely on for our proprietary technology, or competitors may offer equivalent products in competition with our products, thereby substantially reducing the value of our proprietary rights. Third parties also could claim that our software incorporates publicly available software and that, as a result, we must publicly disclose our source code. Because we rely on confidentiality for protection, such an event could result in a material loss of our intellectual property rights. Expensive and time-consuming litigation may be necessary to protect our proprietary rights.

        We have acquired, through our acquisition of iRM Integriertes Ressourcen Management AG ("iRM"), and may acquire through future acquisitions, technology rights and have incorporated and may incorporate features of any such technology across many of our products and services. As a result, we are subject to the above risks and the additional risk that the seller of the technology rights may not have appropriately protected the intellectual property rights we acquired. Indemnification and other rights under applicable acquisition documents are typically limited in term, scope and effectiveness and therefore may provide us with only limited protection.

Our loss of any license to use third party software used in providing our products and services could negatively impact our operations and future results.

        We currently use certain third-party software in providing our products and services in connection with some non-proprietary features. If we lost our licenses to use such software or if such licenses were found to infringe upon the rights of others, we would need to seek alternative means of obtaining the licensed software or replacement technology to continue to provide our products or services. Our inability to replace such software could have a negative impact on our operations and financial results.

We could become subject to litigation regarding intellectual property rights, which could seriously harm our business and require us to incur significant costs.

        In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. There are many patents in the energy, commodities and financial services trading and risk management software fields. As a result, we are subject to the risk that others may claim that the technology we have developed, acquired or incorporated into our products infringes their rights, including their patent rights. While we are not currently a party to any litigation asserting that we have violated third-party intellectual property rights, we may be a party to litigation in the future. Any parties asserting that our products or services infringe upon their proprietary rights could force us to defend ourselves and possibly our customers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, could be time-consuming and expensive to resolve, adversely affect our revenues, profitability and prospects and divert our management's time and attention away from our operations. In addition, we may be required to re-engineer our products or services or obtain a license of third-party technologies on unfavorable terms to continue our business.

Our failure to continue to derive substantial revenues from the licensing of our Endur and Findur software, and from the provision of maintenance and professional services in support of these products, could adversely affect our ability to sustain or grow our revenues and harm our business, financial condition and results of operations.

        The licensing of our Endur and Findur software solutions accounted for approximately 77% and 81% of our total license revenues in the year ended December 31, 2007 and in the six months ended June 30, 2008, respectively, with Endur accounting for approximately 69% and 68% of our total license revenues in such periods, respectively. We also derived a significant portion of our total revenues from the provision of maintenance and professional services in support of these products. We expect that the revenues from these software products and related services will continue to account for a significant portion of our total revenues for the foreseeable future. As a result, factors adversely affecting the demand for such products and services, such as competition or technological change, could have a material adverse effect on our ability to sustain or grow our revenues and harm our business, financial condition and results of operations.

Undetected software design defects, errors or failures may result in loss of our customers' data, litigation against us and harm to our reputation and business.

        Our software products are highly complex and sophisticated and could contain design defects or software errors that are difficult to detect and correct. Errors or bugs may result in performance deficiencies, require design modifications, or result in litigation and other claims for damages against us. The cost of defending such a lawsuit, regardless of its merit, could be substantial and could divert our management's attention from ongoing operations of our company. In addition, if our business liability insurance coverage proves inadequate with respect to a claim or future coverage is unavailable on acceptable terms or at all, we may be liable for payment of substantial damages. We may also elect to fix a perceived defect at our expense to avoid protracted disputes with our customers. Any or all of these potential consequences could have an adverse impact on our operating results and financial condition.

If our cost estimates for fixed-fee arrangements do not accurately anticipate the cost of implementing our software products, our profitability could be reduced and we could experience losses on these arrangements.

        Historically, the company has occasionally entered into fixed fee arrangements and any resulting cost overruns on projects have not had a significant impact on our operations or profitability. In the current economic environment the number and size of the fixed fee arrangements have been increasing and we bear the risk of any cost overruns. Accordingly, if we underestimate the amount of effort required to implement our software products, our profitability could be reduced. Moreover, if the actual costs of completing the implementation exceed the agreed upon fixed price, we would incur a loss on the arrangement, as has occurred from time to time in the past.

We may not receive the expected return from our product development efforts, which could result in lower revenues or operating margins.

        We expect to continue to commit significant resources to maintain and improve our existing products and to develop new products. For example, our research and development expenses were approximately $26.3 million, or approximately 19% of total revenues, in the year ended December 31, 2007. Our current and future product development efforts may not deliver product features or new products that achieve market acceptance and, as a result, we may not achieve the revenues we anticipate from these efforts.

        We may also be required to price our product enhancements, product features or new products at levels below those anticipated during the product development stage, which could result in lower operating margins than we originally anticipated. We also may experience unforeseen or unavoidable delays in delivering product enhancements, product features or new products due to factors within or outside of our control. If we do not generate adequate returns from our product development efforts, our revenues or operating margins could be materially reduced.

If our existing or prospective customers prefer an application software architecture other than the technology platforms upon which we build or support our products, or if we fail to develop our new product enhancements or products to be compatible with the application software architecture preferred by existing and prospective customers, we may not be able to compete effectively and our revenues could be materially reduced.

        Our products deploy on common application software platforms that are deployed generally in the energy, commodities and financial services trading and risk management industries, and we currently devote a significant portion of our product development resources to enhancing products on these platforms. Although the standards and technologies that we have chosen for our products have been adopted by our customers, there may be existing or new technologies and platforms that achieve industry standard status that are not compatible with our products and that will require us to spend material development resources to develop products or product enhancements that are deployable on these platforms. If we are unsuccessful in developing these products or product enhancements, we may lose existing customers or be unable to attract prospective customers.

        In addition, if our customers utilizing legacy products migrate to new products, they may choose competing products other than our offerings based upon their preference for a new or different application software platform rather than the software platform on which our products operate or are supported. Any of these developments could adversely affect our competitive position and could cause our revenue to be materially adversely affected.

Catastrophic events may adversely affect our ability to provide, and the demand for, our products and services, which may disrupt our business and cause a decline in revenues.

        A war, terrorist attack, natural disaster or other catastrophic event could have a direct negative impact on us or an indirect impact on us by affecting our customers, the energy, commodities and financial services markets or the overall economy and reducing the demand for our products and services. The potential for a direct impact is due primarily to our investment in product development infrastructure at our Uniondale, New York facility. A computer virus, security breach, criminal act, military action, power or communication failure, flood, severe storm or the like could lead to disruptions in our research and development activities, as well as increasing the costs and decreasing the efficiency of our maintenance services. In addition, such an event may cause customers to cancel their agreements with us for our products or services. Any of these events could cause a decline in our revenues.

We may not achieve the anticipated benefits from our acquisitions and may face difficulties in integrating our acquisitions, which could adversely affect our revenues, subject us to unknown liabilities, increase our costs and place a significant strain on our management.

        We have made and intend in the future to make acquisitions of companies, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or otherwise offer growth opportunities. However, acquisitions could subject us to contingent or unknown liabilities, and we may have to incur debt or severance liabilities or write off investments, infrastructure costs or other assets in connection with any such acquisitions.

        The success of any acquisition is dependent on our ability to complete the integration of the operations acquired in an efficient and effective manner. Successful integration in the rapidly-changing energy, commodities and financial trading and risk management software products and services industries may be more difficult to accomplish than in other industries. We may not realize the benefits we anticipate from acquisitions or we may realize such benefits more slowly than anticipated due to our inability to:

  •
  combine operations, facilities and differing firm cultures;

  •
  retain the customers or employees of acquired entities;

  •
  generate market demand for new products and services;

  •
  coordinate geographically dispersed operations;

  •
  integrate the technical teams of these entities with our engineering organization;

  •
  incorporate acquired technologies and products into our current and future product lines; and

  •
  integrate the products and services of these entities with our business, where we do not have distribution, marketing or support experience for such products and services.

        The inability of management to successfully integrate the operations of acquired companies could disrupt our ongoing operations, divert management from day-to-day responsibilities, increase our expenses and harm our operating results or financial condition. Such acquisitions may also place a significant strain on our administrative, operational, financial and other resources. If we are unable to manage the expansion in our operations from recent and future acquisitions, our business may be harmed.

Our intangible assets represent a significant portion of our assets, and amortization of our intangible assets or impairment charges could adversely impact our net income.

        Our Recapitalization and the acquisition of iRM have resulted in significant goodwill and intangible assets. At June 30, 2008, we had goodwill and intangible assets of approximately $97.3 million, representing 52% of our total assets. Certain of these intangible assets are being amortized over periods ranging from three to seven years. At June 30, 2008, we had intangible assets subject to amortization of approximately $14.0 million, net of accumulated amortization. Charges incurred in connection with the amortization of intangible assets during the six months ended June 30, 2008 decreased our net income by $6.1 million. Although we expect such charges with respect to these assets to decline beginning in 2009, we will continue to incur non-cash charges in connection with the amortization of our intangible assets over their respective useful lives, and we expect such charges will reduce our net income for the foreseeable future. In addition, future acquisitions could increase our goodwill and intangible assets as well as our amortization expense.

        Goodwill is not amortized, but it is reviewed, along with our intangible assets not subject to amortization, at least annually to determine whether the carrying value is greater than the estimated fair value. If the carrying value is greater than the estimated fair value, then the excess must be written off as a charge to income. Any such charge could have a material adverse effect on our net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a further discussion of our goodwill and intangible assets.

We may not be able to manage our future growth efficiently or profitably.

        We have experienced significant growth and our strategy contemplates continued growth. For example, as of January 1, 2004, we had 260 employees and six offices and as of June 30, 2008, we had 626 employees and eight offices. If our business continues to grow, we will likely need to expand the size of our sales and marketing, research and development and general and administrative staffs, grow our related operations and strengthen our financial and accounting controls. Our infrastructure may not be sufficiently scalable to manage our growth. For example, our anticipated growth will require a significant increase in the number of our implementation personnel to implement our solutions. If we are unable to address these additional demands on our resources, our operating results and growth might suffer. Even if we are able to hire additional personnel, such personnel may not be properly qualified. As a result, implementations of our solution may not meet our customers' expectations and our reputation could be harmed. Also, if we continue to expand our operations, our current operating and financial systems, procedures or controls might not be adequate to support such expansion, and our attempts to improve those systems may be ineffective. Further, to the extent we invest in additional resources to support further growth and growth in our revenue does not ensue, our operating results would be adversely affected. Our inability to manage our growth could harm our business.

We may be unable to obtain additional financing to grow our business, develop or enhance our software and services, or respond to competitive pressures.

        We may need to raise additional funds in the future in order to grow our business, including to finance potential acquisitions of, or significant investments in, complementary companies, products, services or technologies. Any required additional financing may not be available on terms acceptable to us, or at all. If we raise additional funds by issuing equity securities, you may experience significant dilution of your ownership interest, and the newly issued securities may have rights senior to those of the holders of our common stock. If we raise additional funds by obtaining debt financing, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility, and would also increase our interest expense. If additional financing is not available when required or is not available on acceptable terms, we may be unable to take advantage of business opportunities or respond to competitive pressures, which could have a material adverse effect on our products and services offerings, revenues, results of operations and financial condition.

Our management has identified a material weakness in our internal control over financial reporting, which if not properly remediated could result in material misstatements in our future interim and annual financial statements and have a material adverse effect on our business, financial condition and results of operations and the price of our common stock.

        As further described in "Management's Discussion and Analysis of Financial Condition and Results of Operations", our management has identified a material weakness in our internal control over financial reporting, relating to internal controls over accounting for complex transactions and an insufficient number of resources in the accounting and tax departments. A material weakness, as defined in the standards established by the Public Company Accounting Oversight Board ("PCAOB"), is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. This material weakness resulted in, or contributed to, a restatement of prior period consolidated financial statements. See Note 17 to our audited consolidated financial statements beginning on page F-1. This material weakness may also indicate a heightened risk that our future annual or interim consolidated financial statements could contain a material misstatement. Although we are in the process of implementing initiatives aimed at addressing this material weakness, these initiatives may not remediate the identified material weakness and we may identify a material weakness in our internal control over financial reporting in the future. We cannot assure you that our remediation initiatives will be implemented in a timely or effective manner.

        Failure to achieve and maintain an effective internal control environment could result in us not being able to accurately report our financial results, prevent or detect fraud or provide timely and reliable financial information pursuant to the reporting obligations we will have as a public company, which could have a material adverse effect on our business, financial condition and results of operations. Further, it could cause our investors to lose confidence in the financial information we report, which could adversely affect the price of our common stock.

We are in the process of replacing our existing accounting and financial reporting system. If our new system does not function properly or we experience difficulties transitioning from our current system to the new system, our ability to manage our business and prepare timely and accurate financial reports could be jeopardized.

        Our ability to manage our business and prepare timely and accurate financial reports depends upon our accounting and financial reporting system. We are in the process of replacing our existing accounting and financial reporting system. This is a complicated process, and other companies have experienced problems in connection with similar systems upgrades. If our new system does not function properly or we experience difficulties transitioning from our current system to the new system, our ability to manage our business and prepare timely and accurate financial reports could be jeopardized. In addition, any problems that we may experience in connection with this process could require significant management attention and result in increased expense.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.

        A change in accounting standards or practices could have a significant effect on our operating results and may affect our reporting of transactions. New accounting pronouncements and varying interpretations of existing accounting pronouncements have occurred and may occur in the future. A change in these principles or interpretations could have a significant effect on our reported financial results, and could require retroactive application which may affect the reporting of transactions completed before the announcement of the actual accounting change. For example, we recognize our product software license revenue in accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, Software Revenue Recognition, as amended by SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition, and related amendments and interpretations contained in SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition With Respect to Certain Transactions. Unlike some other software licensing companies, we recognize revenues upon our solutions satisfying the initial testing and agreed acceptance process with our customers rather than upon entering into the license arrangement. The AICPA and its Software Revenue Recognition Task Force continue to issue interpretations and guidance for applying the relevant accounting standards to a wide range of sales contract terms and business arrangements that are prevalent in software licensing arrangements. Our recent adoption of SFAS No. 123R, Share-Based Payment ("SFAS 123R"), in 2006, has increased the amount of stock-based compensation expense we record, and may impact our results of operations in the future. Future interpretations of existing accounting standards, including SOP 97-2 and SOP 98-9, adoption of new accounting principles or changes in our business practices could result in future changes in our revenue recognition, compensation or other accounting policies that may have a material adverse effect on our results of operations.

Risks Related to this Offering and Ownership of Our Common Stock

The market price of our common stock may be volatile, which could result in substantial losses for investors purchasing shares in this offering.

        The initial public offering price for our common stock will be determined through negotiations among us, the selling stockholder and the underwriters. This initial public offering price may exceed the market price of our common stock after the offering. Some of the factors that may cause the market price of our common stock to fluctuate include:

  •
  fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

  •
  changes in estimates of our financial results or recommendations by securities analysts;

  •
  failure of any of our products to achieve or maintain market acceptance;

  •
  changes in market valuations of similar companies;

  •
  success of competitive products;

  •
  changes in our capital structure, such as future issuances of securities or the incurrence of debt;

  •
  announcements by us or our competitors of significant products, contracts, acquisitions or strategic alliances;

  •
  regulatory developments in the United States, foreign countries or both;

  •
  litigation involving our company, our industry or both;

  •
  additions or departures of key personnel;

  •
  investors' general perception of us;

  •
  changes in general economic, industry and market conditions; and

  •
  any other factors described in this "Risk Factors" section of this prospectus.

        In addition, if the market for technology and software stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

A market for our securities may not develop or be maintained, and our stock price may decline after this offering.

        Prior to this offering, there has been no public market for our common stock. Although we are applying to list our common stock on             , an active public trading market for our common stock may not develop or, if it develops, may not be maintained after this offering. The initial public offering price may be higher than the trading price of our common stock after this offering. As a result, you could lose all or part of your investment.

If securities analysts do not publish research or reports about our company and our industry, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

        The trading market for our common stock will depend in part on the research and reports that securities analysts publish about our company and our industry. We do not control these analysts. One or more analysts could downgrade our common stock or issue other negative commentary about our company or our industry. In addition, we may be unable or slow to attract research coverage, and the analysts who publish information about our common stock will have had relatively little experience with our company, which could affect their ability to accurately forecast our results or make it more likely that we fail to meet their estimates. Alternatively, if one or more of these analysts cease coverage of our company, we could lose visibility in the market. As a result of one or more of these factors, the trading price of our common stock could decline.

Future sales of shares of our common stock in the public market, or the perception that such sales may occur, may depress our stock price and make it difficult for you to recover the full value of your investment in our shares.

        If our existing stockholders sell substantial amounts of our common stock following this offering, or if there is a perception that these sales may occur, the market price of our common stock could decline. Upon closing of this offering, we will have                        shares of our common stock outstanding. We have obtained lock-up agreements from our current stockholders representing all of our common stock outstanding prior to this offering preventing, with limited exceptions, those stockholders from selling their stock for a period of 180 days from the date of this prospectus, subject to certain extensions described under the section entitled "Underwriting," unless waived prior to the expiration of the applicable period.

        After the lock-up agreements pertaining to this offering expire, approximately                        shares will be eligible for sale in the public market, subject, in the case of                         of such shares, to volume and other limitations under Rules 144 and 701 of the Securities Act. Holders of                        of such shares of our common stock have the right to require us to register such shares for sale under the Securities Act in certain circumstances and also have the right to include those shares in a registration initiated by us. If we are required to include the shares of our common stock of these stockholders pursuant to these registration rights in a registration initiated by us, sales made by such stockholders may adversely affect the price of our common stock and our ability to raise needed capital. In addition, if these stockholders exercise their demand registration rights and cause a large number of shares to be registered and sold in the public market or demand that we register their shares on a shelf registration statement, such sales or shelf registration may have an adverse effect on the market price of our common stock.

        Following this offering, we also intend to file one or more registration statements on Form S-8 with the SEC covering shares of our common stock available for future issuance under our 2006 Stock Option and Grant Plan and shares of our common stock issuable upon the exercise of our outstanding stock options. Upon effectiveness of such registration statements, any shares subsequently issued under such plan will be eligible for sale in the public market, except to the extent that they are restricted by the lock-up agreements referred to above and subject to compliance with Rule 144 in the case of our affiliates. Sales of a large number of shares of our common stock issued under these plans in the public market may have an adverse effect on the market price of our common stock. For more information regarding the sale of shares subsequently issued under such plans and the permissible sale of our common stock by existing stockholders after the closing of this offering, see the section entitled "Shares Eligible for Future Sale."

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

        The initial public offering price of our common stock in this offering will be substantially higher than the pro forma net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur an immediate dilution of $                        in pro forma as adjusted net tangible book value per share from the price you paid, based on an assumed initial public offering price of $                        per share, which is the mid-point of the price range set forth on the cover page of this prospectus. As of June 30, 2008, there were 2,823,500 shares of our common stock subject to outstanding options at a weighted average exercise price of $9.11 per share and 943,397 shares of restricted stock which could potentially vest over the next three years. To the extent outstanding options are ultimately exercised, there will be further dilution to investors in this offering. For a further description of the dilution you will experience immediately after this offering, see the section of this prospectus entitled "Dilution."

Upon closing of this offering, our principal stockholders will own            % of our outstanding common stock. Consequently, our principal stockholders will have the ability to significantly influence our business, which may be disadvantageous to other stockholders and adversely affect the price of our shares of common stock.

        Upon the closing of this offering, investment funds affiliated with TA Associates will, collectively, beneficially own approximately                        % of our outstanding shares of common stock (            % if the underwriters' over-allotment option is exercised in full). As a result, these stockholders will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors, any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. These stockholders may have interests that are different from other investors.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

        We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our then-existing stockholders. In addition, provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our amended and restated certificate of incorporation and amended and restated bylaws, which will be in effect immediately prior to the closing of this offering:

  •
  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to thwart a takeover attempt;

  •
  establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election;

  •
  require that directors only be removed from office for cause and only upon a majority stockholder vote;

  •
  provide that vacancies on our board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

  •
  limit who may call special meetings of stockholders;

  •
  prohibit stockholder action by written consent, thus requiring all actions to be taken at a meeting of the stockholders;

  •
  require supermajority stockholder voting to effect certain amendments to our amended and restated certificate of incorporation and amended and restated bylaws; and

  •
  require advance notification of stockholder nominations and proposals.

        For more information regarding these and other provisions, see "Description of Capital Stock—Anti-Takeover Effects of Our Charter and Bylaws and Delaware Law."

Our management will have broad discretion over the use of the net proceeds we receive in this offering and might not apply the net proceeds in ways that enhance our results or increase the value of your investment.

        Our management will have broad discretion to use the net proceeds to us from this offering, and you will be relying on the judgment of our management regarding the application of these net proceeds. Our management might not apply the net proceeds from this offering in ways that enhance our results or increase the value of your investment. We intend to use a portion of the net proceeds to us from this offering to repay in full the principal and accrued interest on an outstanding loan, in accordance with the mandatory prepayment provisions thereof. See "Use of Proceeds." We expect to use the remaining net proceeds from this offering for working capital and other general corporate purposes, including to finance our growth, develop new products and fund capital expenditures, which may include acquisitions of complementary businesses, products, services or technologies. You will not have the opportunity to influence our decisions on how to use the net proceeds to us from this offering.

We do not expect to pay dividends in the foreseeable future.

        We have never declared or paid cash dividends on our capital stock and do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

As a result of our operating as a public company, we will incur increased costs and our management will be required to devote substantial time to regulatory compliance requirements. This could adversely affect our results and divert management's attention from the growth and operation of our business.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"), and rules subsequently implemented by the SEC and the                                    impose additional requirements on public companies, including enhanced corporate governance practices. We expect that compliance with these public company requirements will make some activities more time consuming and may result in a diversion of management's time and attention from revenue-generating activities. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more costly. For example, we will need to create new board committees, adopt new internal controls and disclosure controls and procedures, and devote significant management resources to our SEC reporting requirements. In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantial additional costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. Overall, we estimate that our expenses related to compliance with these requirements and other costs associated with being a public company will be between $4 million and $5 million per annum in the aggregate.

        The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we will need to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. We have identified a material weakness in the design and operation of our internal control over financial reporting as of December 31, 2007, which if not properly remediated, could result in material misstatements in our financial statements in future periods. Even if we develop effective controls, these new controls may become inadequate because of changes in conditions or the degree of compliance with these policies or procedures may deteriorate. In the event that we are not able to demonstrate compliance with Section 404 of the Sarbanes-Oxley Act in a timely manner, or are unable to produce timely or accurate financial statements, we may be subject to sanctions or investigations by regulatory authorities such as the SEC or                        and investors may lose confidence in our operating results and our stock price could decline. Furthermore, if we or our independent registered public accounting firm is unable to determine that our internal control is effective and in compliance with Section 404 we may be subject to sanctions or investigations by regulatory authorities such as the SEC or                        and we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on our business and on the price of our common stock. Our compliance with Section 404 will require that we expend significant management time on compliance-related issues.

Affiliates of Banc of America Securities LLC, an underwriter in this offering, will receive a portion of the net proceeds from this offering to repay indebtedness under our credit agreement and, therefore, Banc of America Securities LLC has an interest in the successful completion of this offering beyond the underwriting discounts and commissions it will receive.

        We expect to apply approximately $             million of the net proceeds to us from this offering to repay all of our indebtedness under the term loan and credit agreement under which affiliates of Banc of America Securities LLC, an underwriter in this offering, are lenders. These affiliations present a conflict of interest because Banc of America Securities LLC has an interest in the successful completion of this offering beyond its interest as an underwriter in this offering because affiliates of this underwriter will receive proceeds from this offering. This offering, therefore, is being made using a "qualified independent underwriter" in compliance with the applicable provisions of Rule 2720 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., which are intended to address potential conflicts of interest involving underwriters. See "Underwriting" for a more detailed description of the independent underwriting procedures that are being used in connection with this offering.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

        This prospectus contains forward looking statements. These forward looking statements include, in particular, statements about our plans, strategies and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These statements are based on our current expectations and projections about future events and are identified by terminology such as "may," "should," "expect," "scheduled," "plan," "seek," "intend," "anticipate," "believe," "estimate," "aim," "potential," or "continue" or the negative of those terms or other comparable terminology. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations.

        These forward-looking statements involve risks and uncertainties. Important factors that could cause actual results to differ materially from the forward looking statements we make in this prospectus are set forth in "Risk Factors." We undertake no obligation to update any of the forward looking statements after the date of this prospectus to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

        You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement on Form S-1, of which this prospectus is a part, that we have filed with the Securities and Exchange Commission ("SEC"), completely and with the understanding that our actual future results, levels of activity, performance and achievements may be different from what we expect and that these differences may be material. We qualify all of our forward looking statements by these cautionary statements.

USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately $             million, based on an assumed public offering price of $                        , the mid-point of the price range set forth on the cover of this prospectus, after payment of underwriters' discounts and commissions and our payment of the expenses of this offering, estimated to be $                        . If the underwriters' option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $                         million. Each $1.00 increase or decrease in the assumed initial public offering price would increase or decrease, respectively, the net proceeds to us by approximately $                         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions.

        In accordance with the mandatory prepayment provisions of our revolving credit and term loan agreement with Bank of America N.A., we intend to use approximately $             million of the net proceeds to us from this offering to repay in full the principal of and accrued interest on the outstanding loan, which had an interest rate of 4.74%, as of June 30, 2008, and matures on December 31, 2010. This indebtedness was incurred in connection with the Recapitalization. Affiliates of Banc of America Securities LLC, one of the underwriters in this offering, are lenders under the credit and term loan agreement for this loan and, accordingly, will receive part of the proceeds of this offering. We intend to use the remaining net proceeds to us from this offering for working capital and other general corporate purposes, including to finance our growth, develop new products and fund capital expenditures, which may include acquisitions of complementary businesses, products, services or technologies.

        The amount and timing of our actual expenditures will depend on numerous factors, including the cash used or generated in our operations, the status of our development efforts, the level of our sales and marketing activities, technological advances and competitive pressures. Therefore, we cannot estimate the amount of the net proceeds to us from this offering that will be used for any of the purposes described above. Pending our use of the net proceeds to us from this offering, we intend to invest the net proceeds to us in short-term, investment grade, interest-bearing securities.

        We will not receive any proceeds from the sale of common stock in this offering by the selling stockholders.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our common or redeemable convertible preferred stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, will be subject to compliance with certain covenants in our revolving credit and term loan agreement, which restrict or limit our ability to pay dividends, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2008:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to the filing of our amended and restated certificate of incorporation and the conversion of each share of our outstanding Series A redeemable convertible preferred stock at the election of the holders thereof into an aggregate of 16,248,136 shares of common stock prior to the completion of this offering; and

  •
  on a pro forma as adjusted basis to further reflect (1) the sale of                shares of common stock by us in this offering at an assumed initial public offering price of $        per share, which is the mid-point of the price range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and our payment of the estimated offering expenses, and (2) the application of approximately $            of the net proceeds to us in this offering to repay in full the principal of and accrued interest on an outstanding loan from Bank of America N.A.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2008
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(In thousands, except share data)
Cash and cash equivalents	$32,744	$	$

Long-term debt, including current portion	$20,523	$	$

Series A redeemable convertible preferred stock, $0.001 par value, 16,248,136 shares authorized and 16,248,136 shares issued and outstanding on an actual basis (liquidation value of $45,000,000 at June 30, 2008); and no shares authorized, issued and outstanding on a pro forma and pro forma as adjusted basis	45,000

Stockholders' equity:
Undesignated preferred stock, $0.001 par value; no shares authorized, issued and outstanding on an actual basis; and shares authorized, no shares issued and outstanding on a pro forma and pro forma as adjusted basis	—
Common stock, $0.001 par value, 27,000,000 shares authorized and 6,169,778 shares issued and outstanding on an actual basis; shares authorized and shares issued and outstanding on a pro forma basis; and shares authorized and shares issued and outstanding on a pro forma as adjusted basis	6
Additional paid-in capital	54,577
Accumulated earnings	2,584
Accumulated other comprehensive income	2,167

Total stockholders' equity	59,334

Total capitalization	$124,857	$	$

(1)
Each $1.00 increase or decrease in the assumed initial public offering price of $           per share, which is the mid-point of the price range set forth on the cover of this prospectus, would increase or decrease, respectively, the amount of cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by approximately $            million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

        The outstanding share information is based upon 6,169,778 shares of our common stock outstanding as of June 30, 2008. This number excludes:

  •
  2,823,500 shares of our common stock issuable upon the exercise of options outstanding under our 2006 Stock Option and Grant Plan as of June 30, 2008, at a weighted average exercise price of $9.11 per share;

  •
  943,397 shares of restricted stock which could potentially vest over the next three years; and

  •
  661,500 shares of common stock reserved as of June 30, 2008 for future grant under our 2006 Stock Option and Grant Plan.

DILUTION

        If you invest in our shares of common stock in this offering, your ownership interest in us will be diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share immediately after this offering. Our pro forma net tangible book value as of June 30, 2008 is determined by subtracting the total amount of our liabilities as of June 30, 2008 from the total amount of our tangible assets as of June 30, 2008, giving effect to the filing of our amended and restated certificate of incorporation and the conversion of each share of our outstanding Series A redeemable convertible preferred stock at the election of the holders thereof into an aggregate of 16,248,136 shares of common stock prior to the completion of this offering. Our pro forma net tangible book value per share as of June 30, 2008 is determined by dividing our pro forma net tangible book value as of June 30, 2008 by the number of shares of common stock outstanding as of June 30, 2008, including the shares of common stock issuable upon conversion of all outstanding shares of our Series A redeemable convertible preferred stock. Our pro forma net tangible book value as of June 30, 2008 was $            , or $            per share, calculated as described above.

        After giving effect to the issuance in this offering of            shares of common stock at an assumed initial price to the public of $            per share, which is the mid-point of the price range set forth on the cover page of this prospectus, and the application of the estimated net proceeds to us therefrom, and after deducting underwriting discounts and commissions and our estimated offering expenses, our pro forma as adjusted net tangible book value as of June 30, 2008 would have been $             million, or $             per share. This amount represents an immediate increase of $            per share to our existing stockholders and an immediate dilution of $            per share, from the assumed initial public offering price of $            per share, to new investors purchasing shares in this offering. The table below illustrates this per share dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of June 30, 2008	$
Increase in net tangible book value per share attributable to this offering	$

Pro forma as adjusted net tangible book value per share after this offering		$

Dilution per share to new investors		$

        A $1.00 increase (or decrease) in the assumed initial public offering price of $            per share, which is the mid-point of the price range set forth on the cover of this prospectus, would increase (or decrease) the pro forma as adjusted net tangible book value as of June 30, 2008 by $         million, or $            per share of common stock, and the dilution per share to new investors by $            per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions.

        As of June 30, 2008, there were options outstanding to purchase 2,823,500 shares of our common stock, with a weighted average exercise price of $9.11. If all of the then-outstanding options were exercised, our pro forma net tangible book value as of June 30, 2008 would have been $         million and our pro forma as adjusted net tangible book value after this offering would have been $            per share, resulting in a dilution to new investors of $            per share.

        The table below sets forth, on a pro forma as adjusted basis, as described above, as of June 30, 2008, the number of shares of our common stock issued, the total consideration paid and the average price per share paid by our existing stockholders and new investors purchasing stock in this offering at

an assumed initial public offering price of $            per share, which is the mid-point of the price range set forth on the cover of this prospectus:

	Shares Issued			Total Consideration(1)
Average Price Per Share
	Number	Percentage		Amount	Percentage
Existing stockholders			%	$		%	$
New investors			%	$		%	$

Total		100%			$100%		$

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, which is the mid-point of the price range set forth on the cover of this prospectus, would increase (decrease) total consideration paid to us by investors participating in this offering by approximately $         million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting underwriter discounts and estimated offering expenses payable by us.

        The sale of            shares of common stock to be sold by the selling stockholders in this offering will reduce the number of shares held by existing stockholders to            shares, or      % of the total shares outstanding, and will increase the number of shares held by investors in this offering to             shares, or      % of the total shares outstanding. In addition, if the underwriters exercise their over-allotment option in full, the number of shares held by existing stockholders will be further reduced to            shares, or      % of the total shares outstanding, and the number of shares held by investors in this offering will be further increased to            shares, or      % of the total shares outstanding. See "Principal and Selling Stockholders."

        The outstanding share information is based upon 6,169,778 shares of our common stock outstanding as of June 30, 2008. This number excludes:

  •
  2,823,500 shares of our common stock issuable upon the exercise of options outstanding under our 2006 Stock Option and Grant Plan as of June 30, 2008, at a weighted average exercise price of $9.11 per share;

  •
  943,397 shares of restricted stock which could potentially vest over the next three years; and

  •
  661,500 shares of common stock reserved as of June 30, 2008 for future grant under our 2006 Stock Option and Grant Plan.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

        The selected consolidated statements of operations data presented for the year ended December 31, 2005, for the period January 1, 2006 to January 31, 2006, for the period February 1, 2006 to December 31, 2006 and for the year ended December 31, 2007 and the selected consolidated balance sheet data, as of December 31, 2006 and as of December 31, 2007 were derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of operations data for the years ended December 31, 2003 and 2004 and the selected consolidated balance sheet data as of December 31, 2003, 2004 and 2005 and as of January 31, 2006 were derived from our audited consolidated financial statements that are not included in this prospectus. The selected consolidated statements of operations data for the six months ended June 30, 2007 and 2008 and the selected consolidated balance sheet data as of June 30, 2008 were derived from our unaudited consolidated interim financial statements included elsewhere in this prospectus. The results of operations for the six months ended June 30, 2008 are not necessarily indicative of the results to be expected for the full year ending December 31, 2008 and our historical results are not necessarily indicative of the results to be expected for future periods.

        On February 1, 2006, investment funds affiliated with TA Associates, Inc. acquired majority control of us in the Recapitalization. Although Open Link continued as the same legal entity after the Recapitalization, its consolidated statements of operations, cash flows and stockholders' equity are presented for two periods: "Predecessor" and "Successor", which relate to the periods before the Recapitalization and after the Recapitalization, respectively.

        This information should be read together with, and is qualified in its entirety by, our consolidated financial statements and the notes thereto included in this prospectus. You should also read the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

							Six Months Ended June 30,
	Predecessor				Successor
				Period from January 1, 2006 to January 31, 2006 (as restated(7))	Period from February 1, 2006 to December 31, 2006 (as restated(7))
	Year Ended December 31,
			2005 (as restated(7))			Year Ended December 31, 2007
	2003	2004					2007	2008
	(In thousands, except per share data)
							(Unaudited)
STATEMENT OF OPERATIONS
Revenues:
License	$16,491	$17,355	$18,991	$6,652	$23,471	$39,985	$21,573	$27,032
Professional services	14,941	20,534	35,146	2,566	36,856	63,019	30,210	41,397
Maintenance	14,459	15,744	19,278	1,900	23,295	35,690	17,162	21,439

Total revenues	45,890	53,634	73,415	11,118	83,622	138,694	68,945	89,868

Cost of revenues:
Cost of license revenues	277	561	578	18	475	995	581	464
Cost of professional services(1)	13,510	13,817	18,227	1,720	23,835	38,704	18,715	24,719
Cost of maintenance(1)(2)	8,297	7,154	7,703	798	9,002	11,520	5,615	6,981
Amortization expense	—	—	—	—	5,640	6,753	3,401	3,351

Total cost of revenues	22,084	21,532	26,508	2,536	38,952	57,972	28,312	35,515

Gross profit	23,806	32,101	46,907	8,582	44,670	80,722	40,633	54,353

Operating expenses:
Research and development(1)(2)	12,766	13,314	14,949	1,361	16,240	26,273	12,034	18,776
Selling and marketing(1)(2)	5,365	6,845	8,990	663	9,903	17,349	8,115	12,074
General and administrative(1)(2)	6,959	7,807	8,547	720	8,636	14,754	6,699	10,690
Amortization expense	—	—	—	—	4,528	5,440	2,730	2,747
Other transaction related costs(3)	—	—	591	369	4,391	1,483	742	568

Total operating expenses	25,090	27,966	33,077	3,113	43,698	65,299	30,320	44,855

(Loss) income from operations	(1,284)	4,135	13,830	5,469	972	15,423	10,313	9,498

							Six Months Ended June 30,
	Predecessor				Successor
				Period from January 1, 2006 to January 31, 2006 (as restated(7))	Period from February 1, 2006 to December 31, 2006 (as restated(7))
	Year Ended December 31,
			2005 (as restated(7))			Year Ended December 31, 2007
	2003	2004					2007	2008
	(In thousands, except per share data)
							(Unaudited)
Other income (loss):
Interest income	$220	$160	$454	$43	$518	$718	$370	$471
Interest expense	—	(212)	(116)	—	(3,914)	(2,924)	(2,040)	(784)
Foreign exchange income (loss)	1,284	716	(1,015)	241	1,069	776	144	1,011
Loss on extinguishment of debt(4)	—	—	—	—	—	(2,188)	(2,188)	—
Change in fair value of warrants(5)	—	—	—	—	(4,674)	(5,190)	(3,593)	—
Other income (loss), net	83	(386)	(17)	28	267	965	491	549

Total other income (loss)	1,587	278	(694)	312	(6,734)	(7,843)	(6,816)	1,247

Income (loss) before (benefit) provision for income taxes	303	4,413	13,135	5,781	(5,761)	7,580	3,497	10,745
(Benefit) provision for income taxes	(413)	874	4,409	2,567	(387)	5,248	2,914	4,247

Net income	$716	$3,540	$8,726	$3,214	$(5,374)	$2,332	$583	$6,498

PER SHARE DATA
Basic net income (loss) per share of common stock	$0.03	$0.16	$0.38	$0.14	$(0.26)	$0.11	$0.03	$0.31
Basic net income (loss) per share of redeemable convertible preferred stock	$—	$—	$—	$—	$(0.26)	$0.11	$0.03	$0.31
Diluted net income (loss) per share of common stock	$0.03	$0.15	$0.35	$0.13	$(0.26)	$0.10	$0.03	$0.28
Diluted net income (loss) per share of redeemable convertible preferred stock	$—	$—	$—	$—	$(0.26)	$0.10	$0.03	$0.28
Basic weighted average number of shares of common stock outstanding	22,735	22,735	22,781	23,467	4,424	4,916	4,736	5,021
Basic weighted average number of shares of redeemable convertible preferred stock outstanding	—	—	—	—	16,248	16,248	16,248	16,248
Diluted weighted average number of shares of common stock outstanding	23,857	23,449	24,609	25,165	6,600	6,532	6,700	6,642
Diluted weighted average number of shares of Series A redeemable convertible preferred stock outstanding	—	—	—	—	16,248	16,248	16,248	16,248

	Predecessor
					Successor
	As of December 31,
				As of January 31, 2006 (as restated(7))	As of December 31, 2006 (as restated(7))
	2003	2004	2005 (as restated(7))			As of December 31, 2007	As of June 30, 2008
	(In thousands)
							(unaudited)
BALANCE SHEET DATA
Cash and cash equivalents	$9,594	$12,818	$18,706	$32,419	$35,046	$27,577	$32,744
Working capital (deficit)(6)	8,278	11,281	18,035	30,988	13,379	(3,719)	22,004
Total assets	30,069	37,288	54,294	70,434	180,821	184,827	186,739
Deferred income	10,725	12,359	18,504	19,408	24,265	29,258	29,302
Total long-term debt, including current portion	3,644	2,186	—	4,128	36,457	22,470	20,523
Series A redeemable convertible preferred stock	—	—	—	—	45,000	45,000	45,000
Total stockholders' equity	$7,540	$11,784	$20,175	$28,582	$31,324	$36,115	$59,334

(1)
Includes stock-based compensation as follows:

							Six Months Ended June 30,
	Predecessor				Successor
	Year Ended December 31,			Period from January 1, 2006 to January 31, 2006	Period from February 1, 2006 to December 31, 2006
						Year Ended December 31, 2007
	2003	2004	2005				2007	2008
	(In thousands)
Cost of professional services	$—	$—	$—	$—	$25	$233	$42	$475
Cost of maintenance	—	—	—	—	36	143	35	230
Research and development	—	—	—	—	329	428	227	500
Selling and marketing	—	—	—	—	100	150	60	150
General and administrative	—	—	—	—	194	265	113	212

Total	$—	$—	$—	$—	$684	$1,219	$477	$1,567

(2)
In connection with awards of restricted stock to certain of our employees on March 5, 2008 (see "Management—Compensation Discussion and Analysis—Long-Term Incentive Program") and awards of restricted stock that had vested as of September 28, 2007, we agreed to pay the applicable withholding tax, including an incremental payment to offset the tax associated with the payment of such withholding tax, for each recipient. This resulted in the recognition of a cash compensation expense of approximately $2.0 million in the three months ended December 31, 2007 ($0.1 million to cost of maintenance, $1.1 million to research and development, $0.3 million to selling and marketing and $0.5 million to general and administrative), and $8.1 million in the six months ended June 30, 2008 ($0.5 million to cost of maintenance, $4.4 million to research and development, $1.1 million to selling and marketing and $2.1 million to general and administrative).

(3)
Other transaction related costs consist of, for the year ended December 31, 2005 and the period from January 1, 2006 to January 31, 2006, legal and accounting costs and, for the period from February 1, 2006 to December 31, 2006, the year ended December 31, 2007 and the six months ended June 30, 2007 and 2008, of long-term incentive arrangements associated with the Recapitalization, which were not capitalized. See Note 3 to our audited consolidated financial statements and Note 3 to our unaudited consolidated financial statements included elsewhere in this prospectus.

(4)
Represents a loss incurred on early payment of our senior subordinated notes on June 28, 2007, comprised of a premium payable to the noteholders for the prepayment of $0.8 million and the write-off of the unamortized debt discount of $1.4 million.

(5)
The warrant charges in the period from February 1, 2006 through December 31, 2006 and for the year ended December 31, 2007 were noncash charges reflecting increases during these periods in the fair value of our warrants to purchase our common stock. These warrant charges were recorded in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The warrants were exercised on January 31, 2008. We received proceeds of $9,557 from the exercise of the warrants and 955,773 shares of common stock were issued. We determined that there was no change in fair value of these warrants from December 31, 2007 to January 31, 2008. As a result of the warrants being exercised on January 31, 2008, the related warrant liability was extinguished and the fair value of the warrants was accounted for as an increase to additional paid in capital. As of June 30, 2008, we had no outstanding warrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Freestanding Common Stock Warrants" and Notes 9, 11 and 18 to our audited consolidated financial statements and Notes 8 and 9 to our unaudited consolidated financial statements included elsewhere in this prospectus.

(6)
Working capital (deficit) is calculated as total current assets minus total current liabilities.

(7)
As restated. See Note 17 to our audited consolidated financial statements included elsewhere in this prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our historical financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those set forth in the section entitled "Risk Factors" and elsewhere in this prospectus. See "Cautionary Note Regarding Forward Looking Statements."

Overview

        We are a leading provider of cross-asset trading, risk management and related operational and portfolio management software to participants in the global energy, commodities and financial services markets. These markets have experienced significant growth in transaction volumes and convergence in the trading of physical and financial asset classes, creating a need for integrated solutions to automate the end-to-end processes associated with executing trades on a real-time basis. Since our founding in 1992, our extensive team of industry experts has delivered a comprehensive suite of solutions to our customers based on a single core architecture. Our solutions automate the entire life cycle of the trading process, including front-office functions such as pre-trade analytics and position keeping, middle-office functions such as value-at-risk computations and scenario analysis, back-office functions such as settlement and accounting, and logistics functions such as delivery and scheduling across a wide variety of asset classes.

        We have primarily grown organically through the acquisition of new customers and repeat business from existing customers. During the years ended December 31, 2006 and 2007, we added 11 and 47 new customers, respectively, to our customer base, including many in international markets, with 30 of our new customers in 2007 attributable to our acquisition of iRM. These 30 iRM customers existing at the time of the acquisition contributed $9.7 million in revenues, representing 7% of our consolidated revenues in 2007, while the remaining 17 new customers contributed $17.5 million in revenues, representing 13% of our consolidated revenues in 2007. Our ability to leverage our flexible and scalable software solutions to support complex energy, commodity and financial trading needs in multiple markets has resulted in a large, global and diversified customer base. Additionally, we have generated significant incremental revenue from our existing customers as they scale our solutions beyond their initial installation into new business lines and asset classes.

        Our business has also benefited from a number of market trends supporting the need for sophisticated energy, commodities and financial trading and risk management software solutions, including: increased trading volumes and complexity; increased price volatility for energy and commodity products; evolving market correlations and an increase in traded asset classes; increased focus on risk management systems by regulators and as a component of corporate governance; and an increasing willingness among market participants to purchase such systems from third party vendors to meet the needs of their evolving system requirements.

        As our revenues have grown, we have generally been able to improve our gross margins by leveraging our maintenance and professional services cost structure. We also have benefited from the efficiencies in research and product development associated with supporting multiple markets from a single software code base.

        In the management of our business we evaluate the aforementioned market trends, and the risks posed by changes in such trends, as we monitor our operating performance and seek to adequately invest in our infrastructure to take advantage of growth opportunities. We focus on a number of qualitative and quantitative metrics to assess the financial condition and operating performance of our business including the number of new customers we acquire, the growth rates in our license, professional service and maintenance revenues, including the extent to which we can sell upgrades and new releases of our products to our existing customer base, customer satisfaction levels with our maintenance and professional services, improvement in product quality and the development of new software features to meet market needs. We also focus on long-term initiatives including opportunities for international expansion and potential acquisitions, any possible strategic relationships with complementary businesses and technology companies, the level of funding to devote to product development and potential new markets.

        In evaluating our financial condition and operating performance, we consider many factors including, but not limited to, revenue growth, gross margins relative to historical trends, operating income and cash flow from operations. As revenues have grown, we have also focused on managing opportunities for economies of scale in our professional services and maintenance cost structure to improve margins.

        On February 1, 2006, we entered into a recapitalization transaction (the "Recapitalization") with investment funds affiliated with TA Associates, Inc., resulting in these funds acquiring majority control of Open Link. The Recapitalization was accomplished through the merger of OLF Acquisition Corp., a corporation wholly-owned by the funds affiliated with TA Associates, Inc., into Open Link, with Open Link being the surviving company. Although Open Link continued as the same legal entity after the Recapitalization, its consolidated statements of operations, cash flows and stockholders' equity are presented for two periods: predecessor and successor, which relate to the periods before the Recapitalization and after the Recapitalization, respectively. To facilitate comparison among the annual periods, we have prepared our discussion of the results of operations by comparing the mathematical combination, without making any pro forma adjustments, of the Successor and Predecessor periods in the year ended December 31, 2006 to the years ended December 31, 2005 and 2007. Although this presentation does not comply with GAAP, we believe that it provides a meaningful method of comparison. The combined operating results have not been prepared on a pro forma basis in compliance with Regulation S-X, may not reflect the actual results we would have achieved absent the Recapitalization and may not be indicative of future results of operations. Although this presentation does not comply with Article 11 of Regulation S-X, we believe that it provides a meaningful method of comparison as the Company continued as the same legal entity subsequent to the Recapitalization. The Predecessor period represents only one month of operations, and a limited number of pro forma adjustments would impact this period if we prepared a pro forma statement of operations for the year ended December 31, 2006. These pro forma adjustments primarily relate to the amortization of intangible assets capitalized in connection with the Recapitalization ($508,000 increase in pro forma cost of revenues and $416,000 increase in pro forma operating expenses), additional interest expense related to additional debt incurred related to the Recapitalization ($320,000) and the write off of deferred maintenance revenue ($133,000). Had we given effect to these pro forma adjustments, net income for 2006 would have been reduced by approximately $870,000 (net of a $605,000 tax benefit).

        On January 12, 2007, we acquired iRM (the "iRM Acquisition"), an Austria-based energy solution provider focused on energy asset optimizing and strategic planning, for approximately $9.2 million, net of cash acquired. For the year ended December 31, 2007, iRM was included in our consolidated results of operations and contributed $10.6 million in revenues, representing 8% of our total consolidated revenues.

Material Weakness in Internal Control

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. The standards of the PCAOB define a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

        Subsequent to the issuance of our consolidated financial statements for the period February 1, 2006 to December 31, 2006, we concluded that we had internal control deficiencies that, when aggregated, represented a material weakness in our internal control over financial reporting. This material weakness relates to internal controls over accounting for complex transactions and an insufficient number of resources in the accounting and tax departments. This material weakness resulted in:

  •
  a restatement related to the accounting for the issuance of our subordinated notes and warrants, deferred rent liabilities and other transaction related costs associated with the Recapitalization in our consolidated financial statements as of December 31, 2006 and for the period February 1, 2006 to December 31, 2006;

  •
  a restatement of operating expenses related to the accounting treatment for an unconditional charitable contribution in our financial statements as of December 31, 2006 and for the period February 1, 2006 to December 31, 2006;

  •
  a restatement related to reserves for state sales tax issues in our financial statements for the year ended December 31, 2005 and as of December 31, 2006 and for the period February 1, 2006 to December 31, 2006;

  •
  a correction from short term investments to cash and cash equivalents as of December 31, 2006; and

  •
  adjustments to the provision for income taxes and related deferred tax accounts in our consolidated financial statements as of December 31, 2006 and for the period February 1, 2006 to December 31, 2006.

        See Note 17 to our audited consolidated financial statements included elsewhere in this prospectus for further discussion of the restatement.

        We are in the process of implementing the following initiatives which are aimed at addressing this material weakness:

  •
  we hired a new chief financial officer on March 19, 2008 to augment our finance organization;

  •
  we are reorganizing the accounting department, upgrading staff and filling new positions, all of which are expected to be completed within 2008 with several personnel additions already having been made; and

  •
  we are establishing what we believe are appropriate internal controls for the monthly closing process, including the June 2008 implementation of a more formalized closing schedule and account analysis. Additionally, we are, when applicable, documenting the review of complex transactions including appropriate documentation and review and sign-off by the controller and the chief financial officer.

        In connection with the initiatives we are implementing to remediate this material weakness, we expect to incur additional compensation expense in connection with the hiring of additional financial accounting and tax staff. As previously planned, we are also upgrading to a more robust project management system and a new financial accounting and reporting system. The new project management system is currently being implemented and related policies and procedures are being reviewed, which processes are expected to be completed by January 1, 2009. We anticipate that the implementation of a new financial accounting system, which we expect to select in August 2008, will be completed in the first half of 2009. We expect the total cost for both system upgrades and staff changes to be between $1.7 million and $2.5 million. Actual costs may vary.

        Once we become a public company, we will be required to perform system and process evaluations and testing of our internal control over financial reporting to allow management and, beginning in 2009, our independent registered public accounting firm, to report on the effectiveness of our internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act.

        The initiatives we are implementing are subject to continued management review supported by confirmation and testing, as well as audit committee oversight. While we expect to remediate the material weakness, we cannot assure you that we will be able to do so in a timely manner, which could impair our ability to accurately and timely report our financial position, results of operations or cash flows. See "Risk Factors—Risk Related to Our Business and Industry—Our management has identified a material weakness in our internal control over financial reporting, which if not properly remediated could result in material misstatements in our future interim and annual financial statements and have a material adverse effect on our business, financial condition and results of operations and the price of our common stock."

Key Financial Metrics

Revenues

        We derive our revenues from the sale of software licenses, fees for professional services associated with the implementation and integration of our software products and maintenance fees relating to software licenses previously sold. Our total revenues were $138.7 million for the year ended December 31, 2007 and $94.7 million for the year ended December 31, 2006, representing an increase of 46%, and were $89.9 million for the six months ended June 30, 2008 and $68.9 million for the six months ended June 30, 2007, representing an increase of 30%. For the year ended December 31, 2007 and the six months ended June 30, 2008, we generated 29% and 30%, respectively, of our revenues from license sales, 45% and 46%, respectively, from the provision of professional services and 26% and 24%, respectively, from maintenance fees. We generally have experienced a significant level of repeat purchases from our existing customer base. For the year ended December 31, 2007, approximately 65% of our total revenues was derived from our installed base of customers and approximately 84% of our total revenues was derived from both our installed base and new customer contracts entered into prior to that period. In the years ended December 31, 2005, 2006 and 2007 and the six months ended June 30, 2008, we derived approximately $39.6 million, or 54%, $45.0 million, or 47%, $69.5 million, or 50%, and $51.3 million, or 57%, respectively, of our revenues from outside the United States.

        License revenues.    We derive the substantial majority of our license revenues from the sale of perpetual licenses for our software products. We offer our principal software solutions to our various end-markets under the Endur and Findur brands. Together Endur and Findur, which provide our target customers with comprehensive trade support tools across virtually all asset classes and market segments, comprised over 75% of our software license revenues in each of the last three years. We also generate license revenues through our offering of:

  •
  a full suite of logistic packages, which are fully integrated with Endur, which includes cMotion, gMotion and pMotion, to support physical logistics associated with trading in the energy and commodities markets;

  •
  our iOPT and iPlan solutions to provide decision support through forecasting and optimization; and

  •
  a suite of development toolkits, including our Connex, OpenComponents and Toolkit products, designed to allow our customers to extend the core functionality of our software solutions.

        License revenues are recognized when a perpetual license agreement has been signed, the product has been delivered, collection is reasonably assured and all significant contractual obligations relating to the license have been satisfied. Subscription based license fee revenues are recognized ratably over the life of the agreement. For new installations and significant purchases of new modules by existing customers, our customers generally pay such license fees based on mutually agreed milestones or progress payments over the course of the initial installation. As a result, the majority of the cash payments associated with these license transactions is received prior to the actual period in which the revenue is recognized, creating a liability recorded as deferred revenue.

        Professional services revenues.    We generate professional services revenues from consulting, project management, implementation and integration services. Our implementation services include configuration and parameterization and our integration services include interface development, custom report writing and training. Our professional services are contracted by our customers on a project-by-project basis, with some services being performed under retainer agreements. The demand for our professional services is primarily associated with new customer installations, assistance with new version upgrades throughout our installed base and the implementation of new modules as required by certain customers. Our professional services are not essential to the functionality of our software products and may be provided by various third parties or performed internally by the customer. Professional services are priced and recorded separately for financial reporting purposes. Many of our customers purchase professional services from us to support their implementation of our products, design and configure our products to meet their business needs, develop interfaces to existing systems, assist in the conversion of historical data and provide ongoing training and technology reviews to ensure continued performance. Revenues are recognized as services are performed, and generally cash payments are closely aligned with the provision of services.

        Maintenance revenues.    We generate maintenance revenues from the sale of maintenance services for our software products. Due to the significant role our products typically play, nearly all of our customers subscribe to our maintenance services, which entitle them to technical support as well as issue tracking and defect resolution through our customer support group. In addition, subscribing customers are entitled, at no additional cost, to new product releases and upgrades that contain enhancements and new functionality designed to support changing market needs, regulatory developments and new technologies. Our maintenance contracts are generally for an annual term and, subject to a customer's right to decline renewal, generally renew on an annual basis. Maintenance revenues are recognized ratably over the term, however, the fees are generally paid to us annually in advance. In each of the last three years, we have achieved maintenance renewal rates in excess of 95% of the prior-year revenue.

Cost of revenues

        Cost of revenues consists of the cost of licenses, the cost of professional services, the cost of maintenance and amortization expense.

        Cost of license revenues.    The cost of license revenues primarily consists of third party products utilized in our software solutions or sub-licensed to our customers. The use of third party products that we purchase or license is a minor component of our software products. These costs represented less than 2% of our license revenues and less than 2% of our total cost of revenues during the year ended December 31, 2007 and the six months ended June 30, 2008.

        Cost of professional services.    The cost of professional services consists of costs related to the implementation and acceptance of our solutions, including:

  •
  compensation and benefits related to personnel providing professional services;

  •
  billable and non-billable travel, lodging and other out-of-pocket expenses;

  •
  costs associated with third party consultants;

  •
  recruitment and training costs for our personnel; and

  •
  facilities and other overhead costs.

        The cost of professional services may vary from period to period depending on a number of factors, including the amount of implementation services required to deploy our products. We expect that the costs associated with professional services revenues will continue to increase as demand for our professional services increases.

        Generally, an increase in our staffing levels results in a short-term reduction in gross margin as a result of inefficiencies resulting from training and recruitment activities associated with acquiring the new professional services staff. Staffing levels are primarily impacted by our anticipated level of demand for professional services, and we generally increase our staffing levels in advance of anticipated growth. Our gross margins are also impacted by our ability to minimize non-billable periods for professional staff members as they transition from project to project, as well as our ability to utilize shared resource pools among our various geographic locations.

        Cost of maintenance.    Cost of maintenance consists of those costs related to the fulfillment of our maintenance services, including help desk support, cost associated with defect correction and certain development, quality assurance, and documentation expenses associated with modifying or enhancing existing functionality to meet emerging market needs, enhancements required to maintain the compatibility of our solutions with new technologies and third party products and minor enhancements designed to improve our users' experience with our deployed solutions. Cost of maintenance includes:

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  compensation and benefits related to personnel providing customer support;

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  fees of outsourced providers associated with our quality assurance programs;

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  depreciation of our customer support infrastructure and associated technical environment; and

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  facilities and other overhead costs.

        If our installed base of customers continues to increase as anticipated, our cost of maintenance also will continue to increase; however, we generally experience improvements in our maintenance gross margins as revenue increases exceed cost increases due to the economies of scale associated with our infrastructure and development costs required to support our customers.

        Amortization.    The value of developed technologies, non-competition agreements with personnel assigned to professional services and the activities associated with the provision of maintenance services, and certain customer relationships were capitalized in connection with the Recapitalization and the iRM Acquisition. These intangible assets are amortized using the straight-line method over their estimated useful lives, ranging from three to seven years. As the remaining useful lives of these intangible assets continue to decline, and some expire, the associated amortization costs are expected to decrease. We also recognize a portion of our amortization expense as an operating expense as described below under "—Operating Expenses—Amortization." Future acquisitions could increase our amortization expense.

        Our overall gross margins will be impacted by changes in the mix of revenue. Generally, as the percentage of license revenues comprising our total revenues increases or decreases, our gross margins will increase or decrease, respectively.

Operating expenses

        Operating expenses are comprised of the costs for research and development, selling and marketing, general and administrative, amortization and other transaction related costs.

        Research and development.    Research and development expenses consist primarily of design and development costs of new products or modules and significant enhancements to existing products before the establishment of technological feasibility. Research and development expenses include:

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  compensation and benefits of software developers, product managers, software designers and architects, and quantitative analytic experts working on the development of our new products, enhancements of existing products, analytic and technical research, quality assurance, documentation and testing;

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  depreciation on the equipment and third party software utilized in our development process; and

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  facilities and other related overhead.

        We expense all of our research and development costs as incurred, and we expect to continue to do so in the foreseeable future. We expect research and development expenses to increase in absolute dollars for the foreseeable future as we continue to invest in the development of our products and modules consistent with our strategies for maintaining long-term growth.

        Selling and marketing.    Selling and marketing expenses consist of:

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  compensation and benefits related to sales, sales support and marketing activities;

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  travel, lodging and other out-of-pocket expenses;

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  public relations and brand awareness advertising campaigns;

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  website development and maintenance;

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  legal expenses associated with completion of new license and professional services contracts; and

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  marketing programs such as our user conferences and participation in industry trade shows.

        We expect selling and marketing expenses to increase both in absolute dollars and as a percentage of total revenues for the foreseeable future as we continue to develop new markets, increase our brand awareness, and hire additional sales personnel to attract new customers for our products and services.

        General and administrative.    General and administrative expenses consist of:

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  compensation and benefits;

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  accounting, legal and other professional fees;

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  facilities and other related overhead; and

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  recruiting, training and human resource expenses.

        We expect absolute dollar increases in general and administrative expenses as we incur additional expenses related to being a publicly-traded company and investments in new offices or expansion of existing capabilities to support our growth.

        In connection with awards of restricted stock to certain of our employees on March 5, 2008 (see "Management—Compensation Discussion and Analysis—Long-Term Incentive Program"), we agreed to pay the applicable withholding tax, including an incremental payment to offset the tax associated with the payment of such withholding tax, for each recipient. This resulted in the recognition of a cash compensation expense of approximately $8.1 million in the first quarter of 2008, which expense was allocated to the applicable cost of revenue or operating expense item, $0.5 million to cost of maintenance, $4.4 million to research and development, $1.1 million to selling and marketing and $2.1 million to general and administrative. The actual tax benefit of a restricted stock award that exceeds the applicable tax benefit under SFAS 123R for financial reporting purposes was $4.4 million and will be recognized quarterly to additional paid-in capital in 2008 in accordance with SFAS 123R.

Therefore, for the six month ended June 30, 2008 we recognized $2.2 million for the excess tax benefit to additional paid in capital. From a cash flow perspective, we incurred a net cash outflow of approximately $0.4 million during the first quarter of 2008. In addition, in connection with awards of restricted stock that had vested as of September 28, 2007 (see "Management—Compensation Discussion and Analysis—Incentive Cash Bonuses"), we agreed to pay the applicable withholding tax, including an incremental payment to offset the tax associated with the payment of such withholding tax, of our employees, which resulted in the recognition of cash compensation expense of approximately $2.0 million in the three months ended December 31, 2007 to the applicable cost of revenue or operating expense item ($0.1 million to cost of maintenance, $1.1 million to research and development, $0.3 million to selling and marketing and $0.5 million to general and administrative).

        Amortization.    The value of developed technologies, non-competition agreements, which we enter into with nearly all of our personnel assigned to the research and development, selling and marketing and general and administrative areas, and certain customer relationships were capitalized in connection with the Recapitalization and the iRM Acquisition. These intangible assets are amortized using the straight-line method over their estimated useful lives, ranging from three to seven years. As the remaining useful lives of these intangible assets continue to decline, and some of them expire, the associated amortization costs are expected to decrease beginning in 2009. We also recognize a portion of our amortization expense as a cost of revenues, as described above under "—Cost of revenues—Amortization." Future acquisitions could increase our amortization expense.

        Other transaction related costs.    Other transaction related costs consist of legal and accounting expenses incurred in connection with the Recapitalization, as well as incentive payments for certain personnel associated with the Recapitalization. We expect these incentive payment costs to continue at the same rate we experienced during 2007 until February 2009, at which point all incentive periods for these personnel will have terminated and our recognition of the associated costs will cease. The legal and accounting cost incurred in connection with the Recapitalization was of a one-time nature, and was recognized in the year ended December 31, 2005 and the period from January 1, 2006 to January 31, 2006. Such costs were not capitalized as they were incurred by the Company, which was determined to be the acquiree for accounting purposes in the Recapitalization. Other transaction related costs incurred during the period from February 1, 2006 to December 31, 2006 and the year ended December 31, 2007 were principally attributable to long-term incentive arrangements associated with the Recapitalization. We capitalized all costs related to the iRM Acquisition and, accordingly, do not recognize such costs in our statement of operations.

Interest expense

        Interest expense includes interest paid on our debt obligations, as well as amortization of deferred financing costs and the amortization of the discount recorded on the senior subordinated notes. We have a revolving credit and term loan facility with Bank of America, N.A. See "—Credit Facility." In addition, from February 1, 2006 until June 28, 2007, we had outstanding $20.0 million in aggregate principal amount of senior subordinated notes. See "—Liquidity and Capital Resources." Our interest expense was materially impacted by the Recapitalization during the years ended December 31, 2007 and 2006. The amount of the expense was, however, significantly reduced as of June 28, 2007 as a result of the repayment of the senior subordinated notes, and we expect it to further decrease upon the application of a portion of the net proceeds to us from this offering to repay in full our existing indebtedness under our term loan agreement.

Foreign exchange income (loss)

        We have significant operations outside the United States, particularly in Europe, and derive a substantial portion of our revenues from these operations. In the years ended December 31, 2005, 2006 and 2007 and the six months ended June 30, 2008, we derived approximately 54%, 47%, 50% and 57%, respectively, of our revenues from sales outside the United States. We generally transact business in local currencies, including Euros, Pounds Sterling, Reals and Australian dollars. Accordingly, we maintain cash and other short-term investments in such local currencies to meet our ongoing working capital needs, which amounts are subject to currency exchange rate fluctuations. As a result of the declining value of the U.S. dollar in recent periods, we experienced a favorable return on the cash and short-term investments held in foreign currencies during the years ended December 31, 2006 and 2007. This resulted in foreign exchange transaction income of $1.3 million for the year ended December 31, 2006, $0.8 million for the year ended December 31, 2007, and $0.1 million and $1.0 million for the six months ended June 30, 2007 and 2008, respectively. We do not currently engage in hedging activities to mitigate the risk associated with fluctuations in the value of these foreign currencies.

Change in fair value of warrants

        In connection with the Recapitalization, we issued senior subordinated notes and agreed to issue warrants to acquire 955,773 shares of our common stock upon the conversion thereof. The allocated fair value of the warrants in connection with the issuance of the senior subordinated notes was accounted for as a discount at the time of issuance of the senior subordinated notes and was being amortized to interest expense over the term of these notes, which were converted and repaid in full on June 28, 2007. The terms of the warrants provided that the holder could exchange the warrants for shares of our common stock in an amount determined by a formula stipulated in the warrant agreement or exchange the warrants for a net number of shares of our common stock without paying us the exercise price. In addition, the warrants contained a put right such that at any time upon the occurrence of the earliest of certain specified events, the holder could require us to purchase the warrants for cash at a specified redemption price equal to their fair market value.

        In accordance with FASB Staff Position No. 150-1, Issuer's Accounting for Freestanding Financial Instruments Composed of More Than One Option or Forward Contract Embodying Obligations under FASB Statement No. 150, and SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, we classified these warrants as a liability on our balance sheet from the date of issuance of the senior subordinated notes and we mark the warrants to fair value at each reporting date based upon the change in fair value and the impact of such changes are reflected in the statements of operations within other (loss) income. The warrants were exercised on January 31, 2008. We received proceeds of $0.01 million from the exercise of the warrants and 955,773 shares of common stock were issued. We determined that there was no change in fair value of these warrants from December 31, 2007 to January 31, 2008. As a result of the warrants being exercised on January 31, 2008, the related warrant liability was extinguished and the fair value of the warrants was accounted for as an increase to additional paid in capital. As of June 30, 2008, we had no outstanding warrants.

Provision for income taxes

        We are subject to income taxes in the United States and abroad, and we use estimates in determining our provision for income taxes, deferred tax assets, related valuation allowances, current tax liabilities and deferred tax liabilities.

Critical Accounting Policies

        A number of our accounting policies require the application of significant judgments by our management, and such judgments are reflected in the amounts reported in our consolidated financial statements. In applying these policies, our management uses its judgment to determine the appropriate assumptions to be used in the determination of estimates. Those estimates are based on our historical experience, terms of existing contracts, management's observation of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, goodwill and intangible assets, income taxes and stock based compensation. Actual results may differ significantly from the estimates contained in our consolidated financial statements. We believe that the following are our critical accounting policies.

Revenue recognition

        We license software under perpetual and subscription based license agreements and provide related professional services and maintenance and support services. Revenue is recognized in accordance with SOP 97-2, Software Revenue Recognition, as amended by SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Recapitalizations. Professional services are not essential to the functionality of our software products; such services are separately priced and are available from a number of suppliers. Accordingly, revenue from these services is recorded separately from the license fees.

        License—License fee revenue is recognized when a perpetual license agreement has been signed, the product has been delivered, the negotiated acceptance criteria, if applicable, have been achieved, collection is reasonably assured and all significant contractual obligations relating to the licensed software have been satisfied. Subscription based license fee revenues are recognized ratably over the life of the agreement. Revenue on all software license transactions in which there are significant outstanding obligations is deferred and recognized once such obligations are fulfilled. Typically, our software licenses do not include significant post-delivery obligations to be fulfilled by us and payments are due within a twelve-month period from date of delivery. Where software license contracts call for payment terms in excess of twelve months from date of delivery, revenue is recognized as payments become due and all other conditions for revenue recognition have been satisfied.

        Professional Services—Revenue from consulting, implementation and training services is recognized as services are performed for all projects provided on a time and material basis. For projects completed on a "fixed fee" basis, we record professional services revenue on a progress to completion basis using our best available estimates and an appropriate reserve based on past experience for potential rework and warranty issues, if applicable. To date, fixed fee projects have been short-term in nature.

        Maintenance—Revenue from maintenance service contracts is recognized ratably over the term of the related contracts, which are typically for one-year terms. Deferred income is typically created by our practice of billing for these services at the beginning of the contract term. We defer maintenance service fees when billed, then recognize maintenance revenue ratably over the contractual maintenance period. We also defer license revenue until significant outstanding obligations and the revenue recognition criteria under the related SOP are fulfilled.

        In accordance with Emerging Issue Task Force Issue No. 01-14, Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred, we are required to report reimbursable pass-through expenses as a component of professional services revenues and cost of professional services revenues. This component of professional services revenue was approximately $2.9 million and $1.4 million for the six months ended June 30, 2008 and June 30, 2007, respectively, and $3.5 million for the year ended December 31, 2007, $2.0 million for the period February 1, 2006 through December 31, 2006, $121,000 for the period January 1, 2006 through January 31, 2006, and $2.4 million for the year ended December 31, 2005.

Goodwill and intangible assets

        Goodwill, which consists of the excess of the purchase price over the fair value of identifiable net assets of businesses acquired, is evaluated for impairment using a two-step process that is performed at least annually on October 31 of each year, or whenever events or circumstances indicate that impairment may have occurred. The first step is a comparison of the fair value of an internal reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is not considered impaired and the second step is unnecessary. If the carrying value of the reporting unit exceeds its fair value, a second test is performed to measure the amount of impairment by comparing the carrying amount of the goodwill to a determination of the implied value of the goodwill. If the carrying amount of the goodwill is greater that the implied value, an impairment loss is recognized for the difference.

        The implied value of goodwill is determined as of the test date by performing a purchase price allocation, as if the reporting unit had just been acquired, using currently estimated fair values of the individual assets and liabilities of the reporting unit, together with an estimate of the fair value of the reporting unit taken as a whole. The estimate of the fair value of the reporting unit is based upon information available regarding prices of similar groups of assets, or other valuation techniques including present value techniques based upon estimates of future cash flow.

        Our identifiable intangible assets consist primarily of trade names, non-competition agreements, customer relationships and developed technologies arising from acquisitions. Identifiable intangible assets are recorded at cost less accumulated amortization and are amortized using a method which reflects the pattern in which the economic benefit of the related intangible asset is utilized. Intangible assets deemed to have indefinite useful lives, such as the Open Link and iRM trade names, are not amortized and are subject to annual impairment tests or whenever events or circumstances indicate impairment may have occurred. An impairment exists if the carrying value of the indefinite-lived intangible asset exceeds its fair value.

        As of June 30, 2008, we had goodwill and intangible assets of $78.8 million and $18.5 million, respectively. There are many assumptions and estimates used that directly impact the results of impairment testing, including an estimate of future expected revenues, earnings and cash flows, and discount rates applied to such expected cash flows in order to estimate fair value. We have the ability to influence the outcome and ultimate results based on the assumptions and estimates we choose for testing. To mitigate undue influence, we set criteria that are reviewed and approved by various levels of management. The determination of whether or not goodwill or indefinite-lived acquired intangible assets have become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the value of our reporting unit. Changes in our strategy or market conditions could significantly impact these judgments and require adjustments to recorded amounts of intangible assets.

Income taxes

        We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. This statement requires an asset and liability approach for measuring deferred taxes based on temporary differences between the financial statement and income tax bases of assets and liabilities existing at each balance sheet date using enacted tax rates for the years in which the taxes are expected to be paid or recovered. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs. In July 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 ("FIN 48"), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that we recognize in our results the potential impact of certain tax positions we have taken, if such positions are more likely than not of being sustained on audit based on the technical merits of the positions. We adopted the provisions of FIN 48 as of the beginning of the year ended

December 31, 2007, with the cumulative effect of the change in accounting principle of $2.4 million of which $0.9 million was recorded as an adjustment to accumulated deficit and $1.5 million was recorded as an increase in goodwill related to pre-acquisition tax uncertainties primarily related to the Recapitalization.

Stock-based compensation

        Effective January 1, 2006, we adopted SFAS No. 123R, Share-Based Payment ("SFAS No. 123R"). SFAS No. 123R supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and requires companies to expense the fair value of employee stock options over the employee requisite service period. Nonpublic entities may elect to measure their liabilities to employees incurred in share-based payment transactions at their intrinsic value. Accordingly, prior period amounts presented herein have not been restated. Under the fair value recognition provisions of SFAS No. 123R, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the requisite service period. The additional disclosure requirements of SFAS No. 123R are set forth in Note 11 to our audited consolidated financial statements and Note 9 to our unaudited consolidated financial statements included elsewhere in this prospectus.

        Prior to January 1, 2006, we applied APB 25 in accounting for our stock option and award plans and the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement 123.

        If we had applied the fair value recognition provisions of SFAS No. 123 to stock based-employee compensation for the year ended December 31, 2005, we would have recognized additional stock-based compensation of $426,359.

        The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model. For the six months ended June 30, 2008, a risk-free interest rate of 2.9%, an expected option term of 6.4 years, a dividend yield of 0% and a volatility factor of 40.8% were used in the model for the stock options. For the year ended December 31, 2007, a risk-free interest rate of 3.6% to 5.0%, an expected option term of 6.0 to 6.4 years, a dividend yield of 0% and volatility factor of 40.4% to 46.1% were used in the model for the stock options. For the period February 1, 2006 through December 31, 2006, a risk-free interest rate of 4.6%, an expected option term of 6.4 years, a dividend yield of 0% and volatility factor of 55.8% to 62.5% were used in the model for both the stock options and restricted stock.

        The expected life represents the period that our stock-based compensation awards are expected to be outstanding. With the adoption of SFAS No. 123R on January 1, 2006, we began to use a simplified method provided in Staff Accounting Bulletin No. 107 ("SAB No. 107") which averages an award's weighted average vesting period and contractual term for "plain vanilla" share options. Under SAB No. 107, options are considered to be "plain vanilla" if they have the following basic characteristics: granted "at the money"; the exercise is conditioned upon service through the vesting period; termination of service prior to vesting results in forfeiture; there is a limited exercise period following termination of service; and the options are non-transferable. We believe that all options issued during the periods ended February 1, 2006 and December 31, 2006, the year ended December 31, 2007 and the six months ended June 30, 2008 qualified for the "plain vanilla" method. The expected volatility was estimated by analyzing the historic volatility of comparable publicly traded companies. In determining volatility, we used an estimate based on comparisons to other similar companies rather than use the minimum value method. No dividend payouts were assumed as we have not historically paid, and do not anticipate paying dividends going forward. The risk free rate of return reflects the weighted average interest rate offered for zero coupon treasury bonds over the expected term of the options.

        Given the absence of an active market for our common stock, our board of directors estimated the fair value of our common stock at the time of each option grant. Numerous objective and subjective factors were considered in estimating the value of our common stock at each option grant date in accordance with the guidance in the AICPA Audit and Accounting Practice Aid Series, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the "AICPA Valuation Practice Aid"). These factors included our then current operating performance, future projections, the likelihood and timing of achieving a liquidity event, such as an initial public offering or the sale of the business, and the rights, preferences and privileges of our outstanding redeemable convertible preferred stock.

        Stock options were granted in 2006 at exercise prices ranging from $1.92 to $4.85 per share, in 2007 at exercise prices ranging from $8.77 to $12.50 per share and in the six months ended June 30, 2008 at an exercise price of $11.36. No stock options were granted in 2005.

        The following table represents all stock option grants from January 1, 2005 through June 30, 2008:

Grant Date	Number of Options Granted	Exercise Price at Grant Date	Estimated Fair Value of Common Stock per Share	Intrinsic Value per Share
March 1, 2006	625,000	$1.92	$1.92
September 20, 2006	50,000	$4.85	$4.85
July 16, 2007	240,000	$8.77	$8.77
August 13, 2007	660,000	$10.57	$10.57
December 17, 2007	1,237,500	$11.36	$11.36
December 17, 2007*	125,000	$12.50	$11.36
March 19, 2008	100,000	$11.36	$11.36

    *
    The options to purchase 125,000 shares of our common stock were granted to our Executive Chairman, Mr. Fung, with an exercise price above fair value in accordance with the requirements for grants to a significant stockholder.

        Based on an assumed initial public offering price of $                        per share, which is the mid-point of the price range set forth on the cover of this prospectus, the intrinsic value of the options outstanding at June 30, 2008 was $                         million, of which $             million related to options that were vested and $             million related to options that were not vested.

        In connection with each option grant, the fair value of the common equity was estimated on a minority, non-market interest basis. After consideration of our past and then-current operations and expectations for future financial performance, in each case, a version of the Income Approach referred to as The Probability-Weighted Expected Return Method (the "Probability Method") was applied. As described in the AICPA Valuation Practice Aid, the Probability Method estimates the value of common stock based upon an analysis of future values for the enterprise assuming various future outcomes. For this analysis, the fair value of the common equity was estimated assuming two scenarios: (1) an initial public offering (market approach) and (2) a sale of the business (transaction method).

        This analysis included the review of our historical financial statements and future income statement projections and considered the type of services we provide, the markets we serve, our competitors, industry regulation and the general outlook for the industry. This information provided the basis for performing the income approach method used to value business interests that involves estimating the future cash flows of the business, discounted to their present value ("DCF"). The results of the DCF technique, which largely depend on the reasonableness of the underlying cash flow projections, provided an appropriate analytic framework because of our track record of customer stability and the predictability of our revenues.

        As noted above, for each grant date, the estimated fair value of our common stock has been based on contemporaneous valuations, using the market approach for an initial public offering and the transaction approach for the sale of the company. Consistent with an initial public offering scenario, the market approach that estimates fair value using EBITDA multiples derived from the stock price of publicly traded companies engaged in a similar line of business was applied. The transaction method estimates fair value using the actual sale or purchase of similar companies. The progressively higher valuations reflect the continual improvement in our operating performance and prospects, general market conditions and shortened liquidity horizon, which comprised components of these valuations. It was determined that the use of EBITDA multiples was more appropriate for our company than revenue multiples in an initial public offering scenario, while revenue multiples were more appropriate in connection with a sale of business scenario given the wide variance in EBITDA multiples in strategic acquisitions, which are the typical form of acquisition among our comparable companies, due to the expected synergies related thereto. The projections used in connection with the market approach and transaction method were based in part on our expected operating performance over the forecast period. There is inherent uncertainty in these estimates. If different discount rates or other assumptions had been used, the applicable valuations would have been different.

        Under the initial public offering and sale of business scenarios, the estimated enterprise value of our business was determined by deducting our net outstanding debt from the enterprise value at each valuation date. The enterprise value was then allocated pro rata across all outstanding shares of our capital stock on a fully diluted basis, including common, preferred, and vested options and restricted stock. To establish the fair value of our common stock as a privately-held company under each scenario, an appropriate discount factor was then applied to account for the lack of liquidity of our common stock. The discount factor applied at each date was determined through an analysis of (i) the restrictions on the transferability of the shares of our common stock, (ii) the generally accepted range for such discount factors for privately-held companies considering an initial public offering, and based on an estimated put option value associated with our common equity calculated using the Black-Scholes option pricing model, (iii) our progress toward completing our initial public offering, as well as the possibility of a sale of the business on a similar time frame, while allowing for time to consummate a sale process, and (iv) the inherent risk that an initial public offering would not be consummated. As we approached the consummation of our initial public offering, the discount factor for lack of liquidity decreased from 39.6% at March 1, 2006 to 8.4% at March 19, 2008. This decrease primarily resulted from our progress toward the completion of our initial public offering and the related decrease in the risk that our initial public offering would not be consummated.

        The estimated fair value of our common stock at each valuation date equaled the sum of the probability weighted present values, based on the estimated relative likelihood of the occurrence of the applicable scenario, determined using the initial public offering and sale of the business scenarios. A 65% probability weight was given to the initial public offering scenario and a 35% probability weight was given to the sale of business scenario at each grant date beginning September 20, 2006.

        The following summarizes the significant factors contributing to the change in the fair value of our common stock leading up to the assumed initial public offering price of $        per share, the midpoint of the range on the cover page of this prospectus.

        On March 1, 2006, we determined the fair value of our common stock to be $1.92 per share in reliance on a contemporaneous valuation taking into account the sale of the stock in the Recapitalization at a price of $5.53 per share, adjusted for our significantly modified post-Recapitalization capital structure, including the liquidation preference for our redeemable convertible preferred stock and discounted for the $40 million of indebtedness incurred in connection with the Recapitalization and the $10.1 million of cash utilized in the Recapitalization. In addition, a discount of 39.6% for lack of liquidity and minority interest was applied.

        On September 20, 2006, we determined the fair value of our common stock to be $4.85 per share in reliance on a contemporaneous valuation using the valuation methodology described above based on our then-current revenue budget for fiscal 2006 through 2010. The increase from the March 1, 2006 grant date was primarily due to improved operating performance, including exceeding forecasted revenues and profit targets during the six months ended June 30, 2006, improved projected financial forecasts for fiscal 2006 through 2010, as well the absence of a discount for the preferred stock's liquidation preference, as the estimated value of the company exceeded the aggregate amount of the liquidation preference. It was therefore assumed that shares of preferred stock would be converted rather than being paid such liquidation preference.

        On July 16, 2007, we determined the fair value of our common stock to be $8.77 per share in reliance on a contemporaneous valuation using the valuation methodology described above. The increase in value from the September 20, 2006 grant date was primarily due to our operating performance exceeding the prior forecast for fiscal 2006 and improved financial forecast for fiscal 2007 through 2010. In addition, our board of directors requested that management commence the beginning stages of an initial public offering process. As a result, we increased the probability estimate of an initial public offering, and therefore reduced the marketability discount to 11.9% from the 25% used in each of the preceding contemporaneous valuation reports. At this time, the initial public offering scenario valued our business at $255 million and the sale of business scenario valued our business at $216 million.

        On August 13, 2007, we determined the fair value of our common stock to be $10.57 per share in reliance on a contemporaneous valuation report using the valuation methodology described above. The increase in value from the July 16, 2007 grant was primarily due to improved operating performance for the six months ended June 30, 2007, an increased financial forecast that included new business consummated in the corporate market. In addition, we had eliminated our senior subordinated debt and made some progress toward an initial public offering, which reduced the marketability discount from 11.9% to 11.6%. At this time, the initial public offering scenario valued our business at $305 million and the sale of business scenario valued our business at $262 million.

        On December 17, 2007, we determined the fair value of our common stock to be $11.36 per share in reliance upon a contemporaneous valuation using the valuation methodology described above. The increase in value from the August 13, 2007 grant date was primarily due to favorable operating results and improved financial forecast that included new business expected in the capital markets, progress toward an initial public offering, which caused a reduction in the marketability discount under the initial public offering and sale of business scenarios to 9% from 11.6% and exceeding our budgeted revenue targets for the nine months ended September 30, 2007. At this time the initial public offering scenario valued our business at $307 million and the sale of business scenario valued our business at $276 million.

        On March 19, 2008, we determined the fair value of our common stock to be $11.36 per share in reliance upon a contemporaneous valuation using the methodology described above. Because the valuation factors generally remained the same due to our performance in accordance with expectations for our business, financial forecast did not improve, and other than timing for the completion of an initial public offering scenario falling a few months later and a decrease in marketability discount to 8.4%, the estimate of fair value for our common stock remained the same as on the December 17, 2007 grant date.

        The increase from the estimated fair value of our common stock on March 19, 2008 to the assumed initial public offering price of $        per share, the midpoint of the price range on the cover of this prospectus, was attributable, to the extent the same methodology was used for valuation, to the effect of the proximity of an initial public offering on the probabilities and the discounts for lack of marketability used in such methodology. These factors accounted for the majority of the increase in the estimated fair value of our common stock at the time of this offering. In addition, we believe that the remaining difference can be attributed to our continued performance in accordance with our business plan and growth strategy and an increase in our estimated enterprise value as a result of an expected reduction in our cost of capital due to our increased size and expanded product offerings.

Freestanding common stock warrants

        We estimated the fair value of the common stock warrants at the respective balance sheet dates using the Black-Scholes option valuation model. This model utilizes as inputs the estimated fair value of the underlying common stock at the measurement date, the remaining contractual term of the warrants, the risk-free interest rates, expected dividends and expected volatility of the price of the underlying common stock. We continued to adjust this liability for changes in fair value until the exercise of all the outstanding warrants on January 31, 2008.

Results of Operations

        The following table sets forth our historical operating results as a percentage of revenue for the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2005	2006	2007	2007	2008
Consolidated Statement of Operations Data:
Revenues:
License	26%	32%	29%	31%	30%
Professional services	48	42	45	44	46
Maintenance	26	27	26	25	24

Total revenues	100	100	100	100	100

Cost of revenues:
Cost of license revenues	1	1	1	1	1
Cost of professional services	25	27	28	27	28
Cost of maintenance	10	10	8	8	8
Amortization expense	—	6	5	5	4

Total cost of revenues	36	44	42	41	40

Gross profit	64	56	58	59	60
Operating expenses:
Research and development	20	19	19	17	21
Selling and marketing	12	11	13	12	13
General and administrative	12	10	11	10	12
Amortization expense	—	5	4	4	3
Other transaction related costs	1	5	1	1	1

Total operating expenses	45	49	47	44	50

Income from operations	19	7	11	15	11
Other income (loss):
Interest income	1	1	1	1	1
Interest expense	—	(4)	(2)	(3)	(1)
Foreign exchange (loss) income	(1)	1	1	—	1
Loss on extinguishment of debt	—	—	(2)	(3)	—
Change in fair value of warrants	—	(5)	(4)	(5)	—
Other income, net	—	—	1	1	1

Total other (loss) income	(1)	(7)	(6)	(10)	1

Income before provision for income taxes	18	—	5	5	12
Provision for income taxes	6	2	4	4	5

Net income (loss)	12%	(2)%	2%	1%	7%

        Certain columns in the tables presented in this "—Results of Operations" section, including the above table, may not add due to rounding.

  Six months ended June 30, 2008 compared to the six months ended, June 30, 2007

        As a result of increased demand for our solutions and services, we experienced an increase in total revenues from $68.9 million for the six months ended June 30, 2007 to $90.0 million for the six months ended June 30, 2008, representing an increase of 30%. In meeting the increase in demand reflected in our increased revenues, we experienced significant increases in our cost of revenues and most operating expense categories. In addition, during the six months ended June 30, 2008, we awarded certain key contributors and members of management restricted stock awards and as a one-time bonus paid the applicable withholding taxes, including an incremental payment to offset the tax associated with the payment of such withholding taxes. This resulted in the recognition of a cash compensation expense of approximately $8.1 million during the six months ended June 30, 2008 ($0.5 million in cost of maintenance, $4.4 million to research and development, $1.1 million to selling and marketing, and $2.1 million to general and administrative) (the "2008 Special Bonus").

Revenues

	Six months ended June 30,
	2007		2008
(Dollars in thousands)	Amount	As a percentage of total revenue	Amount	As a percentage of total revenue	Increase	Percentage change
License	$21,573	31%	$27,032	30%	$5,459	25%
Professional services	30,210	44%	41,397	46%	11,187	37%
Maintenance	17,162	25%	21,439	24%	4,277	25%

Total	$68,945	100%	$89,868	100%	$20,923	30%

        License.    License revenues increased $5.5 million, or 25%, from $21.6 million for the six months ended June 30, 2007 to $27.0 million for the six months ended June 30, 2008. This increase was primarily attributable to an increase of approximately $2.9 million, or 421%, in revenue generated from our licensing of software solutions for the capital markets, resulting from increased demand for our software solutions as a result of new features added during 2007 and our increased expansion into new geographic markets. In addition, we continued to see an increase in demand for our development toolkits of $1.5 million, or 395%, primarily from existing customers associated with the introduction of new products released during the first quarter of 2008.

        Professional services.    Professional services revenues increased $11.2 million, or 37%, from $30.2 million for the six months ended June 30, 2007 to $41.4 million for the six months ended June 30, 2008. This increase was primarily due to the increase in demand for implementation services associated with sales to new customers during the six months ended June 30, 2008, as well as upgrades by existing customers to expand asset classes covered. In addition, the increase reflected the continuation of a number of projects for existing customers acquired during the year ended December 31, 2007 that had contemplated multiple phases, in particular in the commodities and energy markets and the introduction of new solutions to support logistics.

        Maintenance.    Maintenance revenues increased $4.3 million, or 25%, from $17.2 million for the six months ended June 30, 2007 to $21.4 million for the six months ended June 30, 2008. The increase was a result of an increase in the amount of software supported under our maintenance contracts. The increase in supported software was driven by a combination of an increase in the number of customers, additional modules and supported users licensed to our customers.

Cost of Revenues

	Six months ended June 30,
	2007		2008
(Dollars in thousands)	Amount	As a percentage of total revenue	Amount	As a percentage of total revenue	Increase (Decrease)	Percentage change
Cost of license revenues	$581	1%	$464	1%	$(117)	(20)%
Cost of professional services	18,715	27%	24,719	28%	6,004	32%
Cost of maintenance revenues	5,615	8%	6,981	8%	1,366	24%
Amortization expense	3,401	5%	3,351	4%	(50)	(1)%

Total cost of revenues	$28,312	41%	$35,515	40%	$7,203	25%

        Cost of license revenues.    Cost of license revenues decreased $0.1 million, or 20%, from $0.6 million for the six months ended June 30, 2007 to $0.5 million for the six months ended June 30, 2008. The decrease was attributable to a lower percentage of third party software being delivered in connection with our proprietary software solutions.

        Cost of professional services.    Cost of professional services increased $6 million, or 32%, from $18.7 million for the six months ended June 30, 2007 to $24.7 million for the six months ended June 30, 2008. The increase was primarily attributable to an increase in the demand for our services which we met through the expansion of our professional services staff from 198 to 250 during the period from June 30, 2007 to June 30, 2008. In addition, we incurred an approximate $0.5 million increase in travel costs associated with the growing demand for our professional services and as a result of the growing demand for professional services in the energy and commodities markets, we increased the general compensation rate for our professional staff by approximately 7%. Despite our increase in staffing levels, which generally result in a decline in our gross margin on professional services, we did not experience a deterioration in gross margin during the six months ended June 30, 2008 compared to the six months ended June 30, 2007, primarily as a result of less reliance on more expensive third party contractors in our overall cost structure and the continued benefit of improved economies of scale in our European operations as a result of the acquisition of iRM.

        Cost of maintenance.    Cost of maintenance increased $1.4 million, or 24%, from $5.6 million for the six months ended June 30, 2007 to $7.0 million for the six months ended June 30, 2008. The increase in cost of maintenance was primarily attributable to an increase in the level of investment for customer support infrastructure and help desk support required as a result of the increased number of customers under maintenance contracts. During the period from June 30, 2007 to June 30, 2008, we increased our overall headcount in this area from 71 to 89, primarily as a result of increased staffing in the areas of software quality management, documentation and planning support for new software releases and development staff focused on developing enhancements that improve the usability of our solutions. In addition, we continued to expand on our outsourcing program for certain quality assurance automation procedures in India. We generally experience a modest increase in gross margin as the number of customers subscribing to maintenance services increases due to efficiencies created through the leverage of our infrastructure and development cost; however, the 2008 Special Bonus, of which approximately $0.5 million in the aggregate was allocated to cost of maintenance, offset any such gross margin improvement. We did, however, experience additional operating efficiencies through the consolidation of our European support center with the iRM customer support center located in Vienna, Austria.

        Amortization expense.    Amortization of intangible assets and developed technologies decreased $0.05 million, or 1%, to $3.4 million for the six months ended June 30, 2008. The decrease in amortization was primarily attributable to certain intangible assets and developed technologies associated with the Recapitalization having been fully amortized during the period; as a result, we expect that amortization expense will be lower for the balance of 2008 as compared to the comparable periods in 2007.

Operating Expenses

	Six months ended June 30,
	2007		2008
(Dollars in thousands)	Amount	As a percentage of total revenue	Amount	As a percentage of total revenue	Increase (Decrease)	Percentage change
Research and development	$12,034	17%	$18,776	21%	$6,742	56%
Selling and marketing	8,115	12%	12,074	13%	3,959	49%
General and administrative	6,699	10%	10,690	12%	3,991	60%
Amortization expense	2,730	4%	2,747	3%	17	1%
Other transaction related costs	742	1%	568	1%	(174)	(23)%

Total operating expenses	$30,320	44%	$44,855	50%	$14,535	48%

        Research and development.    Research and development expenses increased $6.7 million, or 56%, from $12.0 million for the six months ended June 30, 2007 to $18.8 million for the six months ended June 30, 2008. The increase in research and development expenses was primarily attributable to the 2008 Special Bonus paid to certain key members of our management team associated with certain stock compensation during the six months ended June 30, 2008, of which approximately $4.4 million was allocated to research and development. In addition, during the period from June 30, 2007 through June 30, 2008, we increased our employee base in this area from 156 to 176 and continued to invest in the development of logistic solutions for physical commodities and the energy market with a particular focus on crude and other commodities that are transported in bulk movements. We are continuing to invest in new initiatives related to cross-asset trading, hybrid structures and credit instruments to further expand our business opportunities with financial institutions and asset managers trading capital market instruments. Finally, we continued to invest in new technologies to enhance the extensibility of our core architecture resulting in the release of a new development toolkit based on the utilization of Java and .Net development environments.

        Selling and marketing.    Selling and marketing expenses increased $4.0 million, or 49%, from $8.1 million for the six months ended June 30, 2007 to $12.1 million for the six months ended June 30, 2008. The increase in selling and marketing expenses was primarily attributable to an increase in the level of travel expense, sales commissions and bonuses as a result of the 30% increase in our total revenues between such periods. In addition, we added nine new sales and sales support personnel during the period from June 30, 2007 to June 30, 2008, with a focus on opportunities with financial institutions and asset managers trading capital market instruments in an effort to further develop our market share in these markets and leverage our research and development investments in these areas. Lastly, $1.1 million of the increase was attributable to the 2008 Special Bonus.

        General and administrative.    General and administrative expenses increased $4.0 million, or 60%, from $6.7 million for the six months ended June 30, 2007 to $10.7 million for the six months ended June 30, 2008. The increase in general and administrative expenses was primarily attributable to the 2008 Special Bonus, of which approximately $2.1 million was allocated to general and administrative expense. In addition, during the period from June 30, 2007 to June 30, 2008, we increased our employee base in this area by 15 employees as a result of a need to expand our finance and infrastructure teams to support the continued growth of our business and improve our overall control and reporting environment to meet requirements applicable to public companies. The new employees included the addition to our staff of a new chief financial officer and expanded staffing in the accounting and finance department by five employees.

        Amortization expense.    The increase in amortization expense of 1% for the six months ended June 30, 2007 to $2.7 million for the six months ended June 30, 2008, primarily due to an additional partial month of amortization costs associated with the January 2007 iRM Acquisition.

        Other transaction related costs.    Other transaction related costs decreased $0.2 million, or 23%, from $0.7 million for the six months ended June 30, 2007 to $0.6 million for the six months ended June 30, 2008. The decrease in other transaction related costs incurred during the six months ended June 30, 2008 was related to the full recognition in 2007 of certain costs associated with long-term incentive arrangements associated with the Recapitalization.

Interest expense and interest income

        Interest expense decreased $1.3 million, or 62%, from $2.0 million for the six months ended June 30, 2007 to $0.8 million for the six months ended June 30, 2008. The decrease in interest expense was primarily the result of the full repayment of the $20 million principal amount of senior subordinated notes on June 28, 2007. This decrease was partially offset by increased interest cost associated with the outstanding balance under our term loan. Interest income increased $0.1 million, from $0.4 million for the six months ended June 30, 2007 to $0.5 million for the six months ended June 30, 2008. The increase in interest income was the result of higher cash balances during the period, on which we earned interest, as a result of reduced investments in auction rate preferred securities and from cash generated by operating activities. The increased interest attributable to the increase in cash balances was offset by the decline in investment returns associated with lower interest rates.

Foreign exchange income

        Foreign exchange income increased $0.9 million, from $0.1 million for the six months ended June 30, 2007 to $1.0 million for the six months ended June 30, 2008. The increase was primary attributable to depreciation in the value of the U.S. dollar compared to the Euro experienced in the six months ended June 30, 2008 compared to the same period in 2007. In addition, as a result of improved revenue results from our consulting services in Europe we maintained higher foreign currency balances during the six months ended June 30, 2008 compared to the six months ended June 30, 2007.

Change in fair value of warrants

        In the six months ended June 30, 2007, we recognized a $3.6 million change in fair value of warrants. The common stock warrants were exercised on January 31, 2008. We received proceeds of $0.01 million from the exercise of the warrants, and 955,773 shares of common stock were issued. We determined that there was no change in fair value of these warrants from December 31, 2007 to January 31, 2008. As a result of the warrant being exercised on January 31, 2008, the related warrant liability was extinguished on January 31, 2008, and the fair value of the warrants was accounted for as an increase to additional paid in capital. As of June 30, 2008, we had no outstanding warrants.

Provision for income taxes

        Our income tax provision increased $1.3 million, or 45%, from $2.9 million for the six months ended June 30, 2007 to $4.2 million for the six months ended June 30, 2008. This was primarily due to an increase in pre-tax income of $7.2 million. Our effective tax rate for the six months ended June 30, 2007 was significantly higher than the six months ended June 30, 2008 primarily due to the adverse affect of the change in fair value of warrants.

        Year ended December 31, 2007 compared to the year ended December 31, 2006

Revenues

	Year ended December 31,
	2006		2007
(Dollars in thousands)	Amount	As a percentage of total revenue	Amount	As a percentage of total revenue	Increase	Percentage change
License	$30,122	32%	$39,985	29%	$9,863	33%
Professional services	39,422	42%	63,019	45%	23,597	60%
Maintenance	25,196	27%	35,690	26%	10,494	42%

Total	$94,740	100%	$138,694	100%	$43,954	46%

        License.    License revenues increased $9.9 million, or 33%, from $30.1 million for the year ended December 31, 2006 to $40.0 million for the year ended December 31, 2007. This increase was primarily attributable to an increase of approximately $5.6 million, or 19%, in revenue generated from our licensing of software solutions for the energy and commodities markets, primarily as a result of increased demand for our software solutions within these markets. In addition, license sales of iRM products contributed $4.6 million in revenues during 2007. These increases in revenues were offset by a decline of $1.7 million, or 64%, from the licensing of software development toolkits to our customers resulting from a decline in demand. Unlike the year ended December 31, 2006, we did not introduce any new development tools in 2007.

        Professional services.    Professional services revenues increased $23.6 million, or 60%, from $39.4 million for the year ended December 31, 2006 to $63.0 million for the year ended December 31, 2007. This increase was primarily due to the increase in demand for implementation services associated with sales to new customers during 2007, as well as upgrades by existing customers to expand asset classes covered. In addition, the increase reflects a continuation of a number of projects associated with upgrades for existing customers acquired in the year ended December 31, 2006 that had contemplated multiple phases, in particular in the commodities and energy markets. As a result, many existing customers used our professional services for upgrades to newer releases and implementing new modules. Finally, we experienced an increase of $2.8 million in professional services revenues as a result of services provided to new customers attributable to the iRM Acquisition.

        Maintenance.    Maintenance revenues increased $10.5 million, or 42%, from $25.2 million for the year ended December 31, 2006 to $35.7 million for the year ended December 31, 2007. The increase was a result of an increase in the amount of software supported under our maintenance contracts. The increase in supported software was driven by a combination of an increase in the number of customers and additional modules and supported users licensed to our customers. In addition, we experienced an increase in maintenance revenues of $3.2 million attributable to products acquired through the iRM Acquisition.

Cost of revenues

	Year ended December 31,
	2006		2007
(Dollars in thousands)	Amount	As a percentage of total revenue	Amount	As a percentage of total revenue	Increase	Percentage change
Cost of license revenues	$493	1%	$995	1%	$502	102%
Cost of professional services	25,556	27%	38,704	28%	13,148	51%
Cost of maintenance revenues	9,800	10%	11,520	8%	1,720	18%
Amortization expense	5,640	6%	6,753	5%	1,113	20%

Total cost of revenues	$41,489	44%	$57,972	42%	$16,483	40%

        Cost of license revenues.    Cost of license revenues increased $0.5 million, or 102%, from $0.5 million for the year ended December 31, 2006 to $1.0 million for the year ended December 31, 2007. The increase was attributable to a higher percentage of third party software being delivered in connection with our proprietary software solutions, in particular license revenues resulting from iRM products, which contain a higher proportion of third party software than our other products.

        Cost of professional services.    Cost of professional services increased $13.1 million, or 51%, from $25.6 million for the year ended December 31, 2006 to $38.7 million for the year ended December 31, 2007. The increase was primarily attributable to an increase in the demand for our services which we met, in part, through the deployment of third party contractors at an additional cost of approximately $2.2 million and the expansion of our professional services staff from 149 to 219 during the year. In addition, as a result of the growing demand for professional services in the energy and commodities markets, we increased the general compensation rate for our professional staff by approximately 7%. Despite our increase in staffing levels which generally result in a decline in our gross margin on professional services, we experienced a gross margin improvement in 2007, primarily from improved economies of scale in our European operations as a result of the acquisition of iRM. These improved economies of scale resulted in a reduction in non-billable time during project transitions and cross training of staff on multiple solutions. In addition, unlike previous staffing increases, a significant portion of the staff additions resulted from the iRM Acquisition and, therefore, typical training and recruitment inefficiencies were not experienced. Finally, although our use of third party consultants increased in 2007 compared to 2006, the overall percentage of use declined, resulting in higher gross margins.

        Cost of maintenance.    Cost of maintenance increased $1.7 million, or 18%, from $9.8 million for the year ended December 31, 2006 to $11.5 million for the year ended December 31, 2007. The increase in cost of maintenance was primarily attributable to an increase in the level of investment for customer support infrastructure and help desk support required as a result of the increased number of customers under maintenance contracts. During 2007, we increased our overall headcount in this area from 71 to 81 primarily as a result of our acquisition of iRM, as well as increased staffing in the areas of software quality management, documentation and planning support for new software releases and development staff focused on developing enhancements that improve the usability of our solutions. In addition, we began an outsourcing program for certain quality assurance automation procedures in India. While we generally experience a modest increase in gross margin as the number of customers subscribing to maintenance services increases due to efficiencies created through the leverage of our infrastructure and development cost, as a result of our acquisition of iRM, we experienced additional operating efficiencies through the consolidation of our European support center with the iRM customer support center located in Vienna, Austria.

        Amortization expense.    Amortization of intangible assets and developed technologies increased $1.1 million, or 20%, from $5.6 million for the year ended December 31, 2006 to $6.8 million for the year ended December 31, 2007. The increase in amortization was primarily attributable to an increase in intangible assets and developed technologies as a result of the iRM Acquisition, and the impact of an additional month of amortization expenses in 2007 associated with the Recapitalization, which occurred in February 2006 and therefore resulted in only 11 months of amortization in 2006 as compared to 12 months in 2007.

Operating expenses

	Year ended December 31,
	2006		2007
(Dollars in thousands)	Amount	As a percentage of total revenue	Amount	As a percentage of total revenue	Increase (Decrease)	Percentage change
Research and development	$17,601	19%	$26,273	19%	$8,672	49%
Selling and marketing	10,567	11%	17,349	13%	6,782	64%
General and administrative	9,355	10%	14,754	11%	5,399	58%
Amortization expense	4,528	5%	5,440	4%	912	20%
Other transaction related costs	4,760	5%	1,483	11%	(3,277)	(69)%

Total operating expenses	$46,811	49%	$65,299	47%	$18,488	39%

        Research and development.    Research and development expenses increased $8.7 million, or 49%, from $17.6 million for the year ended December 31, 2006 to $26.3 million for the year ended December 31, 2007. The increase in research and development expenses was principally attributable to an increased effort in the development of optimization and forecasting solutions as a result of our acquisition of iRM. In 2007, we also continued to invest in the development of logistic solutions for physical commodities and the energy market with a particular focus on crude and other commodities that are transported in bulk movements. In addition, we invested in new initiatives related to cross-asset trading, hybrid structures and credit instruments to further expand our business opportunities with financial institutions and asset managers trading capital market instruments. Finally, we continued to invest in new technologies to enhance scalability and extensibility of our core architecture, which included the introduction of support for grid computing.

        Selling and marketing.    Selling and marketing expenses increased $6.8 million, or 64%, from $10.6 million for the year ended December 31, 2006 to $17.3 million for the year ended December 31, 2007. The increase in selling and marketing expenses was principally attributable to an increase in the number of sales and sales support personnel, as well as an increase in the level of travel expense, sales commissions and bonuses as a result of the 46% increase in revenues. In addition, we incurred additional costs associated with the acquisition of iRM, and we invested in a more defined account management sales organization responsible for increasing sales to existing customers and new sales personnel.

        General and administrative.    General and administrative expenses increased $5.4 million, or 58%, from $9.4 million for the year ended December 31, 2006 to $14.8 million for the year ended December 31, 2007. The increase in general and administrative expenses was principally attributable to an increase in executive compensation resulting from bonuses paid on the improved earnings performance, including stock-based compensation provided to key executives, as well as increased rent and facilities expense associated with general business expansion and the iRM Acquisition.

        Amortization expense.    Amortization of intangible assets increased $0.9 million, or 20%, from $4.5 million for the year ended December 31, 2006 to $5.4 million for the year ended December 31, 2007. The increase in amortization expense was principally attributable to the iRM Acquisition and an additional month of amortization costs associated with the February 2006 Recapitalization.

        Other transaction related costs.    Other transaction related costs decreased $3.3 million, or 69%, from $4.8 million for the year ended December 31, 2006 to $1.5 million for the year ended December 31, 2007. The other transaction related costs incurred during 2006 includes $0.4 million of legal and accounting expenses associated with the Recapitalization that were not capitalized as the Company was deemed to be the acquiree as well as $4.4 million associated with long term incentive arrangements. Other transaction related costs incurred during the year ended December 2007 were principally attributable to the long-term incentive arrangements associated with the Recapitalization.

Interest expense and interest income

        Interest expense decreased $1.0 million, or 25%, from $3.9 million for the year ended December 31, 2006 to $2.9 million for the year ended December 31, 2007. The decrease in interest expense was primarily the result of the interest being applied on a lower outstanding balance under our term loan and the reduction of the outstanding balance on the $20.0 million principal amount of senior subordinated notes, which were repaid in full on June 28, 2007. Interest income increased $0.2 million, or 28%, from $0.6 million for the year ended December 31, 2006 to $0.7 million for the year ended December 31, 2007. The increase in interest income was the result of higher cash balances on hand during the year, on which we earned interest, from cash generated by operating activities.

Foreign exchange (loss) income

        Foreign exchange income decreased $0.5 million, or 41%, from $1.3 million for the year ended December 31, 2006 to $0.8 million for the year ended December 31, 2007. The decrease was the result of lower foreign currency balances during the latter portion of the year as a result of the use of such cash to repay the $20.0 million principal amount of senior subordinated notes in full on June 28, 2007, offset in part by the increase in the depreciation in value of the U.S. dollar compared to the Pound Sterling and Euro experienced in 2007 compared to 2006.

Loss on extinguishment of debt

        We incurred a $2.2 million loss on the early payment of the $20.0 million principal amount of senior subordinated notes, which were repaid in full on June 28, 2007. The loss was comprised of a premium payable to the noteholders for the prepayment of $0.8 million and the write-off of the unamortized debt discount of $1.4 million.

Change in fair value of warrants

        Change in fair value of warrants increased $0.5 million, or 11%, from $4.7 million for the year ended December 31, 2006 to $5.2 million for the year ended December 31, 2007. The increase was primarily the result of an increase in the fair market value of our common stock during the year ended December 31, 2007.

Other income, net

        Other income increased $0.7 million from $0.3 million for the year ended December 31, 2006 to $1.0 million for the year ended December 31, 2007. The increase was primarily attributed to dividend income from increased investments in auction rate preferred securities utilizing cash on hand provided by operating activities.

Provision (benefit) for income taxes

        Our income tax provision increased $3.1 million, or 141% from $2.2 million for the year ended December 31, 2006 to $5.2 million for the year ended December 31, 2007. This was primarily due to an increase in our pre-tax income of $7.6 million. Our effective tax rate in each of 2006 and 2007 was significantly higher than our normalized tax rate due mainly to the adverse affect of the change in fair value of warrants discussed above.

  Year ended December 31, 2006 compared to the year ended December 31, 2005

Revenues

	Year ended December 31,
	2005		2006
(Dollars in thousands)	Amount	As a percentage of total revenue	Amount	As a percentage of total revenue	Increase	Percentage change
License	$18,991	26%	$30,122	32%	$11,131	59%
Professional services	35,146	48%	39,422	42%	4,276	12%
Maintenance	19,278	26%	25,196	27%	5,918	31%

Total	$73,415	100%	$94,740	100%	$21,325	29%

        License.    License revenues increased $11.1 million, or 59%, from $19.0 million for the year ended December 31, 2005 to $30.1 million for the year ended December 31, 2006. This increase was primarily due to an increase of approximately $8.2 million in revenues generated from our licensing of software solutions for the energy and commodities markets due to increased demand for our software solutions among financial institutions and integrated energy firms interested in a single system for trading and physical logistics. In addition, we experienced an increase in license sales of $4.2 million from the licensing of physical logistics and development toolkit modules. These increases in revenues were offset by a decline in the licensing of software solutions for the financial markets due to reduced demand among central banks.

        Professional services.    Professional services revenues increased $4.3 million, or 12%, from $35.1 million for the year ended December 31, 2005 to $39.4 million for the year ended December 31, 2006. This increase was primarily due to the increase in demand for implementation and upgrade services associated with the corresponding increase in new customers and the number of existing customers upgrading and implementing new modules.

        Maintenance.    Maintenance revenues increased $5.9 million, or 31%, from $19.3 million for the year ended December 31, 2005 to $25.2 million for the year ended December 31, 2006. The increase was a result of an increase in the amount of software supported under our maintenance contracts. The increase in supported software was driven by a combination of an increase in the number of customers and additional modules and supported users licensed at our customers.

Cost of revenues

	Year ended December 31,
	2005		2006
(Dollars in thousands)	Amount	As a percentage of total revenue	Amount	As a percentage of total revenue	Increase (Decrease)	Percentage change
Cost of license revenues	$578	1%	$493	1%	$(85)	(15)%
Cost of professional services revenues	18,227	25%	25,555	27%	7,328	40%
Cost of maintenance revenues	7,703	10%	9,800	10%	2,097	27%
Amortization expense	—	—	5,640	6%	5,640	—

Total cost of revenues	$26,508	36%	$41,488	44%	$14,980	57%

        Cost of license revenues.    Cost of license revenues decreased $0.1 million, or 15%, from $0.6 million for the year ended December 31, 2005 to $0.5 million for the year ended December 31, 2006. The decrease was attributable to a lower percentage of third party software being delivered in connection with our proprietary software solutions.

        Cost of professional services.    Cost of professional services increased $7.3 million, or 40%, from $18.2 million for the year ended December 31, 2005 to $25.6 million for the year ended December 31, 2006. The increase was primarily attributable to an increase in the demand for our services which we met, in part, through the deployment of third party contractors at an additional cost of $2.4 million and the expansion of our professional services staff from 119 to 149. As our staffing levels increased throughout 2006, we experienced a decline in our efficiency resulting from a need to train these new employees, reduced billing rates for less experienced staff and a reduction in billable hours by our senior consultants assigned to recruit and train our newer staff. In addition, as a result of the growing demand for professional services staff in the energy and commodities markets, we increased the general compensation rate for our professional services staff by approximately 6%.

        Cost of maintenance.    Cost of maintenance increased $2.1 million, or 27%, from $7.7 million for the year ended December 31, 2005 to $9.8 million for the year ended December 31, 2006. The increase in cost of maintenance was primarily attributable to an increase in the level of investment for customer support infrastructure and help desk support required as a result of the increased number of customers under maintenance contracts. In addition, we increased our investment in software quality management, including documentation and planning support for new software releases, while increasing development staff assigned to the development of enhancements to improve the usability of our solutions.

        Amortization expense.    Amortization of the intangible assets and developed technologies capitalized as a result of the Recapitalization amounted to $5.6 million for the year ended December 31, 2006.

Operating expenses

	Year ended December 31,
	2005		2006
(Dollars in thousands)	Amount	As a percentage of total revenue	Amount	As a percentage of total revenue	Increase	Percentage change
Research and development	$14,949	20%	$17,601	19%	$2,652	18%
Selling and marketing	8,990	12%	10,567	11%	1,577	18%
General and administrative	8,547	12%	9,355	10%	808	9%
Amortization expense	0	—	4,528	5%	4,528	—
Other transaction related costs	591	1%	4,760	5%	4,169	705%

Total operating expenses	$33,077	45%	$46,811	49%	$13,734	42%

        Research and development.    Research and development expenses increased $2.7 million, or 18%, from $14.9 million for the year ended December 31, 2005 to $17.6 million for the year ended December 31, 2006. The increase in research and development expenses was principally attributable to an increased effort in the development of logistic solutions for physical gas and power markets and new technologies to enhance the scalability and extensibility of our core architecture.

        Selling and marketing.    Selling and marketing expenses increased $1.6 million, or 18%, from $9.0 million for the year ended December 31, 2005 to $10.6 million for the year ended December 31, 2006. The increase in selling and marketing expenses was principally attributable to an increase in the number of sales and sales support personnel, as well as an increase in the level of travel expense and in sales commissions and bonuses as a result of the 29% increase in revenues.

        General and administrative.    General and administrative expenses increased $0.8 million, or 9%, from $8.5 million for the year ended December 31, 2005 to $9.4 million for the year ended December 31, 2006. The increase in general and administrative expenses was principally attributable to an increase in executive compensation resulting from bonuses paid on the improved earnings performance as well as increased rent and facilities expense associated with general business expansion.

        Amortization expense.    Amortization of the intangible assets capitalized as a result of the Recapitalization amounted to $4.5 million for the year ended December 31, 2006.

        Other transaction related costs.    Other transaction related costs associated with the Recapitalization increased $4.2 million from $0.6 million for the year ended December 31, 2005 to $4.8 million for the year ended December 31, 2006. For the year ended December 31, 2005, other transaction related costs consisted of $0.6 million of accounting and legal costs which were not capitalized as part of the Recapitalization as the Company was deemed to be the acquiree for accounting purposes. For the year ended December 31, 2006, other transaction related costs consisted of $0.4 million of accounting and legal costs that could not be capitalized and $4.4 millon of long term incentive arrangements related to the Recapitalization.

Interest expense and interest income

        Interest expense increased $3.8 million from $0.1 million in the year ended December 31, 2005 to $3.9 million in the year ended December 31, 2006 due to the interest charges incurred as a result of the Recapitalization, which included us entering into a $20.0 million term loan facility and issuing $20.0 million principal amount of senior subordinated notes on February 1, 2006. Prior to that, we had maintained a $5.0 million revolving line of credit for working capital purposes, in connection with which we incurred $0.1 million of interest expense in 2005. The $0.1 million increase in interest income to $0.6 million in the year ended December 31, 2006 from $0.5 million in the year ended December 31, 2005 was primarily attributable to the increased amount of working capital on which we earned interest.

Foreign exchange income (loss)

        Foreign exchange loss was $1.0 million for the year ended December 31, 2005 compared to foreign exchange income of $1.3 million for the year ended December 31, 2006. This increase in income was due to the U.S. dollar depreciating against the currencies in which we maintain cash and cash equivalents in 2006 and appreciating in 2005. During 2006, the U.S. dollar decreased in value approximately 12% and 10% compared to the Pound Sterling and Euro, respectively, resulting, together with fluctuations in other currencies in which we maintain lesser amounts of cash and cash equivalents, in foreign exchange income of $1.3 million. During 2005, the U.S. dollar increased in value by approximately 11% and 15% compared to the pound sterling and Euro, respectively, resulting, together with fluctuations in other currencies in which we maintain lesser amounts of cash and cash equivalents, in a foreign exchange loss of $1.0 million.

Provision (benefit) for income taxes

        Our income tax provision expense decreased $2.2 million, or 51%, from $4.4 million for the year ended December 31, 2005 to $2.2 million for the year ended December 31, 2006. This decrease was primarily due to the decline in operating profit during 2006. The increase in the tax rate was primarily the result of certain non-deductible professional fees related to the Recapitalization and the change in fair value of warrants discussed above.

Selected Quarterly Data

        The following tables set forth selected unaudited quarterly consolidated income statement data for each of the ten quarters beginning with the quarter ended March 31, 2006, as well as the percentage that each line item represents of our total revenue. The information for each of these quarters has been prepared on the same basis as the audited consolidated financial statements included elsewhere in this prospectus and, in the opinion of the management, includes all adjustments, consisting solely of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. These data should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for any future period.

	Quarter ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,
	2006				2007				2008
	(In thousands)
Revenues:
License	$8,981	$9,894	$5,210	$6,037	$11,624	$9,949	$9,046	$9,367	$16,086	$10,946
Professional services	8,030	8,775	11,009	11,608	15,497	14,713	16,094	16,714	17,964	23,433
Maintenance	5,516	5,970	6,779	6,931	8,335	8,827	8,784	9,743	10,431	11,007

Total revenues	22,527	24,639	22,998	24,576	35,456	33,489	33,924	35,825	44,482	45,386
Cost of revenues:
Cost of license revenues	56	126	64	246	368	213	90	323	269	195
Cost of professional services(1)	5,580	6,083	6,573	7,319	9,517	9,198	9,319	10,670	12,012	12,706
Cost of maintenance(1)(2)	2,396	2,392	2,431	2,581	2,877	2,738	2,746	3,158	3,705	3,277
Amortization expense	1,025	1,538	1,538	1,538	1,702	1,699	1,692	1,660	1,679	1,672

Total cost of revenues	9,058	10,139	10,607	11,685	14,464	13,848	13,849	15,812	17,665	17,851

Gross profit	13,469	14,500	12,391	12,891	20,993	19,641	20,075	20,013	26,817	27,536
Operating expenses:
Research and development(1)(2)	4,182	4,292	4,508	4,618	5,919	6,115	6,388	7,850	11,494	7,282
Selling and marketing(1)(2)	2,561	2,610	2,623	2,773	4,108	4,007	4,060	5,174	6,516	5,558
General and administrative(1)(2)	2,011	2,224	2,099	3,021	3,337	3,362	3,918	4,137	6,090	4,601
Amortization expense	823	1,235	1,235	1,235	1,363	1,367	1,369	1,341	1,370	1,378
Other transaction related costs(3)	3,177	727	265	590	371	371	371	371	292	276
Total operating expenses	12,755	11,088	10,730	12,238	15,098	15,222	16,107	18,872	25,762	19,095

Income from operations	714	3,412	1,661	653	5,895	4,420	3,969	1,140	1,057	8,440

Other (loss) income:
Interest income	142	101	126	192	197	173	132	216	274	198
Interest expense	(670)	(1,042)	(1,056)	(1,146)	(1,012)	(1,028)	(465)	(420)	(416)	(368)
Foreign exchange income	150	422	98	639	101	43	296	336	617	394
Loss on extinguishment of debt(4)	—	—	—	—	—	(2,188)	—	—	—	—
Change in fair value of warrants(5)	(700)	(1,050)	(1,050)	(1,873)	(1,873)	(1,720)	(755)	(841)	—	—
Other loss income, net	283	(149)	66	93	248	243	275	201	465	85

Total other loss	(794)	(1,718)	(1,815)	(2,095)	(2,340)	(4,478)	(517)	(509)	939	309

(Loss) income before provision (benefit) for income taxes	(80)	1,694	(154)	(1,441)	3,555	(59)	3,452	632	1,995	8,749
Provision (benefit) for income taxes	288	1,275	416	201	2,231	683	1,729	605	825	3,422

Net (loss) income	$(368)	$420	$(570)	$(1,642)	$1,324	$(742)	$1,723	$26	$1,170	$5,328

(1)
Includes stock-based compensation as follows:

	Quarter ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,
	2006				2007				2008
	(In thousands)
Cost of professional services	$3	$7	$7	$8	$20	$22	$45	$146	$237	$238
Cost of maintenance	6	10	10	10	17	18	29	79	115	115
Research and development	52	79	95	103	113	114	19	182	250	250
Selling and marketing	18	27	27	28	30	30	35	55	75	75
General and administrative	35	53	53	53	56	57	63	89	106	106

Total	$114	$176	$192	$202	$236	$241	$191	$551	$783	$784

(2)
In connection with awards of restricted stock to certain of our employees on March 5, 2008 (see "Management—Compensation Discussion and Analysis—Long-Term Incentive Program") and awards of restricted stock that had vested as of September 28, 2007, we agreed to pay the applicable withholding tax, including an incremental payment to offset the tax associated with the payment of such withholding tax, for each recipient. This resulted in the recognition of a cash compensation expense of approximately $2.0 million in the three months ended December 31, 2007 ($0.1 million to cost of maintenance, $1.1 million to research and development, $0.3 million to selling and marketing and $0.5 million to general and administrative), and $8.1 million in the six months ended June 30, 2008 ($0.5 million to cost of maintenance, $4.4 million to research and development, $1.1 million to selling and marketing and $2.1 million to general and administrative).

(3)
Other transaction related costs consist of, for the year ended December 31, 2005 and the period from January 1, 2006 to January 31, 2006, legal and accounting costs and, for the period February 1, 2006 to December 31, 2006, the year ended December 31, 2007 and the quarters ended March 31, 2008 and June 30, 2008, long-term incentive arrangements associated with the Recapitalization, which were not capitalized. See Note 3 to our audited consolidated financial statements and Note 3 to our unaudited consolidated financial statements included elsewhere in this prospectus.

(4)
Represents a loss incurred on early payment of our senior subordinated notes on June 28, 2007, comprised of a premium payable to the noteholders for the prepayment of $0.8 million and the write-off of the unamortized debt discount of $1.4 million.

(5)
The warrant charges in the period from February 1, 2006 through December 31, 2006 and for the year ended December 31, 2007 were noncash charges reflecting increases during these periods in the fair value of our warrants to purchase our common stock. These warrant charges were recorded in accordance SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The warrants were exercised on January 31, 2008. We received proceeds of $9,557 from the exercise of the warrants, and 955,773 shares of common stock were issued. We determined that there was no change in fair value of these warrants from December 31, 2007 to January 31, 2008. As a result of the warrants being exercised on January 31, 2008, the related warrant liability was extinguished on January 31, 2008, and the fair value of the warrants was accounted for as an increase to additional paid in capital. As of June 30, 2008, we had no outstanding warrants. See "—Critical Accounting Policies—Freestanding Common Stock Warrants" and Notes 9, 11 and 18 to our audited consolidated financial statements and Notes 8 and 9 to our unaudited consolidated financial statements included elsewhere in this prospectus.

	Quarter ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,
	2006				2007				2008
	(percentage of revenues)
Revenues:	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
License revenues	40	40	23	25	33	30	27	26	36	24
Professional services revenues	36	36	48	47	44	44	47	47	40	52
Maintenance revenues	24	24	29	28	24	26	26	27	23	24

Total revenues	100	100	100	100	100	100	100	100	100	100

Cost of revenues:
Cost of license revenues	—	1	—	1	1	1	—	1	1	—
Cost of professional services	25	25	29	30	27	27	27	30	27	28
Cost of maintenance	11	10	11	11	8	8	8	9	8	7
Amortization expense	5	6	7	6	5	5	5	5	4	4

Total cost of revenues	40	41	46	48	41	41	41	44	40	39

Gross profit	60	59	54	52	59	59	59	56	60	61

Operating expenses:
Research and development	19	17	20	19	17	18	19	22	26	16
Selling and marketing	11	11	11	11	12	12	12	14	15	12
General and administrative	9	9	9	12	9	10	12	12	14	10
Amortization expense	4	5	5	5	4	4	4	4	3	3
Other transaction related costs	14	3	1	2	1	1	1	1	1	1

Total operating expenses	57	45	47	50	43	45	47	53	58	42

Income from operations	3	14	7	3	17	13	12	3	2	19

Other (loss) income:
Interest income	1	—	1	1	1	1	—	1	1	—
Interest expense	(3)	(4)	(5)	(5)	(3)	(3)	(1)	(1)	(1)	(1)
Foreign exchange income	1	2	—	3	—	—	1	1	1	1
Loss on extinguishment of debt	—	—	—	—	—	(7)	—	—	—	—
Change in the fair value of warrants	(3)	(4)	(5)	(8)	(5)	(5)	(2)	(2)	—	—
Other (loss) income, net	1	1	—	—	1	1	1	1	1	—

Total other loss	4	(7)	(8)	(9)	(7)	(13)	(2)	(1)	2	1

(Loss) income before provision (benefit) for income taxes	—	7	(1)	(6)	10	—	10	2	4	19
Provision (benefit) for income taxes	1	5	2	1	6	2	5	2	2	7

Net (loss) income	(2)%	2%	(2)%	(7)%	4%	(2)%	5%	—	3%	12%

        Our revenues and cost of revenues have generally increased during the last 10 quarters associated with the overall growth of our business and, in particular, increases in professional services revenues and the addition of new customers each quarter.

        We have not experienced any significant seasonal fluctuations in our quarterly results. Our business is, however, subject to quarterly fluctuations in both revenue and expenses. Our revenue generally varies as a result of the timing of the recognition of revenue from our perpetual software licenses and the overall demand for our professional services. In addition, the cost of providing professional services generally fluctuates with demand for such services and, in particular, in accordance with our ability to reduce certain variable costs, such as the cost associated with independent contractors and travel. Accordingly, gross margins have fluctuated on a quarterly basis. In addition, the mix of revenue in a particular quarter will result in gross margin fluctuations, as quarters with a greater mix of software license revenue produce higher gross margins than quarters with a greater mix of professional services. Research and development and general and administrative expenses, excluding charges related to the 2008 Special Bonus, generally increased sequentially from January 1, 2006 through June 30, 2008 due to growth in our business. Sales and marketing expenses, excluding one-time charges related to the 2008 Special Bonus, have generally increased during the last 10 quarters, however, individual quarters are subject to fluctuations based upon the timing of user conferences we sponsor, trade shows, advertisements placed in trade journals and commissions paid to our sales team. In particular, our annual user conference, which represents a significant sales and marketing expense, was held in March 2008 while the previous annual user conference was held in October 2006.

        Our quarterly results of operations have varied in the past and are likely to do so again in the future. As such, we believe that period-to-period comparisons of our operating results should not be relied upon as an indication of future performance. In future periods, the market price of our common stock could decline if our revenue and results of operations are below the expectations of analysts and investors.

Liquidity and Capital Resources

        Historically, we have financed our operations primarily through cash generated by our operations. As of June 30, 2008, we had $32.7 million in cash and cash equivalents. We believe our existing cash and cash equivalents together with cash generated from our operations, the net proceeds to us from this offering and, to a lesser extent, availability under our existing credit facility, will be sufficient to meet our anticipated cash needs for at least the next 12 months, during which time we expect to make approximately $2.0 million to $2.5 million of capital expenditures in connection with the expected growth of our business.

        As of June 30, 2008, we had $4.6 million invested in interest bearing auction rate securities ("ARS"), substantially all of which represent investments in AAA rated securities backed by student loans and guaranteed by government-sponsored entities. These ARS investments are intended to provide liquidity via an auction process that resets the applicable interest rate at predetermined calendar intervals, allowing investors to either roll over their holdings or gain immediate liquidity by selling such interests at par. The recent uncertainties in the credit markets have affected our holdings in ARS investments and auctions for our investments in these securities have failed to settle on their respective settlement dates. Although we were able to sell $0.7 million in principal amount of ARS during the six months ended June 30, 2008 without realizing a loss, we believe the remaining investments are not currently liquid and we will not be able to access these funds until a future auction of these investments is successful or a buyer is found outside of the auction process. Maturity dates for these ARS investments range from December 2037 to December 2047 with principal distributions occurring on certain securities prior to maturity. All of the ARS investments were investment grade quality and were in compliance with our investment policy at the time of acquisition. Historically, given the liquidity created by the auctions, ARS were presented as current assets under short-term investments. Given the failed auctions, the ARS are illiquid until there is a successful auction for them. Accordingly, the entire amount of such remaining ARS has been reclassified from short-term investments to long-term investments. We have determined that there has been no change in the fair value of our ARS due to the nature of the underlying collateral and the guarantee by government-sponsored entities.

        Our future working capital requirements will depend on many factors, including our revenue growth, debt service, investments in our own business and any future acquisitions. To the extent our liquidity sources are insufficient to fund our future activities, we may need to obtain additional funding through a public or private equity or debt offering. No assurances can be given that additional financing will be available in the future or that, if available, such financing will be on favorable terms.

        On February 1, 2006, in connection with the Recapitalization, we sold $20.0 million aggregate original principal amount of 12% senior subordinated notes. On June 28, 2007, the senior subordinated notes were converted into (a) $20.0 million aggregate principal amount of 12% senior subordinated notes with substantially similar terms, other than the absence of a conversion feature, and (b) warrants to purchase 955,773 shares of our common stock at an exercise price of $0.01 per share. We redeemed these senior subordinated notes in full on June 28, 2007 and the warrants were exercised, at an aggregate price of $9,557, for 955,773 shares of our common stock on January 31, 2008. In addition to proceeds from the sale of these senior subordinated notes, the Recapitalization was also financed with borrowings under our term loan and revolving credit facility.

        Under the terms of our revolving credit and term loan agreement with Bank of America, N.A., we are required to use a portion of the net proceeds to us from this offering to repay the outstanding balance thereunder, which was $20.0 million as of June 30, 2008. See "—Credit Facility" below.

        We generated $2.9 million of cash from operating activities during the six months ended June 30, 2008, compared to $0.2 million in the six months ended June 30, 2007, primarily due to an increase in net income of $5.9 million and a $2.5 million increase in the amount of deferred income compared to the 2007 period. The significant increase in net income did not generate a similar increase in cash from operating activities as the 2007 period amount included non-cash charges associated with the change in warrant value of $3.6 million and $2.2 million loss for early extinguishment of debt. We generated $15.2 million of cash from operating activities during the year ended December 31, 2007. Cash provided by operating activities decreased during 2007 relative to 2006 mainly due to an increase in the amount of outstanding receivables. Cash flow from operating activities for the year ended December 31, 2006 decreased $2.4 million to $17.5 million compared to $19.9 million for the year ended December 31, 2005, which was primarily due to an increase in accounts receivable of $5.4 million, a decrease in net income of $10.9 million, and an increase in deferred income taxes of $4.3 million, substantially offset by amortization of intangibles of $10.2 million and an increase in deferred revenue of $0.4 million.

        We were provided $2.0 million of cash from investing activities during the six months ended June 30, 2008 primarily as a result of partial calls of auction rate preferred securities. We used $7.5 million and $7.1 million of cash in investing activities during the year ended December 31, 2007 and the six months ended June 30, 2007, respectively, primarily due to the iRM Acquisition, compared to cash used in investing activities of $94.1 million for the year ended December 31, 2006. Cash used in investing activities increased $83.3 million to $94.1 million for the year ended December 31, 2006 from $10.8 million for the year ended December 31, 2005 primarily due to the accounting treatment of the Recapitalization as an acquisition of Open Link. In addition, we sold approximately $1.6 million of additional short-term investments in the year ended December 31, 2006 compared to the purchase of $4.6 million in the year ended December 31, 2005.

        We used $0.2 million of cash in financing activities during the six months ended June 30, 2008, primarily as a result of installment payments made on our outstanding indebtedness and payments associated with this offering, which were offset in part by capital contributions and the tax benefit to us associated with awards of restricted stock. We used $15.9 million and $10.9 million of net cash financing activities during the year ended December 31, 2007 and six months ended June 30, 2007, respectively, as a result of net payments from borrowings of $16.3 million. During the year ended December 31, 2006, $92.4 million in cash was provided in financing activities and $2.7 million of cash used in financing activities for the year ended December 31, 2005. Of the $95.1 million increase in 2006 compared to 2005, $91.1 million was a result of proceeds provided under our loan agreement with Bank of America, N.A. ($20 million), and from investment funds affiliated with TA Associates, Inc. ($65.0 million) and our then-existing stockholders ($6.1 million) in connection with the Recapitalization, offset in part by the repayment of approximately $6.1 million in indebtedness.

Credit Facility

        On February 1, 2006, we entered into a revolving credit and term loan agreement with Bank of America, N.A., consisting of a $5.0 million revolving credit facility and a $20.0 million term loan, each maturing on December 31, 2010. On June 28, 2007, the term loan agreement was amended to increase the principal amount to $23.5 million. As of June 30, 2008, there was an outstanding balance of $20.0 million under the term loan and no outstanding amount under the revolving credit facility, although $1.2 million thereunder was committed to support standby letters of credit. Borrowings under our revolving credit and term loan agreement bear interest at LIBOR (the rate at which US Dollar deposits with maturities of between one and six months, as selected by us, are available in the London interbank market) plus spreads of between 1.50% and 2.50% per annum, depending on our leverage ratio (the ratio of our consolidated senior indebtedness to our corporate earnings before interest, taxes, depreciation, amortization and other adjustments, determined as set forth in the credit documentation), or, as selected by us, at a Base Rate (the higher of the prime rate of Bank of America, N.A., and 1/2 of 1% per annum over the overnight Federal Funds rate) plus spreads of between 0.00% and 1.00% per annum, depending on our Leverage Ratio. Based on the Leverage Ratio as of June 30, 2008, calculated in accordance with the credit agreement, the applicable spreads were 1.75% and 0.50%, respectively.

        All obligations under the credit facility are collateralized by substantially all of our U.S.-based assets, including all equity interests in our U.S. subsidiaries and up to 65% of the equity interests in our non-domestic subsidiaries, but excluding all patents and patent rights, trademarks, service marks and trademark and service mark rights, copyrights and copyright registrations, and are guaranteed by our U.S. subsidiaries.

        The loan agreement contains restrictions on our ability to incur additional indebtedness, guarantee obligations, create liens on our assets, engage in mergers or consolidations, declare any cash dividends or make certain investments. The loan agreement also contains financial covenants requiring us to maintain:

  •
  a leverage ratio as of the last day of any fiscal quarter of no more than 2.25 to 1.00;

  •
  consolidated EBITDA, as defined in the loan agreement, of at least $4 million for the two consecutive fiscal quarters previously ended; and

  •
  a ratio of consolidated cash, cash equivalents, short-term investments, marketable securities and accounts receivable to consolidated current liabilities (including all revolving loans then outstanding and the stated amount of all letters of credit then outstanding and excluding deferred income) of at least 1.25 to 1.00.

        As of June 30, 2008, we were in compliance with each of these financial covenants.

        Under the terms of our revolving credit and term loan agreement with Bank of America, N.A., we are required to use a portion of the net proceeds to us from this offering to repay the outstanding balance thereunder, which was $20.0 million as of June 30, 2008. After such repayment, the term loan will be cancelled and we will have $5.0 million of available borrowing capacity under the revolving credit facility.

Contractual Obligations

        Our contractual commitments, including those related to our indebtedness and operating leases for our facilities, were comprised of the following as of December 31, 2007:

	Payments Due by Period (in thousands)
Contractual Obligation	Total	Within 1 year	1-3 years	4-5 years	After 5 years
Long-term debt obligations (principal)	$22,470	$5,000	$17,000	$470	$—
Operating leases	18,674	3,065	4,894	4,579	6,136
Employment contracts(1)	1,050	1,050	—	—	—
Uncertain tax positions(2)	1,745	1,745	—	—	—
Long-term incentive arrangements	2,451	1,414	1,037	—	—

Total	$46,390	$12,274	$22,931	$5,049	$6,136

(1)
Since December 31, 2007, we have entered into amendments to our employment agreements with Messrs. Fung and Hesselbirg and an employment agreement with Mr. Valenti. See "Management—Employment Agreements."

(2)
Our potential liability for uncertain tax positions that would be settled by cash payments to the respective taxing authorities set forth in our audited consolidated financial statements was $2.6 million, of which $1.7 million was classified as current and $0.9 million was classified as long-term in our consolidated balance sheet as of December 31, 2007. The long-term portion is excluded from the table above as we are unable to make reliable estimates of the period of settlement with the respective taxing authorities. During the six months ended June 30, 2008, our liability for uncertain tax positions was reduced by $1.2 million, as a result of the settlement of an Internal Revenue Service audit of tax years 2005 and 2006 concluded in March 2008 and filing of a State Voluntary Disclosure Agreement, to $1.5 million of which $0.7 million was classified as current and $0.8 million was classified as long-term. See Note 7 to our audited consolidated financial statements and Note 6 to our unaudited consolidated financial statements included elsewhere in this prospectus.

        In accordance with the mandatory prepayment provisions of our revolving credit and term loan agreement with Bank of America, N.A., we intend to use a portion of the net proceeds to us from this offering to repay the outstanding balance thereunder, which was $22.0 million as of December 31, 2007 and $20.0 million as of June 30, 2008.

Off-Balance Sheet Arrangements

        We do not have, and have never had, any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We do not maintain any off-balance sheet arrangements, transactions, obligations or other relationships with unconsolidated entities.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Risk

        Generally, our international license and maintenance agreements are denominated in the country of origin currency, and therefore our revenue is subject to foreign currency risk. Our operating expenses and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the exchange rates for the Pound Sterling and the Euro. As of December 31, 2006 and December 31, 2007, we had no outstanding foreign exchange forward contracts because exchange rate fluctuations have had little or no impact on our operating results and cash flows, although we may enter into such contracts in the future. We do not enter into derivative financial instruments for speculative or trading purposes.

Interest Rate Risk

        We had unrestricted cash and cash equivalents totaling $28 million and $32.7 million as of December 31, 2007 and June 30, 2008, respectively. A majority of these amounts was invested in money market funds. These unrestricted cash and cash equivalents were held for working capital purposes. We do not enter into investments for trading or speculative purposes. We do not believe that we have any material exposure to changes in the fair value of these cash equivalents as a result of changes in interest rates. Declines in interest rates, however, will reduce future investment income.

        As described above under "—Liquidity and Capital Resources," we have outstanding floating rate debt under our term loan which we intend to repay with a portion of the net proceeds to us from this offering, and may incur floating rate debt under the revolving credit facility. Accordingly, we are exposed to fluctuations in interest rates. Each quarter point change in the applicable three month LIBOR rate would result in a $55,000 change in our annual interest expense on the term loan agreement. Similarly, assuming the entire amount of our revolving credit facility were drawn, each quarter point change in interest rates would result in a $13,000 change in annual interest expense on our secured credit facility.

Impact of Inflation

        We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we might not be able to offset these higher costs fully through price increases. Our inability or failure to do so could harm our business, operating results and financial condition.

        The foregoing risk management discussion and the effect thereof are forward-looking statements. Actual results in the future may differ materially from these projected results due to actual developments in global financial markets. The analytical methods used by us to assess and minimize risk discussed above should not be considered projections of future events or losses.

Recent Accounting Pronouncements

        In July 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 ("FIN 48"), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that a company recognize in its consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit based on the technical merits of the position. The provisions of FIN 48 were adopted as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle of $2.4 million of which $0.9 million was recorded as an adjustment to opening accumulated deficit and $1.5 million was recorded as an increase in goodwill related to pre-acquisition tax uncertainties primarily related to the Recapitalization.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS 157"). SFAS 157 establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to increase consistency in how fair value determinations are made under various existing accounting standards that permit, or in some cases require, estimates of fair market value. SFAS 157 also expands financial statement disclosure requirements about a company's use of fair value measurements, including the effect of such measures on earnings. On January 1, 2008, we adopted, without material impact on our consolidated financial statements, the provisions of Statement of Financial Accounting Standards ("SFAS") No. 157, Fair Value Measurement ("SFAS 157"), related to financial assets and liabilities and to nonfinancial assets and liabilities measured at fair value on a recurring basis. We also adopted without material impact the provisions of FSP No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and other Accounting Pronouncements that address Fair Value Measurement for Purposes of Lease Classification or Measurement under Statement 13, ("FSP 157-1") which amended SFAS 157 to exclude FASB Statement No. 13, Accounting for Leases ("SFAS 13"), and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS 13, except for assets acquired and liabilities assumed in a business combination that are required to be measured at fair value under SFAS No. 141, Business Combinations ("SFAS 141") or SFAS No. 141R, Business Combinations ("SFAS 141R") regardless of whether those assets and liabilities are related to leases.

        In February 2008, the FASB issued FSP No. FAS 157-2, Effective Date of FASB Statement No. 157 ("FSP 157-2"), which delayed the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. Beginning January 1, 2009, we will adopt the provisions for nonfinancial assets and nonfinancial liabilities that are not required or permitted to be measured at fair value on a recurring basis, which include those measured at fair value in goodwill impairment testing, indefinite lived intangible assets measured at fair value for impairment assessment, nonfinancial long-lived assets measured at fair value for impairment assessment, and those nonfinancial assets and nonfinancial liabilities initially measured at fair value in a business combination. We are currently assessing the impact of SFAS 157-2 on our consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115 ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We do not expect the adoption of SFAS 159 to have a material impact on our consolidated financial statements.

        In December 2007, the FASB issued SFAS No. 141(R), Business Combinations ("SFAS 141(R)") and Statement No. 160, Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 ("SFAS 160"). These new standards will significantly change the financial accounting and reporting of business combination transactions and noncontrolling (or minority) interests in consolidated financial statements. SFAS 141(R) is required to be adopted concurrently with SFAS 160 and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. Application of SFAS 141(R) and SFAS 160 is required to be adopted prospectively, except for certain provisions of SFAS 160, which are required to be adopted retrospectively. Business combination transactions accounted for before adoption of SFAS 141(R) should be accounted for in accordance with SFAS No. 141, Business Combinations, ("SFAS 141") and that accounting previously completed under SFAS 141 should not be modified as of or after the date of adoption of SFAS 141(R). We do not expect the adoption of SFAS 141(R) and SFAS 160 to have a material impact on our financial position or results of operations.

        In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133 ("SFAS 161"), that expands the disclosure requirements of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 161 requires additional disclosures regarding: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under SFAS 133; and (3) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. In addition, SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives described in the context of an entity's risk exposures, quantitative disclosures about the location and fair value of derivative instruments and associated gains and losses, and disclosures about credit-risk-related contingent features in derivative instruments. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. We do not expect the adoption of SFAS 161 to have a material impact on our consolidated financial statements.

        In April 2008 the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets ("FSP 142-3"). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP 142-3 is effective for the Company as of January 1, 2009, on a prospective basis, and early adoption is prohibited. We do not expect the adoption of FSP 142-3 161 to have a material impact on our consolidated financial statements.

BUSINESS

Overview

        We are a leading provider of cross-asset trading, risk management and related operational and portfolio management software to participants in the global energy, commodities and financial services markets. These markets have experienced significant growth in transaction volumes and convergence in the trading of physical and financial asset classes, creating a need for integrated solutions to automate the end-to-end processes associated with executing trades on a real-time basis. Since our founding in 1992, our extensive team of industry experts has delivered a comprehensive suite of solutions to our customers based on a single core architecture. Our solutions automate the entire life cycle of the trading process, including front-office functions such as pre-trade analytics and position keeping, middle-office functions such as value-at-risk computations and scenario analysis, back-office functions such as settlement and accounting, and logistics functions such as delivery and scheduling across a wide variety of asset classes.

        We have designed our solutions to enable customers to support the entire trade life cycle of highly complex financial and physical instruments, providing users with improved position monitoring as well as risk and credit management. Our solutions provide our customers with flexibility to configure trading workflows to address their specific business processes either through the use of our solutions as designed or through their integration with existing information technology infrastructure. Our customers can easily configure our core risk architecture to support new markets and asset classes as well as changing business practices without deterioration in performance. Our robust Application Programming Interfaces ("APIs") allow our customers to incorporate their proprietary intellectual capital, such as pricing models and trading algorithms, into our core architecture. Our solutions provide our customers with the ability to improve operating efficiency and manage their trading operations and risk exposure with a high degree of accuracy and flexibility, which is critically important in the dynamic and volatile markets in which our software is used.

        We have designed our software solutions specifically to meet the needs of our various end-markets under the Endur and Findur brands. We market our Endur suite to participants in the energy and commodities markets and our Findur suite to participants in the financial markets. We also offer a full suite of logistic packages under our Motion product line, integrated with our Endur product suite. Our Motion products, which have traditionally complemented our trading offerings, are providing new opportunities among energy and commodities organizations focused on asset optimization and resources planning and control, particularly entities in the crude and carbon based exploration and production business. We sell our solutions through our direct sales force and support our product deployment through a global network of professionals with extensive expertise in the end-markets of our customers. We had, as of June 30, 2008, over 125 customers, consisting of some of the world's largest energy companies, financial institutions, central banks and asset management firms, as well as public utilities and other corporations.

        The following table describes selected markets we serve:

Front-Office
Customer	Financial Services Markets	Energy and Commodities	Middle Office	Back Office	Physical Logistics
Asset Management Firms	✓	✓	✓	✓	✓
Central Banks	✓		✓	✓
Crude Oil Exploration, Production and Refiners		✓	✓	✓	✓
Electric Utilities		✓	✓	✓	✓
Investment and Commercial Banks	✓	✓	✓	✓	✓
Large Industrial Corporations	✓	✓	✓	✓
Local Energy Distribution Companies/Municipalities		✓	✓	✓	✓
Major Integrated Energy Companies	✓	✓	✓	✓	✓
Natural Gas/Liquefied Natural Gas Companies		✓	✓	✓	✓
Pension and Insurance Funds	✓		✓	✓
Pipeline Companies		✓	✓	✓	✓

        Our attractive business model is characterized by substantial revenue visibility and a diversified customer base, as well as strong operating margins and cash flows. We generate most of our revenues through the sale of perpetual licenses, annually renewable maintenance contracts and implementation and integration consulting services. We have experienced a significant level of repeat purchases from our existing customer base. For the year ended December 31, 2007, approximately 65% of our total revenues were derived from our installed base of customers and approximately 84% of our total revenues were derived from both our installed base and new customer contracts entered into prior to that period. For the same period, our maintenance revenues represented approximately 26% of our total revenues. In each of the last three years, we have achieved maintenance renewal rates in excess of 95% of the prior-year revenue.

        Our total revenues were $138.7 million for the year ended December 31, 2007 and $94.7 million for the year ended December 31, 2006, representing an increase of approximately 46%, and were $89.9 million for the six months ended June 30, 2008 and $68.9 million for the six months ended June 30, 2007, representing an increase of approximately 30%. Our income before provision for income taxes was $7.6 million for the year ended December 31, 2007 and $0.02 million for the year ended December 31, 2006, and was $10.7 million for the six months ended June 30, 2008 and $3.5 million for the six months ended June 30, 2007, an increase of approximately 207%.

        Our corporate headquarters are located in Uniondale, New York and we have offices in New York, London, Houston, Berlin, Vienna, Sydney and São Paulo. On February 1, 2006, we entered into the Recapitalization with investment funds affiliated with TA Associates, Inc., resulting in these funds acquiring majority control of Open Link. The Recapitalization was accomplished through the merger of OLF Acquisition Corp., a corporation wholly-owned by the funds affiliated with TA Associates, Inc., into Open Link, with Open Link being the surviving company.

Industry Overview

        We believe there is a large and broad spectrum of organizations that require energy, commodities and financial trading and risk management software solutions to operate and manage their business and that we estimate includes approximately 1,300 energy firms, 7,000 regional and commercial banks, 100 investment banks, 150 central banks or sovereign funds, 7,000 hedge funds, 1,800 asset managers, including pension and insurance funds, and thousands of commercial and industrial companies.

        We believe that internal spending on trading and risk management in the energy, commodities and financial services industries represents a substantial portion of all such expenditures. According to Celent, internal spending on software by securities and investments firms was approximately twice the amount of external spending in 2006. Among the trends identified by Celent driving this growth are cross-investment product strategies and platforms, straight-through process integration and electronic trading execution. In addition, worldwide energy trading and risk management spending for oil and gas was $266.1 million in 2006 and is expected to increase to $321.6 million in 2009, and worldwide utilities energy trading and risk management spending was $252.8 million in 2006 and is expected to increase to $306.7 million in 2009, according to Energy Insights, an IDC company. The combined market that we serve in this area was approximately $518.9 million in 2006 and is expected to increase to approximately $628.3 million in 2009, representing a compound annual growth rate of 6.6%.

        We believe that the following key trends are driving the demand for energy, commodities and financial trading and risk management software:

        Increasing trading volume and complexity.    Energy, commodities and financial markets are experiencing significant growth in trading volumes, increased volatility and the ongoing introduction of new complex cross-market instruments. According to the Bank for International Settlements' Triennial Central Bank survey, the notional amount of over-the-counter derivative contracts grew from $220 trillion in June 2004 to $516 trillion at the end of June 2007, representing a compound annual growth rate of 33%. Similarly, energy futures and options contracts traded on the New York Mercantile Exchange (NYMEX) and on the Intercontinental Exchange (ICE) increased from 95.2 million and 26.4 million contracts in 2001 to 353.6 million and 138.5 million contracts in 2007, representing compound annual growth rates of 24% and 32%, respectively. Increases in energy demand from emerging markets and the growth of new speculative trading strategies have caused supply and demand imbalances and significant market volatility, forcing large energy companies to develop internal trading operations to manage market exposure. The growth in trading volumes and complexity has created a paramount need for sophisticated risk management solutions.

        Legacy systems not designed for current market conditions.    Many legacy trading systems were designed to support limited trading in single asset classes. In addition, traditional software solutions for financial transactions typically were not designed to address the logistical and settlement aspects of physical transactions. Similarly, traditional solutions used by energy and commodities companies typically do not provide the full range of functionality, including reporting, analytics, credit and risk management functions, now considered essential to operating in volatile markets.

        Evolving market correlations and expanding asset classes.    Converging asset classes and evolving market correlations are driving the need for sophisticated and integrated systems to automate functions such as trade modeling, real-time inventory management and risk management across multiple asset classes. For example, the rise in the demand for bio-fuels and "green" energy credits has linked the agricultural market to the energy and emissions markets and has resulted in the formation of new trading strategies that impact previously uncorrelated sectors. Participants in the commodities markets must assess the impact of logistical issues such as volume constraints, the increasing cost of transmission and the emergence of freight derivatives as a new asset class.

        Increasing willingness to implement solutions from independent software vendors.    Market participants have historically relied on spreadsheet-based or other internally developed systems or customized proprietary systems developed by third party providers built for other purposes to support their financial and commodity trading and risk management activities. As their business needs become more complex, these organizations require more advanced solutions to automate trading, risk management and operations processing. As a result, these organizations have increasingly adopted solutions from independent software vendors to replace their current systems to manage these critical requirements.

        Increased regulatory requirements.    New domestic and foreign regulation within the energy, commodities and financial services markets has introduced the need for more sophisticated compliance processes. As a result, market participants have increased the deployment of software solutions to manage regulatory compliance requirements in a cost-effective and timely manner. These solutions must provide flexible audit and trade controls to meet the varying requirements of numerous regulatory authorities and jurisdictions throughout the world.

        Increased focus on risk management.    Increased market volatility has focused the attention of senior management at energy, commodity and financial institutions on the importance of maintaining sophisticated risk management solutions. These companies seek solutions that can be integrated into their trading and back-office systems to provide a holistic view of risk exposure across multiple asset classes, trading strategies and hybrid structures.

Our Software Solutions

        We have designed our software solutions to respond to these market trends and address the evolving needs of our customers. We believe that our solutions provide our customers with several key benefits, including:

        Complete end-to-end solutions supporting multiple asset classes.    Our solutions link the front-, middle- and back-office operations of our customers with functionality designed to support the entire trading life cycle, while providing a holistic view of a market position. Our logistics solutions further complement this holistic view by providing energy and commodities firms focused on asset management with physical position and resource management control for all physical movements associated with various asset classes. Our solutions also support high volume trading in multiple markets, asset classes and increasingly complex physical and financial instruments on a single integrated platform.

        Flexible and adaptable architecture.    Our open and adaptable architecture provides our customers with flexibility to configure trading workflows to address their specific business processes, either through the use of our solutions as designed or through integration with existing infrastructure. This flexibility also permits customers to integrate their own proprietary business methods, including valuation models, credit and market risk management techniques and measures, reporting requirements and trade process controls. As a result, our customers can adapt our platform to create a single integrated solution which meets their own specific business requirements.

        Advanced risk analytics and reporting.    We offer advanced analytical technology to address a wide range of pricing, valuation and risk management requirements. Our risk management functionality provides our customers with the ability to view real-time reports on positions and exposures, conduct sensitivity and simulation analyses, and adjust pricing and other model assumptions. Our solutions enable our customers to evaluate risk based on the actual traded market, credit and operational or volumetric exposures, as opposed to relying on simplified cash flow mapping techniques and position proxies used by other risk management systems.

        Improved time-to-market.    We have designed our core architecture to allow our customers to add or modify instruments, trading or hedging strategies, transaction modeling facilities and pre- and post-trade processing requirements. Our solutions allow our customers to expand into new markets and pursue market opportunities as they arise, while avoiding time-consuming upgrades, or the development and implementation process and operational risk associated with deploying disparate trading systems.

        Reduced cost of ownership.    We have developed our solutions using a single code base that we believe not only reduces cost at the time of initial installation by replacing multiple systems, but also enables our customers to add additional capabilities at a significantly lower cost as compared to redeveloping and re-implementing internally developed solutions.

Our Competitive Strengths

        We believe we have the following key competitive strengths:

        Comprehensive solutions to address multiple asset classes.    We believe our ability to support a wide range of asset classes across a variety of traded markets and geographies provides us with multiple opportunities for continued growth. We believe that we will continue to benefit from increasing trading volumes and market complexity as our target customers look to replace multiple disparate trading systems with integrated solutions.

        Highly configurable platform built on single code base.    We have developed our solutions on a single code base that offers the ability to configure trading workflows to address specific customer requirements for a wide variety of business processes, unique business methods and trade process control requirements. Our maintenance of a single code base also enables us to add new or enhanced functionality into our products in a timely and cost-effective manner. Enhancements to our platform can be deployed across our entire customer base without compromising the proprietary intellectual capital of our customers.

        Large, diverse installed customer base.    We have a large, diverse customer base of over 125 customers as of June 30, 2008. Our customers include 11 of the top 25 largest energy companies based on market capitalization, eight of the largest financial institutions and seven of the largest central banks, as well as major hedge funds and public utilities. We have established long-term strategic relationships with our customers by providing solutions for the highly complex problems they face. We believe that we have a significant opportunity to sell additional solutions to our existing customers as they look to expand their trading activities or use our solution in other parts of their organization. Since 2002, approximately 82% of our customers have purchased add-on modules or additional licenses subsequent to their initial purchase.

        Superior global services with deep domain expertise.    We provide our customers with access to one of the largest global service teams with extensive experience in the areas of trading, risk management and logistics. We believe that our strong installation and implementation capabilities have allowed us to develop and maintain strong customer relationships and gain valuable insight into the future needs of our existing and target customers, thereby allowing us to focus our research and development resources.

        Strong brand recognition in energy risk management.    We believe that we have established a strong brand recognition and a reputation for excellence in the energy risk management market, providing us with a competitive advantage as we pursue new customers and seek to further penetrate new markets. Open Link has been recognized by Energy Risk as the top vendor in each of the last three years, including being named 2006 "Software House of the Year." In 2007, we were named the inaugural winner of the Platts "Risk Management Innovator of the Year."

Our Growth Strategies

        We intend to strengthen our position as a leading global provider of trading and risk management software solutions to energy, commodities and financial services market participants by pursuing the following strategies:

        Increase sales to existing customers.    We intend to increase our sales to existing customers by leveraging our strong brand recognition, superior product suite and expertise in the areas of trading, risk management, logistics and back-office operations. As of June 30, 2008, we had a customer base consisting of over 125 customers. We intend to increase our sales to our existing customers by expanding the number of users and the frequency of use, as well as the number of applications or modules deployed.

        Pursue opportunities in the crude oil segment.    We believe that many global oil companies still rely on legacy trading systems designed primarily to address logistics needs. We intend to actively pursue customers in this sector by providing end-to-end solutions that meet their emerging trading, risk management, resource planning and logistics requirements. For example, we recently released an end-to-end crude oil solution, which we licensed to two major global oil companies. By working with our customers to understand their unique requirements we will continue to enhance the functionality of these solutions.

        Enhance our presence within the financial services market.    The cross-market and complex modeling capabilities of our solutions have enabled us to sell our energy and commodities trading and risk management software to financial market participants. We intend to continue to leverage these capabilities and relationships by offering our solutions across financial asset classes such as complex options; structured and hybrid products; interest rate, credit and equity derivatives; fixed income securities; foreign exchange; and money market products. We also intend to target financial institutions that currently rely on internally developed trading and risk management software, as well as large regional banks, emerging market financial institutions and hedge funds.

        Enhance product offerings and introduce new products.    We intend to maintain our focus on innovation by introducing additional features to our software solutions that address constantly evolving customer requirements and reinforce our technology leadership position. We plan to leverage our domain expertise, open-architecture software platform and technical capabilities, together with customer input generated from our strong customer relationships, to expand our suite of complete trade life cycle solutions.

        Expand international operations.    We have designed our solutions to meet the needs of organizations around the world. For the year ended December 31, 2007 and the six months ended June 30, 2008, we generated approximately 50% and 57%, respectively, of our revenues from international operations. We intend to leverage our existing product capabilities and our strong customer relationships in Europe and North America to increase sales to companies in other international markets, particularly the resource-rich economies of the Middle East and South and Central America. We intend to develop local support for specific geographic markets to accelerate our international expansion.

        Pursue strategic acquisitions and relationships.    To augment our organic growth, we may selectively pursue acquisitions of businesses, technologies and products that will expand the capabilities of our existing solutions, provide access to new markets or customers, or otherwise complement our existing business. We may also seek to expand our existing solutions by entering into business relationships involving additional distribution channels, investments in other enterprises, joint ventures or similar arrangements.

Products and Services

        Our trading and risk management solutions empower the front-, middle- and back-offices of our customers with functionality designed specifically to cover the entire life cycle of their transactions. We designed our solutions to enhance the accuracy, immediacy, scalability, integration, configurability and adaptability of the trading systems of our customers. Our solutions provide the real-time information needed to assess risk and capitalize on trading opportunities that other applications may miss, allowing customers to trade more intelligently, monitor risk with confidence and manage operations efficiently.

Software Products

        We offer our principal software solution to various end-markets under our Endur and Findur branded solutions. Endur and Findur together comprised over 75% of our software license sales in each of the last three years and provide our target customers with comprehensive trade support tools across virtually all asset classes and market segments.

        Our solutions are comprised of various components specifically delivered in various combinations and configurations to meet the diverse trading, risk management, operational, logistical, and forecasting and optimization requirements of our target markets.

  Front-office

        Our solutions automate front-office operations associated with transaction and order entry, market data and analytics, structuring tools and position monitoring. Our trading solutions provide traders with the deal capture and analytic tools necessary to perform in the volatile energy markets, such as real-time position management and updates, market and credit risk calculations and controls, automation of pre- and post-trade processing tasks, risk assessment, and a sophisticated set of reporting tools. Our trading solutions include a user-configurable spreadsheet-like format that simplifies deal capture, allowing users to customize transaction input while eliminating many potential manual-entry errors. Through the use of customizable trade blotters and desktops, our users can create highly structured trade processes complete with full transaction life cycle support. Our solutions meet the rigorous risk and audit controls demanded in today's business environment by employing a transaction-secure framework which supports unique deal and transaction identification numbers, version control, auditing, maintenance of the complete transaction history and dedicated access rights.

        We provide a unique universal curve engine technology that enables users to manage and create their own proprietary views on the market such as the ability to create synthetic curves for sporadically traded markets, alternative curve structures with basis or "parent-child" relationships, or experiment with new curve structures for emerging markets. Our scalable architecture provides our customers with real-time position updates to alert users to changes in key physical and financial positions such as absolute and risk-adjusted volumes, intra-day profit and loss, cash flow forecasts, sensitivity analytics, and other key trading and risk measures to enable our users to trade more intelligently and minimize risks.

  Middle-office

        Our solutions automate middle-office operations associated with risk management and analysis, and portfolio valuation and monitoring. Our open architecture provides middle-office users with access to the tools needed to capture historical prices and to calculate forward price curves, volatility correlations, multiple valuation results, including value-at-risk (VaR), profit-at-risk, and any other proprietary risk management configurations our customers require. By integrating front-, middle- and back-office operations, our trading solutions provide all trading floor users with collaborative access to the same data set. With middle-office functions tied directly to the deal capture environment, our customers reduce clerical errors and provide information transparency to business unit managers, traders and accounting officers. Our solutions provide each user with an analytic "snapshot" of all trades in progress at any one time, allowing for real time risk and credit monitoring.

        Our trading solutions offer a secure, reliable and extendable straight-through exception-based processing (SteP) environment for trading, operations, compliance and workflow management across asset classes, providing a robust tool to evaluate risk across all markets and trading strategies. In contrast to competing systems that use static cash flow mapping or position proxies, our trading solutions perform more accurate computations of critical market and risk data due to their intrinsic link to the trade level instrument details, including all market-specific and structuring activities. This enables more accurate calculation of exposures, sensitivities and "what-if" risk measures down to the instrument and payoff levels, all of which lead to a more accurate risk profile.

  Back-office

        Our solutions automate back-office operations associated with settlement, record maintenance, regulatory compliance and accounting. Although often overlooked by competing systems, the operational risks of the back-office can prove equally, if not, more costly than inherent market and credit risks. Our enterprise-wide software solution empowers our users to exercise the same degree of control over their back-office operations as our solutions provide to their front- and middle-office. Our trading solutions support an extensive range of traditional back-office tasks, including confirmation, settlements and end-of-day processing, standard system reporting and integrated third-party reporting tools. In addition, our open and flexible interfacing capabilities to various scheduling and electronic payment systems allow for a high degree of system integration and connectivity, while a sophisticated sub-ledger accounting module simultaneously supports both accrual and mark-to-market accounting methodologies.

        Our trading solutions operations services enhance back-office process controls and automation. This software solution contains three key components: event-triggered services, workflow services, and exception based processing facilities. Our operations services can schedule customer-driven and configured operational tasks, including end-of-day evaluation, reporting, and sub-ledger posting, or network services, such as limit monitoring and real-time messaging. The operations services allow users to automatically schedule and execute a chain of events, eliminating human error.

        With its ability to create user-defined workflows, our trading solutions software provides exception-based straight-through-processing. The exception-based processing facility can capture and apply any custom proprietary logic to any trade. For example, a user may configure our trading solutions to highlight as exceptions any new deals that carry unusually high payments or mark-to-market values. These exception facilities are designed to allow the operations staff and internal control groups to immediately review exception trades for entry errors or, more importantly, integrity issues. Our event-triggered services present a wide spectrum of automation processes, including hedge generation, complex "sanity" checks and tax code lookups.

        Our settlement facility is fully integrated with SWIFT messaging and ECMS capability providing a true straight-through exception processing (STeP) solution for our customers. Users can also configure SWIFT messaging for a number of protocols, including international and central banks, commodity trading firms, insurance companies, fund and asset managers, as well as corporate treasuries.

        Our trading solutions system offers full transaction security and audit ability to what has changed, when, and why. The single database design enables drill-down capability from any number of management and trade control levels, anywhere in the system.

  Logistics for Physical Energy and Commodities Trading

        We also offer a full suite of logistic packages, which we have branded as our Motion product line, to support physical trading in the energy and commodities markets that are fully integrated with our Endur product suite. Our Motion product line integrates seamlessly with Endur's straight-through- processing trading, risk and settlement environment to substantially improve physical operations. We offer several different modules in the Motion product line:

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  pMotion:  pMotion facilitates power scheduling by providing the logistics coverage necessary for trading in today's North American physical markets. pMotion targets and eliminates logistic inefficiencies currently faced by many asset-based utilities, transmission providers, local distribution companies (LDCs), load-serving entities (LSEs), wholesalers, marketers and various financial institutions. pMotion manages delivery and nomination management with the independent system operators by matching trades on an hourly, daily, monthly or user-defined period and provides transmission loading relief (TLR) management and transmission loss tracking and accounting.

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  ESS:  ESS facilitates power scheduling and logistics in the European physical markets as defined by the protocols of the European Transmission System Operators (TSO). Our ESS solution provides data protocols for uploading and converting data to and from TSOs and market participants. Additionally, this solution supports nomination generation, response handling, and a balancing algorithm to manage all open and closed positions in and between balance circles or control areas. Our ESS solution provides direct communication channels to the TSOs.

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  gMotion:  gMotion facilitates pipeline scheduling, by providing the logistics coverage necessary for trading in today's North American Gas Market. Our Hourly gMotion product addresses the needs of the European Gas Markets, which require support of balancing capability on an hourly basis. gMotion supports the creation, management and scheduling of Endur-booked and nominated volumes within an electronic data interchange (EDI) compliant structure. gMotion allows organizations to improve current storage and imbalance capabilities, manage and value storage balances, allocate as well as utilize best available volumes, and capture and manage complex transportation and storage entitlements. When combined with a comprehensive rates database that supports a variety of rate structures, including daily and monthly tiers, seasonal-based charges, and mileage-based rates, gMotion rounds out Endur with proven support of physical gas transactions.

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  cMotion:  cMotion facilitates bulk scheduling and logistical support for trading in the crude oil, coal, refined petroleum products, liquefied natural gas and soft commodities physical markets. cMotion covers bulk commodity shipments and managing transportation for waterborne vessels, pipeline, truck and rail systems. cMotion provides complete life cycle management, capturing vessel information, complex physical transactions, quality adjustments and physical inventory. cMotion supports complex transaction structures, including exchange arrangements, nominations and prior period adjustments. Its quality and inventory management facility accounts for volume and quality/grade adjustments, offers users blending capabilities to yield different products or meet quality specifications, provides actualization adjustments, manages injections and withdrawals from storage facilities and supports multiple inventory valuation methodologies.

  Forecasting and Optimization

        Our iRM solution provides decision support through forecasting and optimization as well as physical asset management and trading in deregulated markets. iRM supports structured procurement management such as forecasting, energy disposition, procurement inflows, including schedule and balancing group management, asset management and energy portfolio risk management focused on complex optimization functionalities. iRM solutions provide statistical analysis and decision support focused on forecasting of consumption, prices and hydro inflow, as well as the associated optimization of assets, portfolio management, storage networks, generation, consumption and transportation paths. In addition, iRM offers a longer term strategic analysis forecasting and investment planning tool. The iRM product line consists of the following solutions:

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  iOPT:  The iOPT solution is comprised of three core modules: iOPT_PRO, iOPT_OPT, and iOPT_Trade. iOPT_PRO is a forecasting solution which provides multiple forecasting analysis tools (statistical and deterministic) designed to provide users with anticipated energy consumption, prices, hydro inflow and the levels of fuel stocks a power generating company would need to acquire for power generation facilities. iOPT_OPT is an optimization tool that provides users with decision support for optimizing portfolios, networks of storage, generation and consumption as well as transport paths. iOPT Trade is a physical asset management solution providing trading and portfolio management functionality related to the physical energy market.

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  iPlan:  The iPlan solution is a longer term strategic planning solution for analytic forecasting and investment analysis over a five- to 30-year horizon. For example, iPlan provides decision support and planning for the investment in the development of new energy generation capacity or infrastructure investment such as transportation and storage.

Technology

        We have designed the common core architecture of our solutions to facilitate the rapid development and deployment of new applications to support additional asset classes and functionality. Our software solutions are highly flexible and can be configured to allow the design of proprietary input screens; customer-specific trading interfaces; proprietary pricing curves, user lists and delivery structures; and user-defined workflows, without any additional coding. In addition to multiple configuration options, we also provide our customers with development toolkits to create custom extensions to our Endur and Findur product suites.

        Our core technology is based on the Service Oriented Architecture (SOA), a highly scalable framework that supports multiple industry standards. Our grid-enabled services framework, a core component of our SOA framework, allows load-balanced computation and distributed processing for scalability. As a result, we can offer computing platforms with configurations ranging from a single engine for simple service needs to clusters of grid engines used by multiple service hosts for data intensive functions such as valuation or back-office processing. Our software has supported real-time operations in the diverse environments of our largest customers and our solutions have scaled to meet their increasing volumes or complexity requirements. Our software is based on open standards and supports Windows, Linux and Solaris operating systems; Oracle and Microsoft SQL Server databases; and several connectivity / middleware applications.

        Our toolkits include a set of Application Programming Interfaces ("APIs") that extend the core functionality of our software solutions. Our toolkits facilitate the rapid development of specialized trading tools, proprietary analyses, comprehensive reporting facilities, better integration of market data feeds and the creation of interfaces between our product suites and other third-party systems in an integrated Development Environment (IDE) such as Microsoft Visual Studio or Java-based Eclipse. Using our toolkits, developers can tap into the extensive services embedded in our software solutions through the use of Microsoft, .NET, JAVA or C / C++ programming languages.

        Our development tools also include Connex, an Extensible Markup Language or XML-based tool that is specifically designed for the development of interfacing solutions. Connex is well-suited for implementation in an SOA environment given its ability to handle standard as well as custom XML messaging. Connex provides custom Java processing, XML transformations and reference data mapping capabilities while providing gateways to several middleware applications such as Java Message Service (JMS), IBM MQSeries, Tibco Rendezvous and WebServices. Connex also includes features such as integration auditing, data reconciliation and exception handling. As a highly scalable, secure and robust interfacing solution, Connex is widely deployed by our customers to integrate software development to our core software solutions.

        To address the increasing importance of electronic trading as well as electronic settlement and scheduling, we provide a suite of standard interfaces to exchanges, broker platforms, central settlement solutions and transmission/transportation operators such as Intercontinental Exchange (ICE), European Energy Exchange (EEX), TRAYPORT, Electronic Matching and Confirmation System (EMCS), ESS and SWIFT.

Support and Maintenance Services

        Due to the mission-critical nature of our products, nearly all of our customers subscribe to our support and maintenance services, which entitles them to technical support as well as issue tracking and defect resolution through our customer support group. In addition, subscribing customers are entitled to new product releases and upgrades that contain enhancements and new functionality designed to support changing market needs, regulatory developments and new technologies. Most of our maintenance contracts have one year terms and, subject to a customer's right to decline renewal, generally renew on an annual basis. We have continued to grow our base of maintenance revenue both on an absolute dollar basis and as a percentage of total revenues. For the year ended December 31, 2007 and the six months ended June 30, 2008, our maintenance revenues represented 26% and 24%, respectively, of our total revenues. In each of the last three years, we have achieved maintenance renewal rates in excess of 95% of the prior-year revenue.

Professional Services

        We offer professional services consisting of consulting, project management, implementation and integration services. Our implementation services include configuration and parameterization and our integration services include interface development, custom report writing and training. Although implementation and integration services may be provided by various third parties or may be performed internally by the customer, we believe that close and active participation in the initial implementation, as well as periodic upgrades, is important to enhancing customer satisfaction and acceptance of our products. Our professional services consist of a pre-existing "best of breed" implementation model and standard content configurations, as well as starter models for scripted work-flows and customer reports, which we have designed to reduce project risk and the overall cost of implementation, and accelerate time to market.

        As a result, many of our customers purchase professional services from us to support their implementation of our products, design and configure our products to meet their business needs, develop interfaces to existing systems, assist in the conversion of historical data and provide ongoing training and technology reviews to ensure continued performance. We believe that these services facilitate a customer's early success with our products, strengthen the customer relationship and provide opportunities to sell additional products and modules. In addition, our detailed involvement in configuring our solutions to meet the current and evolving market requirements generates valuable feedback to our product management and development organization.

Sales and Marketing

        We primarily sell our products through our direct sales teams given the complexity and mission-critical nature of the trading processes managed by our products. Our direct sales teams include pre-sales, sales and sales support professionals located in each of our regional offices. Most product sales involve adherence to a detailed procurement process dictated by the internal policies of our potential customers, which generally include a Request of Information (RFI), a Request for Proposal (RFP), a series of demonstrations, detailed product review workshops and, occasionally, a pilot program. Our sales team monitors the market and builds prospect relationships to maximize our sales opportunities. Our sales support team focuses on the execution of the sales strategy and the completion of the sales deliveries, such as RFP responses and the configuration support for detailed demonstrations and workshops. Our dedicated direct sales and sales support personnel continually undergo extensive product training and often rotate through product management and implementation teams to stay current on evolving issues and gain valuable knowledge on configuration techniques and features included in our new modules.

        Our product management professionals and strategic customer group personnel provide support to our sales efforts. These teams may be involved in sales opportunities of significant strategic importance where there is the potential for such opportunities to open a new market or where there is a need to offer development services in conjunction with our software products. Our product management and strategic customer group personnel have extensive experience in the energy, commodity and financial markets and are responsible for identifying market trends, evaluating and developing marketing opportunities, generating customer leads and providing sales support.

        Our marketing department supports the sales force with a marketing communication plan focused on brand awareness and intellectual leadership in the areas of energy, commodity and financial trading and risk management. In addition, our marketing personnel provide lead generation, documentation, technical support and collateral materials for use during the sales process, while also supporting marketing events such as trade shows, conferences, user groups and seminars.

Product Development

        We believe that continuous product innovation is critical to establishing and maintaining a competitive advantage, while also satisfying customer demand for new features and functionality that improve the efficiency and accuracy of their trading and risk management practices. To achieve this goal, we have organized our product development organization into three product management teams: commodities and energy; capital markets and risk and analytics; and optimization and forecasting. These product management teams are, in turn, supported by seven solution development teams: commodities and energy solutions, capital markets solutions, risk and analytics, back office and accounting, new technologies, trading solutions and optimization. We have developed a comprehensive product analysis process to ensure that all new product enhancements meet the performance, functionality and quality demands of the market.

        Our multidisciplinary teams design new products and product enhancements and incorporate new technologies into our existing products to sustain and improve quality and usability. Working closely with our sales and marketing and support and professional services personnel, our solution development teams ensure that product design and new developments meet the evolving needs of the markets we serve while supporting strategic growth initiatives and anticipated market opportunities.

        We generally issue a major release of our core products every 15 to 18 months, with minor releases on an as needed basis to meet market demands, technological and regulatory changes, or strategic goals for new markets. Our research and development expenses for the years ended December 31, 2005, 2006 and 2007 and the six months ended June 30, 2008 were $15.0 million, $17.6 million, $26.3 million and $18.8 million, respectively (which included $1.1 million and $4.4 million of compensation expenses related to the payment of taxes associated with vested and awarded restricted stock in the year ended December 31, 2007 and the six months ended June 30, 2008 respectively). During those periods, we did not capitalize any software development costs. We have primarily relied upon internal development for our products. We believe that the efficiency of our operations allow us to invest a more significant portion of our revenue in research and development, which enables us to extend our strategic advantages and establish barriers to entry.

Customers

        Our customer base, consisting, as of June 30, 2008, of over 125 customers, includes global investment banks, commercial and regional banks, central banks and sovereign funds, integrated energy companies, crude oil exploration and production companies, European and North American gas and power producers, utilities, pipeline operators, local distribution companies and municipalities, natural gas liquids producers, hedge funds, pension and insurance funds, and commercial and industrial companies, including agricultural companies. Our customers include 11 of the top 25 largest energy companies based on market capitalization, eight of the largest financial institutions and seven of the largest central banks, as well as major hedge funds and public utilities.

        Other than one customer, which accounted for approximately 10.5% of our revenues in 2006, in each of the years ended December 31, 2005, 2006 and 2007, no single customer accounted for more than 10% of our total revenues. We have significant operations outside the United States, particularly in Europe, and derive a substantial portion of our revenues from these operations. In the years ended December 31, 2005, 2006 and 2007 and the six months ended June 30, 2008, we derived approximately 54%, 47%, 50% and 57%, respectively, of our revenues from sales outside the United States.

Competition

        Our solutions most frequently compete against the internally developed systems of our existing and potential customers, many of whom develop their own software for their particular needs. We believe that our solutions generally offer better performance, greater reliability and more flexibility on a more cost-effective basis than these internal systems.

        Third party solution vendors of trading and risk management solutions are highly fragmented and often focus on local markets, specific customer types or specific asset classes. We compete with various companies, including primarily Allegro Development and SunGard in the energy and commodities markets and Misys and Murex in the financial services market.

        We believe that we compete effectively against these firms on the basis of the following key differentiators:

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  consistent product performance and continued improvements,

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  broad functionality across multiple asset classes in a straight-through processing design with real time performance,

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  accuracy of data and results,

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  ease of use,

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  scalability,

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  integration capabilities,

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  configurability and adaptability,

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  product and company reputation,

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  professional and customer support service, and

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  price.

Competitors with greater financial, marketing, service and other resources may be able to offer lower prices, additional products or services or other incentives that we cannot match or offer. If we are not able to compete successfully against our current or future competitors, it would be difficult to acquire and retain customers, and our business, financial condition and results of operations could be adversely affected.

Intellectual Property and Other Proprietary Rights

        Our success depends in part upon our proprietary technology. We currently rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual nondisclosure provisions to protect our proprietary rights. We have registered trademarks for many of our products and trade names and logos and will continue to evaluate the registration of additional trademarks as appropriate. We generally enter into confidentiality agreements with our employees, which include provisions giving us ownership of any technology developed. We also generally enter into confidentiality and/or license agreements with our customers and potential customers to protect our proprietary technology and, in most cases, give us ownership over any technology enhancements which we develop in connection with our provision of services to them. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection, and we do not have any patents.

Employees

        As of June 30, 2008, we had 626 employees, consisting of 176 employees in research and development, 68 employees in product management, 21 employees in customer support, 250 employees in consulting and professional services, 52 employees in sales and marketing and 59 employees in finance and administration.

        Of these employees, 377 were located in the United States and 249 outside the United States. We endeavor to maintain competitive compensation, benefits, equity participation and work environment policies in order to attract and retain qualified personnel. None of our employees is represented by a labor union, however, our employees in Vienna, Austria are represented by a workers counsel. We have not experienced any work stoppages and we believe that our employee relations are good.

Properties

        We lease our corporate offices, which consist of approximately 45,000 square feet of office space located at 1502 Rexcorp Plaza, Uniondale, New York. This lease expires in 2016. We also lease office space in New York, New York; Houston, Texas; London, England; Berlin, Germany; Vienna, Austria; São Paulo, Brazil; and Sydney, Australia.

Legal Proceedings

        From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, operating results or financial condition.

MANAGEMENT

Executive Officers, Directors and Key Employees

        The following table sets forth certain information regarding our executive officers and directors and key employees, including their ages as of December 31, 2007:

Name	Age	Title
Coleman Fung	45	Executive Chairman of the Board of Directors
Kevin J. Hesselbirg	42	Chief Executive Officer and Director
Paul A. Valenti	50	Chief Financial Officer
John D'Aleo	37	Managing Director—Americas
Jean-Claude Riss	55	Managing Director—United Kingdom
Dr. Markus Seiser	36	Managing Director—Central Europe
Kenneth A. Knowles III	41	Executive Vice President, Financial and Risk Solutions
Dr. Wolfgang Ferse	46	Executive Vice President, Commodities and Energy Solutions
Michael Gallagher	41	Executive Vice President, Technology and Development
Kurt R. Jaggers	49	Director
Jonathan W. Meeks	35	Director
Timothy Yates	60	Director
		Nominee for Director
		Nominee for Director
		Nominee for Director
		Nominee for Director

        Coleman Fung.    Coleman Fung is the executive chairman of our board of directors, a position he has held since founding Open Link in 1992, and continues to lead our research and development efforts. Mr. Fung also served as our chief executive officer from 1992 until April 2007. Prior to establishing Open Link, Mr. Fung was one of the founding members of the trading team at Fuji Capital Markets Corporation (now known as Mizuho Capital Markets), where he helped build its trading infrastructure. Previous jobs include positions with Chemical Bank's product development and derivative trading groups and Salomon Brothers' Bond Portfolio Analysis Group. Mr. Fung also served three years' active duty in the U.S. Army. Mr. Fung holds a Masters degree in Management Science and Engineering from Stanford University and a Bachelors degree in Industrial Engineering and Operations Research from the University of California, Berkeley.

        Kevin J. Hesselbirg.    Kevin J. Hesselbirg is our chief executive officer, a position he has held since October 2007, and has served as a member of our board of directors since December 2007. Mr. Hesselbirg joined Open Link in May 1999 as our chief financial officer and two years later transitioned to chief operating officer, in which capacity he served until becoming chief executive officer in October 2007, while continuing to serve as Chief Financial Officer through March 18, 2008. Prior to joining Open Link, Mr. Hesselbirg was a Vice President of Finance at Trex Medical Corporation, a publicly-traded subsidiary of Thermo Electron Corporation. These companies were engaged in the design, manufacture and distribution of high-end digital x-ray, mammography and fluoroscopic products primarily used in hospitals, clinics and healthcare facilities. Mr. Hesselbirg began his career at Ernst & Young LLP, where he rose to the position of Audit Manager in the specialized privately-owned and emerging business group, providing both audit and business advice to high growth businesses primarily in the medical technology industry. Mr. Hesselbirg holds a Bachelor of Science in Accounting from Fordham University, where he graduated valedictorian of the class of 1987.

        Paul A. Valenti.    Paul A. Valenti joined Open Link as Chief Financial Officer on March 19, 2008 to manage and direct all of our financial activities. Mr. Valenti has 17 years of experience as Chief

Financial Officer at diverse global financial services firms. Most recently, from May 2006 to March 2008 Mr. Valenti was the Chief Financial Officer at Capital Group Partners, Inc., a wholly owned subsidiary of the public company Janus Capital Group Inc., where he was responsible for finance, treasury, accounting, tax and Sarbanes-Oxley compliance. Prior to his tenure at Capital Group Partners, Mr. Valenti was Chief Financial Officer of the Americas at Prebon Yamane, a leading international inter-dealer brokerage firm specializing in energy, cash, capital markets, derivatives, fixed income and foreign exchange, from June 1995 to July 2005. Before joining Prebon Yamane, Mr. Valenti was Chief Financial Officer at Peers & Co., a start-up international investment banking and private equity company and former subsidiary of Kemper Corporation. His prior experience included finance and accounting positions at JP Morgan Chase, Sterling Drugs, and Ernst & Young. Mr. Valenti holds a Masters in Business Administration in Finance from Pace University and a Bachelors of Science in Accounting from Fairfield University. Mr. Valenti is a Certified Public Accountant and has been a registered Financial and Operations Principal with the NASD and Securities and Exchange Commission.

        John D'Aleo.    John D'Aleo is Managing Director—Americas, overseeing our day-to-day operations, sales activity and professional services in that region, in which capacity he has served since April 2007. Mr. D'Aleo joined us in 1998 as a fixed income specialist and was instrumental in implementing our solution offerings at numerous customer sites, as well as creating streamlined implementation and delivery processes. In 2003, Mr. D'Aleo was promoted to Managing Director of our New York City office focused on developing our sales and marketing and professional service organizations to support our planned growth in the financial institution market place. Prior to joining us, Mr. D'Aleo was a senior fixed income analyst at Brown Brothers Harriman and Co. Mr. D'Aleo holds a Master of Business Administration with a concentration in Banking and Finance from Zarb School of Business, Hofstra University, and a Bachelor of Business Administration in Accounting from Villanova University.

        Jean-Claude Riss.    Jean-Claude Riss is Managing Director—United Kingdom, overseeing our day-to-day operations, sales activity and professional services for the United Kingdom, Iberian, French, Italian and Scandinavian markets and is also responsible for the management of our Sydney operations focused on the pacific rim, Australia and New Zealand. Mr. Riss has worked with us since 1995, first as a consultant with mpct Solutions, Ltd., formerly Internet Systems, Ltd., marketing our integrated risk management systems. Mr. Riss joined us in 1998 as Managing Director of Open Link International in connection with the opening of our London office. During his tenure with mpct Solutions, Mr. Riss also co-founded and acted as General Manager, responsible for the product direction, sales activities and project management, for Ceres/Transact Trading Systems, which developed a real-time risk management system for front-office treasury trading. For the 15 years prior to founding Ceres/Transact Trading Systems, Mr. Riss was involved in a number of risk management trading areas for Manufacturers Hanover Trust, including Capital Markets, Treasury, Operations, Central Planning, Controllers and International Audit.

        Dr. Markus Seiser.    Dr. Markus Seiser is Managing Director—Central Europe, overseeing our day-to-day operations, sales activity and professional services for the Germanic speaking regions of Europe as well as Eastern Europe. Dr. Seiser has held this position since September 2007, while continuing the role he has occupied since 2001 as managing director of iRM, which we acquired in January 2007. In 1999, Dr. Seiser joined Landis & Gyr where he worked as a project engineer and project manager until co-founding iRM in 2001. He wrote his doctoral thesis on the optimization of energy utilization within the framework of a customer project. Dr. Seiser majored in Electrical Engineering at the Graz University of Technology in Graz, Austria.

        Kenneth A. Knowles III.    Kenneth A. Knowles III is our Executive Vice President, Financial and Risk Solutions. Mr. Knowles joined us in 1996 to manage our research and development activities focused on risk management and analytics, assist with customer support, and help facilitate system sales processes. He currently manages and oversees a multi-functional team of developers and consultants focused on the financial market asset classes. A chief architect of our risk functionality, Mr. Knowles also continues to play an active role in our product development and design, as well as lending support to customer needs and sales initiatives. Prior to joining us, Mr. Knowles worked at Mobil Corporation as a trader in the Capital Markets Group, managing the interest rate and currency exposures of Mobil Corporation's global treasury portfolio. Mr. Knowles holds a Masters of Business Administration in Finance from the Massachusetts Institute of Technology and a Bachelors of Science in Systems Engineering, with distinction, from the University of Virginia.

        Dr. Wolfgang Ferse.    Dr. Wolfgang Ferse is our Executive Vice President, Commodities & Energy Solutions. Dr. Ferse has worked with us since September 1998, first as a Solution Manager at IBM supporting the implementation of Energy Trading Solutions, before joining us in 2000 as consultant and account manager in our London office. In November 2001, Dr. Ferse established our Berlin office which he has led as a Managing Director through September 2007. For the 10 years prior to joining IBM, Dr. Ferse was the head of Applied Decision Analysis, a research center department focused on application development and consulting, as well as long term projects for decision support systems in the environmental and power supply industries. Dr. Ferse holds a Masters degree and a PhD of Power Engineering from Technical University of Dresden.

        Michael Gallagher.    Michael Gallagher is our Executive Vice President, Technology and Development. Mr. Gallagher oversees our development staff as well as core technology and system functionality for our solution set. He is also responsible for all technology infrastructure utilized to manage our daily operations as well as our OnDemand offering. Mr. Gallagher joined us in 1996 from Goldman Sachs, where he was a Senior Applications Developer responsible for foreign exchange and commodities trading and back-office processing. Mr. Gallagher holds a Bachelors of Science in Computer Science from New York Institute of Technology.

        Kurt R. Jaggers.    Kurt R. Jaggers has served as a member of our board of directors since February 2006. Mr. Jaggers has been employed by TA Associates, Inc. since August 1990, and currently serves as a Managing Director. He is currently a director of PROS Holdings, Inc., a provider of pricing and revenue optimization software, as well as several privately-held companies. Mr. Jaggers holds Bachelor of Science and Masters degrees in Electrical Engineering and a Masters of Business Administration from Stanford University.

        Jonathan W. Meeks.    Jonathan W. Meeks has served as a member of our board of directors since February 2006. Mr. Meeks has been employed by TA Associates, Inc. since September 1997 and currently serves as a Managing Director. Prior to that he was a Principal from January 2004 to December 2006, a Vice President from September 2000 to December 2003, and an Associate from September 1997 to August 2000. Mr. Meeks is currently on the board of Monotype Imaging and Globeop Financial Services as well as other private companies. Mr. Meeks holds a Bachelor of Science in Mathematics from Yale University.

        Timothy Yates.    Timothy Yates has served as a member of our board of directors since October 1999. Mr. Yates has had an extensive career in financial services, having worked at Bankers Trust New York Corporation for 25 years where he held a number of senior leadership roles, including as chief financial and administrative officer from 1990 to 1995. Mr. Yates is currently the Executive Vice President and Chief Financial Officer of Monster Worldwide Inc., a position he has held since June 6, 2007. From November 2005 to January 2007, Mr. Yates served as Senior Vice President and Managing Director of Symbol Technologies, Inc., where he also served as Chief Financial Officer. Prior to this, Mr. Yates served as a partner and Chief Financial Officer of QVan Capital Management, LLC and Saguenay Capital Management, LLC, each from November 2002 to November 2005, and prior to that he was a founding partner of Cove Harbor Partners, a private investment and consulting firm.

Mr. Yates holds a masters degree in business administration from Harvard Business School and a Bachelors degree in American Studies from Yale University.

Board Composition

Independent Directors

        Our board of directors is currently composed of five members and will be composed of nine members as of the effective time of the registration statement of which this prospectus forms a part. Messrs. Jaggers, Meeks, Yates and                        qualify as independent directors in accordance with the published listing requirements of                                     .. The                                    independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as further required by the                                    rules, our board of directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Selection Arrangements

        Messrs. Jaggers and Meeks were elected pursuant to the terms of our Series A redeemable convertible preferred stock, which provide that two of our directors are elected by the vote of a plurality of the outstanding shares of our Series A redeemable convertible preferred stock voting as a separate class, in each case after initially being named a director pursuant to the terms of the stockholders agreement we entered into with certain holders of our common and redeemable convertible preferred stock. This voting agreement contained in the stockholders agreement will terminate upon the closing of this offering and all outstanding shares of Series A redeemable convertible preferred stock are expected to be converted into shares of our common stock on a one-for-one basis at the election of the holders thereof in connection with this offering, and there will be no further contractual obligations, or terms of our outstanding securities, regarding the election of our directors. Our directors hold office for three-year terms and until their successors have been elected and qualified or their earlier death, resignation or removal.

Classified Board

        Our amended and restated certificate of incorporation and our amended and restated bylaws that will become effective immediately prior to the closing of this offering, provide for a classified board of directors consisting of three classes of directors, each serving a staggered three-year term. As a result, only one class of directors will be elected each year from and after the closing of this offering.                        have been designated Class I directors whose terms will expire at the first annual meeting of stockholders after the closing of this offering.                        have been designated Class II directors whose terms will expire at the second annual meeting of stockholders after the closing of this offering.                         have been designated Class III directors whose terms will expire at the third annual meeting of stockholders after the closing of this offering. Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the closing of this offering provide that the number of authorized directors may be changed only by resolution of a majority of the number of directors then authorized (including any vacancies), and that, except as otherwise required by law or by resolution of our board of directors, any vacancies or new directorships on our board of directors may be filled only by vote of the directors and not by stockholders. The classification of our board of directors may have the effect of delaying or preventing changes in control of our company. See "Description of Capital Stock—Anti-Takeover Effects of Our Charter and Bylaws and Delaware Law."

Board Committees

        Our board of directors has established an audit committee and a compensation committee, the composition of which will be reconstituted prior to the completion of this offering, and, prior to this offering, our board will establish a nominating/corporate governance committee. Our board of directors and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent under certain circumstances. The independent members of our board of directors also regularly will hold separate executive session meetings at which only independent directors are present. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Each member of each committee of our board of directors will, as of the time of the effectiveness of the registration statement of which this prospectus forms a part, qualify as an independent director in accordance with the                                    standards described above. Each committee of our board of directors will, prior to this offering, adopt a written charter approved by our board of directors. Upon the effectiveness of the registration statement of which this prospectus forms a part, copies of each charter will be posted on our website at www.olf.com under the Investor Relations section. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on, or that may be accessed through, our website into this prospectus.

Audit Committee

        The audit committee of our board of directors oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, our audit committee is responsible for reviewing our disclosure controls and processes and the adequacy and effectiveness of our internal controls. It also discusses the scope and results of the audit with our independent registered public accounting firm, reviews with our management and our independent registered public accounting firm our interim and year-end operating results and, as appropriate, initiates inquiries into aspects of our financial affairs. Our audit committee has oversight for our code of business conduct and is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and matters related to our code of business conduct, and for the confidential, anonymous submission by our employees of concerns regarding these matters. In addition, our audit committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Our audit committee also is responsible for reviewing and approving all related party transactions in accordance with the related party transactions approval policy we will adopt prior to the completion of this offering.

        The current member of our audit committee is Mr. Yates and, upon the effectiveness of the registration statement of which this prospectus forms a part, the members will be Mr. Yates,                                    . The composition of our audit committee will, as of the time of the effectiveness of the registration statement of which this prospectus forms a part, meet the requirements for independence under the rules and regulations of the SEC and the listing standards of                                    , including their transitional rules.                        chairs the audit committee.

        Our board of directors has determined that each of Messrs. Yates and                        is an "audit committee financial expert" as defined in Item 407(d)(5)(i) of Regulation S-K promulgated by the SEC.

Compensation Committee

        After this offering, the compensation committee of our board of directors will have primary responsibility for discharging the responsibilities of our board of directors relating to executive compensation policies and programs. Specific responsibilities of our compensation committee will include, among other things, evaluating the performance of our chief executive officer and determining our chief executive officer's compensation. In consultation with our chief executive officer, it will also determine the compensation of our other executive officers. In addition, our compensation committee will administer our equity compensation plans and has the authority to grant equity awards and approve modifications of those awards under our equity compensation plans, subject to the terms and conditions of the equity award policy adopted by our board of directors. Our compensation committee also reviews and approves various other compensation policies and matters.

        The current members of our compensation committee are Messrs. Fung, Meeks and Yates. Upon the effectiveness of the registration statement of which this prospectus forms a part, the members of the compensation committee will be            .                        will chair the compensation committee. Each of                        is an "independent director" under the applicable rules and regulations of                                    , a "non-employee director" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and an "outside director," as that term is defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

Nominating/Corporate Governance Committee

        The nominating/corporate governance committee of our board of directors will oversee the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to our board of directors, and will evaluate the performance of our board of directors and individual directors. Our nominating/corporate governance committee will also be responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and making recommendations to our board of directors concerning corporate governance matters.

        Upon effectiveness of the registration statement of which this prospectus forms a part, the members of our nominating/corporate governance committee will be                        .                         will chair the nominating/corporate governance committee. Each of                        is an "independent director" under the applicable rules and regulations of                                    .

Code of Business Conduct

        Our board of directors will adopt a code of business conduct prior to the effectiveness of the registration statement of which this prospectus forms a part. The code of business conduct will apply to all of our employees, officers and directors. Upon the effectiveness of the registration statement of which this prospectus forms a part, the full text of our code of business conduct will be posted on our website at www.olf.com under the Investor Relations section. We intend to disclose future amendments to certain provisions of our code of business conduct, or waivers of these provisions, at the same location on our website identified above and also in public filings. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on, or that may be accessed through, our website into this prospectus.

Compensation of Directors

        Directors who are also our employees receive no additional compensation for their services as directors. Prior to this offering, non-employee directors were entitled to reimbursement for their out-of-pocket expenses in connection with their services as directors but did not receive any compensation for such services, other than an award on July 16, 2007 to Timothy Yates of options to purchase 75,000 shares of our common stock at an exercise price of $8.77, 15,000 of which vested on March 31, 2008 and the remainder of which vest ratably at the end of each quarter through March 2012.

 Director Compensation for the Year Ended December 31, 2007

        The table below summarizes the compensation paid by us to non-employee directors for the year ended December 31, 2007:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Kurt R. Jaggers, Director	—	—	—	—	—	—	—
Jonathan W. Meeks, Director	—	—	—	—	—	—	—
Timothy Yates, Director	—	—	345,750	—	—	—	345,750

(1)
Coleman Fung, Executive Chairman of the Company, and Kevin J. Hesselbirg, Chief Executive Officer of the Company, are not included in this table as they are employees of our company and thus received no compensation for their services as directors. The compensation received by Messrs. Fung and Hesselbirg as employees of our company is shown in the Summary Compensation Table under "—Compensation Discussion and Analysis."

(2)
The amount in this column represents the compensation costs for financial reporting purposes of option awards made during the year ended December 31, 2007 and recognized for the year ended December 31, 2007 under SFAS 123R, rather than an amount paid to or realized by the director. No option awards were made to directors in previous years. See Note 11 to our audited consolidated financial statements for the assumptions made in calculating these values under SFAS 123R. The SFAS 123R value as of the grant date for stock options is spread over the number of months of service required for the grant to become non-forfeitable. Pursuant to SEC rules, the amount disclosed disregards estimates of forfeitures of awards that are otherwise included in the financial statement reporting for such awards. There can be no assurance that the SFAS 123R amount will ever be realized.

        The following table describes option grants that we have made to our non-employee directors that were outstanding as of December 31, 2007.

Name	Date of Grant	Number of Options Granted(1)	Exercise Price per Share	Grant Date Fair Value(2)	Aggregate Number of Options Outstanding on 12/31/07
Kurt R. Jaggers	N/A	—	$—	$—	—
Jonathan W. Meeks	N/A	—	—	—	—
Timothy Yates	7/16/2007	75,000	8.77	345,750	75,000

(1)
15,000 of these options vested on March 31, 2008, and the remainder vest ratably at the end of each subsequent quarter through March 2012 and terminate on April 1, 2017.

(2)
The amount in this column represents the aggregate grant date fair value of the stock options, computed in accordance with SFAS No. 123R.

        Our board of directors has adopted a compensation program for non-employee directors that will become effective upon the closing of this offering. Beginning            , 2008, each current non-employee director is entitled to receive an annual fee from us of $            . The chairpersons of our audit committee and compensation committee will each receive an additional annual fee of $            , while the other members of the audit committee will each receive an additional annual fee of $            . Our non-employee directors will not be entitled to any additional compensation for attendance at in-person or telephonic board of directors or committee meetings. We also reimburse non-employee directors for reasonable expenses incurred in connection with attending board of directors and committee meetings.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. Currently, the members of our compensation committee are Messrs. Fung, Meeks and Yates, who constituted the compensation committee throughout 2007 as well. None of the current members of our compensation committee, other than Mr. Fung, nor any directors that will comprise our compensation committee upon effectiveness of the registration statement of which this prospectus forms a part, has ever been an employee of our company. From time to time, we have entered into transactions with Mr. Fung as well as investment funds affiliated with TA Associates, of which Mr. Meeks serves as a Managing Director. See "Certain Relationships and Related Transactions."

Executive Officers

        Each of our executive officers has been appointed by our board of directors and serves until his or her successor is duly appointed and qualified.

Compensation Discussion and Analysis

        Prior to this offering, although we have a compensation committee, our board of directors has typically reviewed and approved the annual compensation and compensation procedures for our senior executives, including our executive chairman and our chief executive officer. Our chief executive officer has typically presented salary, bonus and equity compensation recommendations to the board of directors, which considers the recommendations in making its own subjective compensation determinations. Our chief executive officer has typically reviewed performance with, and presented recommendations to, our board of directors with respect to our other named executive officers' compensation packages, including with respect to salary, bonus and equity compensation. He has not participated in the board of directors' deliberations regarding the determination of his compensation, including salary, bonus and equity compensation, nor has he made any recommendations as it relates to his compensation. As discussed below, our compensation program is based on subjective evaluation of an individual executive's performance of his responsibilities and contribution to our actual financial and operating results. Although the same factors and compensation elements are applied to all of our named executive officers, the compensation of our chief executive officer reflects his leadership role and critical decision-making responsibility and significant duties. After this offering, we expect that the compensation committee will be delegated the authority to approve the compensation of our senior executives, including that of our executive chairman and chief executive officer.

Objectives of Compensation Program

        We recognize that our employees are a critical asset and provide us with an important competitive advantage. Consequently, a key objective of our compensation program, including our executive compensation program, is to attract, retain and motivate qualified, talented and diverse professionals who are enthusiastic about our mission and culture. We seek to achieve these goals by rewarding successful performance by our executives and the company while aligning the interest of our executives with those of our stockholders by providing long-term equity compensation. We believe our employees, including our executive officers, are motivated by an innovative and creative work environment augmented by the compelling challenges, opportunities, customers and colleagues found in our industry. One of our corporate objectives is to become one of the most attractive employers, focused on thought leadership in the energy, commodities and financial trading and risk management industry, and we are committed to working to provide these opportunities to all employees.

General

        We view each component of executive compensation as related but distinct, and we review total compensation of our executive officers to ensure that our overall compensation goals are met. We have not historically engaged in competitive benchmarking. We do attempt to establish compensation, and determine the appropriate level for each compensation component, at levels comparable to companies with which we compete and other companies who employ similarly skilled personnel, consistent with our recruiting and retention goals, our view of internal equity and consistency, our overall performance and other considerations we deem relevant. Except as described below, we have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and current compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Instead, prior to this offering, the board of directors, in consultation with and upon recommendation of our chief executive officer, approved what it believed to be the appropriate level and mix of the various compensation components primarily focused on the particular goals of applicable executives and employees in a particular year. Following this offering, those tasks will be performed by our compensation committee, in consultation with and upon recommendation of our chief executive officer and executive chairman with respect to non-executive officers. We reward our executive officers based on a number of factors, including our company's operating results, our company's performance against budget, individual performance, innovation, prior-period compensation, and the achievement of certain goals focused on the development of new products and new markets for our products and services. Our executive compensation program is designed to recognize those executives that contribute to the achievement of our business objectives, to reward those individuals fairly over time, to retain those individuals who continue to perform at or above the levels that we expect and to closely align the compensation of those individuals with our performance on both a short-term and long-term basis. While we identify below the particular compensation objective each element of executive compensation serves, we believe that each element of compensation, to a greater or lesser extent, serves each of the objectives of our executive compensation program. Traditionally, our philosophy has been to make a greater percentage of an employee's compensation performance-based cash bonuses, and to keep base salaries to a nominally competitive level. In 2007, we began to provide our key executives the opportunity to be rewarded through equity ownership if we perform well over time, while also increasing the base salaries to levels equivalent to those paid by comparably-sized public companies in our geographic area. In the future, we expect our compensation committee to establish comprehensive policies and guidelines for executive compensation with a key objective being to provide fair and appropriate incentives and to reward our employees for their contribution to our business.

        Our board of directors has traditionally sought to perform, at least annually, a review of our executive officers' overall compensation packages, including the grant of equity compensation, including vesting schedules, to determine whether they provide adequate incentives and motivation and whether they adequately compensate our executive officers relative to the market. In evaluating the market for attracting and retaining qualified executives, our board of directors historically has relied upon its collective experience in our industry in general while considering the recommendations from the chief executive officer, who bases, in part, such recommendations on discussions with other members of management.

Elements of Compensation

        The primary elements of our executive compensation program are:

  •
  base salary;

  •
  incentive cash bonuses;

  •
  long-term equity incentives; and

  •
  other benefits.

        Base Salary.    We fix executive officer base compensation at a level that we believe, based on the collective industry experience of our board of directors, best enables us to hire and retain individuals in a competitive environment and reward individual performance according to satisfactory levels of contribution to our overall business goals. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries, our board of directors, prior to this offering, together with our chief executive officer, considered a variety of factors, including seniority, responsibility, tenure with the company, the ability to replace the individual, and relative pay among executives in the respective geography. Following this offering, we expect our compensation committee, together with our executive chairman and chief executive officer, to consider these same factors in establishing base salaries. The salaries of Messrs. Fung, Hesselbirg, D'Aleo and Riss were increased by approximately 7%, 24%, 5% and 7% respectively, in 2007, and by approximately 0%, 40%, 15% and 7%, respectively, for 2008. In 2008, Dr. Seiser's salary was increased by 20%. These increases were part of our normal annual compensation review process and reflect our review of competitive compensation levels in the market. Mr. Valenti, who joined us in March 2008, will receive a pro rated portion of his annual base salary.

        Incentive Cash Bonuses.    As part of our annual budgeting process, we set aside a "bonus pool" for our employees, including our executive officers. The annual cash bonuses are discretionary in nature and generally not tied to the achievement of specific results or pre-established financial metrics. We have historically provided discretionary performance bonuses to our employees, including our executives, to recognize individual performance or the achievement of important business objectives such as the establishment and maintenance of key strategic relationships and the growth of our customer base, as well as financial and operational performance. We do, however, annually budget incentive bonuses for each of our executive officers, payable either in whole or in part, depending on the extent to which the employee's actual performance contributed towards the overall results of the company. Our chief executive officer proposes executive bonus allocations to the board of directors which has ultimate approval authority. Following this offering, such recommendations will be made to the compensation committee, which will have ultimate approval authority. For 2008, consistent with 2007, executive incentive bonuses will be determined in the discretion of the board of directors, and after this offering the compensation committee, based upon actual corporate performance, including financial and strategic results, which in 2007 included revenues and EBITDA actually achieved by our company, the growth of our customer base, the development of new products and expansion to new markets and the integration of iRM. In making subjective judgments for each individual executive the board of directors uses actual results, its own expertise, experience and past practice and the individual's responsibilities and contribution to our actual results, rather than measuring the individual's contribution for the year by reference to pre-established goals or targets or to a precise formula. No one element of an individual's performance of his responsibilities or the resulting contribution to our overall results has a material impact on the decision-making process with respect to that individual. In 2007, we paid incentive cash bonuses for all employees, which were generally in the range of 100% to 200% of annual base salary for members of our executive management and 15% to 50% of annual base salary for other employees, with higher bonuses awarded to certain individuals and members of executive management in connection with our strong performance in 2007. For 2007, Messrs. Fung, Hesselbirg, D'Aleo, Riss, and Seiser received an aggregate bonus of $450,000, $500,000, $595,000, $527,350, and $120,768 respectively, which represented approximately 113%, 200%, 305%, 198% and 51% of their base salaries, respectively.

        On September 28, 2007, we paid bonuses of $284,751 and $205,696 to Messrs. Hesselbirg and D'Aleo, respectively, which reflected the estimated amount of tax payable (including tax payable in respect of such bonus) with respect to restricted stock awards granted on February 1, 2006 that had vested as of September 28, 2007. This gross-up payment, which was also paid to 14 other employees holding vested restricted stock on September 28, 2007 in amounts equal to their respective tax obligations, including tax obligations in respect of such bonuses, was intended to assist our employees with this tax obligation, which due to the lack of liquidity in our common stock required funding from other personal resources of such employees. In connection with this gross-up payment the employees cancelled the restricted stock awards that remained unvested as of September 28, 2007 and were granted awards of restricted shares of our common stock on March 5, 2008. We paid all applicable withholding taxes, as well as the incremental taxes, on such awards of restricted shares, which are described below under "—Long-Term Incentive Program—Stock Options and Equity Awards." Such taxes amounted to approximately $8.1 million in the aggregate, which were required to be withheld in connection with such awards, including $1.3 million and $0.9 million in respect of awards made to Messrs. Hesselbirg and D'Aleo, respectively.

        Long-Term Incentive Program.    We believe that long-term performance is achieved through an equity ownership culture that encourages performance by our executive officers through the use of stock and stock-based awards. We utilize a combination of stock options and restricted stock to ensure that our executive officers have a continuing stake in our long-term success. Because our executive officers are awarded stock options with an exercise price equal to or greater than the fair market value of our common stock on the date of grant, the determination of which is discussed below, these options will have value to our executive officers only if the market price of our common stock increases after the date of grant. Typically, our stock option grants vest at the rate of 20% after the first year of service with the remainder vesting quarterly over the subsequent 48 months. Authority to make any form of equity grants to executive officers has historically rested with our board of directors, and we expect our board of directors will delegate that authority to our compensation committee in the future. In determining the size of stock option grants to executive officers, our board of directors considers our performance compared to our strategic goals, individual performance against the individual's objectives, experience, the extent to which shares subject to previously granted options or restricted stock awards are vested and the recommendations of our chief executive officer and other members of management. We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates and, because we have not been a public company, we have not made equity grants in connection with the release or withholding of material non-public information. However, we intend to implement policies to ensure that equity awards are granted at fair market value on the date that the grant action occurs.

        Stock Options and Equity Awards.    Our 2006 Stock Option and Grant Plan authorizes us to grant options to purchase shares of our common stock and restricted shares of our common stock to our employees, executive officers, and independent directors, which is described in further detail below under "—Benefit Plans." During 2007, we granted options to Mr. Fung to purchase 125,000 shares of our common stock at $12.50 per share. In addition, Messrs. Hesselbirg, D'Aleo, Riss and Seiser were granted options to purchase 250,000, 80,000, 102,000 and 60,000 shares of our common stock respectively through multiple grants that had exercise prices ranging from $10.57 to $11.36 per share. The grants have five-year vesting schedules and were made by our board of directors as part of our annual process of reviewing equity positions of our employees. The board determined that, in light of these individuals' performance, equity ownership and level of vesting, it was appropriate to provide additional incentive for each of these personnel. In connection with joining our company, on March 19, 2008, Mr. Valenti received options to acquire 100,000 shares of our common stock, vesting ratably over five years, at an exercise price of $11.36 per share.

        In order to further align the interests of our key employees, including our executive officers, with those of our stockholders, we granted an aggregate of 178,750 restricted shares of our common stock, vesting through March 31, 2011, on February 29, 2008 to employees in our London office, including 81,250 to Mr. Jean-Claude Riss, to replace an equivalent number of restricted shares cancelled on January 30, 2008 and an aggregate of 879,900 restricted shares of our common stock, vesting through March 31, 2011, on March 5, 2008, including 134,750 and 84,000 restricted shares to Messrs. Hesselbirg and D'Aleo, respectively. As a result of the cancellation of restricted stock awards that remained unvested as of September 28, 2007 described above, we believed the March 5, 2008 awards of restricted stock were necessary in order to provide certain of our key employees with an appropriate level of equity ownership in our company. As noted above, in connection with these awards, we agreed to pay the applicable withholding tax, as well as the tax payable with respect to such payment, for each recipient, which amounted to approximately $8.1 million in the aggregate. For purposes of SFAS 123R, the restricted stock awards of 879,900 shares made on March 5, 2008 are considered modifications of restricted stock awards granted on February 1, 2006 and cancelled on September 28, 2007 and, therefore, an additional compensation expense other than that related to the original February 1, 2006 stock awards is not reflected in our consolidated financial statements, although our payment of the applicable withholding tax, and the tax thereon, is reflected as an additional compensation expense in our results of operations for the six months ended June 30, 2008 as described above.

        Other Benefits.    We also provide our executive officers a variety of benefits that are available generally to all salaried employees. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, short and long-term disability, and supplemental insurance and our 401(k) plan, in each case on the same basis as other employees, subject to applicable laws. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at peer companies.

Indemnification Agreements and Director and Officer Insurance

        Prior to this offering, we intend to enter into agreements to indemnify our directors and executive officers. The indemnification agreements may require us, among other things, to indemnify such directors or executive officers against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the company and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified. Our directors and officers are insured against certain losses from potential third-party claims for which we are legally or financially unable to indemnify them. Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. Our amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derives any improper personal benefit.

        Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our amended and restated bylaws provide that we must advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding. Our amended and restated bylaws also authorize us to indemnify any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

        We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Severance and Change of Control Benefits

        As described elsewhere in this prospectus, certain of our named executive officers have entered into agreements with us that provide them with specified benefits in the event of the termination of employment in certain circumstances. See "—Executive Compensation—Employment Agreements" below. These agreements were individually negotiated with each named executive officer party thereto. Pursuant to restricted stock award and option award agreements, the vesting of shares of restricted stock and options awarded to our named executive officers are accelerated by one year upon the consummation of certain transactions constituting a sale event, as defined in the agreements; provided that restricted stock awards vest in full if after such sale event an officer's employment is terminated without cause by us or by the officer for good reason and, in the case of options, the parties may alternatively decide to continue or provide for the assumption of an option award, in which case such options would vest and become exercisable in the event an officer's employment is terminated without cause by us or by such officer for good reason. In addition, restricted stock awards will vest in full upon the consummation of a sale event, to the extent the consideration paid to our stockholders in such sale event is not capital stock of the acquiror; provided that the proceeds attributable to such awards are payable over time and subject to non-payment upon subsequent termination of employment in certain circumstances. To the extent that the consideration paid to our stockholders in a sale event is solely cash, the company may provide for a cash-out of outstanding options. These agreements represent the form of award agreement for senior management approved by our board of directors and stockholders.

Tax Treatment

        Section 162(m) of the Code limits the tax deductibility of compensation of the principal executive officer and the other three most highly compensated executive officers of a publicly-held company to $1 million per executive unless the compensation constitutes "performance-based" compensation. For an initial transition period of approximately four years following this offering, compensation paid as a result of an award granted by us under our plans that were in existence before this offering will generally not be subject to the limitation on deductibility under Section 162(m) of the Code. We intend that compensation paid to our named executive officers not be subject to the limitation on tax deductibility under Section 162(m) of the Code so long as this can be achieved in a manner consistent with our other compensation objectives.

Executive Compensation

Summary Compensation Table

        The table below presents the annual compensation for services to us in all capacities for the periods shown for (i) our chief executive officer and principal financial officer and (ii) the three most highly compensated executive officers other than our chief executive officer and principal financial officer, who were serving as our executive officers on December 31, 2007. These officers are referred to as the "named executive officers." All dollar amounts are in U.S. dollars.

 2007 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation(3) ($)	Total ($)
Coleman Fung Executive Chairman of the Board of Directors(4)	2007	400,000	450,000	—	5,581	—	—	19,684	875,265
Thomas Gros(5) Former Chief Executive Officer	2007	175,000	—	—	—	—	—	273,636	448,636
Kevin J. Hesselbirg(6) Chief Executive Officer (Principal Executive Officer and Principal Financial Officer)	2007	250,000	500,000	372,873	57,793	—	—	386,795	1,567,461
John D'Aleo Managing Director, Americas	2007	195,000	595,000	232,440	10,926	—	—	230,975	1,265,041
Jean-Claude Riss Managing Director, United Kingdom	2007	266,000	527,350	313,125	13,749	—	—	44,492	1,164,716
Dr. Markus Seiser Managing Director, Central Europe	2007	236,705	120,768	—	13,217	—	—	—	370,690

(1)
Represents compensation earned for the year ended December 31, 2007 under our incentive bonus program. For more details on our bonus program, see "—Compensation Discussion and Analysis—Incentive Cash Bonuses."

(2)
The amounts shown represent the compensation costs for financial reporting purposes of option awards made during the year ended December 31, 2007, as well as previously granted stock awards and stock options, recognized for the year ended December 31, 2007 under SFAS 123R, rather than an amount paid to or realized by the named executive officer. See Note 11 to our audited consolidated financial statements for the assumptions made in calculating these values under SFAS 123R. The SFAS 123R value as of the grant date for stock awards and stock options is spread over the number of months of service required for the grant to become non-forfeitable. Pursuant to SEC rules, the amount disclosed disregards estimates of forfeitures of awards that are otherwise included in the financial statement reporting for such awards. Ratable amounts expensed for stock awards and stock options that were granted in years prior to 2007 are also reflected in this column. There can be no assurance that the SFAS 123R amount will ever be realized. Given his termination of employment on September 28, 2007, Mr. Gros forfeited 465,000 shares of restricted stock. On September 28, 2007, all unvested shares of restricted stock held by Mr. Hesselbirg (134,750 shares) and Mr. D'Aleo (84,000 shares) were cancelled. As described in Note 3 to this table, Messrs. Hesselbirg and D'Aleo received bonuses in connection with such cancellation and, on March 5, 2008, received awards of 134,750 and 84,000 shares of restricted stock which will be accounted for as modifications of the restricted stock awards cancelled on September 28, 2007 and, therefore, no additional compensation is recognizable for such awards.

(3)
Messrs. Hesselbirg, D'Aleo and Riss received payments of $88,395, $22,099 and $44,492, respectively, on January 31, 2007 pursuant to long-term incentive arrangements established in connection with the Recapitalization. See "Certain Relationships and Related Transactions—Recapitalization—Contribution and Exchange Agreements." On September 28, 2007, we paid bonuses of $284,751 and $205,696 to Messrs. Hesselbirg and D'Aleo, respectively, which reflected the amount of tax payable with respect to restricted stock awards granted on February 1, 2006 that had vested as of September 28, 2007. Matching contributions to the Open Link 401(k) plan for Messrs. Fung, Hesselbirg and D'Aleo in the amounts of $3,000, $3,000, and $3,000, are also included. We also reimbursed the lease payments for an automobile leased by each of Messrs. Fung, Hesselbirg and Gros in the amounts of $16,384, $10,449 and $6,000, respectively, and paid a portion of the life insurance premiums for each of our named executive officers. For Mr. Gros, the amount in this column also includes $87,501, representing the aggregate amount of his monthly salary paid from September 28, 2007 through December 31, 2007 as we agreed in connection with the termination of his employment, and a $150,000 lump sum payment, each as described in footnote (5) below, as well as a housing allowance of $30,000.

(4)
Mr. Fung was our executive chairman of the board of directors and chief executive officer during 2007 until March 31, 2007, after which he continued to serve as our executive chairman of the board of directors.

(5)
Mr. Gros joined us as chief executive officer on April 1, 2007 and resigned on September 28, 2007. In connection with the termination of his employment effective September 28, 2007, we agreed to pay Mr. Gros his monthly salary of $29,167 through September 28, 2008, a lump sum of $150,000, as well as a portion of the cost of medical, dental and vision coverage.

(6)
Mr. Hesselbirg was our chief operating officer during 2007 until becoming our chief executive officer on October 1, 2007. Mr. Hesselbirg also served our principal financial officer in 2007, and continued to do so through March 18, 2008.

2007 Grants of Plan-Based Awards

        The following table sets forth information concerning grants of plan-based awards to the named executive officers during the year ended December 31, 2007.

All Other Stock Awards: Number of Shares of Stock or Units (#)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards(3) ($)
Exercise or Base Price of Option Awards(2) ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Coleman Fung	12/17/2007 N/A	— —	—	—	—	—	—	— —	125,000	12.50	631,250
Kevin J. Hesselbirg	8/13/07 12/17/07	— —	— —	— —	— —	— —	— —	— —	50,000 200,000	10.57 11.36	272,000 1,080,000
John D'Aleo	8/13/07 12/17/07	— —	— —	— —	— —	— —	— —	— —	20,000 60,000	10.57 11.36	108,800 318,000
Jean-Claude Riss	8/13/07 12/17/07	— —	— —	— —	— —	— —	— —	— —	25,000 77,000	10.57 11.36	136,000 408,100
Dr. Markus Seiser	8/13/07 12/17/07	— —	— —	— —	— —	— —	— —	— —	30,000 30,000	10.57 11.36	163,200 159,000
Thomas Gros	7/16/07 N/A	— —	— —	— —	— —	— —	— —	— —	— —	— —	— —

(1)
There are no thresholds or maximum payouts under our bonus program. For more information on our bonus program, see "—Compensation Discussion and Analysis—Incentive Cash Bonuses."

(2)
One-fifth of the stock options granted to each individual named in the above table on August 13, 2007 vest on September 30, 2008 and the balance vest in equal installments at the end of each calendar quarter thereafter over the subsequent four years, subject to continued employment. The stock options granted to each individual named in the above table on December 17, 2007 vest in equal installments over five years at the end of each calendar quarter from, other than in the case of Messrs. Fung and Hesselbirg, December 31, 2007 and, in the case of Messrs. Fung and Hesselbirg, March 31, 2008, subject to continued employment.

(3)
This column reflects the grant date fair value computed in accordance with SFAS 123(R) of the stock option grants set forth in this table.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information regarding unexercised stock options and restricted stock awards that had not vested for each of the named executive officers as of December 31, 2007. For more information on equity awards made to the named executive officers see "—Compensation Discussion and Analysis—Long-Term Incentive Program."

 2007 Outstanding Equity Awards at Fiscal Year End

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(6)	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock Held That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Coleman Fung	12/17/2007	—	125,000	(1)	—	12.50	12/17/2017	—		—		—	—
Kevin J. Hesselbirg	2/1/2006	—	—		—	—	—	—	(7)	—		—	—
	9/30/2006	12,500	37,500	(2)	—	4.85	9/30/2016	—		—		—	—
	8/13/2007	—	50,000	(2)	—	10.57	8/13/2017	—		—		—	—
	12/17/2007	—	200,000	(2)	—	11.36	12/17/2017	—		—		—	—
John D'Aleo	2/1/2006	—	—		—	—	—	—	(7)	—		—	—
	8/13/2007	—	20,000	(3)	—	10.57	8/13/2017	—		—		—	—
	12/17/2007	3,000	57,000	(3)	—	11.36	12/17/2017	—		—		—	—
Jean-Claude Riss	2/1/2006	—	—		—	—	—	81,250	(8)		(9)	—	—
	8/13/2007	—	25,000	(4)	—	10.57	8/13/2017	—		—		—	—
	12/17/2007	3,850	73,150	(4)	—	11.36	12/17/2017	—		—		—	—
Dr. Markus Seiser	8/13/2007	—	30,000	(5)	—	10.57	8/13/2017	—		—		—	—
	12/17/2007	1,500	28,500	(5)	—	11.36	12/17/2017	—		—		—	—
Thomas Gros	—	—	—		—	—	—	—		—		—	—

(1)
Of these options, 12,500 had vested on June 30, 2008 and 6,250 will vest quarterly thereafter through December 31, 2012.

(2)
Of the options with an exercise price of $4.85, 17,500 had vested as of June 30, 2008 and 2,500 will vest quarterly thereafter through September 30, 2011; of the options with an exercise price of $11.36, 20,000 had vested as of June 30, 2008 and 10,000 will vest each quarter thereafter through December 31, 2012 and of the options with an exercise price of $10.57, 10,000 will vest on September 30, 2008 and 2,500 will vest each quarter thereafter through September 30, 2012.

(3)
Of the options with an exercise price of $11.36, 9,000 had vested as of June 30, 2008 and 3,000 will vest quarterly thereafter through September 30, 2012 and of the options with an exercise price of $10.57, 4,000 will vest on September 30, 2008 and 1,000 will vest each quarter thereafter through September 30, 2012.

(4)
Of the options with an exercise price of $11.36, 11,550 had vested as of June 30, 2008 and 3,850 will vest quarterly thereafter through September 30, 2012 and of the options with an exercise price of $10.57, 5,000 will vest on September 30, 2008 and 1,250 will vest each quarter thereafter through September 30, 2012.

(5)
Of the options with an exercise price of $11.36, 4,500 had vested as of June 30, 2008 and 1,500 will vest quarterly thereafter through September 30, 2012 and of the options with an exercise price of $10.57, 6,000 will vest on September 30, 2008 and 1,500 will vest each quarter thereafter through September 30, 2012.

(6)
The grant date of each stock option is 10 years prior to its expiration date.

(7)
Messrs. Hesselbirg and D'Aleo were granted 134,750 shares and 84,000 shares, respectively, of restricted stock on March 5, 2008, of which 28,876 and 18,000, respectively, had vested on June 30, 2008 and 9,625 and 6,000, respectively, will vest at the end of each quarter thereafter from September 30, 2008 through March 31, 2011, subject to continued employment. For purposes of SFAS 123(R), these restricted stock awards to Messrs. Hesselbirg and D'Aleo are considered modifications of restricted stock granted on February 1, 2006 and cancelled on September 28, 2007.

(8)
The shares of restricted common stock set forth in the above table were cancelled on January 30, 2008 and replaced with an award of an equivalent number of restricted shares on February 29, 2008, of which 15.3% vested on June 30, 2008 and 7.7% will vest at the end of each quarter thereafter from September 30, 2008 through March 30, 2011, subject to continued employment.

(9)
The market value of the unvested shares of restricted stock is based on the mid-point of the price range set forth on the cover of this prospectus of $           .

2007 Option Exercises and Stock Vested

        The following table provides information regarding stock awards vested for the named executive officers during the year ended December 31, 2007. No options were exercised by our named executive officers during the year ended December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Coleman Fung	—	—	—	—
Kevin J. Hesselbirg	—	—	57,750	372,873
John D'Aleo	—	—	36,000	232,440
Jean-Claude Riss	—	—	43,750	313,125
Dr. Markus Seiser	—	—	—	—
Thomas Gros	—	—	—	—

(1)
Represents the fair market value of our common stock on the applicable vesting date, multiplied by the number of shares of restricted stock that vested on that date.

Pension Benefits

        Our employees are not provided with pension benefits.

Nonqualified Deferred Compensation

        Our employees are not provided with a nonqualified deferred compensation plan.

Employment Agreements

        The following is a description of the material terms of the employment agreements and arrangements with our named executive officers.

Coleman Fung

        We have an employment agreement with Coleman Fung, our founder and executive chairman of the board of directors, dated February 1, 2006 and amended effective as of January 1, 2008. The amended agreement terminates on January 1, 2010; however, at the end of this term, the agreement automatically extends for additional one-year periods unless either party gives notice of non-renewal to the other at least thirty (30) days prior to the expiration of the relevant period. Accordingly, the term has been extended until February 1, 2009. Under the agreement, Mr. Fung's annual base salary is set at a rate of $400,000. Mr. Fung also is eligible to participate in any bonus plan established by the board of directors, as well as benefit plans that we maintain for employees generally. We also provide Mr. Fung with a leased car of Mr. Fung's choice, the aggregate monthly cost of which does not exceed $2,000. Upon termination by us without "cause" (which includes us not extending the term) or by Mr. Fung for "good reason" (as those terms are defined in the agreement), and contingent upon Mr. Fung delivering a general release of any and all claims and abiding by certain restrictive covenants, Mr. Fung is entitled to certain severance benefits, which include: (i) continued base salary for 12 months, (ii) payment of a bonus equal to 75% of the aggregate amount of any bonus paid to Mr. Fung in respect of the last completed fiscal year prior to such termination, (iii) payment of pro-rated bonus under any bonus plan established by the board with respect to the fiscal year in which such termination occurs based on the bonus that would have been paid had such termination not occurred, and (iv) continued group health plan benefits for 12 months under COBRA, with the costs shared in the same relative proportion as in effect on the termination date. For a period beginning on February 1, 2006 and ending one year following the date of termination of the agreement, Mr. Fung is subject to certain non-competition and non-solicitation restrictions, under which he may not (among other things), without our consent, anywhere in the United States or in any foreign country, in which we or our subsidiaries have conducted business or were then conducting business or were then contemplating conducting business, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist any business, organization or person whose business activities, products or services are competitive with us. The non-solicitation restrictions prohibit Mr. Fung from hiring or attempting to hire our employees or the employees of our subsidiaries or affiliates, and also prohibit Mr. Fung from soliciting our customers or the customers of our subsidiaries and affiliates.

Kevin J. Hesselbirg

        We have an employment agreement with Kevin Hesselbirg, our chief executive officer and a member of the board of directors, dated February 1, 2006 and amended effective as of January 1, 2008. The amended agreement terminates on January 1, 2010; however, at the end of this term, the agreement automatically extends for additional one-year periods unless either party gives notice of non-renewal to the other at least thirty (30) days prior to the expiration of the relevant period. Accordingly, the term has been extended until February 1, 2009. Under the agreement, Mr. Hesselbirg's annual base salary is set at a rate of $350,000. Mr. Hesselbirg also is eligible to participate in any bonus plan established by the board of directors, as well as benefit plans that we maintain for employees generally. We also provide Mr. Hesselbirg with a leased car of Mr. Hesselbirg's choice, the aggregate monthly cost of which does not exceed $1,000. Upon termination by us without "cause" (which includes us not extending the term) or by Mr. Hesselbirg for "good reason" (as those terms are defined in the agreement), and contingent upon Mr. Hesselbirg delivering a general release of any and all claims and abiding by certain restrictive covenants, Mr. Hesselbirg is entitled to certain severance benefits, which include: (i) continued base salary for 12 months, (ii) payment of a bonus equal to 75% of the aggregate amount of any bonus paid to Mr. Hesselbirg in respect of the last completed fiscal year prior to such termination, (iii) payment of pro-rated bonus under any bonus plan established by the board with respect to the fiscal year in which such termination occurs based on the bonus that would have been paid had such termination not occurred, and (iv) continued group health plan benefits for 12 months under COBRA, with the costs shared in the same relative proportion as in effect on the termination date. For a period beginning on February 1, 2006 and ending one year following the date of termination of the agreement, Mr. Hesselbirg is subject to certain non-competition and non-solicitation restrictions, under which he may not (among other things), without our consent, anywhere in the United States or in any foreign country, in which we or our subsidiaries have conducted business or were then conducting business or were then contemplating conducting business, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist any business, organization or person whose business activities, products or services are competitive with us. The non-solicitation restrictions prohibit Mr. Hesselbirg from hiring or attempting to hire our employees or the employees of our subsidiaries and affiliates, and also prohibit Mr. Hesselbirg from soliciting our customers or the customers of our subsidiaries and affiliates.

Paul A. Valenti

        We have an employment agreement with Paul A. Valenti, our chief financial officer, dated March 19, 2008. The initial term of the agreement will end on March 19, 2010. At the end of the initial term, the agreement automatically extends for additional one-year periods unless either party gives notice of non-renewal to the other at least thirty (30) days prior to the expiration of the relevant period. Under the agreement, Mr. Valenti's annual base salary is set at a rate of $200,000. During 2008, Mr. Valenti will receive a quarterly bonus of $25,000. During the last quarter of 2008, Mr. Valenti and we will confer in good faith in order to agree on a reallocation of the annual base salary and quarterly bonus amounts to commence on January 1, 2009; provided, however, that the 2009 total annual base salary and quarterly bonus amounts will be no less than $300,000. In addition to the foregoing, during Mr. Valenti's employment, he will receive a discretionary annual bonus of not less than 37%-50% of his annual base salary. Subject to the terms and conditions of the Stock Option Agreement, Mr. Valenti received a grant of 100,000 options, vesting over five years commencing on the date of grant with a strike price set at the latest fair market value stock price estimate. Upon termination by us without "cause" (which includes us not extending the term) or by Mr. Valenti for "good reason" (as those terms are defined in the agreement), and contingent upon Mr. Valenti delivering a general release of any and all claims and abiding by certain restrictive covenants, Mr. Valenti is entitled to certain severance benefits, which include: (i) continued base salary for 12 months, (ii) continued quarterly bonus amounts equal to the aggregate amount of any such current quarterly bonus in effect at the time of termination for 12 months, (iii) payment of pro-rated discretionary bonus with respect to the fiscal year in which such termination occurs based on the bonus that would have been paid had such termination not occurred, and (iv) continued group health plan benefits for 12 months under COBRA, with the costs shared in the same relative proportion as in effect on the termination date. For a period beginning on March 19, 2008 and ending one year following the date of termination of the agreement, Mr. Valenti is subject to certain non-competition and non-solicitation restrictions, under which he may not (among other things), without our consent, anywhere in the United States or in any foreign country, in which we or our subsidiaries have conducted business or were then conducting business or were then contemplating conducting business, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist any business, organization or person whose business activities, products or services are competitive with us. The non-solicitation restrictions prohibit Mr. Valenti from hiring or attempting to hire our employees or the employees of our subsidiaries and affiliates, and also prohibit Mr. Valenti from soliciting our customers or the customers of our subsidiaries and affiliates.

Dr. Markus Seiser

        IRM entered into an executive director contract for services with Dr. Markus Seiser, dated December 1, 2006, under which Dr. Seiser was appointed as a member of the managing board of iRM and its chief executive officer, and which contract continued in effect after our acquisition of iRM with Dr. Seiser now filling the role of Managing Director—Central Europe. The initial term of the agreement ends on August 7, 2008; however, at the end of the initial term, the agreement automatically extends for an additional two-year period, provided that certain objections are not made. During the initial term and the additional two-year term (if any), the contract may be terminated by either party by giving six months prior notice. Under the contract, Dr. Seiser's monthly salary is set at a rate of €11,900 less statutory deductions payable in fourteen monthly installments. The monthly salary is due and payable on the last day of the month; the thirteenth and fourteenth installments are made no later than June 30 and November 30 each year.

        In addition to Dr. Seiser's fixed salary, he is entitled to receive:

  •
  a performance-based cash bonus according to the standard bonus program subject to certain conditions and not to exceed €50,000 per business year (if the contract is terminated, accrued bonus entitlements will be paid on a pro rata basis unless the contract is terminated by iRM due to a gross violation of Dr. Seiser's duties or the contract is terminated by Dr. Seiser without good cause);

  •
  subject to Dr. Seiser being employed through January 31, 2010, a retention payment up to a maximum amount of €89,380 and subject to certain terms and conditions;

  •
  a payment equal to €50,000 on January 31, 2010 subject to Dr. Seiser being employed through January 31, 2010 and certain other terms and conditions;

  •
  an automobile for business and private use;

  •
  reimbursement for expenses incurred in performing his responsibilities; and

  •
  insurance for death and disability.

        Dr. Seiser is required to keep confidential all business matters, internal business relations or results as well as all matters of iRM which come to his knowledge during his activities with iRM. This obligation survives the termination of this contract. For a period beginning December 1, 2006 and ending one year following the date of termination of the contract, Dr. Seiser is subject to certain non-competition and non-solicitation restrictions, under which he may not (among other things) engage in iRM's line of business, directly or indirectly, except for passive interests of up to 3% of the capital stock or the voting rights of a listed company. Dr. Seiser is also subject to non-solicitation provision regarding employees engaged in our iRM business during the term of the contract and extending 18 months following its termination. Dr. Seiser has also agreed that during his employment with iRM and for an additional year after the termination of this contract, not to directly or indirectly solicit, accept any business from or accept employment with any existing customer of iRM, or induce, encourage or attempt to interfere or entice any person or entity to cease or reduce doing business with iRM.

        Our iRM subsidiary is (to the extent permissible under the applicable laws) entitled to the rights or inventions or technological improvements which Dr. Seiser makes during his work for our iRM subsidiary. Dr. Seiser assigned all such rights to us.

Thomas Gros Separation Agreement

        On September 27, 2007, we entered into a letter agreement (the "Separation Agreement") with Thomas D. Gros, pursuant to which Mr. Gros resigned as our chief executive officer and all other positions he held with us and on our behalf, effective as of September 28, 2007 (the "Separation Date"). Pursuant to the Separation Agreement, the Employment Agreement dated as of February 20, 2007 between us and Mr. Gros whereby Mr. Gros assumed the role of chief executive officer was terminated, other than the non-competition and non-solicit provisions which remain in effect.

        Under the terms of the Separation Agreement:

  •
  We are required to pay Mr. Gros his monthly salary of $29,167 through the Separation Date and for the 12 months following the Separation Date subject to Mr. Gros's continuing compliance with his employee confidentiality and assignment agreement, and non-competition and non-solicitation provisions of his employment agreement;

  •
  We agreed to pay Mr. Gros a lump-sum of $150,000;

  •
  We and Mr. Gros agreed to rescind the grant of 465,000 restricted shares of our common stock granted on July 16, 2007 under our 2006 Stock Option and Grant Plan and to promptly refund Mr. Gros the $465 paid by him for such shares. Additionally, we agreed to refund Mr. Gros the $459,664 paid to us with respect to the tax withholding obligation on such shares;

  •
  At Mr. Gros's election, he has elected to continue his medical, dental and vision coverage through COBRA, for which we will share the premium payments with Mr. Gros in the same relative proportion as in effect on the Separation Date, until the earlier of: (i) the 12-month anniversary of the Separation Date or (ii) the date Mr. Gros's COBRA continuation coverage terminates on September 28, 2008; and

  •
  We agreed to indemnify and hold Mr. Gros harmless from and against any and all taxes, fines, penalties, or interest assessed by the IRS or any other government agency relating to the tax consequences of the rescission of the stock grant being treated for tax purposes as other than a rescission and any taxes on any such amount so indemnified.

        Pursuant to the Separation Agreement, we agreed to indemnify and hold harmless Mr. Gros for any and all damages, liabilities, losses, claims, judgments, taxes, fines, penalties, reasonable costs and expenses whether or not arising out of third party claims that may be sustained or suffered by Mr. Gros based upon or arising out of any agreement of any kind entered into by Mr. Gros in our name and on our behalf, subject to the terms and conditions of our by-laws. Pursuant to the Separation Agreement, Mr. Gros agreed to release, waive and forever discharge us from any and all legally waiveable agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever existing, arising or occurring at any time on or prior to September 27, 2007, including without limitation, any and all claims arising out of or relating to Mr. Gros's employment, compensation and benefits, and/or termination with us, and any and all contract claims, benefit claims, tort claims, fraud claims, commissions, defamation, disparagement, or other personal injury claims, and claims under Mr. Gros's employment agreement, his July 16, 2007 stock grant agreement, and his July 16, 2007 incentive stock option agreement.

Potential Payments Upon Termination or Change of Control

        The tables below reflect the compensation and benefits due to each of the named executive officers in the event of termination of employment. The compensation and benefits payable to each named executive officer upon a voluntary termination, an involuntary for cause termination, an involuntary termination without cause prior to a change in control, upon a change in control, an involuntary termination without cause after a change in control, a termination due to death or disability and upon the named executive officer's retirement is shown below. The amounts shown assume that each termination of employment was effective as of December 31, 2007, and in the case of Messrs. Fung, Hesselbirg and Valenti assuming that the agreements described above under "—Employment Agreements" were then in effect, and the fair market value of our common stock was $                        , the mid-point of the price range set forth on the cover of this prospectus. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment. The actual amounts to be paid can only be determined at the time of the termination of employment.

        The value of the option vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between the fair market value per share of our common stock as of December 31, 2007, and the exercise price per share of the option. The value of the restricted stock vesting acceleration was calculated by multiplying the number of unvested shares by the fair market value per shares of our common stock as of December 31, 2007.

Name(1)	Benefit	Voluntary Resignation or Termination for Cause	Termination Without Cause Prior to Change in Control	Change in Control	Termination Without Cause after Change in Control	Death, Disability or Retirement
Coleman Fung	Cash severance	$—	$1,150,000	$—	$1,150,000	$200,000
	Option acceleration
	Restricted stock acceleration
	Health Benefits	—	13,194		13,194
	Vacation payout	46,154	46,154		46,154	46,154
	Total value	46,154	1,209,348	—	1,209,348	246,154
Kevin J. Hesselbirg	Cash severance		1,125,000	—	1,125,000	125,000
	Option acceleration
	Restricted stock acceleration
	Health Benefits		13,194		13,194
	Vacation payout	19,231	19,231		19,231	19,231
	Total value	19,231	1,157,425	—	1,157,425	144,231
John D'Aleo	Cash severance	—
	Option acceleration
	Restricted stock acceleration
	Health Benefits
	Vacation payout	15,000	15,000		15,000
	Total value	15,000	15,000	—	15,000	—
Jean-Claude Riss	Cash severance	73,255	673,860		673,860
	Option acceleration
	Restricted stock acceleration
	Health Benefits
	Vacation payout		22,760		22,760
	Total value	73,255	696,620	—	696,620	—
Dr. Markus Seiser	Cash severance		437,152	36,941	437,152
	Option acceleration
	Restricted stock acceleration
	Health Benefits		—		—
	Vacation payout		27,312		27,312
	Total value	—	464,464	36,941	464,464	—
Paul A. Valenti	Cash severance(2)		400,000		400,000	100,000
	Option acceleration
	Restricted stock acceleration
	Health Benefits		13,194		13,194
	Vacation payout		14,423		14,423	14,423
	Total value	—	427,617	—	427,617	114,423

(1)
Mr. Gros' employment with us terminated on September 28, 2007. In connection with such termination, Mr. Gros received the compensation and benefits described above under "—Thomas Gros Separation Agreement."

(2)
Mr. Valenti joined us on March 19, 2008 and, therefore, has not yet received an annual bonus. Pursuant to the employment agreement we entered into with Mr. Valenti, he is entitled to certain payments upon the occurrence of events specified in the above table as described under "—Employment Agreements—Paul A. Valenti", including payment of the prorated portion of his annual bonus, which pursuant to Mr. Valenti's employment agreement is specified to be not less than 37%-50% of his base salary and for purposes of this table was assumed to equal 50% of his annualized base salary for 2008.

Compensation of Directors

        See "—Compensation of Directors" above.

Benefit Plans

2006 Stock Option and Grant Plan

        We maintain the Open Link Financial, Inc. 2006 Stock Option and Grant Plan (the "Stock Plan"), which was previously approved by our board of directors and stockholders, as a means to encourage and enable directors, officers, employees and consultants of our company and our subsidiaries to acquire a proprietary interest in us. Under the Stock Plan, awards may take the form of incentive stock options, nonqualified stock options, restricted stock, and unrestricted stock.

        The Stock Plan is administered by our board of directors or, at the discretion of the board, by a committee of the board of not less than two directors, and authority and duties with respect to granting awards at fair market value generally may be delegated to our chief executive officer. The plan administrator has the authority, among other things, to select the individuals to whom awards may be granted and to determine the actual terms of an award, including the number of shares of common stock relating to an award, any exercise or purchase price, any vesting, forfeiture or transfer restrictions, repurchase provisions, the time or times of exercisability for, or delivery of, shares of common stock, which terms are to be set forth in a written agreement with the participant. The plan administrator also has the authority to interpret the terms and provisions of the Stock Plan and any award; to make all determinations it deems advisable for the administration of the plan; to decide all disputes arising in connection with the plan; and to otherwise supervise the administration of the plan.

        The flexible terms of the Stock Plan are intended to, among other things, permit the plan administrator to impose service or performance conditions with respect to any award, thereby or linking the time of exercisability or settlement of an award to the achievement of such conditions and providing for forfeiture of all or part of any award if those conditions are not met.

        The maximum number of shares of our common stock that may be subject to awards under the Stock Plan may not exceed 5,225,000, of which an aggregate of 661,500 remained available for new awards as of June 30, 2008. The number of shares reserved or deliverable under the Stock Plan and the number of shares subject to outstanding awards are subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events. As of June 30, 2008, options to purchase a total of 2,823,500 shares of common stock were outstanding under the stock plan, and 943,397 shares of restricted stock, were unvested and outstanding under the Stock Plan.

        Our board of directors may, at any time, amend or discontinue the Stock Plan, and the plan administrator may, at any time, amend or cancel any outstanding award, provided that no such action may adversely affect rights under any outstanding award without the award holder's consent. In addition, to the extent determined by the plan administrator to be required by applicable law, plan amendments will be subject to approval by our stockholders who are entitled to vote at a meeting of the stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with TA Associates and Fung Stockholders

TA Associates

        Investment funds affiliated with TA Associates, Inc. ("TA Associates") became our principal stockholders in connection with the Recapitalization on February 1, 2006. OLF Acquisition Corp. was formed by TA Associates for the purpose of acquiring control of Open Link in the Recapitalization. As part of the Recapitalization, on February 1, 2006, OLF Acquisition Corp. merged with and into Open Link, with Open Link as the surviving corporation. The following actions were undertaken in connection with the Recapitalization:

  •
  we sold $20.0 million aggregate principal amount of our 12% senior subordinated notes to TA Associates;

  •
  holders of 18,778,451 shares of our common stock, representing approximately 91% of our then outstanding capital stock, sold their shares to OLF Acquisition Corp. in exchange for $79,783,829 in cash and 3,808,500 shares of OLF Acquisition Corp. common stock; and

  •
  TA Associates purchased 16,248,136 shares of OLF Acquisition Corp. Series A redeemable convertible preferred stock, for an aggregate purchase price of $45.0 million, which in the merger were exchanged for an aggregate of 16,248,136 shares of our Series A redeemable convertible preferred stock.

        Under our current certificate of incorporation, holders of our Series A redeemable convertible preferred stock are entitled to vote separately as a class to elect two members of our board of directors. Under our stockholders agreement, as described below under "—Stockholders Agreement—Board of Directors", TA Associates is entitled to nominate to our board of directors two directors who are affiliated with TA Associates and two independent directors. This voting agreement contained in the stockholders agreement will terminate upon the closing of this offering and all outstanding shares of our Series A redeemable convertible preferred stock are expected to be converted into shares of our common stock on a one-for-one basis prior to the completion of this offering, and there will be no further contractual obligations, or terms of our outstanding securities, regarding the election of our directors.

        As described in more detail below and under "Management—Board Composition—Selection Arrangements," two of our directors were nominated by TA Associates, each of whom is a managing director of TA Associates. As of December 31, 2007, TA Associates owned an aggregate of 16,248,136 shares of our Series A redeemable convertible preferred stock (representing all of our outstanding redeemable convertible preferred stock and approximately 79% of the issued and outstanding shares of our capital stock on an as-converted basis as of such date) and warrants to purchase 955,773 shares of our common stock at an exercise price of $0.01 per share, which warrants were all exercised on January 31, 2008. We paid in full the $20.0 million aggregate principal amount of our 12% senior subordinated notes held by TA Associates on June 28, 2007.

Fung Stockholders

        We were founded in October 1992 by Coleman Fung. Prior to the Recapitalization, Mr. Fung and certain of his family members (collectively, the "Fung Stockholders") were our principal stockholders. In connection with the Recapitalization, OLF Acquisition Corp. purchased the shares of common stock owned by the Fung Stockholders for cash and shares of OLF Acquisition Corp. common stock, which were converted on a one-for-one basis into shares of our common stock in the Recapitalization. As of December 31, 2007, the Fung Stockholders other than Mr. Fung did not hold any shares of our capital stock and Mr. Fung owned 3,808,500 shares of our common stock and options to purchase 125,000 shares of our common stock (representing approximately 6% of the issued and outstanding shares of our capital stock on an as-converted basis). As described in more detail below under "—Stockholders Agreement—Board of Directors", Mr. Fung was elected to serve as a member of our board of directors pursuant to the terms of the stockholders agreement.

Recapitalization

Contribution and Exchange Agreements

        OLF Acquisition Corp., which merged with and into us as part of the Recapitalization, used proceeds from the recapitalization transactions, including funds borrowed under our loan agreement with Bank of America, N.A. and proceeds from the sale of our 12% senior subordinated notes, to purchase from Mr. Fung and certain members of our management (and other employees) an amount of our common stock equivalent to approximately 91% of our then-outstanding capital stock. In connection with the Recapitalization, we paid aggregate expenses (including commitment fees and legal and other expenses) of approximately $961,000.

        OLF Acquisition Corp. entered into a major stockholder contribution and exchange agreement with Mr. Fung and investment funds affiliated with TA Associates on February 1, 2006, the closing date of the Recapitalization. Pursuant to the major stockholder contribution and exchange agreement, 15,234,000 shares of our common stock held by Mr. Fung were purchased by OLF Acquisition Corp. for $60,183,015 in cash and 3,808,500 shares of OLF Acquisition Corp. common stock. In the merger, the shares of OLF Acquisition Corp. common stock were exchanged for shares of our common stock on a one-for-one basis and the shares of our common stock acquired by OLF Acquisition Corp. were cancelled for no consideration.

        Pursuant to a separate contribution and exchange agreement, dated as of February 1, 2006, by and among OLF Acquisition Corp. and certain of stockholders that were members of our management at that time, OLF Acquisition Corp. paid an aggregate of $19,600,817, at $5.53 per share, to purchase, immediately prior to the merger, shares of our common stock held by certain of our employees and officers, including $833,648 to Kevin Hesselbirg, $497,700 to Mr. Riss, $194,933 to John D'Aleo and $9,415,470 to certain Fung Stockholders. Pursuant to this agreement, these stockholders also exercised, immediately after the merger, stock options for an aggregate of 615,152 shares of our common stock, including the exercise of 50,250, 30,000 and 11,750 options by Messrs. Hesselbirg, Riss and D'Aleo, respectively.

        Under the major stockholder contribution and exchange agreement, Mr. Fung agreed to release OLF Acquisition Corp., TA Associates and us from any causes of action, debts or liabilities which Mr. Fung then or thereafter may have arising out of any matter occurring on or prior to closing of the Recapitalization related to his employment or ownership of our stock or options, other than to the extent indemnified under our certificate of incorporation or bylaws then in effect. Pursuant to the contribution and exchange agreement, each of the management stockholders party thereto agreed to release his or her causes of action, debt and liabilities on the same terms.

        Under the major stockholder contribution and exchange agreement, Mr. Fung agreed that, until February 1, 2011, he would not, without our written consent, anywhere in the United States or in any foreign country in which we or our affiliates have conducted business or were then conducting business or were then contemplating conducting business, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist, any business, organization or person whose business activities, products or services are competitive with us.

        Pursuant to the major stockholder contribution and exchange agreement, Mr. Fung agreed to indemnify TA Associates, their affiliates, shareholders, directors, officers, employees and agents against all losses arising out of, among other things, certain breaches of representations and warranties and certain breaches of covenants and agreements by Mr. Fung.

        In connection with the Recapitalization, the parties to the major stockholder contribution and exchange agreement entered into an escrow agreement, dated February 1, 2006, with Mellon Trust of New England under which $3.35 million payable to Mr. Fung under the major stockholder contribution and exchange agreement was placed into escrow until April 30, 2007 as partial security for any indemnification claims against Mr. Fung arising under such major stockholder contribution and exchange agreement. No claims were made against the escrow account with respect to the claims arising under the major stockholder contribution and exchange agreement with Mr. Fung, and on April 30, 2007, all $3.35 million in escrow to partially secure any such claims, plus income earned thereon, was released to Mr. Fung.

        Also under this agreement, we agreed with Mr. Fung to place $3.0 million of company funds in escrow to fund long-term incentive arrangements for certain employees of the company (including Kevin J. Hesselbirg, John D'Aleo and Jean-Claude Riss but not Mr. Fung) in connection with the Recapitalization. Pursuant to these arrangements, which are administered by Mr. Fung, participants have the opportunity to share in the escrowed funds. Each participant was issued a number of sharing units which represent a certain percentage of the escrowed funds of, initially, $3.0 million. Distributions to each participant are based on the number of units issued to the participant as compared to the aggregate number of all sharing units and have been, and will be, paid in three installments on each of the first three anniversaries of January 31, 2006. Generally, a participant must be an employee of our company on the applicable distribution date in order to be entitled to receive a distribution.

Stockholders Agreement

        On February 1, 2006, we entered into a stockholders agreement (the "Stockholders Agreement") with investment funds affiliated with TA Associates (collectively, the "Investors"), Coleman Fung, Kevin Hesselbirg and Robert Kalish (collectively, the "Management Stockholders"), which includes restrictions on transfers of our common stock, most of which will terminate upon the closing of this offering, as well as other provisions described below.

Restrictions on Transfer

        General.    Under the Stockholders Agreement, prior to the closing of this offering, no party thereto may transfer shares of our common stock without the prior written consent of Investors holding a majority of our outstanding common stock, on an as-converted basis, other than in certain limited circumstances involving estate planning or charitable donations or pursuant to the initial public offering of our common stock or a Sale Event, as defined in the Stockholders Agreement, or pursuant to the procedures described below under "—Right of First Refusal and Co-Sale Provisions," and subject to, other than in connection with an initial public offering or Sale Event, a determination by our board of directors that a proposed transferee is not a direct or indirect competitor of ours.

        Right of First Refusal and Co-Sale Provisions.    Prior to the closing of this offering, a Management Stockholder may sell his, her or its shares of our common stock in a bona fide, arm's-length sale (other than to an indirect or direct competitor), subject to our right and, to the extent we decline to exercise such right, the Investors' right to purchase all or a portion of the shares proposed to be sold. Each Investor may participate, on a pro rata basis, in any such proposed sale of common stock rather than exercising its right to purchase the shares.

        Management Stockholder Co-Sale Option.    Prior to the closing of this offering, each Management Stockholder has the right to participate, on a pro rata basis, in any proposed sale by an Investor who owns more than 5.0% of our outstanding common stock, on an as-converted basis, of all or a portion of its stock to an unaffiliated entity at a purchase price equal to or greater than the Series A redeemable convertible preferred stock preference amount of $2.7696 per share (the "Management Stockholder Co-Sale Option").

Drag-along Rights

        In the event of a Sale Event occurring prior to the closing of this offering, the holders of a majority in interest of our Series A redeemable convertible preferred stock can require the Management Stockholders to transfer a pro rata portion of their common stock on the same terms and take such other actions, including voting their shares, to carry out the proposed transaction.

Preemptive Rights

        Prior to the closing of this offering, each stockholder who is a party to the Stockholders Agreement has the right to purchase its pro rata portion of any new capital stock, securities convertible into or exercisable or exchangeable for shares of new capital stock, or any options, warrants or rights to purchase our capital stock which we propose to issue and sell, subject to certain exceptions relating to, among other things, issuances under our stock plans, upon conversion or exercise of outstanding securities, in connection with stock splits, dividends and as consideration in acquisitions or mergers or other issuances approved by investors holding at least 50% of our outstanding Series A redeemable convertible preferred stock.

Management Rights

        The Stockholders Agreement also provides, among other things, that:

  •
  each stockholder party thereto will have reasonable access to our books and records and the books and records of our subsidiaries;

  •
  each Investor will have the right to consult from time to time with our management and the management of our subsidiaries at their respective place of business regarding operating and financial matters;

  •
  we are obligated to maintain "key person" life insurance on Mr. Fung of at least $10.0 million naming us as beneficiary;

  •
  we are obligated to maintain Directors and Officers' insurance of at least $5.0 million per occurrence and use our reasonable best efforts to increase such insurance to at least $15.0 million per occurrence;

  •
  we are obligated to reimburse the members of our board of directors for all reasonable out-of-pocket expenses incurred in attending each meeting of the board or a committee thereon and reimburse the Investors for reasonable costs, not to exceed $50,000 per year without unanimous approval of the board of directors, associated with any other work done on behalf of our company; and

  •
  we are obligated to provide notice to each stockholder party thereto of all actions, suits, claims, proceedings, investigations and inquiries that could materially and adversely us or any of our subsidiaries.

        For so long as Mr. Fung is our employee, we have agreed not to, without the unanimous approval of our board of directors, amend the terms of our Series A redeemable convertible preferred stock in a manner that adversely affects the rights of our common stock, engage in any transaction with the Investors or grant compensation to any stockholder in exchange for any management, consulting or similar services.

        Each of these provisions will terminate upon the closing of this offering, other than the obligations to maintain Directors and Officers' insurance and reimburse members of our board of directors for out-of-pocket expenses and costs and the Investors for reasonable costs not to exceed $50,000, each in certain circumstances described in the first paragraph of this "—Management Rights" section and the matters described in the preceding paragraph.

Board of Directors

        The Stockholders Agreement also provides for certain board appointment rights for the Investors and for Mr. Fung, including that for so long as Mr. Fung remains an employee, all parties to the agreement would vote all their shares and take such other actions as are necessary to elect and continue Mr. Fung as a director of our company and, for so long as Mr. Fung is a director, take all permissible actions to provide that the board of directors will ensure that he is a member of the compensation committee. All board appointment rights will terminate upon the closing of this offering.

Indemnification

        Under the Stockholders Agreement, we are required to at all times maintain provisions in our bylaws and certificate of incorporation indemnifying all directors and officers against liability and absolving directors and officers from liability to us and our stockholders to the maximum extent permitted by applicable law. Additionally, without limitation of any other provision of the Stockholders Agreement, we agreed to indemnify each Investor, its affiliates, direct and indirect partners, members, stockholders, directors, officers, employees and agents against any and all damages, liabilities, losses, taxes, fines, penalties, reasonable costs and expenses whether or not arising out of third party claims that may be sustained or suffered by the such parties relating to their status as a security holder, creditor, director, agent, representative, or controlling person of our company.

Stock Restriction Agreement

        On February 1, 2006, the members of our management at such time, other than those party to the Stockholders Agreement and all employee option holders who had agreed to convert their existing options into options to acquire our common stock after the Recapitalization, including Messrs. D'Aleo and Riss, became parties to a stock restriction agreement (the "Stock Restriction Agreement") with investment funds affiliated with TA Associates and us. In addition, substantially all holders of options to purchase our common stock subsequently awarded have also become parties to the agreement.

        Under the Stock Restriction Agreement, the same restrictions on transfer described above under "—Stockholders Agreement—Restrictions on Transfer" and required sales described above under "—Stockholders Agreement—Drag-Along Rights" apply to the management and employee stockholders party to the Stock Restriction Agreement, with the exception of the absence of a provision in favor of the management and employee stockholders similar to the Management Stockholder Co-Sale Option described above under "—Stockholders Agreement—Restrictions on Transfer—Management Stockholder Co-Sale Option." The agreement also gives us the right to repurchase shares of our common stock and options to acquire our common stock from members of our management and employee option holders who are parties to the agreement upon termination of their service with us or in the event of their bankruptcy.

        Upon completion of this offering, the restrictions described above will terminate.

Registration Rights Agreement

        On February 1, 2006, we entered into a registration rights agreement (the "Registration Rights Agreement") with investment funds affiliated with TA Associates, Coleman Fung and Kevin J. Hesselbirg, which provides for certain registration rights. Under the Registration Rights Agreement:

  •
  the investment funds affiliated with TA Associates holding a majority in interest of securities subject to registration are permitted at any time after this offering (so long as not within 90 days after the effective date of a registration statement with respect to a firm commitment underwritten offering), to require, up to two times, that we effect the registration under the Securities Act of all or a part of the shares of our common stock held by them, provided that such registration statement shall not become effective prior to the six-month anniversary of this offering;

  •
  the investment funds affiliated with TA Associates, as well as Coleman Fung and Kevin J. Hesselbirg, or their respective transferees, have the right to include the shares of our common stock held by them in any registration statement filed by us with respect to any offering of our equity securities (except with respect to registration statements on Forms S-4 and S-8); and

  •
  if we are eligible to file a registration statement on Form S-3, investment funds affiliated with TA Associates may request, on one or more occasions, that we register their shares, provided that the total price of the shares of common stock offered to the public is at least $1,000,000 and, in the event of such a request, we are required to notify Coleman Fung and Kevin J. Hesselbirg or their respective transferees of such proposed registration and include such shares of our common stock held by them as are requested.

        These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in certain registrations. We may defer the filing or effectiveness of any registration statement for up to 90 days once in any 12-month period if we determine in good faith there is a valid business reason for doing so or require material disclosure that would not be in our company's best interests.

        The Registration Rights Agreement also restricts our ability to grant a holder or prospective holder of our securities registration rights, other than piggyback registration rights that are subordinate to the piggyback registration rights granted to the investment funds affiliated with TA Associates, Coleman Fung and Kevin J. Hesselbirg and their respective assignees.

        We have also agreed to indemnify and hold harmless each stockholder party to the Registration Rights Agreement under certain circumstances against certain liabilities in connection with their registration rights granted under the Registration Rights Agreement, including liabilities under the Securities Act. All expenses incurred in connection with these registrations will be payable by us.

        Other than with respect to the shares of common stock being sold by the selling stockholders in this offering, these registration rights have been waived with respect to this offering and the 180-day period (as may be extended) after the date of this prospectus. See "Underwriting."

        This is not a complete description of the Registration Rights Agreement and is qualified by the full text of the Registration Rights Agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

Loans to Officers, Directors and Stockholders

        On December 27, 2005, we advanced $5,000,000, which bore interest at a rate of 5.0% per annum, to our then-majority shareholder and chief executive officer, Coleman Fung, who is now executive chairman of our board of directors. The advance was subsequently satisfied in the Recapitalization. On January 27, 2006, we loaned Kevin J. Hesselbirg, Jean-Claude Riss and John D'Aleo $373,004,

$138,950, $116,375, respectively, at an interest rate of 5.0%. Such loans were subsequently satisfied in the Recapitalization. On March 1, 2006, we loaned Kevin J. Hesselbirg and John D'Aleo $155,232 and $106,445 respectively, for payroll taxes associated with restricted stock grants at an interest rate of 4.51% per annum, which loans were repaid in full in the fourth quarter of 2007 and the first quarter of 2008.

Indemnification of Directors

        Prior to this offering, we intend to enter into agreements to indemnify our directors and executive officers. The indemnification agreements may require us, among other things, to indemnify such directors or executive officers against certain liabilities that may arise by reason of their status or service as directors, officers or employees of our company and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified. See "Management—Compensation Discussion and Analysis—Indemnification Agreements and Director and Officer Insurance."

Executive Compensation and Stock Option Awards

        Please see "Management" for information on the compensation of, and stock options granted to, our directors and executive officers.

Employment Agreements

        We have entered into an employment agreement with each of Messrs. Fung, Hesselbirg and Valenti and have a services contract with Dr. Seiser as described in "Management—Employment Agreements."

Policies and Procedures for Review and Approval of Related Person Transactions

        Historically, proposed transactions with related persons, which includes our executive officers, directors, director nominees and 5% stockholders (or their immediate family members), have been submitted to our board of directors for approval by the disinterested members of our board of directors after disclosure of the interest of the related person in the transaction. Our board of directors intends to adopt, prior to this offering, a written code of business conduct and ethics, under which our employees and officers are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they will be required to report any potential conflict of interest, including related party transactions, to their managers or our compliance officer who will then review and summarize the proposed transaction for our audit committee. Pursuant to its charter, our audit committee will then be required to approve any related-party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, the audit committee considers the relevant facts and circumstances available and deemed relevant to the audit committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director's independence. Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. Immediately after the effective time of the registration statement of which this prospectus forms a part, a copy of our code of business conduct and ethics and our audit committee charter will be posted to our website http://www.olf.com.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table provides information concerning beneficial ownership of our capital stock as of June 30, 2008, and as adjusted to reflect the sale of shares of common stock in this offering, by:

  •
  each stockholder, or group of affiliated stockholders, that we know owns more than 5% of our outstanding capital stock;

  •
  each stockholder selling shares in this offering;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our directors and named executive officers as a group.

        The following table lists the number of shares and percentage of shares beneficially owned based on 6,169,778 shares of common stock outstanding as of June 30, 2008 and                          shares of common stock outstanding upon the completion of this offering, each of which gives effect to the conversion of all outstanding shares of redeemable convertible preferred stock at the election of the holders thereof into an aggregate of 16,248,136 shares of common stock.

        Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of June 30, 2008 are deemed outstanding and beneficially owned by the person holding those options for purposes of computing the number of shares and percentage of shares beneficially owned by that person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

        As indicated in the below table, the shares of our common stock to be sold by the TA Associates Funds in this offering will be issued, at the election of the holders thereof, upon the conversion of shares of our redeemable convertible preferred stock issued in the Recapitalization on February 1, 2006 and those issued on January 31, 2008 upon the exercise of warrants which the TA Associates Funds acquired the right to receive in the Recapitalization. The shares of common stock to be sold in this offering by Coleman Fung were issued in the Recapitalization in exchange for shares acquired in connection with the founding of our company.

        Unless otherwise indicated in the footnotes, the principal address of each of the stockholders identified below is c/o Open Link Financial, Inc., 1502 Rexcorp Plaza, 15th Floor-West Tower, Uniondale, New York 11556.

			Shares Being Sold in Offering		Shares Beneficially Owned Immediately Following Offering
			Assuming Underwriters' Over- Allotment Option is Not Exercised	Assuming Underwriters' Over- Allotment Option is Exercised In Full	Assuming Underwriters' Over-Allotment Option is Not Exercised			Assuming Underwriters' Over-Allotment Option is Exercised In Full
	Shares Beneficially Owned Prior to Offering
Beneficial Owner	Number	Percentage			Number	Percentage		Number	Percentage
5% Beneficial Owners and Selling Stockholder
TA Associates Funds(1)	17,203,909	76.7%					%			%
Named Executive Officers and Directors
Coleman Fung(2)	3,821,000	17.0%					%			%
Kevin J. Hesselbirg(3)	174,337	*	—	—	174,337	*		174,337	*
Paul A. Valenti	—	—	—	—	—	—		—	—

John D'Aleo(4)	74,726	*	—	—	74,726	*		74,726	*
Jean-Claude Riss(5)	97,731	*	—	—	97,731	*		97,731	*
Dr. Markus Seiser(6)	4,500	*	—	—	4,500	*		4,500	*
Kurt R. Jaggers(7)	17,203,909	76.7%	—	—			%			%
Jonathan W. Meeks(8)	17,203,909	76.7%	—	—			%			%
Timothy Yates(9)	18,750	*	—	—			%			%
All directors and named executive officers as a group ( persons)		%					%			%

*
Represents ownership of less than 1%.

(1)
Consists of 937,032 shares held of record by TA Subordinated Debt Fund L.P., 18,741 shares held of record by TA Investors II L.P., 10,500,937 shares issuable upon conversion of shares of our Series A redeemable convertible preferred stock held by TA IX L.P., 5,265,469 shares issuable upon conversion of shares of our Series A redeemable convertible preferred stock held by TA Atlantic and Pacific V L.P., 230,364 shares issuable upon conversion of shares of our Series A redeemable convertible preferred stock held by TA Strategic Partners Fund A L.P., 41,347 shares issuable upon conversion of shares of our Series A redeemable convertible preferred stock held by TA Strategic Partners Fund B L.P. and 210,019 shares issuable upon conversion of shares of our Series A redeemable convertible preferred stock held by TA Investors II L.P. (such entities, collectively, the "TA Associates Funds"). Investment and voting control of each of the TA Associates Funds is held by TA Associates, Inc. No stockholder, director or officer of TA Associates, Inc. has voting or investment power with respect to our shares of common stock beneficially held by the TA Associates Funds. Voting and investment power with respect to such shares is vested in a four-person investment committee consisting of the following employees of TA Associates, Inc.: Jonathan W. Meeks, Kurt R. Jaggers, Roger Kafker and Bruce Johnston. TA Associates IX LLC is the general partner of TA IX L.P., TA Associates AP V L.P. is the general partner of TA Atlantic and Pacific V L.P., TA Associates SDF LLC is the general partner of TA Subordinated Debt Fund L.P., TA Associates SPF L.P. is the general partner of each of TA Strategic Partners Fund A L.P. and TA Strategic Partners Fund B L.P., TA Associates, Inc. is the manager of TA Associates IX LLC and TA Associates SDF LLC, and the general partner of each of TA Associates AP V L.P., TA Associates SPF L.P. and TA Investors II L.P. Each of Mr. Jaggers and Mr. Meeks is a Managing Director of TA Associates, Inc. Mr. Jaggers and Mr. Meeks each disclaims beneficial ownership of the shares held by the TA Associates Funds, except to the extent of his pecuniary interest therein. The TA Associates Funds acquired their holdings in us through the purchase of our Series A redeemable convertible preferred stock and warrants on February 1, 2006 in connection with the Recapitalization. The address for each of the TA Associates Funds is John Hancock Tower, 56th Floor, 200 Clarendon Street, Boston, MA 02116.

(2)
Includes options to acquire 12,500 shares of our common stock which are exercisable within 60 days of June 30, 2008.

(3)
Includes options to acquire 37,500 shares of our common stock which are exercisable within 60 days of June 30, 2008. Excludes 105,874 shares of unvested restricted stock, which vest ratably each quarter from September 30, 2008 through March 2011, subject to, among other conditions, continued employment.

(4)
Includes options to acquire 9,000 shares of our common stock which are exercisable within 60 days of June 30, 2008. Excludes 66,000 shares of unvested restricted stock, which vest ratably each quarter from September 30, 2008 through March 2011, subject to, among other conditions, continued employment.

(5)
Includes options to acquire 11,550 shares of our common stock which are exercisable within 60 days of June 30, 2008. Excludes 68,819 shares are unvested restricted stock, which vest ratably each quarter from September 30, 2008 through March 2011, subject to, among other conditions, continued employment.

(6)
Consists of options to acquire 4,500 shares of our common stock which are presently exercisable or exercisable within 60 days of June 30, 2008.

(7)
All 17,203,909 shares attributed to Mr. Jaggers are owned directly by the TA Associates Funds. Mr. Jaggers is a Managing Director of TA Associates, Inc. and may be considered to have beneficial ownership of TA Associates, Inc.'s interest in us. Mr. Jaggers disclaims beneficial ownership of all such shares beneficially owned by TA Associates, Inc., except to the extent of his pecuniary interest therein. See Note 1 above.

(8)
All 17,203,909 shares attributed to Mr. Meeks are owned directly by the TA Associates Funds. Mr. Meeks is a Managing Director of TA Associates, Inc. and may be considered to have beneficial ownership of TA Associates, Inc.'s interest in us. Mr. Meeks disclaims beneficial ownership of all such shares beneficially owned by TA Associates, Inc., except to the extent of his pecuniary interest therein. See Note 1 above.

(9)
Consists of options to acquire 18,750 shares of our common stock which are presently exercisable or exercisable within 60 days of June 30, 2008.

DESCRIPTION OF CAPITAL STOCK

General

        The following is a summary of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective immediately prior to the closing of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus forms a part.

        Following the closing of this offering, our authorized capital stock will consist of                        shares of common stock, par value $0.001 per share, and                        shares of preferred stock, par value $0.001 per share.

Common Stock

        As of June 30, 2008, there were 6,169,778 shares of common stock outstanding held of record by approximately 34 stockholders and 16,248,136 shares of Series A redeemable convertible preferred stock outstanding held of record by approximately five stockholders. There will be                        shares of common stock outstanding following the closing of this offering, assuming no exercise of the underwriters' over-allotment option and assuming no exercise of outstanding options, and reflecting the conversion of all outstanding shares of Series A redeemable convertible preferred stock at the election of the holders thereof into an aggregate of 16,248,136 shares of common stock.

        The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably those dividends, if any, that may be declared from time to time by our board of directors out of funds legally available, subject to preferences that may be applicable to preferred stock, if any, then outstanding. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

        Upon the closing of this offering, the 16,248,136 shares of Series A redeemable convertible preferred stock outstanding as of June 30, 2008 are expected to be converted at the election of the holders thereof into 16,248,136 shares of our common stock. Accordingly, although the outstanding shares of Series A redeemable convertible preferred stock will not by their terms automatically convert upon the completion of this offering, as a result of the expected elective conversion of these shares by the holders thereof, we expect that there will be no shares of redeemable convertible preferred stock outstanding upon completion of this offering.

        Upon the closing of this offering, our board of directors will be authorized to issue preferred stock in one or more series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of these shares and any qualifications, limitations or restrictions thereof. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any of the preferred stock.

Registration Rights

        After this offering, holders of approximately                        shares of common stock will be entitled to rights with respect to the registration of those shares under the Securities Act. Under the Registration Rights Agreement:

  •
  the investment funds affiliated with TA Associates are permitted at any time after this offering (so long as not within 90 days after the effective date of a registration statement with respect to a firm commitment underwritten offering), to require, up to two times, that we effect the registration under the Securities Act of all or a part of the shares of our common stock held by them, provided that such registration statement shall not become effective prior to the six-month anniversary of this offering;

  •
  the investment funds affiliated with TA Associates, as well as Coleman Fung and Kevin J. Hesselbirg, and their respective transferees, have the right to include the shares of our common stock held by them in any registration statement filed by us with respect to any offering of our equity securities (except with respect to registration statements on Forms S-4 and S-8); and

  •
  if we are eligible to file a registration statement on Form S-3, the investment funds affiliated with TA Associates may request, on one or more occasions, that we register their shares, provided that the total price of the shares of common stock offered to the public is at least $1,000,000 and, in the event of such a request, we are required to notify Coleman Fung and Kevin J. Hesselbirg, and their respective transferees, of such proposed registration and include such shares of our common stock held by them as are requested.

        These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in certain registrations. We may defer the filing or effectiveness of any registration statement for up to 90 days once in any 12-month period if we determine that the filing would adversely affect our business activities or require material disclosure that would not be in our company's best interests.

        The Registration Rights Agreement also restricts our ability to grant a holder or prospective holder of our securities registration rights, other than piggyback registration rights that are subordinate to the piggyback registration rights granted to the investment funds affiliated with TA Associates and their respective assignees.

        We have also agreed to indemnify and hold harmless each stockholder party to the Registration Rights Agreement under certain circumstances against certain liabilities in connection with their registration rights granted under the Registration Rights Agreement, including liabilities under the Securities Act. All expenses incurred in connection with these registrations will be payable by us.

        Other than with respect to the shares of common stock being sold by the selling stockholders in this offering, these registration rights have been waived with respect to this offering and the 180-day period (as may be extended) after the date of this prospectus. See "Underwriting." See "Certain Relationships and Related Transactions—Registration Rights Agreement." This is not a complete description of the Registration Rights Agreement and is qualified by the full text of the Registration Rights Agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

Anti-Takeover Effects of Our Charter and Bylaws and Delaware Law

        Some provisions of Delaware law and our restated certificate of incorporation and amended and restated bylaws, effective immediately prior to the closing of this offering, could make the following transactions more difficult:

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  the acquisition of our company by means of a tender offer, a proxy contest or otherwise; and

  •
  the removal of our incumbent officers and directors.

        These provisions, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of our company to negotiate first with our board of directors. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our board of directors determines that a takeover is not in the best interests of our stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

        Election and Removal of Directors.    Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that establish specific procedures for appointing and removing members of our board of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, effective immediately prior to the closing of this offering, our board will be classified into three classes of directors. Only one class will stand for election at each annual meeting, and directors will be elected to serve three-year terms. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that vacancies and newly created directorships on our board of directors may be filled only by a majority of the directors then serving on our board of directors, except as otherwise required by law or by resolution of our board of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, directors may be removed by the stockholders only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

        Special Stockholder Meetings.    Under our amended and restated certificate of incorporation and amended and restated bylaws, only the chairman of the board, our chief executive officer or our board of directors may call special meetings of stockholders.

        Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

        Delaware Anti-takeover Law.    After this offering, we will be subject to Section 203 of the Delaware General Corporation Law, which is an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        Elimination of Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation and amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting.

        No Cumulative Voting.    Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation's certificate of incorporation authorizes cumulative voting. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on our board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence its decision regarding a takeover.

        Undesignated Preferred Stock.    The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

        Amendment of Charter Provisions.    The amendment of certain of the above provisions in our amended and restated certificate of incorporation and our amended and restated bylaws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

        These and other provisions could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent

        The transfer agent for our common stock is                        .

Listing

        We are applying to list our common stock on the                                    under the symbol "                        ".

DESCRIPTION OF CERTAIN INDEBTEDNESS

        On February 1, 2006, we entered into a revolving credit and term loan agreement with Bank of America, N.A., consisting of a $5.0 million revolving credit facility and a $20.0 million term loan, each maturing on December 31, 2010. On June 28, 2007, the term loan agreement was amended to increase the principal amount to $23.5 million. As of June 30, 2008, there was an outstanding balance of $20.0 million under the term loan and no outstanding amount under the revolving credit facility, although $1.2 million thereunder was committed to support standby letters of credit. Borrowings under our revolving credit and term loan agreement bear interest at LIBOR (the rate at which US Dollar deposits with maturities of between one and six months, as selected by us, are available in the London interbank market) plus spreads of between 1.50% and 2.50% per annum, depending on our Leverage Ratio (the ratio of our consolidated senior indebtedness to our corporate earnings before interest, taxes, depreciation, amortization and other adjustments, determined as set forth in the credit documentation), or, as selected by us, at a Base Rate (the higher of the prime rate of Bank of America, and 1/2 of 1% per annum over the overnight Federal Funds rate) plus spreads of between 0.00% and 1.00% per annum, depending on our Leverage Ratio. Based on the Leverage Ratio as of June 30, 2008, calculated in accordance with the credit agreement, the applicable spreads were 1.75% and 0.50%, respectively.

        As of June 30, 2008, the remaining outstanding principal amount under the term loan was payable in 10 quarterly installments, with the final installment due December 31, 2010, as follows: $1.5 million for each of the first five remaining installments; $1.75 million for each of the sixth and seventh remaining installments; $2 million for each of the eighth and ninth remaining installments; and $5 million for the final installment.

        All obligations under the credit facility are collateralized by substantially all of our U.S.-based assets, including all equity interests in our U.S. subsidiaries and up to 65% of the equity interests in our non-domestic subsidiaries, but excluding all patents and patent rights, trademarks, service marks and trademark and service mark rights, copyrights and copyright registrations, and are guaranteed by our U.S. subsidiaries.

        The loan agreement contains restrictions on our ability to incur additional indebtedness, guarantee obligations, create liens on our assets, engage in mergers or consolidations, declare any cash dividends or make certain investments. The loan agreement also contains financial covenants requiring us to maintain:

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  a leverage ratio as of the last day of any fiscal quarter of no more than 2.25 to 1.00;

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  consolidated EBITDA, as defined below, of at least $4 million for the two consecutive fiscal quarters previously ended; and

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  a ratio of consolidated cash, cash equivalents, short-term investments, marketable securities and accounts receivable to consolidated current liabilities (including all revolving loans then outstanding and the stated amount of all letters of credit then outstanding and excluding deferred income) of at least 1.25 to 1.00.

        For purposes of measuring compliance with the covenant under the credit facility, EBITDA is defined as an amount equal to our consolidated net income plus (to the extent deducted when computing such consolidated net income): (i) interest charges, (ii) taxes on income, (iii) depreciation, (iv) stock-based compensation expense, (v) any non-cash charges for such period in an amount not in excess of $500,000, (vi) amortization expense, (vii) expense related to non-cash foreign exchange losses and (viii) for the 18 months following the Recapitalization, non-cash purchase accounting effects related to the Recapitalization, including loss of deferred revenue. As of June 30, 2008, we were in compliance with each of these financial covenants.

        We are required to make mandatory prepayments of the term loan in connection with the receipt of proceeds from certain assets sales and equity issuances, including this offering (but excluding issuances under employee benefit plans), to the extent such proceeds are not reinvested in us or our subsidiaries.

        Under the terms of our revolving credit facility and term loan agreement with Bank of America, N.A., we are required to use a portion of the net proceeds to us from this offering to repay the outstanding balance thereunder, which was $20.0 million as of June 30, 2008. After such repayment, the term loan will be cancelled and we will have $5.0 million of available borrowing capacity under the revolving credit facility.

        Banc of America Securities LLC, one of the underwriters in this offering, is an affiliate of Bank of America, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

        Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although we are applying to list our common stock on the                                    , we cannot assure you that there will be an active public market for our common stock.

        Upon the closing of this offering, we will have outstanding an aggregate of                        shares of common stock (            shares if the underwriters exercise their over-allotment option in full), based on the number of shares outstanding on June 30, 2008, and assuming the conversion of all outstanding shares of Series A redeemable convertible preferred stock at the election of the holders thereof, the issuance of                        shares of common stock offered by us in this offering and no exercise of options after June 30, 2008. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to certain limitations and restrictions described below.

        The remaining                        shares of common stock will be "restricted securities," as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act such as Rule 144 or 701, which are summarized below.

        Subject to the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Days After Date of this Prospectus	Shares Eligible for Sale	Comment
Date of Prospectus		Shares sold in this offering
180 Days		Lock-up expiration; shares saleable under Rules 144 and 701

        In addition, of the 2,823,500 shares of our common stock that were subject to stock options outstanding as of June 30, 2008, options to purchase 515,406 shares of common stock were exercisable as of that date. As of June 30, 2008, there were 943,397 shares of restricted stock which could potentially vest over the period through March 2011. Upon exercise, these shares will be eligible for sale subject to the lock-up agreements described below.

Lock-up Agreements

        Our officers and directors and each other person who, directly or indirectly, owns or has the right to acquire (through the ownership of vested options to acquire shares of our common stock) shares of common stock at the date of this offering have or will have signed lock-up agreements under which they agreed not to offer, sell, contract to sell, pledge or otherwise dispose of directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock (or might reasonably be expected to result in such transfer), whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. for a period of 180 days after the date of this prospectus, subject to extension for an additional 18 days upon the occurrence of certain events. These stockholders and optionees will together beneficially own

an aggregate of            shares of our common stock upon completion of this offering. The foregoing does not prohibit transfers or dispositions by our officers, directors and stockholders:

  •
  to a family member or any trust;

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  as a bona fide gift or gifts or otherwise as a donation to a charitable organization;

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  to any third party granted an interest in the holder's will or under the laws of descent;

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  if the holder is a partnership or limited liability company, as a distribution to a partner or member of such partnership or limited liability company, or to the estate of any such partner or member; or

  •
  to an investment fund controlling, controlled by or under common control with the holder.

        Unless a transfer or disposition is made with the written consent of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., the permitted transfers and dispositions described above may not be made unless the transferee of each such shares agrees in writing to be bound by the lock-up agreements, the transfer or disposition does not involve a disposition for value and the transfer or disposition does not result in a filing under the Exchange Act being required or voluntarily made in connection with such transfer during the lock-up period. For more information regarding the lock-up agreements of our executive officers, directors and other stockholders and optionees, see "Underwriting."

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus forms a part, a person (other than an affiliate of ours) who owns shares of our common stock that were acquired from us or from an affiliate of ours at least six months prior to the proposed sale would be entitled to freely sell such shares, subject to the lock-up agreements described above and assuming we are current in our reporting obligations under the Exchange Act.

        Our affiliates who own shares acquired from us or from another affiliate at least six months prior to the proposed sale would be entitled to sell, subject to the lock-up agreements described above and assuming we are current in our reporting obligations under the Exchange Act, provided such sales are made in "broker's transactions," to market makers or in "riskless principal transactions," within any three-month period, a number of shares of our common stock that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately                        shares immediately after this offering; or

  •
  the average weekly trading volume in our common stock on the            during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 are generally subject to the availability of current public information about us.

Rule 701

        In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written compensatory agreement before the effective date of the registration statement of which this prospectus forms a part is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. Our affiliates can resell shares under Rule 701 without having to comply with the holding period requirement of Rule 144, and our non-affiliates can resell shares without having to comply with the public information or holding period provisions of Rule 144 as currently in effect.

        The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.

Stock Options

        We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our equity plans. We expect to file the registration statement covering shares offered pursuant to our equity plans shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144. All shares issued under Rule 701, however, are subject to lock-up agreements and will only become eligible for sale when the 180-day lock-up period described above expires.

Registration Rights

        Upon completion of this offering, the holders of            shares of our common stock and holders of                        options under our 2006 Stock Option and Grant Plan, directly or indirectly, will have rights to require, or participate in, the registration under the Securities Act of the shares held by them or acquirable upon exercise of their options. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the applicable registration statement, except for shares purchased by affiliates. See "Certain Relationships and Related Transactions—Registration Rights Agreement" for additional information. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration or release from the terms of the lock-up agreements described above.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following describes the material United States federal income tax considerations related to the ownership and disposition of our common stock as of the date of this prospectus. Except where specifically noted otherwise, this discussion deals only with shares of our common stock purchased in this offering and held as a capital asset and does not deal with beneficial owners that are subject to special rules, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, persons holding shares of our common stock as part of a hedging, integrated, conversion or constructive sale transaction or as part of a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, persons owning, actually or constructively, 10% or more of our stock for United States federal income tax purposes, pass-through or look-through entities and their investors or United States holders (as defined below) of shares of our common stock whose "functional currency" is not the United States dollar. Furthermore, this discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date of this prospectus, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those described below. In addition, this discussion does not address taxes imposed by any state, local or foreign taxing jurisdiction and, except as otherwise noted, does not address United States federal taxes other than income taxes. Persons considering the purchase, ownership or disposition of shares of our common stock should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

        For purposes of this discussion, "United States holder" generally means a beneficial owner of a share of our common stock that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over its administration and on or more United States persons have the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under United States Treasury regulations to be treated as a United States person. As used herein, the term "non-United States holder" means a beneficial owner of a share of our common stock that is not a United States holder.

United States Holders

        Dividends.    Dividends paid on shares of our common stock will be treated as dividends for United States federal income tax purposes to the extent they are paid out of our current or accumulated earnings and profits, as determined for United States federal income tax purposes. We cannot assure you that our current and accumulated earnings and profits will be such that all dividends paid with respect to shares of our common stock will be treated as dividends for United States federal income tax purposes. To the extent that the amount of any dividend paid on shares of our common stock exceeds our current and accumulated earnings and profits, such excess will be treated first as a return of capital, which will be applied against and reduce your adjusted tax basis (but not below zero) in such shares of our common stock. This reduction in tax basis will increase any gain, or reduce any loss, realized by you on a subsequent sale, redemption or other disposition of such shares. To the extent that the amount of any dividend paid on shares of our common stock exceeds our current and accumulated earnings and profits, the portion of such excess that is not treated as a return of capital will be taxed as capital gain. The remainder of this discussion assumes that dividends on shares of our common stock will be treated in their entirety as dividends for United States federal income tax purposes.

        If you are a corporation, dividends that are received by you will generally be eligible for a 70% dividends-received deduction under the Code. However, the Code disallows this dividends-received deduction in its entirety if the share of common stock with respect to which the dividend is paid is held by you for less than 46 days, excluding any day that is more than 45 days before or after the ex-dividend date.

        Under current law, if you are an individual, dividends received by you on a share of our common stock will be subject to a reduced maximum United States federal income tax rate of 15% for taxable years beginning prior to January 1, 2011, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The reduced rate will not apply to dividends received to the extent that you elect to treat the dividends as "investment income," which may be offset by investment expense. Furthermore, the reduced rate will also not apply to dividends that are paid to you with respect to a share of common stock that is held by you for less than 61 days, excluding any day that is more than 60 days before or after the ex-dividend date.

        In general, for purposes of meeting the holding period requirements for both the dividends-received deduction and the reduced maximum tax rate on dividends described above, you may not count towards your holding period any period in which you (a) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of shares of our common stock or substantially identical stock or securities, (b) are the grantor of an option to buy shares of our common stock or substantially identical stock or securities or (c) otherwise have diminished your risk of loss by holding one or more positions with respect to substantially similar or related property. United States Treasury regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is the beneficiary of a guarantee, surety agreement or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock. In addition, the Code disallows the dividends-received deduction as well as eligibility for the reduced maximum tax rate on dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You are advised to consult your own tax advisor regarding the implications of these rules in light of your particular circumstances.

        If you are a corporation, you should consider the effect of Section 246A of the Code, which reduces the dividends-received deduction allowed with respect to "debt-financed portfolio stock." The Code also imposes a 20% alternative minimum tax on corporations. In some circumstances, a portion of dividends subject to the dividends-received deduction will serve to increase a corporation's minimum tax base for purposes of the alternative minimum tax. In addition, a corporate shareholder may be required to reduce its tax basis in stock with respect to certain "extraordinary dividends", as provided under Section 1059 of the Code, and individual United States holders will be subject to special rules in the event that they receive "extraordinary dividends" that are subject to the reduced maximum rate of tax for dividends. You should consult your own tax advisor in determining the application of these rules in light of your particular circumstances.

        Dispositions, including Redemptions.    A sale, exchange, redemption or other disposition of a share of our common stock will generally result in a gain or loss equal to the difference between the amount realized upon the disposition and your adjusted United States federal income tax basis in the share of our common stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for such share of our common stock exceeds one year. Under current law, if you are an individual, net capital gain realized by you is subject to a reduced maximum tax rate for United States federal income tax purposes of 15%. This rate is currently scheduled to increase after 2010. The deduction of capital losses is subject to limitations.

        Information Reporting and Backup Withholding.    In general, information reporting requirements will apply to dividends paid on shares of our common stock and the proceeds of a sale of a share of our common stock to United States holders other than certain exempt recipients (such as corporations). A backup withholding tax at the applicable statutory rate may apply to such payments if the United States holder fails to provide in the required manner a taxpayer identification number or certification of exempt status or fails to report in full interest or dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service (the "IRS").

Non-United States Holders

        The following is a summary of certain United States federal income and estate tax consequences that will apply to you if you are a non-United States holder of a share of our common stock. Special rules may apply with respect to certain non-United States holders, such as "controlled foreign corporations," "passive foreign investment companies," and other holders that are subject to special treatment under the Code. These persons should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

        Dividends.    In general, dividends paid to you will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States are generally exempt from the withholding tax. Instead, these dividends are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate United States federal income tax rates (assuming, if required by an applicable tax treaty, that the dividends are attributable to a permanent establishment maintained by you within the United States). You must comply with certification and disclosure requirements in order for effectively connected income to be exempt from withholding. If you are a foreign corporation, any effectively connected dividends you receive may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be provided for in an applicable income tax treaty.

        A non-United States holder who wishes to claim the benefit of an applicable income tax treaty, and avoid backup withholding, as discussed below, will be required to satisfy the certification requirements of applicable United States Treasury regulations, including requirements regarding certification of foreign status and eligibility for treaty benefits. Special rules apply to claims for treaty benefits by non-United States persons that are entities rather than individuals and to beneficial owners of dividends paid to entities in which such beneficial owners are interest holders. The application of these rules depends upon your particular circumstances and, therefore, you should consult your own tax advisor regarding your eligibility for such benefits.

        If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may be entitled to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        Dispositions, including Redemptions.    You generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange, redemption or other disposition of a share of our common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States, and, where a tax treaty applies, is attributable to a permanent establishment in the United States;

  •
  you are an individual who is present in the United States for 183 or more days in the taxable year of the sale, exchange, redemption or other disposition and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes. We believe that we are not currently and have not been, and do not anticipate becoming, a "United States real property holding corporation" for United States federal income tax purposes.

        In general, gain that is effectively connected with the conduct of a trade or business within the United States will be subject to United States federal income tax imposed on net income on the same basis that applies to United States persons generally and, for corporate non-United States holders, "branch profits tax", but will not be subject to withholding provided that documentation requirements are satisfied. Non-United States holders should consult any applicable tax treaties that may provide for different rules.

        United States Federal Estate Taxes.    If you are an individual, shares of our common stock owned by you at the time of your death will be included in your gross estate for United States federal estate tax purposes, unless an applicable treaty provides otherwise.

        Information Reporting and Backup Withholding.    We will be required to report annually to the IRS and to you the amount of dividends paid to you and any tax withheld by us from dividends paid to you, regardless of whether withholding was required. The tax authorities in the country in which you reside may have made available to them copies of the information returns reporting the dividends and withholding.

        Backup withholding at the applicable statutory rate will apply to dividends paid to you unless you satisfy the certification requirements (e.g., by providing an IRS Form W-8BEN) of applicable United States Treasury regulations or otherwise establish an exemption.

        Payment of the proceeds of a sale of a share of our common stock to you within the United States or conducted through certain United States-related financial intermediaries will be subject to both backup withholding and information reporting unless (i)(a) you certify under penalties of perjury in accordance with specified procedures that you are a non-United States holder and (b) the payor does not have actual knowledge that you are a United States person or (2) you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated                                    , 2008, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of shares
Credit Suisse Securities (USA) LLC
Citigroup Global Markets Inc.
Banc of America Securities LLC
Deutsche Bank Securities Inc.
Jefferies & Company, Inc.

Total

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

        We and the selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to                        additional shares from us and up to                         additional outstanding shares from the selling stockholders at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $                        per share. The underwriters and selling group members may allow a discount of $                        per share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation and estimated expenses we and the selling stockholder will pay:

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting discounts and commissions paid by selling stockholders	$	$	$	$

        We do not expect that the selling stockholders will pay any of the registration expenses related to this offering.

        The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.

        In accordance with the mandatory prepayment provisions of our revolving credit and term loan agreement with Bank of America, N.A., we intend to use more than 10% of the net proceeds from the sale of the common stock by us in this offering to repay indebtedness owed by us to Bank of America, N.A., an affiliate of one of the underwriters. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(h) of the Financial Industry Regulatory Authority, Inc. Conduct Rules. This rule provides generally that if more than 10% of the net proceeds from the sale of stock, not including underwriting compensation, is paid to the underwriters or their affiliates, the initial public offering price of the stock may not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Credit Suisse Securities (USA) LLC is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the shares of common stock is no higher than the price recommended by Credit Suisse Securities (USA) LLC.

        We have agreed that we will not offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, issue, contract to sell, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. for a period of 180 days after the date of this prospectus, except:

  •
  issuances of common stock pursuant to the exercise of options outstanding on the date hereof;

  •
  grants, offers, sales or issuances of common stock (including grants of restricted securities) or options to acquire common stock pursuant to the 2006 Stock Option and Grant Plan;

  •
  issuances of common stock pursuant to the exercise of such options;

  •
  the filing of any registration statement on Form S-8 (including a reoffer prospectus prepared in accordance with Part I of Form S-3) relating to the issuances of the securities described in the bullets above; and

  •
  offer, sale and issuance of up to        % of the common stock outstanding at the time of the issuance as consideration or partial consideration for acquisitions of assets or securities of businesses.

However, in the event that either (1) during the last 17 days of the initial "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the initial "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the initial "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. waive, in writing, such an extension.

        Our officers and directors and each other person who, directly or indirectly, owns or has the right to acquire (through the ownership of vested options to acquire shares of our common stock) shares of common stock at the date of this offering have or will have signed lock-up agreements under which they agreed not to offer, sell, contract to sell, pledge or otherwise dispose of directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock (or might reasonably be expected to result in such transfer), whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. for a period of 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the initial "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the initial "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the initial "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. waive, in writing, such an extension. These stockholders and optionees will together beneficially own an aggregate of                        shares of our common stock upon completion of this offering. The foregoing does not prohibit transfers or dispositions by our officers, directors and stockholders:

  •
  to a family member or any trust;

  •
  as a bona fide gift or gifts or otherwise as a donation to a charitable organization;

  •
  to any third party granted an interest in the holder's will or under the laws of descent;

  •
  if the holder is a partnership or limited liability company, as a distribution to a partner or member of such partnership or limited liability company, or to the estate of any such partner or member; or

  •
  to an investment fund controlling, controlled by or under common control with the holder.

        Unless a transfer or disposition is made with the written consent of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., the permitted transfers and dispositions described above may not be made unless the transferee of each of such shares agrees in writing to be bound by the lock-up agreements, the transfer or disposition does not involve a disposition for value and the transfer or disposition does not result in a filing under the Exchange Act being required or voluntarily made in connection with such transfer during the lock-up period.

        We and the selling stockholder have agreed to indemnify the underwriters and Credit Suisse Securities (USA) LLC in its capacity as Qualified Independent Underwriter against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        We are applying to list our common stock on                                    .

        The underwriters, other than Jefferies & Company, Inc., or their affiliates are our customers. Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates in the ordinary course of business for which they have received and would receive customary compensation. Affiliates of Banc of America Securities LLC, one of the underwriters in this offering, are lenders, and will receive a portion of the net proceeds used to repay debt, under our revolving credit and term loan agreement.

        Immediately prior to this offering, there has been no market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters and will not necessarily reflect the market price of the common stock following this offering. The principal factors that will be considered in determining the public offering price will include:

  •
  the information presented in this prospectus and otherwise available to the underwriters;

  •
  the history of, and the prospects for, our company and the industry in which we will compete;

  •
  the ability of our management;

  •
  the prospects for our future earnings;

  •
  the present state of our development and our current financial condition;

  •
  the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

  •
  the general condition of the securities markets at the time of this offering.

        In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on                                     or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) no offer of common stock has been made or will be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of shares of common stock may be made to the public in that Relevant Member State at any time,

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of an average of at least 250 employees during the last financial year; a total balance sheet of more than €43,000,000 and an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

  •
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of Shares to the public" in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

        Each underwriter:

  •
  has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

  •
  has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

Notice to Investors in Italy

        No action has or will be taken by the underwriters which would allow an offering (or a "offerta al pubblico") of the shares of common stock to the public in the Republic of Italy unless in compliance with the relevant Italian securities, tax and other applicable laws and regulations. Individual sales of the shares of common stock to any persons in the Republic of Italy may only be made in accordance with Italian securities, tax and other applicable laws and regulations.

        No application has been made by the underwriters to obtain an authorization from the Commissione Nazionale per le Società e la Borsa ("CONSOB") for the public offering of the shares of common stock in the Republic of Italy.

        Accordingly, neither the shares of common stock, this prospectus nor any other material relating to the shares of common stock will be offered, sold, delivered, distributed or made available in the Republic of Italy other than to professional investors ("investitori professionali") as defined in Article 30, Paragraph 2, of Legislative Decree No. 58, of 24 February 1998, as subsequently amended and supplemented (the "Financial Laws Consolidation Act"), which refers to the definition or "operatori qualificati" as defined in Article 31, Paragraph 2, of CONSOB Regulation No. 11,522, of 1 July 1998, as subsequently amended and supplemented, or in circumstances which are exempted from the rules on public offering pursuant to Article 100 of the Financial Laws Consolidation and Article 33, Paragraph 1, of CONSOB Regulation n. 11,971, of 14 May 1999, as subsequently amended and supplemented and in accordance with applicable Italian laws and regulations.

        Any offer, sale or delivery of the shares of common stock to professional investors or distribution of copies of documents relating to and/or connected with the shares of common stock in the Republic of Italy shall be made only by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Laws Consolidation Act, Regulation No. 11522 and Legislative Decree No. 385 of 1 September 1993, as amended (the "Banking Act"); and in compliance with any other applicable laws and regulations and in compliance with any other applicable filings requirements or limitations which may be imposed upon the offer of the shares by CONSOB or any other competent authority.

        This document and the information contained herein is intended only for the use of its recipient and is not to be distributed to any third party resident or located in Italy for any reason.

        No person resident or located in Italy other than the original recipients of this document may rely on it or its contents.

        Please note that, in connection with the subsequent distribution of the shares of common stock in the Republic of Italy, Article 100 bis of the Financial Laws Consolidation Act requires each of the Underwriters to comply also on the secondary market with the public offering rules and disclosure requirements set forth under the Financial Laws Consolidation Act and relevant CONSOB implementing regulations, unless the above subsequent distribution is exempted from those rules and requirements according to the Financial Laws Consolidation Act and relevant CONSOB implementing regulations.

        Insofar as the requirements above are based on laws that are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

Notice to Investors in France

        The shares of common stock being offered by this prospectus are being issued and sold outside the Republic of France. Each underwriter:

  •
  in connection with their initial distribution, has not offered or sold and will not offer or sell, directly or indirectly, any shares of common stock to the public in the Republic of France, and has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus or any other offering material relating to this offering, and has made and will make such offers, sales and distributions in the Republic of France only to qualified investors (investisseurs qualifiés) investing for their own account, as defined in and in accordance with Articles L.411-2, D.411-1 to D.411-4, D.734-1, D.744-1, D.754-1 and D.764-1 of the Monetary and Financial Code (Code monétaire et financier);

  •
  pursuant to Article 211-4 of the General Regulations (Règlement Général) of the French Financial Markets Authority (Autorité des marchés financiers), has duly informed such qualified investors (investisseurs qualifiés) of the fact that (i) the initial distribution is not covered by a prospectus subject to the clearance procedure (visa) of the French Financial Markets Authority (Autorité des marchés financiers); (ii) they can only invest in the common stock for their own account in compliance with the conditions set forth under Articles D.411-1, D. 411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the Monetary and Financial Code (Code monétaire et financier); and (iii) such shares may be resold or otherwise retransferred (diffusées), directly or indirectly, to the public in the Republic of France only in compliance with Articles L.411-1, L.411-2, L.412-1, L.621-8 through L.621-8-3 of the Monetary and Financial Code (Code monétaire et financier); and

  •
  has complied with, and will comply with, all applicable provisions of the Monetary and Financial Code (Code monétaire et financier) and the General Regulations (Règlement Général) of the French Financial Markets Authority (Autorité des marchés financiers) with respect to anything done by it in relation to the common stock in, from or otherwise involving the Republic of France.

Notice to Investors in Germany

        Each person who is in possession of this prospectus is aware of the fact that no German sales prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act (Wertpapierprospektgesetz, the "Act") of the Federal Republic of Germany has been or will be published with respect to this offering. In particular, each underwriter has not engaged and will not engage in a public offering (öffentliches Angebot) within the meaning of the Act with respect to any of our common stock otherwise than in accordance with this offering.

Notice to Residents of Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Residents of Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Residents of Japan

        The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York. The underwriters are being represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Open Link Financial, Inc. as of December 31, 2006 and December 31, 2007 (Successor) and for the year ended December 31, 2005 and for the period January 1, 2006 to January 31, 2006 (Predecessor) and for the period February 1, 2006 to December 31, 2006 and for the year ended December 31, 2007 (Successor) included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs relating to the adoption of Financial Accounting Standards Board Interpretation No. 48 "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" effective January 1, 2007 and the restatement discussed in Note 17). Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock that are being offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Refer to the registration statement, exhibits and schedules for further information with respect to the shares of common stock offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other documents are only summaries. With respect to any contract or document filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public from the SEC's website at www.sec.gov.

INDUSTRY AND MARKET DATA

        We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2006 (AS RESTATED) AND AS OF DECEMBER 31, 2007, AND FOR THE YEAR ENDED DECEMBER 31, 2005 (AS RESTATED) AND THE PERIOD FROM JANUARY 1, 2006 TO JANUARY 31, 2006 (PREDECESSOR) (AS RESTATED), AND THE PERIOD FROM FEBRUARY 1, 2006 TO DECEMBER 31, 2006 (AS RESTATED) AND FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR):
CONSOLIDATED BALANCE SHEETS	F-3
CONSOLIDATED STATEMENTS OF OPERATIONS	F-4
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY	F-5
CONSOLIDATED STATEMENTS OF CASH FLOWS	F-7
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-8
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2008 AND FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2008 (UNAUDITED):
CONDENSED CONSOLIDATED BALANCE SHEET	F-42
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	F-43
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY	F-44
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	F-45
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-46

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Open Link Financial, Inc. and Subsidiaries
Uniondale, New York

        We have audited the accompanying consolidated balance sheets of Open Link Financial, Inc. and Subsidiaries (the "Company") as of December 31, 2006 and December 31, 2007, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2005 and the period January 1, 2006 to January 31, 2006 (Predecessor), and the period February 1, 2006 to December 31, 2006 and the year ended December 31, 2007 (Successor). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2006 and December 31, 2007, and the results of its operations and its cash flows for the year ended December 31, 2005 and the period January 1, 2006 to January 31, 2006 (Predecessor), and the period February 1, 2006 to December 31, 2006 and the year ended December 31, 2007 (Successor), in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" effective January 1, 2007.

        As discussed in Note 17, the accompanying consolidated financial statements as of December 31, 2006 and for the year ended December 31, 2005 and for the period ended January 1, 2006 to January 31, 2006 (Predecessor) and for the period February 1, 2006 to December 31, 2006 (Successor) have been restated.

/s/ Deloitte & Touche LLP
New York, New York

May 12, 2008

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007

(In thousands, except share data)

	December 31, 2006	December 31, 2007
	(as restated see Note 17)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,046	$27,577
Short term investments	7,021	1,114
Accounts receivable, net of allowance for doubtful accounts of $336 and $404 at December 31, 2006 and December 31, 2007, respectively	22,853	35,063
Notes receivable	1,244	980
Prepaid expenses and other current assets	1,153	4,379
Restricted cash	1,017	1,038
Deferred tax asset	1,521	939

Total current assets	69,855	71,090
PROPERTY AND EQUIPMENT—Net	2,405	3,217
GOODWILL	73,627	78,873
IDENTIFIABLE INTANGIBLES—Net	32,232	24,601
LONG TERM INVESTMENTS	—	5,200
OTHER ASSETS—Net	422	459
RESTRICTED CASH	2,033	1,037
DEFERRED TAX ASSET	247	350

TOTAL	$180,821	$184,827

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$22,812	$28,032
Current portion of note payable	2,000	5,000
Warrant liability	6,499	11,689
Deferred tax liability	900	830
Deferred income	24,265	29,258

Total current liabilities	56,476	74,809
NOTE PAYABLE	34,457	17,470
DEFERRED TAX LIABILITY	13,366	9,976
OTHER LIABILITIES	198	1,457

Total liabilities	104,497	103,712

COMMITMENTS (NOTE 15)
SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK, $.001 par value, 16,248,136 shares authorized; 16,248,136 shares issued and outstanding at December, 31, 2006 and 2007, respectively (liquidation value of $45,000 at December 31, 2006 and 2007, respectively)	45,000	45,000
STOCKHOLDERS' EQUITY:
Common stock, $.001 par value, 27,000,000 shares authorized; 4,423,652 and 4,974,802 shares issued and outstanding at December 31, 2006 and December 31, 2007, respectively	4	5
Additional paid-in capital	36,155	38,566
Accumulated deficit	(5,374)	(3,914)
Accumulated other comprehensive income	539	1,458

Total stockholders' equity	31,324	36,115

TOTAL	$180,821	$184,827

See notes to consolidated financial statements.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD JANUARY 1, 2006 TO
JANUARY 31, 2006 (PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO
DECEMBER 31, 2006 AND FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands, except share and per share data)

	Predecessor		Successor
	Year Ended December 31, 2005	Period From January 1, 2006 Through January 31, 2006	Period From February 1, 2006 Through December 31, 2006	Year Ended December 31, 2007
	(as restated see Note 17)	(as restated see Note 17)	(as restated see Note 17)
REVENUES:
License	$18,991	$6,652	$23,471	$39,985
Professional services	35,146	2,566	36,856	63,019
Maintenance	19,278	1,900	23,295	35,690

Total revenues	73,415	11,118	83,622	138,694

COST OF REVENUES:
Cost of license revenues	578	18	475	995
Cost of professional services	18,227	1,720	23,835	38,704
Cost of maintenance	7,703	798	9,002	11,520
Amortization expense	—	—	5,640	6,753

Total cost of revenues	26,508	2,536	38,952	57,972

GROSS PROFIT	46,907	8,582	44,670	80,722

OPERATING EXPENSES:
Research and development	14,949	1,361	16,240	26,273
Selling and marketing	8,990	663	9,903	17,349
General and administrative	8,547	720	8,636	14,754
Amortization expense	—	—	4,528	5,440
Other transaction related costs	591	369	4,391	1,483

Total operating expenses	33,077	3,113	43,698	65,299

INCOME FROM OPERATIONS	13,830	5,469	972	15,423

OTHER (LOSS) INCOME:
Interest income	454	43	518	718
Interest expense	(116)	—	(3,914)	(2,924)
Foreign exchange (loss) income	(1,015)	241	1,069	776
Loss on extinguishment of debt	—	—	—	(2,188)
Change in fair value of warrants	—	—	(4,674)	(5,190)
Other income (loss)—net	(17)	28	267	965

Total other (loss) income	(694)	312	(6,734)	(7,843)

INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	13,135	5,781	(5,761)	7,580
PROVISION (BENEFIT) FOR INCOME TAXES	4,409	2,567	(387)	5,248

NET INCOME (LOSS)	$8,726	$3,214	$(5,374)	$2,332

INCOME (LOSS) PER SHARE:
Basic
Common Stock	$0.38	$0.14	$(0.26)	$0.11

Series A Redeemable Convertible Preferred Stock	$—	$—	$(0.26)	$0.11

Diluted
Common Stock	$0.35	$0.13	$(0.26)	$0.10

Series A Redeemable Convertible Preferred Stock	$—	$—	$(0.26)	$0.10

See notes to consolidated financial statements.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2005 (PREDECESSOR)
AND FOR THE PERIOD JANUARY 1, 2006 TO
JANUARY 31, 2006 (AS RESTATED SEE NOTE 17)
(In thousands, except share data)

	Common Stock				Accumulated Other Comprehensive (Loss) Income	Treasury Stock
			Additional Paid-In Capital	Retained Earnings				Total Stockholders' Equity
	Shares	Amount				Shares	Amount
Predecessor
BALANCE—January 1, 2005	22,735,237	$227	$5,238	$14,199	$(161)	(3,651,218)	$(7,719)	$11,784

Net income	—	—	—	8,726	—	—	—	8,726
Foreign currency translation adjustment	—	—	—	—	(569)	—	—	(569)

Comprehensive income	—	—	—	—	—	—	—	8,157

Repurchase of ownership credits	—	—	(250)	—	—	—	—	(250)
Revaluation of ownership credits	—	—	266	—	—	—	—	266
Repurchase of common stock	—	—	—	—	—	(23,496)	(57)	(57)
Exercise of employee stock options	550,000	6	269	—	—	—	—	275

BALANCE—December 31, 2005	23,285,237	233	5,523	22,925	(730)	(3,674,714)	(7,776)	20,175

Net income	—	—	—	3,214	—	—	—	3,214
Foreign currency translation adjustment	—	—	—	—	209	—	—	209

Comprehensive income	—	—	—	—	—	—	—	3,423

Repurchase of common stock	—	—	—	—	—	(1,839)	(5)	(5)
Exercise of employee stock options	1,126,075	11	2,308	—	—	—	—	2,319
Tax benefit on disqualified disposition	—	—	2,670	—	—	—	—	2,670

BALANCE—January 31, 2006	24,411,312	$244	$10,501	$26,139	$(521)	(3,676,553)	$(7,781)	$28,582

See notes to consolidated financial statements.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006
(SUCCESSOR) (AS RESTATED SEE NOTE 17)
AND FOR THE YEAR ENDED DECEMBER 31, 2007
(In thousands, except share data)

	Common Stock				Accumulated Other Comprehensive Income
			Additional Paid-In Capital	Retained Deficit		Total Stockholders' Equity
	Shares	Amount
Successor
BALANCE—February 1, 2006	3,808,500	$4	$33,403	$—	$—	$33,407

Net loss	—	—	—	(5,374)	—	(5,374)
Foreign currency translation adjustment	—	—	—	—	539	539

Comprehensive loss	—	—	—	—	—	(4,835)

Conversion of common stock	615,152	—	1,096	—	—	1,096
Vesting of stock options	—	—	40	—	—	40
Vesting of restricted stock	—	—	644	—	—	644
Capital contribution (See note 3)	—	—	972	—	—	972

BALANCE—December 31, 2006	4,423,652	4	36,155	(5,374)	539	31,324

Net income	—	—	—	2,332	—	2,332
Foreign currency translation adjustment	—	—	—	—	919	919

Comprehensive income	—	—	—	—	—	3,251

Cumulative effect of change in accounting for uncertainty in income taxes	—	—	—	(872)	—	(872)
Repurchase of common stock	(6,250)	—	(31)	—	—	(31)
Exercise of stock options	20,000	—	36	—	—	36
Vesting of stock options	—	—	600	—	—	600
Issuance of restricted common stock	537,400	1	(1)	—	—	—
Vesting of restricted stock	—	—	619	—	—	619
Tax benefit associated with restricted stock	—	—	148	—	—	148
Capital contribution (See note 3)	—	—	1,040	—	—	1,040

BALANCE—December 31, 2007	4,974,802	$5	$38,566	$(3,914)	$1,458	$36,115

See notes to consolidated financial statements.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD JANUARY 1, 2006 TO
JANUARY 31, 2006 (PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO
DECEMBER 31, 2006 AND FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)

(In thousands)

	Predecessor		Successor
	Year Ended December 31, 2005	Period From January 1, 2006 Through January 31, 2006	Period From February 1, 2006 Through December 31, 2006	Year Ended December 31, 2007
	(as restated see Note 17)	(as restated see Note 17)	(as restated see Note 17)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$8,726	$3,214	$(5,374)	$2,332
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	1,021	85	1,016	1,592
Amortization of intangibles	—	—	10,168	12,193
Deferred income taxes	(114)	484	(4,857)	(3,773)
Bad debt provision	100	4	43	67
Change in deferred rent	517	10	(786)	420
Stock compensation expense	—	—	40	600
Restricted stock compensation expense	—	—	644	619
Change in fair value of warrants	—	—	4,674	5,190
Interest charges related to discount of debt	—	—	283	154
Loss for early extinguishment of debt	—	—	—	2,188
Revaluation of ownership credits	266	—	—	—
Purchase of ownership credits	(250)	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	(2,567)	(5,132)	(246)	(9,794)
Prepaid expenses and other current assets	515	112	(351)	(2,235)
Other assets	318	545	(352)	120
Accounts payable and accrued expenses	5,515	3,199	4,023	531
Deferred income	6,221	893	5,689	4,952
Other liabilities	(368)	(546)	—	—

Net cash provided by operating activities	19,900	2,868	14,614	15,157

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Open Link Financial, Inc.	—	—	(101,191)	—
Acquisition of iRM GmBH, net of cash acquired	—	—	—	(9,176)
(Funding) collections of notes receivable	(5,023)	(2,320)	6,099	264
Purchases of property and equipment	(1,239)	(28)	(1,311)	(1,985)
Change in restricted cash	—	—	3,050	974
(Purchases) sales of investments	(4,555)	6,590	(5,020)	2,411

Net cash (used in) provided by investing activities	(10,817)	4,242	(98,373)	(7,512)

CASH FLOWS FROM FINANCING ACTIVITIES:
Investment by parent in series A redeemable convertible preferred stock	—	—	45,000	—
Investment by common stockholders	—	—	6,070	—
Proceeds from borrowings	—	—	40,000	—
Repayment of borrowings	—	—	(2,000)	(22,292)
Payment of early redemption premium				(800)
Capital contribution			972	1,040
Exercise of stock options	275	2,320	—	36
Repurchase of common stock	—	—	—	(31)
Excess tax benefit associated with restricted stock units	—	—	—	148
(Repayment) proceeds from note payable	(2,915)	4,128	(4,128)	6,000
Purchase of treasury stock	(57)	(5)	—	—

Net cash (used in) provided by financing activities	(2,697)	6,443	85,914	(15,899)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
CASH EQUIVALENTS	(498)	160	472	785

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,888	13,713	2,627	(7,469)
CASH AND CASH EQUIVALENTS:
Beginning of period	12,818	18,706	32,419	35,046

End of period	$18,706	$32,419	$35,046	$27,577

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$128	$—	$3,265	$2,603

Cash paid for income taxes	$2,120	$—	$3,973	$13,867

Liabilities assumed for acquisition of iRM GmBH	$—	$—	$—	$3,182

Retirement of fully depreciated assets	$—	$—	$—	$27

See notes to consolidated financial statements.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data, unless otherwise noted)

1. ORGANIZATION AND BUSINESS

        Organization—Open Link Financial, Inc. and Subsidiaries ("Open Link") was incorporated in the state of Delaware on August 14, 1992, and is headquartered in Uniondale, New York, with additional offices in New York City, London, Houston, Berlin, Vienna, Sydney, and Sao Paulo. On February 1, 2006, Open Link entered into a recapitalization transaction which was accounted for under the purchase method of business combination (See Note 3) (the "Recapitalization") with investment funds affiliated with TA Associates Inc. ("TA Associates") resulting in TA Associates acquiring a majority control of Open Link. The Recapitalization was accomplished through the merger of OLF Acquisition Corp., a corporation wholly-owned by TA Associates, into Open Link, with Open Link being the surviving company (the "Company"). As a result, the accompanying consolidated statements of operations, cash flows and stockholder's equity are presented for the Predecessor and Successor, which relate to the period preceding the Recapitalization and the period succeeding the Recapitalization, respectively. The Company refers to the operations of Open Link for both the Predecessor and Successor periods.

        Description of Business—The Company is a provider of cross-asset trading, risk management and related operational and portfolio management software to participants in the global energy, commodities and financial markets. Since the Company's founding in 1992, the Company has provided a comprehensive suite of products to the Company's customers based on a single core architecture. The Company's products automate the entire life cycle of the trading process, including front-office functions such as pre-trade analytics and position keeping, middle-office functions such as value-at-risk computations and scenario analysis, back-office functions such as settlement and accounting, and logistics functions such as delivery and scheduling across a wide variety of asset classes.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation—The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

        Principles of Consolidation—The consolidated financial statements include the accounts of Open Link Financial, Inc. and all of its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

        Cash and Cash Equivalents—The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

        Restricted Cash—In connection with the Recapitalization, the Company was required to place on deposit funds contributed by a principal stockholder to be used to pay key employees until February 1, 2009. The funds will be paid out yearly, including interest earned, on each anniversary of the Recapitalization. See Note 3.

        Investments—The Company accounts for investments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. Management determines the appropriate classification of marketable securities at the time of purchase. In accordance with SFAS No. 115, investments that the Company has the intent and ability to

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data, unless otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

hold to maturity are classified as held to maturity and reported at amortized cost, adjusted for premiums and accretion of discounts to maturity, which approximates fair market value. Investments that the Company does not have the intent to hold to maturity are classified as available-for-sale and reported at fair market value. Unrealized gains and losses associated with available-for-sale investments are recorded in accumulated other comprehensive income in the accompanying consolidated balance sheets. The amortization of premiums, accretion of discounts, any realized gains and losses, declines in value judged to be other than temporary and interest and dividends are included in other income (loss)—net in the accompanying consolidated statements of operations for all available-for-sale securities. The cost of securities sold is based on the specific identification method. For all periods presented realized gains and losses were not material.

        At December 31, 2006 and 2007, the Company had $7.0 million and $5.2 million, respectively, invested in auction rate securities, which are asset backed, long-term variable rate bonds, and categorized as available-for-sale. Investments in these securities are recorded at cost, which approximates fair value due to their variable interest rates, which typically reset every 7 or 28 days. As a result of the resetting variable rates, the Company had no cumulative gross unrealized or realized holding gains or losses from these investments. Net purchases and sales of these securities are presented as investing activities in the accompanying consolidated statements of cash flows.

        As a result of recent uncertainties in the global credit market, the Company's attempt to reduce its investment in auction rate securities was unsuccessful as of May 12, 2008. The Company does not currently believe that the carrying value of its remaining investment in auction rate securities, which are rated AAA by Standard & Poor's and collateralized by student loans and backed by U.S. government-sponsored entities, to be impaired. However, if the credit rating of the security issuers deteriorates, the Company may be required to record an impairment charge on these investments. The Company does not believe the amount of any such charge would be material.

        The Company believes it is likely that auctions related to these securities will continue to be unsuccessful in the near term. Unsuccessful auctions limit the short-term liquidity of these investments and, therefore the Company has reclassified its $5.2 million investment in auction rate securities to long-term investment, included on its consolidated balance sheet as of December 31, 2007. While recent failures in the auction process have affected the Company's ability to access these funds in the near term, it does not believe that the underlying securities or collateral have been affected. The Company expects to continue to earn interest at the prevailing rates on its auction rate securities.

        In accordance with Financial Accounting Standards Board ("FASB") Staff Position Nos. FAS 115-1 and FAS 124-1 The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments ("FSP 115-1"), the Company periodically reviews its marketable securities and determines whether the investments are other-than-temporarily impaired. If the investments are deemed to be other-than-temporarily impaired, the investments are written down to their then current fair market value.

        Property and Equipment—Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred; costs of major renewals and improvements are

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data, unless otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

capitalized. At the time property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are eliminated from the asset and accumulated depreciation accounts and the profit or loss on such disposition is reflected in income.

        Depreciation and amortization of property and equipment are computed for financial reporting purposes using the straight-line method over the estimated useful lives of the assets as follows:

Software	3 years
Equipment	3-4 years
Furniture and fixtures	7-10 years
Leasehold improvements	The lesser of the lease term or the useful life

        Goodwill—Goodwill represents the excess of cost over the fair value of net assets acquired. The Company follows SFAS No. 142, Goodwill and Other Intangible Assets, under which goodwill is evaluated for impairment using a two-step process that is performed at least annually on October 31 of each year, or whenever events or circumstances indicate that impairment may have occurred. The first step is a comparison of the fair value of an internal reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is not considered impaired and the second step is unnecessary. If the carrying value of the reporting unit exceeds its fair value, a second test is performed to measure the amount of impairment by comparing the carrying amount of the goodwill to a determination of the implied fair value of the goodwill. If the carrying amount of the goodwill is greater than the implied value, an impairment loss is recognized for the difference. The implied value of the goodwill is determined as of the test date by performing a purchase price allocation, as if the reporting unit had just been acquired, using current estimated fair values of the individual assets and liabilities of the reporting unit, together with an estimate of the fair value of the reporting unit taken as a whole. The estimate of the fair value of the reporting unit is based upon information available regarding prices of similar groups of assets, or other valuation techniques including present value techniques based upon estimates of future cash flows.

        Identifiable Intangibles—Identifiable intangibles consist primarily of trade names, non-competition agreements, customer relationships and developed technologies arising from acquisitions. The trade names represent the fair value of the Open Link trade name at February 1, 2006 and the purchased iRM Integriertes Ressourcen-Management GmbH ("iRM") trade name at January 12, 2007, and are indefinite-lived assets and therefore are not subject to amortization. Non-competition agreements, customer relationships and developed technologies are amortized using the straight-line method over their estimated useful lives, ranging from three to seven years. Trade names, along with goodwill, are reviewed at least annually for impairment as described above.

        Other Assets—Other assets consist primarily of deferred financing costs incurred in connection with debt issued in the Recapitalization and security deposits at various locations. Deferred financing costs are amortized over the term of the related debt.

        Long-Lived Assets—When indicators of impairment are present, the Company will review the carrying amounts of its long-lived assets in determining the ultimate recoverability of their unamortized

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data, unless otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

values using future undiscounted cash flows expected to be generated by the asset in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets. If such assets are considered impaired, the impairment is measured by the amount by which the carrying amount of the asset exceeds the fair value based on the future discounted cash flows. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less cost to sell.

        The Company evaluates the periods of amortization continually in determining whether later events and circumstances warrant revised estimates of useful lives. If estimates are changed, the unamortized costs will be allocated to the increased or reduced number of remaining periods in the revised useful life.

        Revenue Recognition—The Company licenses software under perpetual and subscription-based license agreements and provides related professional services and maintenance. Revenue is recognized in accordance with Statement of Position ("SOP") 97-2, Software Revenue Recognition, as amended by SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. Professional services are not essential to the functionality of the Company's software products; such services are separately priced and are available from a number of suppliers. Accordingly, revenue from these services is recorded separately from the license fee.

        License—License fee revenue is recognized when a perpetual license agreement has been signed, the product has been delivered, the negotiated acceptance criteria, if applicable, have been achieved, collection is reasonably assured and all significant contractual obligations relating to the license software have been satisfied. Subscription-based license fee revenue is recognized ratably over the life of the agreement. Revenue on all software license transactions in which there are significant outstanding obligations is deferred and recognized once such obligations are fulfilled. Typically, the Company's software licenses do not include significant post-delivery obligations to be fulfilled by the Company and payments are due within a twelve month period from date of delivery. Where software license contracts call for payment terms in excess of twelve months from date of delivery, revenue is recognized as payments become due and all other conditions for revenue recognition have been satisfied.

        Professional Services—Revenue from consulting, implementation and training services is recognized as services are performed for all projects provided on a time and material basis. For projects completed on a "fixed fee" basis, the Company records professional services revenue on a progress to completion basis using management's best available estimates and an appropriate reserve based on past experience, if applicable. To date fixed fee projects have been short-term.

        Maintenance—Revenue from maintenance contracts is recognized ratably over the term of the related contracts, which are typically for one-year terms. The Company determines vendor-specific objective evidence of fair value using renewal rates of customers.

        Deferred income is typically created by the Company's practice of billing in advance of performing certain services or obligations. The Company defers maintenance fees when billed then recognizes maintenance revenue ratably over the contractual maintenance period. The Company also defers

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data, unless otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

license revenue until significant outstanding obligations and the revenue recognition criteria under the related SOP are fulfilled.

        In accordance with Emerging Issue Task Force Issue No. 01-14, Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred, the Company must report reimbursable pass-through expenses as a component of revenues and cost of revenues. This component of revenue was approximately $2,405 for the year ended December 31, 2005, $121 for the period January 1, 2006 through January 31, 2006, $2,048 for the period February 1, 2006 through December 31, 2006, and $3,486 for the year ended December 31, 2007.

        During the year ended December 31, 2007, the Company began to classify cost of license revenues as a separate component of cost of revenues. Previously, such costs were included in cost of professional fees and were not material.

        Research and Development and Product Development—Research and development costs are charged to expense as incurred. Product development costs are expensed as incurred; these costs consist primarily of design and development costs of new products and significant enhancement to existing products incurred before the establishment of technological feasibility.

        Software Development Costs—Software development costs have been accounted for in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. The Company begins capitalization upon completion of a working model. To date, such capitalizable costs have not been material.

        Income Taxes—The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. This statement requires an asset and liability approach for measuring deferred taxes based on temporary differences between the financial statement and income tax bases of assets and liabilities existing at each balance sheet date using enacted tax rates for the years in which the taxes are expected to be paid or recovered. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change is enacted. A valuation allowance is recorded against deferred income tax assets if management determines it is more likely than not that the assets will not be utilized in the future.

        Foreign Currency Translation—The translation from the applicable foreign currencies to U.S. dollars is performed for assets and liabilities using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The accumulated gains and losses resulting from the translation of foreign currency financial statements are recorded in stockholders' equity as a component of accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in the accompanying consolidated statements of operations.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Stock-Based Compensation—Successor and Predecessor (January 1, 2006 to January 31, 2006) —Effective January 1, 2006, the Company adopted SFAS No. 123R, Share-Based Payment ("SFAS No. 123R"). SFAS No. 123R supersedes Accounting Principles Board Opinion Number 25, Accounting for Stock Issued to Employees ("APB 25"), and requires companies to expense the fair value of employee stock options over the employee requisite service period. Nonpublic entities may elect to measure their liabilities to employees incurred in share-based payment transactions at their intrinsic value. The Company adopted SFAS No. 123R using the modified prospective transition method and accordingly, prior period amounts presented herein have not been restated. Under the fair value recognition provisions of SFAS No. 123R, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the requisite service period.

        Stock-Based Compensation—Predecessor (Year ended December 31, 2005)—Prior to January 1, 2006, the Company applied APB 25 in accounting for its stock option and award plans and the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement 123.

        The following table illustrates the effect on net income as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock based-employee compensation for the year ended December 31, 2005 (Predecessor).

Net income—as reported	$8,726
Add: stock-based compensation expense, net of tax effect, included in net income	—
Deduct: stock-based compensation expense, net of tax effect, determined under SFAS No. 123	(426)

Net income pro forma	$8,300

Net income per share as reported:
Basic	$0.38

Diluted	$0.35

Net income per share pro forma:
Basic	$0.36

Diluted	$0.34

        To determine the pro forma net income above, the fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model. A risk-free interest rate of 4%, an expected option term of four years and a dividend yield and volatility factor of 0% each were used in the model.

        Comprehensive Income (Loss)—The Company follows the provisions of SFAS No. 130, Reporting Comprehensive Income, which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution to owners, in a financial statement

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

for the period in which they are recognized. Comprehensive income (loss) is the total of net income (loss) and all other non-owner changes in equity (or other comprehensive income), such as unrealized gains or losses on securities classified as available for sale and foreign currency translation adjustments. The Company has chosen to disclose comprehensive income (loss) in the accompanying consolidated statements of stockholders' equity.

        Concentration of Credit Risk—Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. At times, the Company maintains deposits in a federally insured financial institution in excess of federally insured limits of $100. The Company performs ongoing credit evaluations, generally does not require collateral, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. Based on the credit worthiness of customers and historical payment terms, accounts receivable writeoffs have not been material.

        For the year ended December 31, 2005, no customers accounted for greater than 10% of total revenue. For the period January 1, 2006 through January 31, 2006, two customers accounted for 31% and 11% of total revenue, respectively. For the period February 1, 2006 through December 31, 2006, no customers accounted for greater than 10% of total revenue and no customers accounted for greater than 10% of accounts receivable. For the year ended December 31, 2007, no customers accounted for greater than 10% of total revenue and no customers accounted for greater than 10% of accounts receivable.

        Fair Value of Financial Instruments—The Company follows the provisions of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. This pronouncement requires that the Company calculate the fair value of financial instruments and include this additional information in the notes to financial statements when the fair value is different than the book value of those financial instruments. As of December 31, 2006 and December 31, 2007, management believes the carrying value of all financial instruments approximated fair value.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The Company's significant estimates include the collectibility of accounts receivable, determination of accrued expenses, useful lives of fixed assets, fair value of common stock, valuation of goodwill and intangible assets and the recoverability of deferred tax assets.

        Effect of Recent Accounting Pronouncements—In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 ("FIN 48"), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that the Company recognize in its consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit based on the technical merits of the position. The

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

provisions of FIN 48 were adopted as of the beginning of the Company's 2007 fiscal year. See Note 7 for additional information.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS 157"). SFAS 157 establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to increase consistency in how fair value determinations are made under various existing accounting standards that permit, or in some cases require, estimates of fair market value. SFAS 157 also expands financial statement disclosure requirements about a company's use of fair value measurements, including the effect of such measures on earnings. SFAS 157 is effective for fiscal years beginning after November 15, 2007. In October 2007, the FASB deferred the effective date of SFAS 157 for all non-financial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until years beginning after November 15, 2008. The Company does not expect the adoption of SFAS 157 to have a material impact on its consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115 ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS 159 to have a material impact on its consolidated financial statements.

        In December 2007, the FASB issued SFAS No. 141(R), Business Combinations ("SFAS 141(R)") and SFAS No. 160, Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 ("SFAS 160"). These new standards will significantly change the financial accounting and reporting of business combination transactions and noncontrolling (or minority) interests in consolidated financial statements. SFAS 141(R) is required to be adopted concurrently with SFAS 160 and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. Application of SFAS 141(R) and SFAS 160 is required to be adopted prospectively, except for certain provisions of SFAS 160, which are required to be adopted retrospectively. Business combination transactions accounted for before adoption of SFAS 141(R) should be accounted for in accordance with SFAS No. 141, Business Combinations, ("SFAS 141") and that accounting previously completed under SFAS 141 should not be modified as of or after the date of adoption of SFAS 141(R). The Company will adopt SFAS 141(R) and SFAS 160 coincident with its first acquisition subsequent to December 15, 2008 and the Company believes the adoption of SFAS 160 is not expected to have a material impact on the Company's financial position or results of operations.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

3. ACQUISITIONS

        Acquisition of Open Link—As discussed in Note 1, the Recapitalization was completed on February 1, 2006, and was financed by a combination of borrowings under the issuance of a senior secured term loan, subordinated debt and the equity investment of TA Associates and management. See Note 9 for a description of the Company's indebtedness.

        The following table approximates the components of the purchase price:

Cash consideration to stockholders and option holders	$100,748
Converted share and option consideration	24,463
Transaction costs	663

Total purchase price	$125,874

        The converted share and option consideration was a non-cash equity contribution where the shares of the Predecessor were converted into shares of the Successor.

        The $663 of transaction costs included in the purchase price above relate to accounting, investment banking, legal and other costs directly associated with the Recapitalization incurred by TA Associates.

        Under the purchase method of business combination accounting, the total purchase price was allocated to the Company's net tangible and identifiable intangible assets based on their estimated fair values determined by management as of February 1, 2006. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill, which is not deductible for tax purposes.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

3. ACQUISITIONS (Continued)

        The following table approximates the estimated fair values of assets acquired and liabilities assumed at the date of acquisition:

Cash and cash equivalents	$27,276
Accounts receivable	22,264
Short term investments	7,146
Notes receivable	2,343
Prepaid expenses and other current assets	3,435
Property and equipment	2,111
Other assets	108
Deferred tax asset	398
Developed technologies	28,400
Customer relationships	7,600
Tradename	3,700
Non-competition agreements	2,700
Goodwill	73,627

Total assets acquired	181,108

Accounts payable and accrued expenses	17,338
Deferred income	18,499
Deferred tax liability	17,836
Other liabilities	1,561

Total liabilities acquired	55,234

Total purchase price	$125,874

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

3. ACQUISITIONS (Continued)

        Other Transaction Related Costs—During the year ended December 31, 2005 and the period January 1, 2006 through January 31, 2006, the Company recorded other transaction related costs of $591 and $369, respectively. These costs include accounting, investment banking, legal and other costs associated with the Recapitalization incurred by the Company. Such costs were not capitalized as they were incurred by the Company who was determined to be the acquiree in the Recapitalization. During the period February 1, 2006 through December 31, 2006, and year ended December 31, 2007, the Company recorded other transaction related costs of $4,391, and $1,483 respectively. These costs consisted of certain long-term incentive arrangements resulting from the Recapitalization. Certain of these arrangements are being funded by a capital contribution to the Company by a principal stockholder (see Note 2—Restricted cash). Such costs are expected to be paid out through February 2009.

        iRM Acquisition—On January 12, 2007, the Company purchased 100% of iRM, an Austrian-based energy solution provider focused on energy asset optimizing and strategic planning, for approximately $9.2 million, net of cash acquired. iRM's solution portfolio includes structured procurement management (forecast, energy disposition, and asset management), optimization, and investment analysis and planning. The purpose of the acquisition was to broaden the types of services and products the Company could offer its clients. The acquisition of iRM has been accounted for under the purchase method of accounting and the operating results of iRM have been included in the Company's consolidated financial statements since the date of acquisition. The Company did not include pro forma financial information as the acquisition was not considered to be significant.

        The following table approximates the components of the purchase price:

Cash paid to stockholders	$11,476
Transaction costs	370

Total purchase price	$11,846

        The $370 of transaction costs included in the purchase price above relates to accounting, legal and other costs directly associated with the acquisition of iRM incurred by the Company.

        Under the purchase method of business combination accounting, the total purchase price was allocated to the Company's net tangible and identifiable intangible assets based on their estimated fair values determined by management as of January 12, 2007. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill, which is expected to be deductible for tax purposes.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

3. ACQUISITIONS (Continued)

        The following table approximates the estimated fair values of assets acquired and liabilities assumed at the date of acquisition:

Cash and cash equivalents	$2,670
Accounts receivable	1,894
Short term investments	1,572
Prepaid expenses and other current assets	920
Property and equipment	417
Other assets	157
Developed technologies	1,987
Customer relationships	1,334
Tradename	819
Non-competition agreements	422
Goodwill	3,919

Total assets acquired	16,111

Accounts payable and accrued expenses	2,413
Loan Payable	751
Deferred tax liability	1,083
Other Liabilities	18

Total liabilities acquired	4,265

Total purchase price	$11,846

4. PROPERTY AND EQUIPMENT

        Property and equipment as of December 31, 2006 and December 31, 2007, consist of the following:

	December 31, 2006	December 31, 2007
Software	$473	$983
Equipment	1,719	3,144
Furniture and fixtures	821	1,045
Leasehold improvements	408	626

	3,421	5,798
Less: accumulated depreciation
and amortization	(1,016)	(2,581)

Property and equipment—net	$2,405	$3,217

        Depreciation and amortization of property and equipment was $1,021 for the year ended December 31, 2005, $85 for the period January 1, 2006 to January 31, 2006 (Predecessor), $1,016 for

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

4. PROPERTY AND EQUIPMENT (Continued)

the period February 1, 2006 to December 31, 2006 and $1,592 for the year ended December 31, 2007 (Successor).

5. GOODWILL AND IDENTIFIABLE INTANGIBLES

        As discussed in Note 3, as a result of the Recapitalization and the acquisition of iRM, the Company recorded identifiable intangible assets and goodwill.

        A summary of the intangible assets at December 31, 2006, is as follows:

	Amortization Period	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Developed technologies	3 years	$28,400	$8,678	$19,722
Customer relationships	7 years	7,600	995	6,605
Non-competition agreements	5 years	2,700	495	2,205

Total indentifiable intangibles—net		38,700	10,168	28,532
Tradenames	Indefinite	3,700	—	3,700

		$42,400	$10,168	$32,232

        A summary of the intangible assets at December 31, 2007, is as follows:

	Amortization Period	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Developed technologies	3 years	$30,387	$18,838	$11,549
Customer relationships	5-7 years	8,934	2,348	6,586
Non-competition agreements	3-5 years	3,123	1,176	1,947

Total indentifiable intangibles—net		42,444	22,362	20,082
Tradename	Indefinite	4,519	—	4,519

		$46,963	$22,362	$24,601

        The Company amortizes identifiable intangible assets over periods that it believes approximate the related useful lives of those assets based upon estimated future operating results and cash flows of the underlying business operations. As of December 31, 2007, the weighted average life was 3.0 years for developed technologies, 6.7 years for customer relationships, 4.7 years for non-competition agreements and 3.9 years for total amortizable intangible assets. The Company closely monitors estimates of those lives, which could change due to many factors, including product demand, market conditions, technological developments, economic conditions and competition.

        Amortization expense was approximately $10,168 for the period February 1, 2006 to December 31, 2006 and $12,193 for the year ended December 31, 2007.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

5. GOODWILL AND IDENTIFIABLE INTANGIBLES (Continued)

        Based on amounts recorded at December 31, 2007, total estimated amortization of intangible assets during each of the years ended December 31 is expected to be as follows:

2008	$12,193
2009	3,423
2010	1,892
2011	1,398
2012	1,086
Thereafter	90

$20,082

        Actual amortization expense to be reported in future period could differ from these estimates as a result of acquisitions, divestitures, impairments and other factors.

        Goodwill changed during the year ended December 31, 2007 as follows:

Balance at January 1, 2007	$73,627
Additions:
Goodwill from iRM acquisition	3,919
Adoption of FIN 48 (See Note 7)	1,477
Less:
Tax benefit related to use of net operating loss	(150)

Balance at December 31, 2007	$78,873

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts payable and accrued expenses as of December 31, 2006 and December 31, 2007, consist of the following:

	December 31, 2006	December 31, 2007
Accrued compensation and related payroll taxes	$15,639	$20,563
Accrued income and related taxes	4,651	2,990
Accrued professional fees	367	858
Accounts payable	488	1,169
Accrued other expenses	1,667	2,452

Total	$22,812	$28,032

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

7. INCOME TAXES

        For the year ended December 31, 2005 the period January 1, 2006 to January 31, 2006 (Predecessor), the period February 1, 2006 to December 31, 2006 and the year ended December 31, 2007 (Successor), the components of the provision (benefit) for income taxes are as follows:

	Predecessor		Successor
	Year Ended December 31, 2005	Period From January 1, 2006 Through January 31, 2006	Period From February 1, 2006 Through December 31, 2006	Year Ended December 31, 2007
Current:
Federal	$1,425	$1,009	$2,448	$5,951
Foreign	2,206	711	1,272	1,531
State	892	363	832	1,539

Total current	4,523	2,083	4,552	9,021

Deferred:
Federal	(71)	442	(3,659)	(2,759)
Foreign	144	8	(69)	93
State	(187)	34	(1,211)	(1,107)

Total deferred	(114)	484	(4,939)	(3,773)

	$4,409	$2,567	$(387)	$5,248

        Differences arise between the income tax expense computed using the statutory federal income tax rate and the actual income tax expense and its effective income tax rate mainly because of the utilization of the research and development credit and permanent adjustments, including the change in fair value of warrants, non-deductible professional fees, extraterritorial income exclusion and the domestic production activities deduction.

        Prior to the Recapitalization, certain members of management were required to exercise options and sell their new shares shortly thereafter. This resulted in a disqualified disposition for tax purposes whereby the members of management recognized the difference between the exercise price and the sale price as income and the Company became entitled to a tax deduction. In accordance with SFAS No. 123R, the tax benefit of approximately $2,670 associated with this transaction is recorded as additional paid in capital during the period January 1, 2006 to January 31, 2006 (Predecessor).

        The Company's consolidated financial statements do not provide U.S. federal and state income taxes on undistributed earnings of certain foreign subsidiaries that are intended to be indefinitely reinvested in operations outside the U.S. Income taxes have not been provided on approximately $12,932 at December 31, 2007. It is not practicable to determine the income tax liability that might be incurred if these earnings were to be distributed.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

7. INCOME TAXES (Continued)

        The components of the Company's deferred tax assets and liabilities as of December 31, 2006 and December 31, 2007 are as follows:

	December 31, 2006	December 31, 2007
Deferred tax assets:
Deferred compensation	$645	$—
Deferred rent	102	92
Depreciation	146	143
Foreign NOL	847	1,624
FIN 48 benefit	—	339
Contributions	309	102
State and local taxes	408	432
Other	158	181

Total deferred tax assets	2,615	2,913

Deferred tax liabilities:
Depreciation	(92)
Deferred compensation	—	(96)
Intangible assets	(13,274)	(9,494)
Foreign currency translation	(900)	(1,216)

Total deferred tax liabilities	(14,266)	(10,806)

Valuation allowance	(847)	(1,624)

Net deferred tax liability	$(12,497)	$(9,517)

        The Company has deferred tax assets related to various foreign loss carryforwards totaling approximately $5,895 that are able to be carried forward indefinitely.

        The Company has provided full valuation allowance for deferred tax assets related to foreign losses of approximately $847 and $1,624 at December 31, 2006 and 2007, respectively. During the period February 1, 2006 to December 31, 2006 and year ended December 31, 2007 (Successor), the valuation allowance increased by approximately $723 and $777 respectively, due to an increase in foreign losses and the acquisition of iRM in 2007. The valuation decreased during the period January 1, 2006 to January 31, 2006 (Predecessor) due to an increase in foreign income. In assessing the need for the valuation allowance, management considers, among other things, its projection of future taxable income and ongoing prudent and feasible tax planning strategies.

        During 2007, the Company recorded excess tax benefits associated with the vesting of restricted stock of approximately $148 to additional paid-in capital.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

7. INCOME TAXES (Continued)

        The effective tax rate varied from the statutory rate as follows:

	Predecessor		Successor
	Year Ended December 31, 2005	Period From January 1, 2006 Through January 31, 2006	Period From February 1, 2006 Through December 31, 2006	Year Ended December 31, 2007
Tax provision, at U.S. Federal statutory tax rate	34.0%	34.0%	34.0%	35.0%
State and local income tax expense, net of U.S. federal taxes	3.5%	4.5%	4.4%	3.9%
Meals and entertainment	0.4%	(0.1)%	(1.5)%	1.4%
Non-deductible stock option expense under SFAS 123R	0.0%	0.0%	0.0%	2.8%
Change in valuation of warrants	0.0%	0.0%	(29.5)%	23.7%
Nondeductible professional fees	0.0%	0.1%	(7.4)%	1.7%
Foreign tax credit	(0.7)%	0.0%	4.7%	(1.8)%
Research and development credit	(2.0)%	(1.2)%	1.1%	(1.3)%
Change in deferred tax rate	0.0%	2.3%	3.5%	2.0%
Rate differential on foreign earnings	(1.1)%	1.4%	(6.7)%	0.2%
Other	(0.5)%	3.2%	4.1%	1.6%

Net effective tax rate	33.6%	44.4%	6.7%	69.2%

        Effective January 1, 2007, the Company adopted the provisions of FIN 48. The total amount of unrecognized tax benefits as of the day of adoption was approximately $2,525 inclusive of approximately $484 for penalties and interest. As a result of the adoption of FIN 48, the Company recognized approximately $2,350 increase in its reserves for uncertain tax positions. The Company recorded a charge to retained earnings of approximately $873 and also increased goodwill related to pre-acquisition tax uncertainties by approximately $1,477 that, if recognized, would result in adjustments to the effective tax rate and goodwill, respectively.

        The Company believes it is reasonably possible that a decrease of approximately $1,376 in its unrecognized tax benefit including interest and penalties will occur within twelve months of December 31, 2007 as a result of the settlement of an Internal Revenue Service ("IRS") audit of tax years 2006 and 2005 that was concluded in March of 2008. Of this amount, $614 will reduce goodwill if recognized. As of December 31, 2007, the Company also has approximately $369 in unrecognized benefits relating to various income tax issues, for which the statute of limitation is expected to expire in 2008. Of this amount, approximately $369 will reduce goodwill if recognized. The decreases in the unrecognized tax benefits due to the lapse in the statute of limitations resulted in a net reduction of the liability of approximately $145 at December 31, 2007.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

7. INCOME TAXES (Continued)

        The Company recognizes potential interest and penalties related to unrecognized tax benefits in income tax expense. As of January 1, 2007, the Company recorded a liability of approximately $484 for the payment of interest and penalties. As of December 31, 2007, a total of approximately $599 was accrued for the payment of interest and penalties.

        A reconciliation of the beginning and ending amount of unrecognized gross tax benefits are as follows:

Balance at January 1, 2007	$2,041
Additions based on tax positions related to the current year	104
Additions for tax positions of prior year	—
Reductions for tax positions of prior year	(71)
Reductions due to lapse in statute of limitations	(63)

Balance at December 31, 2007	$2,011

        The Company is subject to taxation in the U.S. and various state and foreign jurisdictions. The Company and its subsidiaries federal, foreign and state income tax returns are generally subject to audit for all tax periods beginning in 1998 through the present year.

8. LINE OF CREDIT

        On February 1, 2006, in connection with the Recapitalization, the Company entered into a new revolving credit agreement with a maximum commitment of $5,000 and a maturity date of December 31, 2010. There were no outstanding balances at December 31, 2007, although $1,200 was committed against the revolving credit agreement to support standby letters of credit at December 31, 2007. There were no borrowings during the period February 1, 2006 through December 31, 2006. During the year ended December 31, 2007 the Company borrowed and repaid $4,100. Borrowings under the Company's revolving credit agreement bear interest at LIBOR (the rate at which US Dollar deposits with maturities of between one and six months, as selected by the Company are available in the London Interbank Market) plus spreads of between 1.50% and 2.50% per annum, depending on the Company's Leverage Ratio (the ratio of the Company's consolidated senior indebtedness (see Note 9) to the Company's earnings before interest, taxes, depreciation, amortization and other adjustments, determined as set forth in the credit documentation), or, as selected by the Company, a Base Rate (the higher of the prime rate of Bank of America, and 1/2 of 1% per annum over the overnight Federal Funds rate) plus spreads of between 0.00% and 1.00% per annum, depending on the Company's Leverage Ratio. Based on the Leverage Ratio as of December 31, 2007, calculated in accordance with the credit agreement, the applicable spreads are 1.75% and 0.50%, respectively. Interest is payable on the last day of any calendar quarter ending in March, June, September and December. Commitment fees of $13 (one-half of one percent on the unused portion) and $15 were

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

8. LINE OF CREDIT (Continued)

paid during the period February 1, 2006 through December 31, 2006, year ended December 31, 2007, respectively. All obligations under the credit facility are collateralized by substantially all of the Company's U.S.-based assets, including all equity interests in the Company's U.S. subsidiaries and up to 65% of the equity interests in the Company's non-domestic subsidiaries, but excluding all patents and patent rights, trademarks, service marks and trademark and service mark rights, copyrights and copyright registrations, and are guaranteed by the Company's U.S. subsidiaries (of which there are currently none). Credit availability under the revolving credit agreement is subject to the maintenance of certain financial and non-financial covenants. The Company was in compliance with such financial covenants at December 31, 2007.

        Prior to February 1, 2006, the Company had available a $5,000 revolving line of credit. There were no borrowings for the year ended December 31, 2005, or the period January 1, 2006 to January 31, 2006. Interest on the unpaid principal balance was payable at a fluctuating rate per annum equal to, at the borrower's option, the prime rate or 1.75% above LIBOR. A commitment fee of $.3 (one-eighth of one percent on the unused portion) was paid in 2006. The line of credit was cancelled as of February 1, 2006, as part of the Recapitalization described in Note 1.

9. NOTE PAYABLE

        Senior Secured Term Loan—On February 1, 2006, in connection with the Recapitalization, the Company entered into a new term loan agreement with an original principal amount of $20,000 and a maturity date of December 31, 2010. On June 28, 2007 the term loan agreement was amended to increase the borrowings to $23,500 and as of December 31, 2007, $22,000 of the principal amount was outstanding. Borrowings under the Company's term loan agreement bear interest at LIBOR (the rate at which US Dollar deposits with maturities of between one and six months, as selected by the Company are available in the London Interbank Market) plus spreads of between 1.50% and 2.50% per annum, depending on the Company's Leverage Ratio (the ratio of the Company's consolidated senior indebtedness to the Company's earnings before interest, taxes, depreciation, amortization and other adjustments, determined as set forth in the credit documentation), or, as selected by the Company, a Base Rate (the higher of the prime rate of Bank of America, and 1/2 of 1% per annum over the overnight Federal Funds rate) plus spreads of between 0.00% and 1.00% per annum, depending on the Company's Leverage Ratio. Based on the Leverage Ratio as of December 31, 2007, calculated in accordance with the term loan agreement, the applicable spreads are 1.75% and 0.50%, respectively. The remaining outstanding principal amount under the term loan is payable in twelve quarterly installments, with the final installment due December 31, 2010, as follows: $1 million for the first two remaining installment; $1.5 million for each of the third through seventh remaining installments; $1.75 million for each of the eighth and ninth remaining installments; $2 million for each of the tenth and eleventh remaining installments; and $5 million for the final installment.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

9. NOTE PAYABLE (Continued)

        All obligations under the credit facility are collateralized by substantially all of the Company's U.S.-based assets, including all equity interests in the Company's U.S. subsidiaries and up to 65% of the equity interests in its non-domestic subsidiaries, but excluding all patents and patent rights, trademarks, service marks and trademark and service mark rights, copyrights and copyright registrations, and are guaranteed by the Company's U.S. subsidiaries (of which there are currently none). The senior secured term loan agreement contains a number of financial and non-financial covenants. The Company was in compliance with such financial covenants at December 31, 2007.

        Subordinated Convertible Note—On February 1, 2006, in connection with the Recapitalization, the Company entered into a Subordinated Convertible Note Purchase Agreement ("Note") with TA Associates. The Note consisted of two Senior Subordinated Convertible Notes ("Convertible Notes") with the aggregate original principal amounts of $19,608 and $392, for a total commitment of $20,000. The two Convertible Notes had an original maturity of December 31, 2011 and interest was payable on the unpaid principal amount at the rate of 12% per annum, payable in cash quarterly in arrears. The Convertible Notes were convertible into (i) two Subordinated Notes with the aggregate original principal amounts of $19,608 and $392, for a total commitment of $20,000 and an original maturity of December 31, 2011 with interest being payable on the unpaid principal amount at the rate of 12% per annum and (ii) redeemable common stock purchase warrants to purchase 937,032 and 18,741 shares of the Company's common stock, respectively, exercisable at a price of $.01 per share ("Subordinated Notes"). The Convertible Notes were deemed non-substantive due to the similarities between the two debt instruments. As such, the allocated fair value of the warrants was accounted for as a discount of $1,826 at the time of issuance of the Convertible Notes and was being amortized to interest expense over the term of these notes. As the warrants enabled the holders to put the warrants to the Company at fair value for cash at any time after February 1, 2011, the warrants were considered liability instruments under SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("SFAS No. 150") and recorded at fair value as determined by management. For the period February 1, 2006 to December 31, 2006 and the year ended December 31, 2007, the change in the fair value of the warrants was $4,674 and $5,190, respectively, and a corresponding expense for the increase in fair market value was recorded in the consolidated statement of operations within other (loss) income. As discussed in Note 18, the common stock warrants were exercised by TA Associates in January 2008. The Convertible Notes were converted to the Subordinated Notes on June 28, 2007. Upon conversion, the Company then immediately paid in full the unpaid principal balance of the Subordinated Notes, all accrued interest and a 4% early redemption premium of $800. The balance of the unamortized debt discount of $1,388 from the issue of the Convertible Notes and the redemption premium of $800 were charged to loss on extinguishment of debt in June 2007 in connection with recording the note redemption.

        Other Note Payable—In connection with the acquisition of iRM discussed in Note 3, the Company assumed approximately $751 in note payables. As of December 31, 2007, the Company has

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

9. NOTE PAYABLE (Continued)

approximately $470 of the principal amount outstanding which matures in 2011. On December 24, 2003, the Company entered into a $4,373 promissory note payable to Coral Energy Holding, L.P. On October 20, 2005, the Company paid all unpaid principal and unpaid accrued interest to satisfy the promissory note.

        At December 31, 2007, annual maturities of long-term debt during the next five years are as follows:

2008	$5,000
2009	6,250
2010	10,750
2011	470
2012	—

$22,470

10. SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

        Each share of Series A redeemable convertible preferred stock ("Series A Preferred") is convertible at any time into one share of common stock, subject to adjustment. As of December 31, 2007, the conversion was not subject to an adjustment and was a one-for-one conversion (16,248,136 shares as of December 31, 2007). The conversion rate initially is equal to the original issue price divided by the conversion price where the conversion price is set to the original issue price. The conversion price is adjusted for issuances of rights, options or convertible securities; termination of options or convertible securities; stock dividends; and other issuances or sales.

        Each share of Series A Preferred is entitled to such dividends as may be declared with respect to one share of common stock. The Series A Preferred has a liquidation preference of $2.7695 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, and similar transactions, plus any dividends which were declared and not paid. Upon the occurrence of a liquidity event, the holders of not less than two-thirds of the outstanding shares of Series A Preferred may elect to have all of the Series A Preferred liquidated by the Company for the liquidation preference. A liquidity event is defined as (i) any merger or consolidation of the Company with or into another company in which less than a majority of the outstanding voting power of the surviving or consolidated company immediately following such event is held by persons or entities who were stockholders of the Company immediately prior to such event; (ii) any sale, license or transfer of all or substantially all of the consolidated properties and assets of the Company and its subsidiaries; (iii) any acquisition by any person or group other than any investment fund managed by TA Associates or its affiliate of beneficial ownership of a majority of the outstanding capital stock of the Company (whether or not newly issued shares); and

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

10. SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK (Continued)

(iv) any other change of control of 50% or more of the outstanding voting power of the Company other than pursuant to the Major Stockholder Contribution and Exchange Agreement dated on or about January 31, 2006.

        At any time after June 30, 2011, the holders of not less than two-thirds of the outstanding shares of Series A Preferred may elect to have all of the Series A Preferred redeemed by the Company for cash in an amount of $45 million which is equal to the liquidation preference at the time of redemption. This right terminates upon the occurrence of any liquidity event, as defined above.

        Each outstanding share of Series A Preferred is entitled to a number of votes equal to the number of shares of common stock into which the share of Series A Preferred is convertible. The holders of the Series A Preferred may elect two members to the Board of Directors.

11. STOCKHOLDERS' EQUITY

        Common Stock—Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors.

        Common Stock Warrants—As discussed in Note 9, in connection with the issuance of Senior Subordinated Convertible Notes, the Company issued warrants to purchase 955,773 shares of common stock of which all were outstanding and had a fair value of $11,689 as of December 31, 2007. The warrants have an exercise price of $.01 per share and expire on June 28, 2016.

        The terms of the warrants state that the holder of the warrants can exchange the warrants for common shares in an amount determined by a formula stipulated in the warrant agreements or they can exchange the warrants for common shares without making payment to the Company for the exercise price of the warrant. In addition, the warrants contain a put right such that at any time after the earlier of (i) a Liquidity Event (as defined in the agreements), (ii) the first firm commitment underwritten public offering of common stock and (iii) February 1, 2011, the holder may require that the Company purchase this warrant for cash in whole at the redemption price (defined as the fair market value as determined by an appraiser and based upon an independent valuation of the Company).

        In accordance with the requirements of FASB Staff Position 150-1, Issuer's Accounting for Freestanding Financial Instruments Composed of More Than One Option or Forward Contract Embodying Obligations under FASB Statement No. 150, and SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, the Company has classified such warrants as a liability in the accompanying consolidated balance sheets and marks the warrants to fair value at

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

11. STOCKHOLDERS' EQUITY (Continued)

each reporting date with the change in fair value reflected in the accompanying consolidated statements of operations. See Note 18 for subsequent exercise of the warrants.

        Treasury Stock—The Company purchased 23,496 and 1,839 shares of the Company's common stock for an average price of $2.42 and $2.53 from current and non-employees for the year ended December 31, 2005, and for the period ended January 1, 2006 to January 31, 2006, respectively.

        For the year ended December 31, 2005, and for the period ended January 1, 2006 to January 31, 2006, no grants were issued of the Company's stock from treasury.

        Stock Option and Grant Plan—Successor (Period February 1, 2006 Through December 31, 2006 and Year Ended December 31, 2007)—In connection with the Recapitalization, the Company adopted a new equity-based compensation plan known as the 2006 Stock Option and Grant Plan (the "Plan"). The Plan authorizes equity awards to be granted for up to 5,225,000 shares of the Company's common stock, pursuant to which officers, employees, directors, consultants and other key persons to the Company are eligible to receive stock options, restricted stock and unrestricted stock. During the period February 1, 2006 through December 31, 2006, and during the year ended December 31, 2007 the Company granted stock options to purchase 675,000 and 2,262,500 shares, respectively, of common stock of the Company. The stock options are granted for a term of 10 years and vest in accordance with the service period. During the period February 1, 2006 through December 31, 2006, the Company granted 1,835,000 shares of restricted stock. During the year ended December 31, 2007, the Company did not grant shares of restricted stock. The restricted stock vests 20% on the first anniversary date of the grant following the date of grant and then vests in increments of 5% at the end of each quarterly period following the anniversary date. As of December 31, 2007, 879,900 unvested shares of restricted stock held by certain key members of management were cancelled. Subsequent to December 31, 2007 and through May 12, 2008, 178,750 additional unvested shares of restricted stock held by additional key members of management were cancelled. The same key management from both cancellations was issued replacement awards for an equivalent amount of restricted stock with a equivalent vesting period. See Note 18 for additional information.

        The fair value of the stock options and restricted stock granted for the period February 1, 2006 through December 31, 2006 and year ended December 31, 2007, was estimated on the date of the grants using the Black-Scholes option pricing model. For the period February 1, 2006 through December 31, 2006, a risk-free interest rate of 4.6%, an expected option term of 6.4 years, a dividend yield of 0% and volatility factor of 55.8% to 62.5% each were used in the model for both the stock options and restricted stock. For the year ended December 31, 2007, a risk-free interest rate of 3.6% to 5.0%, an expected option term of 6.0 to 6.4 years, a dividend yield of 0% and volatility factor of 40.4% to 46.1% each were used in the model for the stock options.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

11. STOCKHOLDERS' EQUITY (Continued)

        The expected life represents the period that the Company's stock based compensation awards are expected to be outstanding. With the adoption of SFAS No. 123R on January 1, 2006, the Company began to use a simplified method provided in Staff Accounting Bulletin No. 107 ("SAB No. 107") which averages an award's weighted average vesting period and contractual term for "plain vanilla" share options. Under SAB No. 107, options are considered to be "plain vanilla" if they have the following basic characteristics: granted "at the money;" the exercise is conditioned upon service through the vesting period; termination of service prior to vesting results in forfeiture; limited exercise period following termination of service; and options are non-transferable. The Company believes that all options issued during the period February 1, 2006 and December 31, 2006 and for the year ended December 31, 2007 qualified for the "plain vanilla" method. The expected volatility was estimated by analyzing the historic volatility of comparable publicly traded companies. In determining volatility, the Company used an estimate based on comparisons to other similar companies rather than use the minimum value method. No dividend payouts were assumed as the Company has not historically paid, and is not anticipated to pay dividends going forward. The risk free rate of return reflects the weighted average interest rate offered for zero coupon treasury bonds over the expected term of the options.

        The adoption of SFAS No. 123R had no impact on the Company's historical cash flows. For the period February 1, 2006 through December 31, 2006, the Company recorded non-cash stock compensation expense of $40 and $644 for the stock options and restricted stock, respectively. For the year ended December 31, 2007, the Company recorded non-cash stock compensation expense of $600 and $619 for the stock options and restricted stock, respectively.

        A summary of stock options under the Plan as of December 31, 2007, and changes during the year ended December 31, 2007, is presented below:

	Shares	Weighted Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding—January 1, 2007	670,000	$2.18
Granted	2,262,500	10.92
Exercised	(20,000)	1.82
Cancelled	(173,000)	8.45

Outstanding—December 31, 2007	2,739,500	$9.00	9.20	$24,656

Exercisable—December 31, 2007	290,769	$4.04	8.13	$1,175

As of December 31, 2007, the Company expects all unvested stock options to vest.

        The weighted-average grant-date fair value of options granted for the period February 1, 2006 to December 31, 2006, and the year ended December 31, 2007 was $1.33 and $5.21, respectively. The total intrinsic value of options exercised during the years ended December 31, 2007 was $36. There were no options exercised during the period February 1, 2006 to December 31, 2006.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

11. STOCKHOLDERS' EQUITY (Continued)

        The following table represents all stock option grants from January 1, 2005 through December 31, 2007:

Grant Date	Number of Options Granted	Exercise Price at Grant Date
March 1, 2006	625,000	$1.92
September 20, 2006	50,000	$4.85
July 16, 2007	240,000	$8.77
August 13, 2007	660,000	$10.57
December 17, 2007	1,237,500	$11.36
December 17, 2007*	125,000	$12.50

    *
    The options to purchase 125,000 shares of our common stock were granted to the Company's Executive Chairman with an exercise price above fair value in accordance with the requirements for grants to a significant stockholder.

        A summary of restricted stock under the Plan as of December 31, 2007, and changes during the year ended December 31, 2007, is presented below:

	Shares	Weighted Average Grant Value
Outstanding—January 1, 2007	1,835,000	$2.06
Granted	—	—
Cancellations	(999,900)	2.17

Outstanding—December 31, 2007	835,100	$1.92

        A summary of the status of the Company's nonvested restricted shares as of December 31, 2007, and changes during the year ended December 31, 2007, is presented below:

	Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2007	1,835,000	$2.06
Granted	—	—
Vested	(537,400)	1.92
Cancelled	(999,900)	2.17

Nonvested at December 31, 2007	297,700	$1.92

        As of December 31, 2007, there was $12,889 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.6 years. No shares vested during the period February 1,

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

11. STOCKHOLDERS' EQUITY (Continued)

2006 to December 31, 2006. The total fair value of shares vested during the year ended December 31, 2007 was $1,609.

        Predecessor (Year Ended December 31, 2005, and Period January 1, 2006 Through January 31, 2006) —In December 1995, the Board of Directors and the stockholders of the Company adopted the 1995 Stock Option Plan (the "Plan"), covering up to 4,000,000 of the Company's common shares, pursuant to which key employees, directors and consultants to the Company are eligible to receive stock options. The Compensation Committee of the Board of Directors administers the Plan and determines the terms and conditions of options granted, including the exercise price. Stock options may be granted for a period of 10 years. Stock option grants must be granted at an exercise price that is not less than the fair market value per share at the date of grant and the exercise price must not be less than 110% of the fair market value per share at the date of grant for grants to persons owning more than 10% of the voting stock of the Company. The Company is subject to a compensation charge under APB 25 if stock options are granted at an exercise price below fair market value. Options are granted for a term of 10 years and vest in accordance with the documented vesting schedule. All options granted prior to 1999 were granted on December 31 of the respective year and immediately vested 25% with the balance vesting in 25% increments each December 31. All options granted in 1999 vest in accordance with the satisfactory achievement of objectives and determinable individual Management Objectives (2 to 6 objectives per optionee) or after the passage of time. All options granted subsequent to 1999 vest in 25% increments on the anniversary date of the option's grant following the year of grant. In management's opinion, all stock options were granted at or above the fair market value of the Company's common stock at the dates of grant. Stock option activity is as follows:

	Year Ended December 31, 2005		Period From January 1, 2006 Through January 31, 2006
	Amount	Weighted Average Exercise Price	Amount	Weighted Average Exercise Price
Outstanding—beginning of year	3,497,476	$1.84	2,919,171	$2.08
Exercised	(550,000)	0.50	(1,126,075)	2.06
Cancelled	(28,305)	2.34	—	—

Outstanding—end of year	2,919,171	$2.08	1,793,096	$2.09

        As discussed in Note 3, the majority of the outstanding options at the end of the period January 31, 2006, were recorded as a component of the purchase price of the Recapitalization and 25,000 options were assumed in the Recapitalization.

        Equity Ownership Plan—In December 1998, the Company adopted an Equity Ownership Plan, which allows employees to defer a portion of their annual cash bonus compensation by obtaining credits ("ownership credits") based on the fair value of the Company's common stock at the time of

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

11. STOCKHOLDERS' EQUITY (Continued)

deferral. These ownership credits are convertible into a fixed number of common shares based on the value of the Company's common stock at the time of deferral, and can be converted into shares of common stock at the earlier of five years or a liquidity event, as defined. The Company purchased 79,518 ownership credits in lieu of converting into shares of common stock for the year ended December 31, 2005. Approximately 112,000 ownership credits were outstanding at December 31, 2005.

        In connection with the Recapitalization described in Note 1, the Company repurchased the remaining ownership credits for cash on February 1, 2006. Accordingly, the Company recorded compensation expense of approximately $266 related to the revaluation of the ownership credits during 2005 to reflect the expected repurchase of the ownership credits as of December 31, 2005.

12. EARNINGS PER SHARE

        The Company follows SFAS No. 128 Earnings Per Share ("SFAS 128") in calculating earnings per share. Basic earnings per share are computed by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding and is computed using the two class method as the Series A Preferred is considered a participating security under SFAS 128 because they are entitled to share equally in dividends. As such, there is no difference between earnings per common share and Series A Preferred as they are entitled to share in dividends equally. Diluted earnings per share is computed by dividing net income attributable to common stockholders by the diluted weighted average number of common shares outstanding. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised, vested or converted into common stock excluding anti-dilutive shares.

        In computing earnings per share for the year ended December 31, 2005 and the period January 1, 2006 to January 31, 2006 (Predecessor), the period ended February 1, 2006 to December 31, 2006 and the year ended December 31, 2007 (Successor), a reconciliation of basic and diluted number of common shares outstanding are as follows:

	Predecessor		Successor
	Year Ended December 31, 2005	Period from January 1, 2006 to January 31, 2006	Period from February 1, 2006 to December 31, 2006	Year Ended December 31, 2007
Basic number of weighted average common shares outstanding	22,781,070	23,466,862	4,423,652	4,915,852
Effect of dilutive securities:
Stock Options	1,795,352	1,653,715	346,003	552,753
Restricted Stock	—	—	1,830,673	1,063,059
Ownership Credits	32,128	44,739	—	—

Diluted number of weighted average common shares outstanding	24,608,550	25,165,316	6,600,328	6,531,664

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

12. EARNINGS PER SHARE (Continued)

        The weighted average shares outstanding for Series A Preferred Basic and Diluted Basis are the same as there are no dilutive Preferred Securities.

        Options to purchase 50,000 and 1,362,500 common shares during the period February 1, 2006 to December 31, 2006 and year ended December 31, 2007 (Successor), respectively, were anti-dilutive and were therefore excluded from the computation of diluted earnings per share.

13. EMPLOYEE BENEFIT PLANS

        The Company maintains a defined contribution plan under Section 401(k) of the Internal Revenue Code. Under the plan, employees may elect to defer a portion of their compensation up to Internal Revenue Code limits. The plan allows for the Company to make discretionary contributions.

        The Company's contributions were approximately $595 for the year ended December 31, 2005, $93 for the period January 1, 2006 through January 31, 2006, $608 for the period February 1, 2006 through December 31, 2006, and $958 for the year ended December 31, 2007 respectively.

        Prior to the Recapitalization, the Company maintained a non-qualified deferred compensation plan for key employees. Under the plan, employees could elect to defer a portion of their compensation and also allowed for the Company to make discretionary contributions. No discretionary contributions were made for the one month period ended January 31, 2006, and the year ended December 31, 2005. On January 31, 2006, the total balance of $545 was paid to key employees.

        In addition, prior to the Recapitalization, the Company maintained a stock bonus plan, that was established effective January 1, 2003. Under the plan, the Company provided eligible employees and eligible employees of subsidiaries the opportunity to share in the growth of the Company through ownership of the Company's stock. The Company made no contributions for the year ended December 31, 2005, and for the period January 1, 2006 to January 31, 2006. The plan was discontinued in connection with the Recapitalization.

14. SEGMENT REPORTING

Operating Segments

        The Company follows SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Based on the Company's integration and management strategies, the Company leverages common development, support and client coverage teams to create, produce and license financial and commodity trading applications to various types of organizations worldwide. On this basis, the Company has determined that it operates in a single business segment.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

14. SEGMENT REPORTING (Continued)

Geographic Information

        The following table summarizes revenue for the year ended December 31, 2005, the period January 1, 2006 to January 31, 2006 (Predecessor), the period February 1, 2006 to December 31, 2006, and the year ended December 31, 2007 (Successor) on a percentage basis:

	Predecessor		Successor
	Year Ended December 31, 2005	Period From January 1, to January 31, 2006	Period From February 1, to December 31, 2006	Year Ended December 31, 2007
Americas	46	46	54	52
EMEA (Europe, Middle East and Africa)(1)	49	53	43	46
Asia and Australia	5	1	3	2

	100%	100%	100%	100%

(1)
For the year ended December 31, 2005, the period January 1, 2006 to January 31, 2006 (Predecessor), the period February 1, 2006 to December 31, 2006, and the year ended December 31, 2007 (Successor), EMEA revenue includes revenue attributable to the United Kingdom of 34%, 14%, 25% and 13%, and Germany of 15%, 39%, 18% and 25%, respectively.

        The Company attributes revenue to an individual country based upon location of the office responsible for the customer relationship. Substantially all of the Company's long-lived assets are located in the United States.

15. COMMITMENTS

        Leases—The Company is obligated under noncancellable operating leases covering office facilities through 2016. For those leases that have escalation clauses, the Company has recorded rent expense on a straight-line basis. Future minimum lease commitments are as follows:

2008	$3,065
2009	2,500
2010	2,394
2011	2,415
2012	2,165
Thereafter	6,136

$18,675

        Rent expense was approximately $2,671, $220, $2,767 and $3,922 for the year ended December 31, 2005, the period January 1, 2006 to January 31, 2006, the period February 1, 2006 to December 31, 2006, and year ended December 31, 2007, respectively.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

15. COMMITMENTS (Continued)

        The Company has employment agreements for certain executive officers extending through March 2010. These agreements have a rolling term of one year and specify the executive's current compensation, benefits and perquisites, the executive's entitlements upon termination of employment, and other employment rights and responsibilities. As of May 12, 2008, the estimated total future cash charges was approximately $1,050.

16. RELATED-PARTY TRANSACTIONS

        On December 27, 2005, the Company advanced a total of $5,000, which bore interest at a rate of 5.0% per annum, to a majority stockholder of the Company which was subsequently satisfied due to the Recapitalization. During the period January 1, 2006 through January 31, 2006, the Company loaned key management approximately $2,320 for the exercise of stock options that was subsequently satisfied due to the Recapitalization. During the period February 1, 2006 through December 31, 2006, the Company loaned key management approximately $1,200 for payroll taxes associated with restricted stock grants which is classified as notes receivable on the consolidated balance sheet. See Note 11 for additional information. The balance in notes receivable as of December 31, 2007 was repaid in full during the first quarter of 2008.

17. RESTATEMENT

        Subsequent to the issuance of the Company's 2006 consolidated financial statements, the Company determined that the consolidated financial statements for the year ended December 31, 2005, the period January 1, 2006 to January 31, 2006 (Predecessor), the period February 1, 2006 to December 31, 2006 (Successor), as of December 31, 2006 contained errors related to the items described below.

        In accordance with the requirements of FASB Staff Position 150-1, Issuer's Accounting for Freestanding Financial Instruments Composed of More Than One Option or Forward Contract Embodying Obligations under FASB Statement No. 150, and SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, the Company should have recorded an original issue discount and allocated a portion of the proceeds from the Convertible Notes issued in connection with the Recapitalization to warrants at the time of issuance (See Notes 3 and 9). As such, the Convertible Notes should have been recorded at a discount and the discount should have been amortized through interest expense over the term of the agreement. In addition, the liability associated with the warrants should have been marked to fair value at each reporting date. The Company previously allocated all of the debt proceeds to the Convertible Notes. Therefore, prior period amounts were restated, including an increase in the warrant liability of $6,499 a decrease to the note payable of $1,543 (to account for the discount at the date of issuance net of interest accreted through December 31, 2006) at December 31, 2006, an increase in change in fair value of warrants and an increase in interest expense of $4,674 and $283, respectively, for the period February 1, 2006 to December 31, 2006.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

17. RESTATEMENT (Continued)

        In addition, the Company determined that it had improperly recorded a deferred rent liability and had improperly accounted for other transaction related costs related to certain long term incentive arrangements funded by a principal stockholder (see Note 3) in connection with the Recapitalization. As a result of this restatement, goodwill decreased, deferred rent liability decreased and additional paid in capital increased by $625, $813 and $972, respectively, as of December 31, 2006 and cost of revenues, operating expenses and other transaction related costs increased by $91, $73 and $972, respectively, for the period February 1, 2006 to December 31, 2006.

        The Company also determined that it had not followed the provisions of SFAS No. 116, Accounting for Contributions Received and Contributions Made for an unconditional promise to give during the period February 1, 2006 to December 31, 2006. As a result, the Company recorded an increase to operating expenses of $750 for the period February 1, 2006 to December 31, 2006 and an increase to accrued expenses of $750 as of December 31, 2006.

        The restatement also reflects the effect of a correction related to a reserve for state sales tax nexus issues that was previously determined to be immaterial. This resulted in an increase in operating expenses of $676 and a decrease of $270 in the provision for income taxes for the year ended December 31, 2005, an increase in goodwill of $406 and an increase in accrued expenses of $469 at December 31, 2006 and a decrease in operating expenses of $207 for the period February 1, 2006 to December 31, 2006, respectively.

        The Company determined that certain short term investments should have been classified as cash and cash equivalents. As a result, the Company recorded an increase in cash and cash equivalents and a reduction of short term investments of $5,143, respectively, as of January 31, 2006 and an increase in cash and cash equivalents and a reduction of short term investments of $7,000, respectively, as of December 31, 2006. This also resulted in corrections to investing activities and cash and cash equivalents in the Company's consolidated statements of cash flows.

        As a result of the impact of the items discussed above, the consolidated financial statements as of December 31, 2006 and for the period February 1, 2006 to December 31, 2006 were also corrected to adjust the income tax provision and related deferred tax accounts as well as to correct for a deduction taken for stock compensation to employees during the period February 1, 2006 to December 31, 2006 and other classification errors within deferred tax balance sheet accounts. As a result, the provision for income taxes was decreased by $840 for the period February 1, 2006 to December 31, 2006 and total deferred tax assets increased, total deferred tax liabilities decreased and accounts payable and accrued expense was increased by $1,623, $34 and $900, respectively, as of December 31, 2006.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

17. RESTATEMENT (Continued)

        The following is a summary of the effects of the restatement:

	As Previously Reported	As Restated
For the year ended December 31, 2005:
General and administrative	$7,871	$8,547
Total operating expenses	32,401	33,077
Income from operations	14,506	13,830
Income before provision for income taxes	13,811	13,135
Provision (benefit) for income taxes	4,680	4,409
Net income	9,132	8,726
For the year ended December 31, 2005:
Cash Flows from Operating Activities
Net income	9,132	8,726
Deferred income taxes	156	(114)
Accounts payable and accrued expenses	4,839	5,515
For the period January 1, 2006 to January 31, 2006:
Cash Flows from Investing Activities
Sales (purchases) of investments	1,446	6,590
Cash flows (used in) provided by investing activities	(901)	4,242
Net increase in cash and cash equivalent	8,570	13,713
Cash and cash equivalents (end of period)	27,276	32,419
For the period February 1, 2006 to December 31, 2006:
Cost of professional services(1)	23,774	23,835
Cost of license revenues(1)	—	475
Cost of maintenance	9,446	9,002
Total cost of revenues	38,860	38,952
Gross profit	44,762	44,670
Research and development	16,194	16,240
Selling and marketing	9,892	9,903
General and administrative	8,077	8,636
Other transaction related costs	$3,419	$4,391
Total operating expenses	42,110	43,698
Income from operations	2,652	972
Interest expense	(3,630)	(3,914)
Change in fair value of warrants	—	(4,674)
Total other (loss) income	(1,777)	(6,734)
Income (loss) before provision for income taxes	875	(5,761)
Provision (benefit) for income taxes	452	(387)
Net income (loss)	423	(5,374)

    (1)
    During the year ended December 31, 2007, the Company began to classify cost of license revenue as a separate component of cost of revenues. Previously, such costs were included in cost of professional fees and were not material.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

17. RESTATEMENT (Continued)

	As Previously Reported	As Restated
For the period February 1, 2006 to December 31, 2006
Cash Flows From Operating Activities:
Net income (loss)	$423	$(5,374)
Deferred income taxes	(3,200)	(4,857)
Change in deferred rent	27	(786)
Change in fair value of warrants	—	4,674
Interest charges related to discount of debt	—	283
Accounts payable and accrued expenses	1,904	4,023
Net cash provided by operating activities	15,805	14,614
Cash Flows From Investing Activities:
Acquistion of Open Link Financial, Inc.	(101,410)	(101,191)
Sales (purchases) of investments	(6,875)	(5,020)
Net cash used in investing activities	(100,449)	(98,372)
Cash Flows From Financing Activities:
Capital contribution	—	972
Net cash provided by financing activities	84,942	85,914
Net increase in cash and cash equivalents	770	2,627
Cash and cash equivalents—beginning of year	27,276	32,419
Cash and cash equivalents—end of year	28,046	35,046
At December 31, 2006:
Cash and cash equivalents	28,046	35,046
Short term investments	14,021	7,021
Deferred tax asset (current)	—	1,521
Total current assets	68,334	69,855
Goodwill	$73,846	$73,627
Deferred tax asset (non-current)	146	247
Total assets	179,418	180,821
Accounts payable and accrued expenses	20,693	22,812
Warrant liability	—	6,499
Deferred tax liability (current)	644	900
Total current liabilities	47,601	56,476
Note payable	36,000	34,457
Deferred tax liability	13,656	13,366
Other liabilities	1,011	198
Total liabilities	98,268	104,497
Series A redeemable convertible preferred stock(2)	16	45,000
Additional paid in capital(2)	80,167	36,155
Accumulated deficit	423	(5,374)
Total shareholders' equity(2)	81,149	31,324
Total	179,418	180,821

    (2)
    The Company previously recorded the Series A redeemable convertible preferred stock as a component of permanent equity. In anticipation of becoming a registrant under the rules of the Securities and Exchange

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED
DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006
(PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR)
(In thousands except for share and per share data unless otherwise noted)

17. RESTATEMENT (Continued)

      Commission, the Company reclassified such Series A redeemable convertible preferred stock as temporary equity in accordance with the provisions of EITF Topic D-98, Classification and Measurement of Redeemable Securities and Rule 5-02.28 of Regulation S-X. Such guidance requires preferred securities that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (1) at a fixed or determinable price on a fixed or determinable date, (2) at the option of the holder, or (3) upon the occurrence of an event that is not solely within the control of the issuer (See Note 10).

18. SUBSEQUENT EVENTS

        On January 31, 2008, the Company received proceeds of $10 from the exercise of warrants to purchase shares of common stock, in which 955,773 shares of common stock were issued. Accordingly, the related warrant liability was written off and the fair value of the warrants were accounted for as an increase to additional paid in capital. The Company has no additional outstanding warrants.

        In connection with the modification of 1,058,650 shares of restricted stock to certain key members of management in the first quarter of 2008, the Company agreed to pay the applicable withholding tax as well as the incremental taxes on such payments. This is expected to result in the recognition of a one-time cash compensation expense of $7.8 million in the first quarter of 2008, the net tax benefit of which will be recorded through additional paid in capital.

*    *    *    *    *    *

 OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2008

(UNAUDITED)

(In thousands, except share amounts)

June 30, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$32,744
Accounts receivable, net of allowance for doubtful accounts of $667	40,226
Notes receivable	77
Prepaid expenses and other current assets	5,106
Restricted cash	1,054
Deferred tax asset	939

Total current assets	80,146
PROPERTY AND EQUIPMENT—Net	3,979
GOODWILL	78,808
IDENTIFIABLE INTANGIBLES—Net	18,503
LONG TERM INVESTMENTS	4,550
OTHER ASSETS—Net	403
DEFERRED TAX ASSET	350

TOTAL	$186,739

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$22,010
Current portion of note payable	6,000
Deferred tax liability	830
Deferred income	29,302

Total current liabilities	58,142
NOTE PAYABLE	14,523
DEFERRED TAX LIABILITY	8,055
OTHER LIABILITIES	1,685

Total liabilities	82,405

COMMITMENTS
SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK, $.001 par value, 16,248,136 shares authorized; 16,248,136 shares issued and outstanding	45,000

STOCKHOLDERS' EQUITY:
Common stock, $.001 par value, 27,000,000 shares authorized; 6,169,778 shares issued and outstanding	6
Additional paid-in capital	54,577
Accumulated earnings	2,584
Accumulated other comprehensive income	2,167

Total stockholders' equity	59,334

TOTAL	$186,739

See notes to unaudited condensed consolidated financial statements.

 OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2008

(UNAUDITED)

(In thousands, except per share amounts)

	Six Months Ended June 30,
	2007	2008
REVENUES:
License	$21,573	$27,032
Professional services	30,210	41,397
Maintenance	17,162	21,439

Total revenues	68,945	89,868

COST OF REVENUES:
Cost of license revenues	581	464
Cost of professional services	18,715	24,719
Cost of maintenance	5,615	6,981
Amortization expense	3,401	3,351

Total cost of revenues	28,312	35,515

GROSS PROFIT	40,633	54,353

OPERATING EXPENSES:
Research and development	12,034	18,776
Selling and marketing	8,115	12,074
General and administrative	6,699	10,690
Amortization expense	2,730	2,747
Other transaction related costs	742	568

Total operating expenses	30,320	44,855

INCOME FROM OPERATIONS	10,313	9,498

OTHER (LOSS) INCOME:
Interest income	370	471
Interest expense	(2,040)	(784)
Foreign exchange income	144	1,011
Loss on extinguishment of debt	(2,188)	—
Change in fair value of warrants	(3,593)	—
Other income—net	491	549

Total other (loss) income	(6,816)	1,247

INCOME BEFORE PROVISION FOR INCOME TAXES	3,497	10,745
PROVISION FOR INCOME TAXES	2,914	4,247

NET INCOME	$583	$6,498

INCOME PER SHARE:
Basic
Common Stock	$0.03	$0.31

Series A Convertible Preferred Stock	$0.03	$0.31

Diluted
Common Stock	$0.03	$0.28

Series A Convertible Preferred Stock	$0.03	$0.28

See notes to unaudited condensed consolidated financial statements.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2008

(UNAUDITED)

(In thousands, except share amounts)

	Common Stock				Accumulated Other Comprehensive (Loss) Income
			Additional Paid-In Capital	Retained (Deficit) Earnings		Total Stockholders' Equity
	Shares	Amount
BALANCE—January 1, 2008	4,974,802	$5	$38,566	$(3,914)	$1,459	$36,116

Net income	—	—	—	6,498	—	6,498
Foreign currency translation adjustment	—	—	—	—	708	708

Comprehensive income						7,206

Exercise of stock options	5,000	—	10	—	—	10
Vesting of stock options	—	—	1,238	—	—	1,238
Issuance of restricted common stock	234,203	—	—	—	—	—
Vesting of restricted stock	—	—	330	—	—	330
Tax benefit associated with restricted stock	—	—	2,205	—	—	2,205
Capital contribution	—	—	530	—	—	530
Exercise of warrants	955,773	1	11,698	—	—	11,699

BALANCE—June 30, 2008	6,169,778	$6	$54,577	$2,584	$2,167	$59,334

See notes to unaudited condensed consolidated financial statements.

 OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2008

(UNAUDITED)

(In thousands)

	Six Months Ended June 30,
	2007	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$583	$6,498
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	762	950
Amortization of intangibles	6,131	6,098
Deferred income taxes	(1,281)	285
Bad debt provision	24	24
Change in deferred rent	85	301
Stock compensation expense	99	1,238
Restricted stock compensation expense	377	330
Excess tax benefit associated with restricted stock units	(136)	(2,205)
Change in fair value of warrants	3,593	—
Interest charges related to discount of debt	154	—
Loss for early extinguishment of debt	2,188	—
Changes in operating assets and liabilities:
Accounts receivable	(5,716)	(4,561)
Prepaid expenses and other current assets	248	266
Other assets	117	56
Accounts payable and accrued expenses	(4,370)	(6,275)
Deferred income	(2,639)	(130)

Net cash provided by operating activities	219	2,875

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of iRM GmBH, net of cash acquired	(9,176)	—
Collections of notes receivable	7	903
Purchases of property and equipment	(871)	(1,701)
Change in restricted cash	1,060	1,021
Sales of investments	10,102	1,854
Purchases of investments	(8,238)	(50)

Net cash (used in) provided by investing activities	(7,116)	2,027

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	10,100	—
Repayment of borrowings	(20,783)	(2,000)
Payment of early redemption premium	(800)	—
Payment for deferred offering costs	—	(911)
Capital contribution	520	530
Exercise of stock options and warrants	—	20
Repurchase of common stock	(31)	—
Excess tax benefit associated with restricted stock units	136	2,205

Net cash used in financing activities	(10,858)	(156)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	257	421

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(17,498)	5,167
CASH AND CASH EQUIVALENTS:
Beginning of period	35,046	27,577

End of period	$17,548	$32,744

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$1,619	$721

Cash paid for income taxes	$5,437	$2,428

Liabilities assumed for acquisition of iRM GmBH	$3,182	$—

See notes to unaudited condensed consolidated financial statements.

 OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2008, AND FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2008

(UNAUDITED)

(In thousands except for share and per share data unless otherwise noted)

1. ORGANIZATION AND BUSINESS

        Description of Business—Open Link Financial, Inc. and Subsidiaries (the "Company") is a provider of cross-asset trading, risk management and related operational and portfolio management software to participants in the global energy, commodities and financial markets. Since the Company's founding in 1992, the Company has provided a comprehensive suite of products to the Company's customers based on single core architecture. The Company's products automate the entire life cycle of the trading process, including front-office functions such as pre-trade analytics and position keeping, middle-office functions such as value-at-risk computations and scenario analysis, back-office functions such as settlement and accounting, and logistics functions such as delivery and scheduling across a wide variety of asset classes.

        Basis of Presentation—The accompanying unaudited condensed consolidated financial statements as of June 30, 2008 and for the six months ended June 30, 2007 and 2008 have not been audited and have been prepared by management on the same basis as our audited annual financial statements and, in our opinion reflect all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial information set forth therein. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") have been condensed or omitted, although we believe that the following disclosures, when read in conjunction with the audited consolidated financial statements and notes thereto as of December 31, 2007, are adequate to make the information presented not misleading. The condensed results of operations for the six months ended June 30, 2008 are not necessarily indicative of the results for the entire year ending December 31, 2008.

        The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Investments—The Company accounts for investments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. Management determines the appropriate classification of marketable securities at the time of purchase. In accordance with SFAS No. 115, investments that the Company has the intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost, adjusted for premiums and accretion of discounts to maturity, which approximates fair market value. Investments that the Company does not have the intent to hold to maturity are classified as available-for-sale and reported at fair market value. Unrealized gains and losses associated with available-for-sale investments are recorded in accumulated other comprehensive income in the accompanying consolidated balance sheets. The amortization of premiums, accretion of discounts, any realized gains and losses, declines in value judged to be other than temporary and interest and dividends are included in other (loss) income—net in the accompanying consolidated statements of operations for all available-for-sale

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 30, 2008, AND FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2008

(UNAUDITED)

(In thousands except for share and per share data unless otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

securities. The cost of securities sold is based on the specific identification method. For all periods presented, realized gains and losses were not material.

        At June 30, 2008, the Company had $4.6 million invested in auction rate securities, which are asset backed, long-term variable rate bonds, and categorized as available-for-sale. Investments in these securities are recorded at cost, which approximates fair value due to their variable interest rates, which typically reset every 7 or 28 days. As a result of the resetting variable rates, the Company had no cumulative gross unrealized or realized holding gains or losses from these investments.

        As a result of recent uncertainties in the global credit market, the Company was able to reduce some of its investment in auction rate securities as of August 6, 2008. The Company does not currently believe that the carrying value of its remaining investment in auction rate securities, which are rated AAA by Standard & Poor's and collateralized by student loans and backed by U.S. government-sponsored entities, to be impaired. However, if the credit rating of the security issuers deteriorates, the Company may be required to record an impairment charge on these investments. The Company does not believe the amount of any such charge would be material.

        Although the Company was able to sell $700 of these securities during the six months ended June 30, 2008 without a realized loss, the Company believes it is likely that auctions related to the remainder of these securities will continue to be limited in the near term. Unsuccessful auctions limit the short-term liquidity of these investments and therefore the Company has classified its $4.6 million investment in auction rate securities as a long-term investment on its consolidated balance sheet as of June 30, 2008. While recent failures in the auction process have affected the Company's ability to access these funds in the near term, it does not believe that the underlying securities or collateral have been affected. The Company expects to continue to earn interest at the prevailing rates on its auction rate securities.

        In accordance with Financial Accounting Standards Board ("FASB") Staff Position ("FSP") Nos. FAS 115-1 and FAS 124-1 The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments ("FSP 115-1"), the Company periodically reviews its marketable securities and determines whether the investments are other-than-temporarily impaired. If the investments are deemed to be other-than-temporarily impaired, the investments are written down to their then current fair market value.

        Changes to significant accounting policies since December 31, 2007 are as follows:

        New Accounting Pronouncements Adopted and Issued—On January 1, 2008, the Company adopted, without material impact on its consolidated financial statements, the provisions of Statement of Financial Accounting Standards ("SFAS") No. 157, Fair Value Measurement ("SFAS 157"), related to financial assets and liabilities and to nonfinancial assets and liabilities measured at fair value on a recurring basis. The Company also adopted without material impact the provisions of FSP No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and other Accounting Pronouncements that address Fair Value Measurement for Purposes of Lease Classification or Measurement under Statement 13, ("FSP 157-1") which amended SFAS 157 to exclude FASB Statement No. 13, Accounting for Leases ("SFAS 13"), and other accounting pronouncements that address fair value measurements for purposes

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 30, 2008, AND FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2008

(UNAUDITED)

(In thousands except for share and per share data unless otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

of lease classification or measurement under SFAS 13, except for assets acquired and liabilities assumed in a business combination that are required to be measured at fair value under SFAS No. 141, Business Combinations ("SFAS 141") or SFAS No. 141R, Business Combinations ("SFAS 141R") regardless of whether those assets and liabilities are related to leases.

        In February 2008, the FASB issued FSP No. FAS 157-2, Effective Date of FASB Statement No. 157 ("FSP 157-2"), which delayed the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. Beginning January 1, 2009, the Company will adopt the provisions for nonfinancial assets and nonfinancial liabilities that are not required or permitted to be measured at fair value on a recurring basis, which include those measured at fair value in goodwill impairment testing, indefinite lived intangible assets measured at fair value for impairment assessment, nonfinancial long-lived assets measured at fair value for impairment assessment, and those nonfinancial assets and nonfinancial liabilities initially measured at fair value in a business combination. The Company is currently assessing the impact of SFAS 157-2 on its consolidated financial statements.

        In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133 ("SFAS 161"), that expands the disclosure requirements of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 161 requires additional disclosures regarding: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under SFAS 133; and (3) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. In addition, SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives described in the context of an entity's risk exposures, quantitative disclosures about the location and fair value of derivative instruments and associated gains and losses, and disclosures about credit-risk-related contingent features in derivative instruments. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The Company does not expect the adoption of SFAS 161 to have a material impact on its consolidated financial statements.

        In April 2008 the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets ("FSP 142-3"). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP 142-3 is effective for the Company as of January 1, 2009, on a prospective basis, and early adoption is prohibited. The Company does not expect the adoption of FSP 142-3 to have a material impact on its consolidated financial statements.

3. ACQUISITIONS

        Other Transaction Related Costs—On February 1, 2006 the Company entered into a recapitalization transaction which was accounted for under the purchase method of business combination (the "Recapitalization"). During the six months ended June 30, 2007 and 2008, the Company recorded other transaction related costs of $742 and $568 respectively. These costs consisted of certain long-term compensation arrangements and related payroll taxes resulting from the Recapitalization. Such costs are expected to be paid out through May 2009.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 30, 2008, AND FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2008

(UNAUDITED)

(In thousands except for share and per share data unless otherwise noted)

3. ACQUISITIONS (Continued)

        iRM Acquisition—On January 12, 2007, the Company purchased 100% of Integriertes Ressourcen Management AG ("iRM"), an Austrian-based energy solution provider focused on energy asset optimizing and strategic planning, for approximately $9.2 million, net of cash acquired. iRM's solution portfolio includes structured procurement management (forecast, energy disposition, and asset management), optimization, and investment analysis and planning. The purpose of the acquisition was to broaden the types of services and products the Company could offer its clients. The acquisition of iRM has been accounted for under the purchase method of accounting and the operating results of iRM have been included in the Company's consolidated financial statements since the date of acquisition. The Company did not include pro forma financial information as the acquisition was not considered to be significant.

        The following table approximates the components of the purchase price:

Cash paid to stockholders	$11,476
Transaction costs	370

Total purchase price	$11,846

        The $370 of transaction costs included in the purchase price above relates to accounting, legal and other costs directly associated with the acquisition of iRM incurred by the Company.

        Under the purchase method of business combination accounting, the total purchase price was allocated to the Company's net tangible and identifiable intangible assets based on their estimated fair values determined by management as of January 12, 2007. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill, which is expected to be deductible for tax purposes.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 30, 2008, AND FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2008

(UNAUDITED)

(In thousands except for share and per share data unless otherwise noted)

3. ACQUISITIONS (Continued)

        The following table approximates the estimated fair values of assets acquired and liabilities assumed at the date of acquisition:

Cash and cash equivalents	$2,670
Accounts receivable	1,894
Short term investments	1,572
Prepaid expenses and other current assets	920
Property and equipment	417
Other assets	157
Developed technologies	1,987
Customer relationships	1,334
Tradename	819
Non-competition agreements	422
Goodwill	3,919

Total assets acquired	16,111

Accounts payable and accrued expenses	2,413
Loan Payable	751
Deferred tax liability	1,083
Other Liabilities	18

Total liabilities acquired	4,265

Total purchase price	$11,846

4. GOODWILL AND IDENTIFIABLE INTANGIBLES

        A summary of the intangible assets at June 30, 2008, is as follows:

	Amortization Period	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Developed technologies	3 years	$30,387	$23,919	$6,468
Customer relationships	7 years	8,934	3,024	5,910
Non-competition agreements	5 years	3,122	1,516	1,606

Total indentifiable intangibles—net		42,443	28,459	13,984
Trade name	Indefinite	4,519	—	4,519

		$46,962	$28,459	$18,503

        The Company amortizes identifiable intangible assets over periods that it believes approximate the related useful lives of those assets based upon estimated future operating results and cash flows of the underlying business operations. The weighted average life is 3.0 years for developed technologies, 6.6 years for customer relationships, 4.6 years for non-competition agreements and 3.5 years for total amortizable intangible assets. The Company closely monitors estimates of those lives, which could

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 30, 2008, AND FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2008

(UNAUDITED)

(In thousands except for share and per share data unless otherwise noted)

4. GOODWILL AND IDENTIFIABLE INTANGIBLES (Continued)

change due to many factors, including product demand, market conditions, technological developments, economic conditions and competition.

        Amortization expense was approximately $6,131 and $6,098, respectively for the six months ended June 30, 2007 and 2008.

        Goodwill changed during the six months ended June 30, 2008 as follows:

Balance at January 1, 2008	$78,873
Reduction in goodwill resulting from reversal of FIN 48 liability	(65)

Balance at June 30, 2008	$78,808

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts payable and accrued expenses as of June 30, 2008, consists of the following:

June 30, 2008
Accrued compensation and related payroll taxes	$14,271
Accrued income and related taxes	3,162
Accrued professional fees	514
Accounts payable	1,297
Accrued other expenses	2,766

Total	$22,010

6. INCOME TAXES

        The Company has provided income tax provisions on an interim basis based on its best estimate of the consolidated effective tax rates applicable for the entire year. For the six months ended June 30, 2007 and 2008, the effective tax rates were 83.33% and 39.35%, respectively, as a result of applying an estimated effective tax rate and giving effect to certain tax provision adjustments apart from the estimate of the Company's annual effective tax rate. The Company's income tax provision differs from the U.S. statutory federal income tax rate primarily due to state income taxes (net of federal tax benefit), foreign income tax rate differentials, non-deductible stock option expenses under SFAS No. 123R, Share-Based Payment ("SFAS No. 123R") and tax credits. The effective tax rate for the six month period ended June 30, 2007 was significantly higher primarily as the result of the change in the fair value of warrants (See Note 8) which is not deductible for tax purposes. The Company recorded excess tax benefits associated with the vesting of restricted stock of approximately $136 and $2,205, respectively, to additional paid-in-capital.

        The Company follows the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 ("FIN 48"). The total amount of unrecognized tax benefits at June 30, 2008 was approximately $1,458, inclusive of approximately $650 for penalties and interest.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 30, 2008, AND FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2008

(UNAUDITED)

(In thousands except for share and per share data unless otherwise noted)

6. INCOME TAXES (Continued)

        During the six months ended June 30, 2008, the Company reversed unrecognized tax benefits of $1,203 as a result of the settlement of an Internal Revenue Service ("IRS") audit of tax years 2006 and 2005 concluded in March of 2008 and filing of State Voluntary Disclosure Agreement. Of this amount, $65 was recorded as a reduction of goodwill.

        The Company believes it is reasonably possible that a decrease of $660 in its unrecognized tax benefit will occur within 12 months of June 30, 2008. Of this amount, approximately $373 relates to various income tax issues, for which the statute of limitation is expected to expire within 12 months from June 30, 2008, which will reduce goodwill if recognized.

        The Company recognizes potential interest and penalties related to unrecognized tax benefits in income tax expense. For six months ended June 30, 2007 and 2008 a total of approximately $58 and $39, respectively, was accrued for the payment of interest and penalties.

        A reconciliation of the beginning and ending amount of unrecognized gross tax benefits are as follows:

Balance at January 1, 2008	$2,011
Additions based on tax positions related to the current year	—
Additions for tax positions of prior year	—
Reductions for tax positions of prior year	(1,203)
Reductions due to lapse in statute of limitations	—

Balance at June 30, 2008	$808

        The Company is subject to taxation in the U.S. and various state and foreign jurisdictions. The Company and its subsidiaries federal, foreign and state income tax returns are generally subject to audit for all tax periods beginning in 2004 through the present year.

7. LINE OF CREDIT

        The Company maintains a revolving credit agreement with a maximum commitment of $5,000 and a maturity date of December 31, 2010. There were no outstanding balances at June 30, 2008, although $1,247 was committed against the revolving credit agreement to support standby letters of credit at June 30, 2008. During the six months ended June 30, 2007, $4.1 million was borrowed against the revolving credit agreement. During the six months ended June 30, 2008, there were no borrowings against the revolving credit agreement.

8. NOTE PAYABLE

        Senior Secured Term Loan—The Company maintains a term loan agreement with a principal amount of $23,500 and a maturity date of December 31, 2010. As of June 30, 2008, $20,000 of the principal amount was outstanding. Borrowings under the Company's term loan agreement bear interest at LIBOR (the rate at which US Dollar deposits with maturities of between one and six months, as selected by the Company are available in the London Interbank Market) plus spreads of between 1.50% and 2.50% per annum, depending on the Company's Leverage Ratio (the ratio of the

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 30, 2008, AND FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2008

(UNAUDITED)

(In thousands except for share and per share data unless otherwise noted)

8. NOTE PAYABLE (Continued)

Company's consolidated senior indebtedness to the Company's earnings before interest, taxes, depreciation, amortization and other adjustments, determined as set forth in the credit documentation), or, as selected by the Company, a Base Rate (the higher of the prime rate of Bank of America, and 1/2 of 1% per annum over the overnight Federal Funds rate) plus spreads of between 0.00% and 1.00% per annum, depending on the Company's Leverage Ratio. Based on the Leverage Ratio as of June 30, 2008, calculated in accordance with the term loan agreement, the applicable spreads are .50% and 1.75%, respectively. The remaining outstanding principal amount under the term loan is payable in ten quarterly installments, with the final installment due December 31, 2010, as follows: $1.5 million for the first five remaining installment; $1.75 million for each of the sixth and seventh remaining installments; $2 million for each of the eighth and ninth remaining installments; $5 million for the final installment.

        All obligations under the credit facility are collateralized by substantially all of the Company's U.S.-based assets, including all equity interests in the Company's U.S. subsidiaries and up to 65% of the equity interests in its non-domestic subsidiaries, but excluding all patents and patent rights, trademarks, service marks and trademark and service mark rights, copyrights and copyright registrations, and are guaranteed by the Company's U.S. subsidiaries (of which there are currently none). The senior secured term loan agreement contains a number of financial and non-financial covenants. The Company is not aware of any instances of non-compliance with such financial covenants at June 30, 2008.

        Subordinated Convertible Note—In February 2006, the Company entered into a Subordinated Convertible Note Purchase Agreement ("Note") with TA Associates. The Note consisted of two Senior Subordinated Convertible Notes ("Convertible Notes") with the aggregate original principal amounts of $19,608 and $392, for a total commitment of $20,000. The two Convertible Notes had an original maturity of December 31, 2011 and interest was payable on the unpaid principal amount at a rate of 12% per annum, payable in cash quarterly in arrears. The Convertible Notes were convertible into (i) two Subordinated Notes with the aggregate original principal amounts of $19,608 and $392, for a total commitment of $20,000 and an original maturity of December 31, 2011 with interest being payable on the unpaid principal amount at the rate of 12% per annum and (ii) redeemable common stock purchase warrants to purchase 937,032 and 18,741 shares of the Company's common stock, respectively, exercisable at a price of $.01 per share ("Subordinated Notes"). The Convertible Notes were deemed non-substantive due to the similarities between the two debt instruments. As such, the allocated fair value of the warrants was accounted for as a discount of $1,826 at the time of issuance of the Convertible Notes and was being amortized to interest expense over the term of these notes. As the warrants enabled the holders to put the warrants to the Company at fair value for cash at any time after February 1, 2011, the warrants were considered liability instruments under SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("SFAS No. 150") and recorded at fair value as determined by management. For the six months ended June 30, 2007, the change in the fair value of the warrants was $3,593, and a corresponding expense for the increase in fair market value was recorded in the consolidated statement of operations within other (loss) income. For the six months ended June 30, 2008 there was no change in the fair value of warrants.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 30, 2008, AND FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2008

(UNAUDITED)

(In thousands except for share and per share data unless otherwise noted)

8. NOTE PAYABLE (Continued)

        The Convertible Notes were converted to the Subordinated Notes on June 28, 2007. Upon conversion, the Company then immediately paid in full the unpaid principal balance of the Subordinated Notes, all accrued interest and a 4% early redemption premium of $800. The balance of the unamortized debt discount of $1,388 from the issue of the Convertible Notes and the redemption premium of $800 were charged to loss on extinguishment of debt in June 2007 in connection with recording the note redemption. The common stock warrants were exercised on January 31, 2008. The Company received proceeds of $10 from the exercise of the warrants and issued 955,773 shares of common stock were issued. Accordingly, the related warrant liability was extinguished and the fair value of the warrants was accounted for as an increase to additional paid in capital. As of June 30, 2008, the Company has no outstanding warrants.

9. STOCKHOLDERS' EQUITY

        Stock Option and Grant Plan—The Company maintains an equity-based compensation plan known as the 2006 Stock Option and Grant Plan (the "Plan"). The Plan authorizes equity awards to be granted for up to 5,225,000 shares of the Company's common stock, pursuant to which officers, employees, directors, consultants and other key persons to the Company are eligible to receive stock options, restricted stock and unrestricted stock. During the six months ended June 30, 2007 the Company did not grant stock options to purchase shares of common stock of the Company. During the six months ended June 30, 2008, the Company granted stock options to purchase 100,000 shares of common stock of the Company. The stock options are granted for a term of 10 years and vest in accordance with the service period.

        During the six months ended June 30, 2007 the Company did not grant shares of restricted stock. The restricted stock outstanding at June 30, 2007 vests 20% on the first anniversary date of the grant, following the date of grant and then vest in increments of 5% at the end of each quarterly period following the anniversary date.

        During 2007, 879,900 unvested shares of restricted stock held by certain key members of management were cancelled. During the six months ended June 30, 2008, 178,750 additional unvested shares of restricted stock held by additional key members of management were cancelled. During the six months ended June 30, 2008, the key management from both cancellations were issued replacement awards for an equivalent amount of restricted stock with a equivalent vesting period. In connection with the modification of these 1,058,650 shares of restricted stock the Company agreed to pay the applicable withholding tax as well as the incremental taxes on such payments. This resulted in the recognition of a one-time cash compensation expense of $8.1 million in the six months ended June 30, 2008, the net tax benefit of $2,205 which was recorded through additional paid in capital.

        The fair value of the stock options and restricted stock granted for the six months ended June 30, 2007 and 2008 was estimated on the date of the grants using the Black-Scholes option pricing model. For the year ended December 31, 2007, a risk-free interest rate of 3.6% to 5.0%, an expected option term of 6.0 to 6.4 years, a dividend yield of 0% and volatility factor of 40.4% to 46.1% each were used in the model for the stock options. For the six months ended June 30, 2008, a risk-free interest rate of

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 30, 2008, AND FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2008

(UNAUDITED)

(In thousands except for share and per share data unless otherwise noted)

9. STOCKHOLDERS' EQUITY (Continued)

2.9%, an expected option term of 6.4 years, a dividend yield of 0% and volatility factor of 40.8% each were used in the model for the stock options.

        The expected life represents the period that the Company's stock based compensation awards are expected to be outstanding. The Company utilizes the simplified method provided in Staff Accounting Bulletin No. 107 ("SAB No. 107") which averages an award's weighted average vesting period and contractual term for "plain vanilla" share options. Under SAB No. 107, options are considered to be "plain vanilla" if they have the following basic characteristics: granted "at the money"; the exercise is conditioned upon service through the vesting period; termination of service prior to vesting results in forfeiture; limited exercise period following termination of service; and options are non-transferable. The Company believes that all options issued during the six months ended June 30, 2007 and 2008 qualified for the "plain vanilla" method. The expected volatility was estimated by analyzing the historic volatility of comparable publicly traded companies. In determining volatility, the Company used an estimate based on comparisons to other similar companies rather that use the minimum value method. No dividend payouts were assumed as the Company has not historically paid, and is not anticipated to pay dividends going forward. The risk free rate of return reflects the weighted average interest rate offered for zero coupon treasury bonds over the expected term of the options. The fair market value used was based upon an appraisal.

        For the six months ended June 30, 2007, the Company recorded non-cash stock compensation expense of $99 and $377 for the stock options and restricted stock, respectively. For the six months ended June 30, 2008 the Company recorded non-cash stock compensation expense of $1,238 and $330 for the stock options and restricted stock, respectively.

        At June 30, 2008, there were approximately $10,075 and $1,811 of unearned non-cash stock-based compensation that the Company expects to record as expense for the stock options and restricted stock, respectively. Compensation expense is recorded on a straight-line basis over the requisite service period of 2.8 to 4.8 years and 2.8 years for the stock options and restricted stock, respectively.

        A summary of stock option activity under the Plan as of June 30, 2008, and changes during the six months ended June 30, 2008, is presented below:

	Amount	Weighted Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding—January 1, 2008	2,739,500	$9.00
Granted	100,000	11.36
Exercised	(5,000)	1.92
Cancelled	(11,000)	1.92

Outstanding—June 30, 2008	2,823,500	$9.11	8.74	$25,722

Exercisable—June 30, 2008	515,406	$6.14	8.12	$3,165

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 30, 2008, AND FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2008

(UNAUDITED)

(In thousands except for share and per share data unless otherwise noted)

9. STOCKHOLDERS' EQUITY (Continued)

        As of June 30, 2008, the Company expects all unvested stock options to vest.

        The weighted-average grant-date fair value of options granted during the six months ended June 30, 2008 was $11.36. The total intrinsic value of options exercised during the six month ended June 30, 2008 was $10.

        A summary of restricted stock activity under the Plan as of June 30, 2008, and changes during the six months ended June 30, 2008, is presented below:

	Six Months Ended June 30, 2008
	Amount	Weighted Average Grant Value
Outstanding—January 1, 2008	835,100	$1.92
Granted	1,058,650	1.92
Cancellations	(178,750)	1.92

Outstanding—June 30, 2008	1,715,000	$1.92

        As of June 30, 2008, the Company expects all unvested restricted stock to vest.

        A summary of the status of the Company's nonvested restricted shares as of June 30, 2008, and changes during the six months ended June 30, 2008, is presented below:

	Amount	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2008	297,700	$1.92
Granted	1,058,650	1.92
Vested	(234,203)	1.92
Cancelled	(178,750)	1.92

Nonvested at June 30, 2008	943,397	$1.92

        The total fair value of shares vested during the six months ended June 30, 2007 and 2008 was $823 and $450, respectively.

10. EARNINGS PER SHARE

        The Company follows SFAS No. 128 Earnings Per Share ("SFAS 128") in calculating earnings per share. Basic earnings per share are computed by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding and is computed using the two class method as the Series A Preferred is considered a participating security under SFAS 128 because they are entitled to share equally in dividends. Diluted earnings per share is computed by

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 30, 2008, AND FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2008

(UNAUDITED)

(In thousands except for share and per share data unless otherwise noted)

10. EARNINGS PER SHARE (Continued)

dividing net income attributable to common stockholders by the diluted weighted average number of common shares outstanding. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised, vested or converted into common stock excluding anti-dilutive shares.

        In computing earnings per share for the six months ended June 30, 2007 and 2008, a reconciliation of basic and diluted number of common shares outstanding is as follows:

	Six months Ended June 30,
	2007	2008
Basic number of weighted average common shares outstanding	4,735,985	5,021,103
Effect of dilutive securities:
Stock Options	500,336	735,710
Restricted Stock	1,463,422	885,445

Diluted number of weighted average common shares outstanding	6,699,743	6,642,258

        The weighted average shares outstanding for Series A Preferred basic and diluted basis are the same as there are no dilutive preferred securities.

11. SEGMENT REPORTING

Operating Segments

        The Company follows SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Based on the Company's integration and management strategies, the Company leverages common development, support and client coverage teams to create, produce and license financial and commodity trading applications to various types of organizations worldwide. On this basis, the Company has determined that it operates in a single business segment.

OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF JUNE 30, 2008, AND FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2008

(UNAUDITED)

(In thousands except for share and per share data unless otherwise noted)

11. SEGMENT REPORTING (Continued)

Geographic Information

        The following table summarizes revenue for the six months ended June 30, 2007 and 2008 on a percentage basis:

	Six Months Ended June 30,
	2007	2008
Americas	53%	45%
EMEA (Europe, Middle East and Africa)(1)	45%	52%
Asia and Australia	2%	3%

	100%	100%

    (1)
    For the six months ended June 30, 2007 and 2008, EMEA revenue includes revenue attributable to the United Kingdom of 26% and 27%, respectively, and Germany of 13% and 17%, respectively.

        The Company attributes revenue to an individual country based upon location of the office responsible for the customer relationship. Substantially all of the Company's long-lived assets are located in the United States.

12. RELATED-PARTY TRANSACTIONS

        During the six months ended June 30, 2008 key management paid back approximately $903 that was loaned for payroll taxes associated with restricted stock grants.

*    *    *    *    *    *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance.

        The expenses in connection with the registration of the shares of common stock covered by this prospectus are set forth in the following table. All amounts except the SEC registration fee and the FINRA filing fee are estimated:

Securities and Exchange Commission registration fee		$7,860
FINRA filing fee		20,500
fee		*
Printing and engraving expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer Agent fees and expenses		*
Miscellaneous		*

Total	$	*

*
To be filed by amendment.

        All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the registrant, other than underwriting discounts and selling commissions, if any.

Item 14.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify its officers, directors and other corporate agents to the extent and under the circumstances set forth therein. Our amended and restated bylaws provide that we will indemnify any person who serves or has served as an officer or director of our company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with provisions corresponding to Section 145 of the Delaware General Corporation Law. These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. In addition, our amended and restated bylaws provide that we must advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding. Our amended and restated bylaws also authorize us to indemnify any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

        Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article                        of our amended and restated certificate of incorporation eliminates the personal liability of a director to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

  •
  for any transaction from which the director derived an improper personal benefit.

        The above discussion of Section 145 of the Delaware General Corporation Law and of our amended and restated certificate of incorporation and amended and restated bylaws is not intended to be exhaustive and is respectively qualified in its entirety by Section 145 of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws.

        As permitted by Section 145 of the Delaware General Corporation Law, we carry primary and excess insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under the policies, the insurer, on our behalf, may also pay amounts for which we granted indemnification to our directors and officers.

        In addition, the underwriting agreement to be filed as Exhibit 1.1 to this Registration Statement provides that the underwriters will indemnify us and our executive officers and directors for certain liabilities, including liabilities arising under the Securities Act, or otherwise.

        In addition to our indemnification obligations contained in our amended and restated certificate of incorporation and amended and restated bylaws, our employment agreement with Kevin J. Hesselbirg provides for indemnification for any and all damages, liabilities, losses, claims, judgments, taxes, fines, penalties, reasonable costs and expenses (including reasonable fees of counsel) whether or not arising out of third party claims and including all reasonable amounts paid in investigation, defense or settlement of the foregoing that may be sustained or suffered by Mr. Hesselbirg based upon or arising out of any lease or other agreement of any kind entered into by Mr. Hesselbirg for the benefit of the company.

        Prior to this offering, we intend to enter into agreements to indemnify our directors and executive officers that may, in certain cases, be broader than the specific indemnification provisions contained in our amended and restated certificate of incorporation and amended and restated by-laws. The indemnification agreements may require us, among other things, to indemnify such directors or executive officers against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the company and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Item 15.    Recent Sales of Unregistered Securities.

        During the three year period preceding the date of the filing of this registration statement, we have issued securities in the transactions described below without registration under the Securities Act. These securities were offered and sold by us in reliance upon exemptions from the registration requirements provided by Section 4(2) of the Securities Act, Regulation D under the Securities Act as transactions by an issuer not involving a public offering or Rule 701 under the Securities Act as transactions pursuant to written compensatory benefit plans and contracts relating to compensation with our employees. The recipients of securities acquired pursuant to an exemption from registration provided by Regulation D under the Securities Act were accredited investors.

        No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting the transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

  •
  On January 27, 2006, in connection with the recapitalization transaction, under our 1995 Stock Option Plan, which has since been terminated, we issued an aggregate of 1,126,075 shares of our common stock upon the exercise of options by employees or affiliated trusts.

  •
  On February 1, 2006, in the merger forming part of the recapitalization transaction, we issued 11,251,003 shares of our Series A redeemable convertible preferred stock to TA IX L.P. , 4,500,401 shares of our Series A redeemable convertible preferred stock to TA Atlantic and Pacific L.P., 230,364 shares of our Series A redeemable convertible preferred stock to TA Strategic Partners Fund A L.P., 41,347 shares of our Series A redeemable convertible preferred stock to TA Strategic Partners Fund B L.P. and 210,019 shares of our Series A redeemable convertible preferred stock to TA Investors II L.P. in respect of the same number of shares of OLF Acquisition Corp. Series A redeemable convertible preferred stock, which these funds acquired for an aggregate purchase price of $45.0 million in connection with the recapitalization.

  •
  On February 1, 2006, in the merger forming part of the recapitalization transaction, we issued one share of our common stock to TA Investors II L.P. in respect of one share of OLF Acquisition Corp. common stock, which TA Investors II LP purchased for $0.01 in connection with the recapitalization.

  •
  On February 1, 2006, in the merger forming part of the recapitalization transaction, we issued $19,607,843.14 in aggregate principal amount of our 12% Senior Subordinated Notes due December 31, 2011 to TA Subordinated Debt Fund, L.P. and $392,156.86 in aggregate principal amount of our 12% Senior Subordinated Notes due December 31, 2011 to TA Investors II L.P.

  •
  On February 1, 2006, in connection with the recapitalization transaction, we issued an aggregate of 615,152 shares of our common stock upon the exercise of options by employees or affiliated trusts.

  •
  On February 1, 2006, in the merger forming part of the recapitalization transaction, 3,808,500 shares of OLF Acquisition Corp. common stock held by Mr. Fung were converted into the same number of shares of our common stock. Mr. Fung had acquired, on February 1, 2006, the 3,808,500 shares of OLF Acquisition Corp. common stock by contributing 15,234,000 shares of our common stock to OLF Acquisition Corp. in exchange for, per share, $3.95 in cash and 0.25 of a share of OLF Acquisition Corp. common stock.

  •
  On June 28, 2007, upon the conversion of our 12% Senior Subordinated Notes due December 31, 2011, we issued $19,607,843.14 in aggregate principal amount of our 12% senior subordinated notes due December 31, 2011 and warrants to purchase 937,032 shares of our common stock to TA Subordinated Debt Fund, L.P. and $392,156.86 in aggregate principal amount of our 12% senior subordinated notes due December 31, 2011 and warrants to purchase 18,741 shares of our common stock to TA Investors II L.P.

  •
  On January 31, 2008, upon the exercise of warrants, we issued 937,032 shares of our common stock to TA Subordinated Debt Fund, L.P. and 18,741 shares of our common stock to TA Investors II L.P., for $9,370 and $187, respectively.

Since March 31, 2005, we issued, under our 2006 Stock Option and Grant Plan, an aggregate of 2,937,500 options to purchase shares of our common stock to certain of our employees and non-employee directors at exercise prices ranging from $1.92 to $11.36. Since March 31, 2005, under our 2006 Stock Option and Grant Plan we have issued 20,000 shares of our common stock pursuant to the exercise of stock options for an aggregate consideration of $36,300.

Since March 31, 2005, we also issued, under our 2006 Stock Option and Grant Plan, an aggregate of 1,835,000 shares of restricted and unrestricted common stock to certain of our employees, in each case for consideration of $0.001 per share.

Item 16.    Exhibits and Financial Statement Schedules.

(a)    Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement**
2.1	Major Stockholder Contribution and Exchange Agreement, dated as of February 1, 2006, by and among OLF Acquisition Corp., Coleman Fung and the investors named therein*
2.2
Contribution and Exchange Agreement, dated as of February 1, 2006, by and among OLF Acquisition Corp., and Robert Kalish, Kevin Hesselbirg, Kenneth Knowles, Jonathan Stochel, Mike Gallagher, Richard Grossi, Gary Koche, Jim Leeds, Rich Gold, Randal Parsons, Philip Wang, Jean Claude Riss, Wolfgang Ferse, John D'Aleo, Matthew Frye, Tara Newman, Martin Taylor, Ian Comley, Song Golden Dragon Limited Partnership, Yunho Song and Suzanne Song, and Fung Family Trust, as holders of shares of common stock*
3.1	Amended and Restated Certificate of Incorporation (as currently in effect)*
3.2	Form of Amended and Restated Certificate of Incorporation (to be effective upon closing of the offering)**
3.3	Amended and Restated By-laws (as currently in effect)*
3.4	Form of Amended and Restated By-laws (to be effective upon closing of the offering)**
4.1	Specimen Common Stock Certificate**
4.2
Senior Subordinated Convertible Note (including form of senior subordinated note and form of common stock purchase warrant) in favor of TA Subordinated Debt Fund, L.P. and Senior Subordinated Convertible Note (including form of senior subordinated note and form of common stock purchase warrant) in favor of TA Investors II L.P.*
4.3	Subordinated Convertible Note Purchase Agreement, dated as of February 1, 2006, by and among Open Link Financial, Inc. and the noteholders named therein*
4.4	Warrant held by TA Subordinated Debt Fund, L.P. and Warrant held by TA Investors II L.P.*
5.1	Opinion of Morgan, Lewis & Bockius LLP**
10.1
Revolving Credit and Term Loan Agreement, dated as of February 1, 2006, between Open Link Financial, Inc. and Bank of America, N.A., Amendment No. 1, dated as of September 30, 2006 and Amendment No. 2, dated as of June 28, 2007*
10.2	Subordinated Note and Intercreditor Agreement, dated as of February 1, 2006, by and among Open Link Financial, Inc., Bank of America, N.A. and the subordinated noteholders signatory thereto*
10.3	Stockholders Agreement, dated as of February 1, 2006, by and among Open Link Financial, Inc., the management stockholders named therein and the investors named therein*
10.4	Registration Rights Agreement, dated as of February 1, 2006, between Open Link Financial, Inc. and the stockholders named therein*
10.5	Stock Restriction Agreement, dated as of February 1, 2006, by and among Open Link Financial, Inc., the stockholders named therein and the investors named therein*

10.6	Employment Agreement, entered into as of February 1, 2006, between Open Link Financial, Inc. and Coleman Fung, as amended as of January 1, 2008*
10.7	Employment Agreement, entered into as of February 1, 2006, between Open Link Financial, Inc. and Kevin J. Hesselbirg, as amended as of January 1, 2008*
10.8	Employment Agreement, entered into as of March 19, 2008, between Open Link Financial, Inc. and Paul A. Valenti*
10.9	2006 Stock Option and Grant Plan and Amendment to 2006 Stock Option and Grant Plan, dated July 16, 2007*
10.10	Retention Bonus Plan*
10.11	Form of Option Termination Agreement*
10.12	Form of Option Termination and Stay Bonus Agreement*
10.13	Form of Restricted Stock Agreement under the Open Link Financial, Inc. 2006 Stock Option and Grant Plan*
10.14	Form of Restricted Stock Agreement for Non-Employee Directors under the Open Link Financial, Inc. 2006 Stock Option and Grant Plan*
10.15	Form of Incentive Stock Option Agreement under the Open Link Financial, Inc. 2006 Stock Option and Grant Plan*
10.16	Form of Non-Qualified Stock Option Agreement under the Open Link Financial, Inc. 2006 Stock Option and Grant Plan*
10.17	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors under the Open Link Financial, Inc. 2006 Stock Option and Grant Plan*
10.18	Form of Management Rights Letter, dated as of February 1, 2006*
10.19	Form of Notice of Exercise of Stock Option, Form of Promissory Note and Form of Pledge Agreement, each in respect of stock option exercises in connection with the February 1, 2006 recapitalization*
10.20	Separation Agreement, dated September 27, 2007, by and between Thomas Gros and Open Link Financial, Inc.*
10.21	Executive Director Contract for Services with Dr. Markus Seiser*
10.22	Form of Restricted Stock Cancellation Agreement*
10.23	Galaxy Lease for executive offices dated February 20, 2004*
10.24	Form of Restricted Stock Agreement for Senior Management*
21.1	Subsidiaries*
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)**
24.1	Power of Attorney (included on signature page to the Registration Statement)

*
Previously filed.

**
To be filed by amendment.

(b)
All schedules have been omitted because the information required to be presented in them are not applicable or is shown in the financial statements or related notes.

Item 17.    Undertakings.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The Registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 7th day of August, 2008.

OPEN LINK FINANCIAL, INC.
By:	/s/ KEVIN J. HESSELBIRG Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 7th day of August, 2008.

Signature	Title

* Coleman Fung	Executive Chairman of the Board of Directors
/s/ KEVIN J. HESSELBIRG Kevin J. Hesselbirg	Chief Executive Officer and Director (Principal Executive Officer)
/s/ PAUL A. VALENTI Paul A. Valenti	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Kurt R. Jaggers	Director
* Jonathan W. Meeks	Director
* Timothy Yates	Director
*By:	/s/ PAUL A. VALENTI Title: Attorney-in-Fact

Exhibit Index

Exhibit Number	Description
1.1	Form of Underwriting Agreement**
2.1	Major Stockholder Contribution and Exchange Agreement, dated as of February 1, 2006, by and among OLF Acquisition Corp., Coleman Fung and the investors named therein*
2.2
Contribution and Exchange Agreement, dated as of February 1, 2006, by and among OLF Acquisition Corp., and Robert Kalish, Kevin Hesselbirg, Kenneth Knowles, Jonathan Stochel, Mike Gallagher, Richard Grossi, Gary Koche, Jim Leeds, Rich Gold, Randal Parsons, Philip Wang, Jean Claude Riss, Wolfgang Ferse, John D'Aleo, Matthew Frye, Tara Newman, Martin Taylor, Ian Comley, Song Golden Dragon Limited Partnership, Yunho Song and Suzanne Song, and Fung Family Trust, as holders of shares of common stock*
3.1	Amended and Restated Certificate of Incorporation (as currently in effect)*
3.2	Form of Amended and Restated Certificate of Incorporation (to be effective upon closing of the offering)**
3.3	Amended and Restated By-laws (as currently in effect)*
3.4	Form of Amended and Restated By-laws (to be effective upon closing of the offering)**
4.1	Specimen Common Stock Certificate**
4.2
Senior Subordinated Convertible Note (including form of senior subordinated note and form of common stock purchase warrants) in favor of TA Subordinated Debt Fund, L.P. and Senior Subordinated Convertible Note (including form of senior subordinated note and form of common stock purchase warrants) in favor of TA Investors II L.P.*
4.3	Subordinated Convertible Note Purchase Agreement, dated as of February 1, 2006, by and among Open Link Financial, Inc. and the noteholders named therein*
4.4	Warrant held by TA Subordinated Debt Fund, L.P. and Warrant held by TA Investors II L.P.*
5.1	Opinion of Morgan, Lewis & Bockius LLP**
10.1
Revolving Credit and Term Loan Agreement, dated as of February 1, 2006, between Open Link Financial, Inc. and Bank of America, N.A., Amendment No. 1, dated as of September 30, 2006 and Amendment No. 2, dated as of June 28, 2007*
10.2	Subordinated Note and Intercreditor Agreement, dated as of February 1, 2006, by and among Open Link Financial, Inc., Bank of America, N.A. and the subordinated noteholders signatory thereto*
10.3	Stockholders Agreement, dated as of February 1, 2006, by and among Open Link Financial, Inc., the management stockholders named therein and the investors named therein*
10.4	Registration Rights Agreement, dated as of February 1, 2006, between Open Link Financial, Inc. and the stockholders named therein*
10.5	Stock Restriction Agreement, dated as of February 1, 2006, by and among Open Link Financial, Inc., the stockholders named therein and the investors named therein*
10.6	Employment Agreement, entered into as of February 1, 2006, between Open Link Financial, Inc. and Coleman Fung, as amended as of January 1, 2008*
10.7	Employment Agreement, entered into as of February 1, 2006, between Open Link Financial, Inc. and Kevin J. Hesselbirg, as amended as of January 1, 2008*

10.8	Employment Agreement, entered into as of March 19, 2008, between Open Link Financial, Inc. and Paul A. Valenti*
10.9	2006 Stock Option and Grant Plan and Amendment to 2006 Stock Option and Grant Plan, dated July 16, 2007*
10.10	Retention Bonus Plan*
10.11	Form of Option Termination Agreement*
10.12	Form of Option Termination and Stay Bonus Agreement*
10.13	Form of Restricted Stock Agreement under the Open Link Financial, Inc. 2006 Stock Option and Grant Plan*
10.14	Form of Restricted Stock Agreement for Non-Employee Directors under the Open Link Financial, Inc. 2006 Stock Option and Grant Plan*
10.15	Form of Incentive Stock Option Agreement under the Open Link Financial, Inc. 2006 Stock Option and Grant Plan*
10.16	Form of Non-Qualified Stock Option Agreement under the Open Link Financial, Inc. 2006 Stock Option and Grant Plan*
10.17	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors under the Open Link Financial, Inc. 2006 Stock Option and Grant Plan*
10.18	Form of Management Rights Letter, dated as of February 1, 2006*
10.19	Form of Notice of Exercise of Stock Option, Form of Promissory Note and Form of Pledge Agreement, each in respect of stock option exercises in connection with the February 1, 2006 recapitalization*
10.20	Separation Agreement, dated September 27, 2007, by and between Thomas Gros and Open Link Financial, Inc.*
10.21	Executive Director Contract for Services with Dr. Markus Seiser*
10.22	Form of Restricted Stock Cancellation Agreement*
10.23	Galaxy Lease for executive offices dated February 20, 2004*
10.24	Form of Restricted Stock Agreement for Senior Management*
21.1	Subsidiaries*
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)**
24.1	Power of Attorney (included on signature page to the Registration Statement)

*
Previously filed.

**
To be filed by amendment.

QuickLinks

TABLE OF CONTENTS
Dealer Prospectus Delivery Obligation
PROSPECTUS SUMMARY
Our Business
Industry Overview
Our Software Solutions
Our Competitive Strengths
Our Growth Strategy
Risks That We Face
Company Information
The Offering
Summary Consolidated Financial Information and Other Data
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Director Compensation for the Year Ended December 31, 2007
2007 Summary Compensation Table
2007 Outstanding Equity Awards at Fiscal Year End
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF CERTAIN INDEBTEDNESS
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDUSTRY AND MARKET DATA
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007 (In thousands, except share data)
OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006 (PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR) (In thousands, except share and per share data)
OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEAR ENDED DECEMBER 31, 2005 (PREDECESSOR) AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006 (AS RESTATED SEE NOTE 17) (In thousands, except share data)
OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 (SUCCESSOR) (AS RESTATED SEE NOTE 17) AND FOR THE YEAR ENDED DECEMBER 31, 2007 (In thousands, except share data)
OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006 (PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR) (In thousands)
OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2006 AND DECEMBER 31, 2007, AND THE YEAR ENDED DECEMBER 31, 2005, AND FOR THE PERIOD JANUARY 1, 2006 TO JANUARY 31, 2006 (PREDECESSOR), AND FOR THE PERIOD FEBRUARY 1, 2006 TO DECEMBER 31, 2006 AND FOR THE YEAR ENDED DECEMBER 31, 2007 (SUCCESSOR) (In thousands except for share and per share data, unless otherwise noted)
OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2008 (UNAUDITED) (In thousands, except share amounts)
OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2008 (UNAUDITED) (In thousands, except per share amounts)
OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2008 (UNAUDITED) (In thousands)
OPEN LINK FINANCIAL, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2008, AND FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2008 (UNAUDITED) (In thousands except for share and per share data unless otherwise noted)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance .
  Item 14. Indemnification of Directors and Officers .
  Item 15. Recent Sales of Unregistered Securities .
  Item 16. Exhibits and Financial Statement Schedules .
  Item 17. Undertakings .
SIGNATURES
Exhibit Index